Exhibit 10(b)

EXECUTION VERSION

AGREEMENT

AND

PLAN OF MERGER

By and among

NEXTERA ENERGY, INC.,

EFH MERGER CO., LLC,

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC,

and

ENERGY FUTURE HOLDINGS CORP.

Dated as of July 29, 2016

Exhibits

Exhibit A	Plan of Reorganization
Exhibit B	Offer
Exhibit C	IPO Conversion Plan
Exhibit D	Asbestos Escrow Agreement
Exhibit E	Key Regulatory Terms
Exhibit F	Form of Amended and Restated Split Participant Agreement
Exhibit G	Form of Tax Matters Agreement
Exhibit H	Form of Transition Services Agreement
Exhibit I	Private Letter Ruling and Tax Opinions
Exhibit J	Form of Separation Agreement
Exhibit K	Form of Oncor Letter Agreement

TABLE OF DEFINED TERMS

(with page reference)

Acceptable Confidentiality Agreement	69
Accessible Account Deposit	15
Acquisition Proposal	69
Adjusted Company Cash Amount	19
Affiliate	26
Agreement	9
Applicable Date	33
Applications	71
Approval Order	95
Asbestos Account	17
Asbestos Escrow Agreement	17
Assumed Pension Plan	38
Audit Procedures	19
Auditor	19
Auditor Cash Report	19
Bankruptcy and Equity Exception	50
Bankruptcy Code	9
Bankruptcy Court	9
Benefit Plans	37
Book-Entry Shares	20
Burdensome Condition(s)	75
Business Day	14
Cash and Cash Equivalents	18
CBA	46
Certificate	20
Certificates of Merger	15
Chapter 11 Cases	9
Class A Merger Consideration	20
Class A Share	20
Class A Stock Consideration	18
Class B Merger Consideration	20
Class B Share	20
Class B Stock Consideration	18
Closing	14
Closing Date	14

Closing Date Transactions	14
Closing Statement	18
Code	10
Common Shares Trust	24
Company	9
Company Acquisition Agreement	67
Company Approvals	31
Company Board	30
Company Disclosure Letter	26
Company Material Adverse Effect	27
Company Material Contract	49
Company Notice	67
Company Reports	33
Confidentiality Agreements	110
Contract	32
Contributed Plan	37
control	27
D&O Insurance	81
Debt Financing	92
Debtors	9
Designated Officer	39
DIP and Second Lien Note Repayments	16
DIP Facility	16
DIP Repayment	14
Discharged Plan	37
DiscOp OPEB Liabilities	78
DiscOp OPEB Participants	78
DLLCA	13
Drag-Along Rights	12
Early Financing Date	94
EFCH	26
Effective Time	15
EFH Class A Issuance	12
EFH Class B Issuance	12
EFH Common Stock	29

EFH Confirmation Order	95
EFH Contribution	10
EFH Corporate Services	10
EFH Retirement Plan	38
EFH Stakeholders	13
EFIH	9
EFIH Subsidiary Stakeholders	13
Emergence Fees	17
Emergence Payments	17
Employees	37
Enforcement Action	88
Environment	41
Environmental Claim	42
Environmental Law	42
Environmental Permits	41
Equity Financing	92
ERCOT	27
ERCOT Protocols	48
ERISA	37
ERISA Affiliate	38
ERISA Event	38
ERISA Plan	37
E-Side Debtors	9
Estimated Company Cash Amount	18
Excess Shares	23
Exchange Act	31
Exchange Agent	21
Exchange Fund	21
Fair Market Value	18
FCC	29
FCC Approval	31
FCC/FERC Applications	71
Federal Power Act	31
FERC	29
FERC Approval	31
Filing Subsidiaries	25
Financing	92
Form S-4	53

GAAP	28
Governmental Entity	31
Hazardous Substance	42
HSR Act	31
HSR Filing	71
Initial IRS Submissions	84
Initial Ruling Request	84
Initial Termination Date	102
Insurance Policies	47
Intellectual Property	47
Intended Tax-Free Treatment	84
Investor Rights Agreement	12
IPO Conversion Plan	12
IPO Conversion Plan Notice	91
IRS	37
Issuances	12
IT Assets	47
Key Regulatory Terms	72
Knowledge	36
Laws	40
Licenses	40
Lien	30
LLC Agreement	20
Merger	13
Merger Consideration	20
Merger Sub	9
Merger Sub Cash Amount	15
Minority Interest	12
Minority Interest Acquisition	12
Money Laundering Laws	51
Multiemployer Plan	38
NERC	48
New DiscOp OPEB Plan	78
New Holdco	10
Non-Oncor Employee	79
NYSE	18
Offer	12
Oncor	12

Oncor Agreements	50
Oncor Employee	79
Oncor Entities	26
Oncor Holdings	26
Oncor Holdings LLC Agreement	50
Oncor Letter Agreement	13
Oncor LLC Agreements	50
Oncor Management	12
Parent	9
Parent Approvals	53
Parent Common Stock	17
Parent Disclosure Letter	51
Parent Material Adverse Effect	56
Parent Reports	54
Pension Plan	37
Person	14
Plan of Reorganization	9
Plan Support Agreement	9
Post-Closing Audit	19
Preferred Stock Entity	10
Preferred Stock Sale	11
Prior PUCT Order	50
Private Letter Ruling	84
PUCT	28
PUCT Approval	31
PUCT Filing	71
PUHCA	59
Release	42
Remedial Action	42
Reorganized EFH Class A Common Stock	12
Reorganized EFH Class B Common Stock	12
Reorganized EFH Common Stock	12
Reorganized TCEH	10
Reorganized TCEH Contributions	10
Reorganized TCEH Conversion	11
Reorganized TCEH Spin-Off	10
Representatives	65

Retained Subsidiaries	11
RTOs	27
Sarbanes-Oxley Act	33
SEC	32
Second Lien Note Repayment	16
Securities Act	32
Separation Agreement	86
Shares	20
Spin-Off Entities	10
Split Participant Agreement	79
Split Participant Service	79
Stakeholders	13
Stock Consideration	18
Subsidiary	26
Successful Outcome	89
Superior Proposal	70
Supplemental IRS Submissions	85
Supplemental Ruling Request	85
Supplemental Rulings	85
Surviving Company	14
Tax	45
Tax Matters Agreement	86
Tax Return	45
Taxes	45
TBOC	13
TCEH	10
TCEH Contribution	10
TCEH Effective Date	10
TCEH Entities	51
TCEH Finance	10
TCEH Released Claims	83
TCEH Released Persons	83
Termination Date	102
Termination Fee	106
TRA	10
TRA Rights	10
Transition Services Agreement	86
TRE	27

TTI	12
U.S.	25
Vermont Insurance Approval	31

WARN Act	46
wholly owned Subsidiary	30

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as hereinafter amended, modified or changed from time to time in accordance with the terms hereof, this “Agreement”), dated as of July 29, 2016, is by and among Energy Future Holdings Corp., a Texas corporation (the “Company”), Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), NextEra Energy, Inc., a Florida corporation (“Parent”), and EFH Merger Co., LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, on April 29, 2014, the Company and certain entities in which it, directly or indirectly, holds an equity interest, including TCEH and EFCH (each as defined below) and their respective Subsidiaries (as defined below) (collectively, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are currently pending before the Honorable Christopher S. Sontchi and jointly administered for procedural purposes only under Case No. 14-10979, and any proceedings relating thereto (collectively, the “Chapter 11 Cases”);

WHEREAS, the Debtors continue to operate their respective businesses as debtors-in-possession under Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Company, EFIH, Parent and the other parties thereto, entered into the Plan Support Agreement dated as of the date hereof (the “Plan Support Agreement”), pursuant to which each of the parties thereto has agreed, among other things, to support the Plan of Reorganization (as defined below);

WHEREAS, under the Plan of Reorganization (as defined below), prior to the Effective Time (as defined below), the EFH Debtors and EFIH Debtors (as such terms are defined in the Plan of Reorganization) (collectively, the “E-Side Debtors”), on the one hand, and the TCEH Debtors (as such term is defined in the Plan of Reorganization), on the other, will have been separated from common ownership under the Company, subject to the terms of this Agreement and the Plan of Reorganization;

WHEREAS, subject to approval of this Agreement by the Bankruptcy Court, the Company, EFIH, Parent and Merger Sub have determined to engage in a strategic business combination as more fully set forth below;

WHEREAS, the Debtors will file an amended Chapter 11 plan of reorganization, as provided in the Plan Support Agreement and attached hereto as Exhibit A (as such plan may be further amended, modified or changed from time to time in accordance with the terms and conditions thereof and the Plan Support Agreement, the “Plan of Reorganization”);

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WHEREAS, under the Plan of Reorganization, on or before the TCEH Effective Date (as defined below), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company and a wholly owned, indirect subsidiary of the Company (“TCEH”), and the other TCEH Debtors, together with certain other direct and indirect Subsidiaries of the Company identified in the Plan of Reorganization, shall be restructured in a transaction intended to qualify as a reorganization under Section 368(a)(1)(G) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and a taxable transfer of certain assets to a separate subsidiary of Reorganized TCEH (the “Preferred Stock Entity”) in the Preferred Stock Sale (as defined below) (the steps in this clause, collectively, the “Reorganized TCEH Spin-Off”).

WHEREAS, TCEH formed a new wholly-owned subsidiary, TEX Energy LLC (“Reorganized TCEH”), that (a) will be treated as disregarded from the Company for U.S. federal income tax purposes until the date on which the Reorganized TCEH Spin-Off is consummated (the “TCEH Effective Date”) and (b) will be the “controlled corporation” in connection with the Reorganized TCEH Spin-Off. New Holdco (as defined below) will be treated as disregarded from the Company for U.S. federal income tax purposes until the TCEH Effective Date, pursuant to which certain assets of TCEH and the Company will be transferred to New Holdco in connection with the Preferred Stock Sale.

WHEREAS, on the TCEH Effective Date, all claims against the TCEH Debtors, except for liabilities assumed by Reorganized TCEH or a subsidiary thereof pursuant to the Plan of Reorganization, will be cancelled in connection with the Reorganized TCEH Spin-Off.

WHEREAS, (a) TCEH will transfer all of TCEH’s interests in its Subsidiaries (excluding the stock of TCEH Finance, Inc., a Delaware corporation (“TCEH Finance”)) to Reorganized TCEH (the “TCEH Contribution”); and (b) the EFH Debtors will transfer to Reorganized TCEH the equity interests in EFH Corporate Services Company (“EFH Corporate Services”), EFH Properties Company and the other Subsidiaries of EFH specified in the Plan of Reorganization and the Separation Agreement (as defined below), and will also contribute certain other assets and liabilities related to the TCEH Debtors’ operations, all as provided in the Plan of Reorganization and the Separation Agreement (as defined below) (such entities, together with TCEH and Reorganized TCEH and their respective Subsidiaries, the “Spin-Off Entities”, and such contributions by the EFH Debtors, collectively, the “EFH Contribution”, and the EFH Contribution, together with the TCEH Contribution, the “Reorganized TCEH Contributions”). In exchange for the Reorganized TCEH Contributions, TCEH shall receive (a) all of the equity interests of Reorganized TCEH, (b) the net cash proceeds of the new Reorganized TCEH debt issued for cash or, if not issued for cash, the Reorganized TCEH debt as take-back paper (if any), (c) the right to receive payments under a tax receivables agreement, if any (such agreement, the “TRA”, and such rights, the “TRA Rights”), and (d) the right to receive the net cash proceeds of the Preferred Stock Sale.

WHEREAS, immediately following the Reorganized TCEH Contribution but before the Reorganized TCEH Conversion (defined below), (a) Reorganized TCEH will contribute the equity in certain of its subsidiaries (potentially including one or more entities contributed to Reorganized TCEH in the EFH Contribution) or, potentially, certain assets or joint interests in certain assets, to an entity formed before the TCEH Effective Date that will elect to be treated as a corporation immediately following the TCEH Contribution but before the Reorganized TCEH Conversion (“New Holdco”) in exchange for all of the equity interests of New Holdco, including any common stock and preferred stock issued by New Holdco; and (b) immediately thereafter,

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and pursuant to a prearranged and binding agreement, Reorganized TCEH will sell all of the preferred stock of New Holdco authorized to be issued by New Holdco to one or more third party investors in exchange for cash, and Reorganized TCEH will thereafter distribute the cash consideration attributable thereto to TCEH (the “Preferred Stock Sale”).

WHEREAS, immediately after the Preferred Stock Sale, Reorganized TCEH will convert to a Delaware corporation pursuant to applicable Law (as defined below) (the “Reorganized TCEH Conversion”);

WHEREAS, immediately following the Reorganized TCEH Conversion and as a condition to effectiveness of the Plan of Reorganization with respect to the TCEH Effective Date, TCEH will distribute or cause to be distributed in the Reorganized TCEH Spin-Off (a) all of the outstanding equity interests in Reorganized TCEH, (b) the new Reorganized TCEH debt as take-back paper (or cash proceeds thereof, if any), (c) cash proceeds of the Preferred Stock Sale, and (d) the TRA Rights;

WHEREAS, pursuant to the Plan of Reorganization and as part of the EFH Contribution, the employees of EFH Corporate Services shall become the employees of Reorganized TCEH or one or more of its Subsidiaries;

WHEREAS, pursuant to the Plan of Reorganization, at the TCEH Effective Time and the Effective Time (as defined below) the Company and the reorganized Company, as the case may be, and their Subsidiaries will not have any employees other than the employees of the Oncor Entities (as defined below);

WHEREAS, on or before the Closing Date, each of EFCH, TCEH, TCEH Finance, Inc., TXU Europe Limited and its Subsidiaries and each other Subsidiary of EFH (excluding only (a) EFIH and the Oncor Entities (as defined below), (b) the Spin-Off Entities, (c) (i) LSGT Gas Company LLC, (ii) EECI, Inc., (iii) EEC Holdings, Inc., (iv) LSGT SACROC, Inc., (v) EFH Vermont Insurance Company and (ii) any other entities mutually agreed upon by Parent and the Company, the entities listed in clauses (c)(i) – (v) collectively, the “Retained Subsidiaries”) not already disposed of, wound down, or liquidated in accordance with applicable law shall be deemed dissolved without any further court or corporate action, including the filing of any documents with the Secretary of State for any state in which any such subsidiary is incorporated or any other jurisdiction; provided, however, that any entity that is included in the definition of the Spin-Off Entities that for any reason is not contributed to Reorganized TCEH shall also be deemed dissolved pursuant to the Plan of Reorganization;

WHEREAS, the respective boards of directors (or similar governing bodies) of each of the Company, EFIH, Parent and Merger Sub have, by resolutions duly adopted, declared that the transactions contemplated by this Agreement, including the Merger (as defined below), are advisable, and approved and adopted this Agreement;

WHEREAS, Parent, in its capacity as the sole member-manager of Merger Sub, has approved and adopted this Agreement and the transactions contemplated by this Agreement;

WHEREAS, contemporaneous with the execution and delivery of this Agreement, Parent and Merger Sub delivered to the Company an offer, in the form attached hereto as

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Exhibit B, to purchase all outstanding LLC Units (as defined in the Investor Rights Agreement) in Oncor held indirectly by the Company and held by each of Texas Transmission Investment LLC, a Delaware limited liability company (“TTI”), and Oncor Management Investment LLC, a Delaware limited liability company (“Oncor Management”) (the “Offer”);

WHEREAS, on or prior to the Closing Date, Parent, Merger Sub or an Affiliate of Parent may acquire all or a portion of the equity interests (the “Minority Interest”) in Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”) (a) held by TTI pursuant to the drag-along rights (the “Drag-Along Rights”) set forth in Section 3.3 of the Investor Rights Agreement, dated as of November 5, 2008 (the “Investor Rights Agreement”), among Oncor and certain of its direct and indirect equityholders, including the Company and TTI, or (b) held by TTI and/or Oncor Management, in privately negotiated transactions with TTI and/or Oncor Management (the acquisition under clause (a) or (b), the “Minority Interest Acquisition”);

WHEREAS, unless Parent, Merger Sub or an Affiliate of Parent has otherwise acquired, or entered into definitive agreements with TTI that provide for the Minority Interest Acquisition with respect to TTI’s interest in Oncor prior to or on the Closing Date (as defined below), Parent may request that the Company exercise, or cause to be exercised, the Drag-Along Rights set forth in Section 3.3 of the Investor Rights Agreement in accordance with the terms and subject to the conditions set forth herein and therein;

WHEREAS, in connection with the Merger, Parent, the Company and EFIH have formulated the plan attached hereto as Exhibit C, (as may be amended, modified or supplemented from time to time by Parent, in a manner consistent with the terms of the Investor Rights Agreement (as defined below) (the “IPO Conversion Plan”) subject to the prior written consent of the Company and EFIH (such consent not to be unreasonably withheld, conditioned or delayed)), to create and implement an IPO Conversion (as such term is defined in the Investor Rights Agreement), pursuant to which a vehicle shall be created to serve as the IPO Corporation (as defined in the Investors Rights Agreement), if Parent so elects;

WHEREAS, on the Closing Date, and after the Reorganized TCEH Spin-Off, the Company will issue one new share of Class A common stock, no par value, of the Company (the “Reorganized EFH Class A Common Stock”) to the applicable Disbursing Agent (as defined in the Plan of Reorganization) and allocated to the EFH Creditor Recovery Pool (as defined in the Plan of Reorganization) (the “EFH Class A Issuance”);

WHEREAS, on the Closing Date, and after the Reorganized TCEH Spin-Off, the Company will issue one new share of Class B common stock, no par value, of the Company (the “Reorganized EFH Class B Common Stock” and together with the Reorganized EFH Class A Common Stock, the “Reorganized EFH Common Stock”) to the applicable Disbursing Agent (as defined in the Plan of Reorganization) and allocated to EFIH Unsecured Creditor Recovery Pool (as defined in the Plan of Reorganization) (the “EFH Class B Issuance” and, together with the EFH Class A Issuance, the “Issuances”);

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WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Plan of Reorganization, the applicable provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”) and the Delaware Limited Liability Company Act (the “DLLCA”), on the Closing Date, immediately following the Issuances, but to take effect at the Effective Time, the Company shall merge with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly owned subsidiary of Parent;

WHEREAS, it is intended that, for federal income tax purposes, the Merger pursuant to the terms and conditions of this Agreement and as contemplated by the Plan of Reorganization will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) or Sections 368(a)(1)(G), 354, and 356 of the Code, and that this Agreement and the Plan of Reorganization shall constitute the adoption of a plan of reorganization within the meaning of Section 368 of the Code;

WHEREAS, on the Closing Date, following the Merger, and immediately subsequent to the DIP and Second Lien Note Repayments (as defined below), the Merger Sub Cash Amount (as defined below) shall be placed into the EFH/EFIH Distributions Account (as defined in the Plan of Reorganization) designated by the Company prior to the Closing to be distributed to the holders of claims and interests in EFIH (the “EFIH Stakeholders”) in accordance with the Plan of Reorganization;

WHEREAS, on the Closing Date, following the Issuances and immediately subsequent to the Merger, the DIP and Second Lien Note Repayments shall occur;

WHEREAS, at the Effective Time, the Reorganized EFH Common Stock shall become exchangeable for the Class A Stock Consideration (as defined below) and Class B Stock Consideration (as defined below) in accordance with this Agreement and the right to receive such cash consideration (if any) to be paid out in accordance with the Plan of Reorganization;

WHEREAS, notwithstanding the foregoing, the EFIH Stakeholders and certain holders of claims and interests in the Company (the “EFH Stakeholders” and, collectively with the EFIH Stakeholders, the “Stakeholders”) will also have the right to receive such cash consideration (if any) to be paid out in accordance with the Plan of Reorganization;

WHEREAS, Parent, Merger Sub, Oncor and Oncor Holdings (each as defined below) intend to enter into a letter agreement (the “Oncor Letter Agreement”) in favor of and enforceable by, Parent and Merger Sub, pursuant to which Oncor and Oncor Holdings are agreeing to take certain actions in furtherance of the transactions contemplated herein;

WHEREAS, the Company, EFIH, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, the transactions contemplated by this Agreement are subject to the approval of this Agreement by the Bankruptcy Court, and will be consummated pursuant to the order confirming the Plan of Reorganization to be entered in the Chapter 11 Cases.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

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ARTICLE I

Issuances; DIP and Second Lien Note Repayments; Accessible Account Deposit; Merger;

Closing; Effective Time

Section 1.1 Issuances. Upon the terms and subject to the conditions set forth herein and pursuant to the Plan of Reorganization, on the Closing Date, following the Reorganized TCEH Spin-Off, immediately prior to the Effective Time, the Company will consummate the Issuances.

Section 1.2 Merger. Upon the terms and subject to the conditions set forth herein, in accordance with the TBOC and DLLCA and pursuant to the Plan of Reorganization, at the Effective Time, immediately subsequent to the Issuances, the reorganized Company shall, and Parent shall cause Merger Sub to, effectuate the Merger pursuant to which the separate corporate existence of the reorganized Company shall thereupon cease. Merger Sub shall continue as the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of Merger Sub, with all of its and the reorganized Company’s rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.

Section 1.3 DIP Repayment. On the Closing Date, following the Issuances and immediately subsequent to the Merger, Parent shall, or shall cause an Affiliate thereof to, contribute to EFIH sufficient funds to repay all outstanding “obligations” (as defined in the DIP Facility (as defined below)) owed under the DIP Facility and any fees and expenses related to such repayment to the extent required by the terms thereof (the “DIP Repayment”) (and EFIH shall use such funds solely for such purpose). Parent or an Affiliate thereof may make the DIP Repayment in respect of the DIP Facility on behalf of EFIH directly to the lenders or an agent thereof.

Section 1.4 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing (the “Closing”) of the Issuances, the DIP and Second Lien Note Repayments, the Merger, the Accessible Account Deposit (as defined below) and the issuance of the Stock Consideration (as defined below) (collectively, the “Closing Date Transactions”), shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m. (Eastern Time) on (a) the third (3rd) Business Day (as defined below) or (b) such other date and time as mutually agreed in writing between the Company and Parent, in each case, following the day on which the last of the conditions set forth in Article VII is satisfied or waived in accordance with this Agreement (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday, or a day on which banks are required or authorized to close in New York, New York and the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined below) or other entity of any kind or nature. At the Closing, Parent, Merger Sub, reorganized EFIH and the reorganized Company shall execute and deliver all certificates, instruments and documents required to be executed and/or delivered by such Person and/or any of its Affiliates (as defined below) under this Agreement in order for the conditions to the other party’s obligations to consummate the Closing to be satisfied.

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Section 1.5 Effective Time. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the reorganized Company and Parent will cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided under Section 18-209 of the DLLCA and with the Secretary of State of the State of Texas as provided under Section 10.153 of the TBOC (the “Certificates of Merger”), and shall take all such further actions as may be required by applicable Law to make the Merger effective. The Merger shall become effective as soon as reasonably practicable after the Issuances (or at such other time as is mutually agreed to by the parties hereto in writing and specified in each of the Certificates of Merger) (such effective date and time, the “Effective Time”); and shall be immediately followed by the Accessible Account Deposit and the DIP and Second Lien Note Repayments.

Section 1.6 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Plan of Reorganization and in the applicable provisions of the DLLCA, the TBOC and other applicable Law. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the reorganized Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the reorganized Company (to the extent not assumed by Reorganized TCEH or discharged under the Plan of Reorganization) and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.7 Accessible Account Deposit.

(a) Prior to, or on, the Closing Date, Parent shall contribute to Merger Sub the Merger Sub Cash Amount (as defined below). At the Closing, (a) subject to Section 1.7(c), Merger Sub will deliver the Merger Sub Cash Amount by wire transfer of immediately available funds to the EFH Plan Administrator Board (as defined in the Plan of Reorganization), and (b) EFIH will send any cash held by EFIH as of the Closing Date, by wire transfer of immediately available funds, to the EFIH Plan Administrator Board (such deposits together with the amounts required to be deposited pursuant to Section 1.7(d) and Section 1.7(e), the “Accessible Account Deposit”), to be deposited in the EFH/EFIH Distribution Account and disbursed at the direction of the EFH Plan Administrator Board in accordance with the Plan of Reorganization. The “Merger Sub Cash Amount” shall mean $4,096,000,000; provided, that such amount shall be adjusted by the following amounts:

(i) to the extent that the Closing has not occurred by January 1, 2017, the Merger Sub Cash Amount shall be increased by 50% of daily interest expense on the DIP Facility and EFIH Second Lien Notes (as defined in the Plan of Reorganization) for each day that elapses thereafter if on such day the PUCT Approval is the only condition set forth in Article VII not satisfied or waived in accordance with this Agreement (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at the Closing);

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(ii) if the EFIH first lien debtor-in-possession financing facility (the “DIP Facility”) is refinanced prior to the Closing, and any portion of the fees, expenses and costs related thereto increase the amount required for the DIP Repayment, then the Merger Sub Cash Amount shall be decreased by 50% of the amount of such increase until such time as such decrease is equal to $25,000,000 and thereafter, 100% of the amount of such increase shall be deducted from the Merger Sub Cash Amount;

(iii) if the DIP Facility is refinanced prior to Closing and any portion of the fees, expenses and costs related thereto are paid in cash prior to the Closing such that the amount required for the DIP Repayment is not increased, then the Merger Sub Cash Amount will be increased by 50% of such paid amount, up to a $25,000,000 increase;

(iv) to the extent the amount of obligations (as defined in the DIP Facility) outstanding under the DIP Facility at the Closing exceeds $5,400,000,000 and such excess is not a result of fees, expenses or costs relating to the refinancing of the DIP Facility that increase the amount required for the DIP Repayment, then the Merger Sub Cash Amount shall be reduced by 100% of the amount of such excess;

(v) the Merger Sub Cash Amount shall be decreased by an amount sufficient to repay, in accordance with the Plan of Reorganization, all EFIH Second Lien Claims (as defined in the Plan of Reorganization) in accordance with, and to the extent provided in, Article II.B.20 of the Plan of Reorganization (the “Second Lien Note Repayment”) (the Second Lien Note Repayment and together with the DIP Repayment, the “DIP and Second Lien Note Repayments”);

(vi) solely if the Estimated Company Cash Amount (as defined below) is either $0 or a positive number less than $116,000,000, then the Merger Sub Cash Amount shall be decreased by the difference between $116,000,000 and the Estimated Company Cash Amount, or solely if the Estimated Company Cash Amount is less than $0, then the Merger Sub Cash Amount shall be decreased by $116,000,000 plus the positive expression of the amount by which the Estimated Company Cash Amount is less than $0; and

(vii) solely if the Company obtains the Asbestos Insurance Policy in accordance with Section 1.7(c), then the Merger Sub Cash Amount shall be decreased by all of the costs and expenses of acquiring the Asbestos Insurance Policy (including all premiums and brokers fees related thereto) that are not paid by the Company or EFIH at or prior to the Closing.

(b) Prior to or on the Closing Date, Parent shall deliver, by wire transfer of immediately available funds to the EFH Plan Administrator Board for deposit in the EFH/EFIH Distributions Account, an amount equal to the Second Lien Note Repayment.

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(c) On the Closing Date, $250,000,000 of the Merger Sub Cash Amount shall be set aside and such amount shall be deposited and held in a segregated, restricted account (the “Asbestos Account”), and invested and disbursed in accordance with that certain Escrow Agreement in the form attached hereto as Exhibit D (the “Asbestos Escrow Agreement”), dated as of the Closing Date, between Merger Sub and U.S. Bank National Association, and used solely to satisfy asbestos claims and related costs, including court costs, expert witness costs, attorneys’ fees, the cost to procure insurance and all other related costs from time to time during the fifty year term of the Asbestos Escrow Agreement and, to the extent any balance (including accrued interest, if any) remains at the end of such term, such balance shall only be paid over to a charity specified in accordance with the terms of the Asbestos Escrow Agreement, provided, that, for the avoidance of doubt, the funds in the Asbestos Account shall not constitute the only source of recovery with respect to such asbestos claims, to the extent such asbestos claims (together with others costs and expenses) ultimately exceed the funds in the Asbestos Account. Notwithstanding the foregoing, in the event the Company and its Subsidiaries are able to obtain and have in full force and effect as of the Closing insurance that covers the foregoing matters on terms and conditions that are satisfactory to Parent in its sole discretion (the “Asbestos Insurance Policy”), then the Asbestos Escrow Agreement shall not be funded (and, for the avoidance of doubt, subject to Section 1.7(a)(vii), such amount shall be included in the Accessible Account Deposit). If, during the 18-month period following the Closing, the reorganized Company and its Subsidiaries acquires an Asbestos Insurance Policy, the reorganized Company shall (i) notify the EFH Plan Administrator Board and (ii) deposit in the Accessible Account the amount then-remaining in the Asbestos Account minus the costs and expenses of acquiring such Asbestos Insurance Policy (including all premiums and brokers fees related thereto).

(d) On or prior to the Closing Date, but in any event prior to the determination of the Estimated Company Cash Amount, the Company shall deliver, by wire transfer of immediately available funds to the EFH Plan Administrator Board for deposit in the EFH/EFIH Distributions Account, an amount of cash equal to the Company’s good faith estimate of those fees and expenses set forth on Schedule 1.7(d) that are payable by the Company on or following the Closing (collectively the “Emergence Fees”).

(e) On or following the Closing Date and upon receipt thereof, the Company shall deliver, by wire transfer of immediately available funds to the EFH Plan Administrator Board for deposit in the EFH/EFIH Distributions Account, any amounts received by the Company in respect of those items set forth on Schedule 1.7(e) (collectively, the “Emergence Payments”).

Section 1.8 Stock Consideration.

(a)	On the Closing Date, Parent shall issue and deliver to the Exchange Agent (as defined below), in accordance with Section 4.2, a number of shares of common stock, par value $0.01, of Parent (“Parent Common Stock”) with a Fair Market Value equal to the Estimated Company Cash Amount less $35,000,000; provided that, in the event that such calculation would produce a negative number, one share of Parent Common Stock shall be issued pursuant to this Section 1.8(a) (the “Class A Stock Consideration”).

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(b)	On the Closing Date, Parent shall deliver to the Exchange Agent, in accordance with Section 4.2, a number of shares of Parent Common Stock with a Fair Market Value of the greater of (i) $151 million less the Class A Stock Consideration and (ii) $35,000,000 (such amount, the “Class B Stock Consideration” and together with the Class A Stock Consideration, the “Stock Consideration”).

Section 1.9 Certain Defined Terms: The following terms have the meanings set forth below:

(a) “Cash and Cash Equivalents” means, with respect to any Person, as of any date of determination, the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits and short term investments) of such Person, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts of any outstanding checks or transfers at such time, determined in accordance with GAAP. In no event shall Cash and Cash Equivalents of the Company include any Emergence Fees or Emergence Payments.

(b) “Estimated Company Cash Amount” means the amount of the estimated Cash and Cash Equivalents of the Company in the final Closing Statement, calculated on the same basis as monthly cash flow projections in the form provided by the Company to Parent as set forth on Schedule 1.9(b). In no event shall the Estimated Company Cash Amount include any Emergence Fees or Emergence Payments.

(c) “Fair Market Value” means, with respect to a share of Parent Common Stock, the per share volume weighted average of the trading prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties hereto) during each of the twenty (20) preceding consecutive full trading days ending on (and including) the trading day that is three (3) trading days prior to the Closing Date.

Section 1.10 Determination of Aggregate Closing Date Cash; Closing Statement. Not less than ten (10) Business Days prior to the Closing Date, the Company will deliver to Parent a written statement, signed by its chief financial officer, that (i) sets forth its estimate of the Estimated Company Cash Amount, and (ii) includes a schedule showing in reasonable detail the computation of the Estimated Company Cash Amount, in sufficient detail for Parent to analyze the estimate (the “Closing Statement”). To the extent Parent does not agree with the estimates set forth in the Closing Statement, it shall notify the Company and provide comments to the Company as promptly as practicable, and in no event later than seven (7) Business Days prior to the Closing Date. The Company shall consider such comments in good faith and incorporate those comments of Parent with which it agrees two (2) Business Days prior to the Closing Date, which revised Closing Statement shall be deemed final and binding in all respects for purposes of the payments to be made on the Closing Date.

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Section 1.11 Determination of Final Closing Date Cash; Post-Closing Audit. Within three (3) Business Days after the Closing Date, Parent shall instruct Deloitte & Touche, LLP (or another internationally recognized firm of accountants agreed in writing by the parties hereto) (the “Auditor”) to (a) determine the Adjusted Company Cash Amount (as defined below) in accordance with the Audit Procedures (as defined below) and, as applicable, this Agreement and the Plan of Reorganization (the “Post-Closing Audit”); (b) to issue a written report within sixty (60) Business Days after such instructions are given; (c) to include in the report a reasonably detailed explanation of each component of the Adjusted Company Cash Amount, the source of information or computation thereof and the Adjusted Company Cash Amount; and (iv) to deliver copies of the report to Parent and the Plan Administrator (as defined in the Plan of Reorganization) (the “Auditor Cash Report”). The fees and expenses of the Auditor in conducting the Post-Closing Audit and preparing the Auditor Cash Report shall treated as Administrative Expenses (as defined in the Plan of Reorganization) for purposes of determining the Adjusted Company Cash Amount under this Agreement and shall be paid to the Auditor as provided in the Plan of Reorganization. Absent manifest error, the Auditor Cash Report will be the conclusive determination of the final Adjusted Company Cash Amount and be final and binding on the parties hereto for all purposes of this Agreement and the Plan of Reorganization. As used herein, “Audit Procedures” means those procedures for the audit of the Cash and Cash Equivalents of the Company, as of the Closing Date, to be conducted by the Auditor, such procedures to be developed in writing by the Auditor prior to the Closing consistent with this Agreement and reasonably acceptable to the Company and Parent. “Adjusted Company Cash Amount” means the amount of Cash and Cash Equivalents of the Company at Closing as determined in accordance with this Section 1.11 and, for the avoidance of doubt, excluding any Emergence Fees or Emergence Payments. If the Adjusted Company Cash Amount is greater than the Estimated Company Cash Amount, Parent shall deliver by wire transfer of immediately available funds to the EFH Plan Administrator Board an amount equal to the difference in such amounts, to be distributed in accordance with the Plan of Reorganization. If the Adjusted Company Cash Amount is less than the Estimated Company Cash Amount, Parent shall receive, by wire transfer of immediately available funds from the EFH Plan Administrator Board, an amount equal to the difference in such amounts, in accordance with the Plan of Reorganization.

Section 1.12 Adjustments to Allocations. For the avoidance of doubt, the provisions in Sections 1.7 through 1.11 are intended to ensure the satisfaction of the continuity of interest requirement under Sections 355 and 368 of the Code, and reasonable adjustments shall be made, including by issuing additional shares of Parent Common Stock (with a corresponding decrease in the Merger Sub Cash Amount), to the extent Parent reasonably concludes such adjustments are necessary to ensure such satisfaction, and further reasonable adjustments shall be made to the allocation of Parent Common Stock and the Merger Sub Cash Amount to account for the payment of Cash to the Holders of Allowed EFH Non-Qualified Benefit Claims (as defined in the Plan of Reorganization) in accordance with the Plan of Reorganization.

ARTICLE II

Certificate of Formation and LLC Agreement

of the Surviving Company

Section 2.1 The Certificate of Formation. At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the execution of this Agreement shall be the certificate of formation of the Surviving Company, until thereafter amended as provided therein and/or by applicable Law.

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Section 2.2 LLC Agreement. The limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company (the “LLC Agreement”), until thereafter amended as provided therein and/or by applicable Law.

ARTICLE III

Member-Manager and Officers of the Surviving Company

Section 3.1 Managers. Parent, as member-manager of Merger Sub at the Effective Time shall, from and after the Effective Time, be the member-manager of the Surviving Company until its successor is duly elected or appointed and qualified or until its earlier resignation or removal in accordance with the LLC Agreement.

Section 3.2 Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the LLC Agreement.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

Section 4.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, reorganized EFIH, Parent, Merger Sub, the holder of the Reorganized EFH Class A Common Stock, the holder of the Reorganized EFH Class B Common Stock, or the sole member of Merger Sub:

(a) Stock Consideration. On the terms set forth in this Agreement, at the Closing, (i) the share of Reorganized EFH Class A Common Stock issued and outstanding immediately prior to the Effective Time (the “Class A Share”) shall be converted into the right to receive the Class A Stock Consideration (such consideration, the “Class A Merger Consideration”) and (ii) the share of Reorganized EFH Class B Common Stock issued and outstanding immediately prior to the Effective Time (the “Class B Share” and, together with the Class A Share, the “Shares”) shall be converted into the right to receive the Class B Stock Consideration (such consideration, the “Class B Merger Consideration” and, together with the Class A Merger Consideration, the “Merger Consideration”). For the avoidance of doubt, the EFH Stakeholders and EFIH Stakeholders shall, notwithstanding the foregoing, continue to have the right to receive such cash consideration (if any) to be paid out in accordance with the Plan of Reorganization. All of the Shares, when so converted (including if a Share is converted into the right to receive Merger Consideration having no value), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented a Share (each a “Certificate”) and each holder of a Share held in uncertificated book-entry form (the “Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Class A Stock Consideration or Class B Stock Consideration (including any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 4.2(g)), as applicable, upon delivery of a fully completed and validly executed letter of transmittal and, in the case of certificated Shares, upon the surrender of such Certificate(s) and at the times provided in this Agreement or the Plan of Reorganization.

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(b) Merger Sub. Each membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) membership interest unit in the Surviving Company, which shall be held by Parent, and shall constitute the only issued and outstanding limited liability company membership interests of the Surviving Company.

Section 4.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing, the Company shall enter into an exchange agent agreement with an exchange agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”). The Exchange Agent shall act as exchange agent, registrar and transfer agent for the purpose of exchanging Certificates or Book-Entry Shares, for the Merger Consideration applicable thereto. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares immediately prior to the Effective Time, for exchange in accordance with this Article IV, a sufficient number of shares of Parent Common Stock to issue the aggregate Stock Consideration. All such Parent Common Stock deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after entry of the EFH Confirmation Order (as defined below) and in any event not later than the third (3rd) Business Day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates and Book-Entry Shares shall pass, only upon delivery of such Certificates or Book-Entry Shares, as applicable, to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering such Certificates or Book-Entry Shares in exchange for whole shares of Parent Common Stock and cash in lieu of fractional shares pursuant to Section 4.2(g). Upon surrender of a Certificate or Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (as promptly as possible but in any event within three (3) Business Days following such surrender) that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form through a direct registration system unless a physical certificate is requested), that such holder has the right to receive pursuant to the provisions of this Article IV and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 4.2(g), and each Certificate or Book Entry Share so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock may be issued to

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a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration applicable thereto, which the holder thereof has the right to receive in respect of such Certificate or Book-Entry Share pursuant to the provisions of this Agreement, including, for the avoidance of doubt, cash in lieu of any fractional share of Parent Common Stock payable as part of the Merger Consideration applicable thereto, in accordance with Section 4.2(g), together with any unpaid dividends or distributions thereon with a record date on or after the Effective Time payable at such time in accordance with Section 4.2(k). No interest shall be paid or will accrue on the Merger Consideration or any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article IV. The portion of the Merger Consideration receivable by any holder of a Certificate or Book-Entry Shares shall be aggregated with respect to all Shares held by such holder immediately prior to the Effective Time, and following such aggregation, the Exchange Agent shall determine the number of whole and fractional shares of Parent Common Stock to which such holder is entitled for purposes of this Article IV.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Company, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Merger Consideration applicable thereto to which the holder thereof is entitled pursuant to and in accordance with this Article IV, together with any unpaid dividends or distributions thereon with a record date on or after the Effective Time payable at such time in accordance with Section 4.2(k).

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will treat such Person as having delivered his, her or its Certificate for purposes of Section 4.2(b).

(e) Withholding Rights. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax (as defined below) Law. To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

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(f) No Further Ownership Rights in the Shares. After the Merger, no dividends or other distributions with respect to capital stock of the Surviving Company with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Certificate or Book-Entry Shares. The shares of Parent Common Stock issued, and cash paid (if any), in accordance with the terms of this Article IV upon the surrender of Certificates or Book-Entry Shares, as applicable, and delivery of a duly completed and validly executed letter of transmittal, including any cash paid pursuant to Section 4.2(g), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Certificates or Book-Entry Shares.

(g) Fractional Shares.

(i) No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution by Parent shall relate to such fractional share of Parent Common Stock and such fractional share of Parent Common Stock shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent but, in lieu thereof, each holder of such Certificate or Book-Entry Shares shall be entitled to a cash payment in accordance with the provisions of this Section 4.2(g).

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 4.2(a) representing the EFH Stock Consideration over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to former holders of Shares pursuant to Section 4.2(b) (such excess being herein called the “Excess Shares”). Following the Effective Time, the Exchange Agent shall, on behalf of former shareholders of the Company, sell the Excess Shares at then-prevailing prices on the NYSE all in the manner provided in Section 4.2(g)(iii). The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly as practicable following the Effective Time, in the Exchange Agent’s sole judgment, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Shares or Book-

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Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders (the “Common Shares Trust”). The Surviving Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Common Shares Trust by a fraction, the numerator of which is the fractional share of Parent Common Stock to which such former holder of Shares would otherwise be entitled pursuant to Section 4.1(a) and the denominator of which is the aggregate amount of fractional shares of Parent Common Stock to which all former holders of Shares would otherwise be entitled pursuant to Section 4.1(a).

(iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Shares or Book-Entry Shares with respect to any fractional share of Parent Common Stock, the Exchange Agent shall pay such amounts to such holders of Certificates formerly representing Shares or Book-Entry Shares, without interest, subject to and in accordance with the terms of Section 4.2(b).

(h) Termination of Exchange Fund. Any portion of the Exchange Fund or Common Shares Trust that remains undistributed for one hundred eighty (180) days after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their portion of the Merger Consideration (including any cash in lieu of fractional shares of Parent Common Stock) and any dividends or distributions with respect to Parent Common Stock with a record date on or after the Effective Time.

(i) No Liability. None of Parent, the Company, EFIH, Merger Sub, the Surviving Company or the Exchange Agent or any of their respective directors, officers, employees, representatives and agents shall be liable to any Person in respect of any shares of Parent Common Stock, any unpaid dividends or distributions with respect thereto with a record date after the Effective Time or any cash in lieu of fractional shares of Parent Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Shares shall not have been surrendered prior to the earlier of (i) any time set forth in the terms of the Plan of Reorganization and (ii) five (5) years after the Effective Time (or immediately prior to such earlier date on which any portion of the Stock Consideration (including any cash in lieu of fractional shares payable to a holder of such Certificate formerly representing Shares or Book-Entry Shares pursuant to this Article IV) or any dividends or distributions payable with a record date on or after the Effective Time with respect to any shares of Parent Common Stock comprising the Stock Consideration, would escheat to or become the property of any Governmental Entity), any such Stock Consideration, dividends, and cash shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

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(j) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund or Common Shares Trust as directed by Parent in (i) short-term obligations of the United States of America (the “U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest and/or (iii) short-term commercial paper rated the highest quality by each of Moody’s Investors Service Inc. and Standard and Poor’s Ratings Service. Any interest and other income resulting from such investments shall be paid to Parent, which shall also be responsible for any tax on such income. Parent shall promptly replace any cash held in the Exchange Fund or Common Shares Trust with the Exchange Agent lost through any investment made pursuant to this Section 4.2(j).

(k) Distributions with Respect to Unexchanged Shares. After the Merger, no dividends or other distributions with respect to shares of Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Certificate or Book-Entry Shares until such Certificate or Book-Entry Shares is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Law, following surrender of any such Certificate or Book Entry Shares, there shall be issued and/or paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, any unpaid dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to such shares of Parent Common Stock.

Section 4.3 Adjustments to Prevent Dilution. Notwithstanding the foregoing, if from the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with Article VIII, the outstanding shares of Reorganized EFH Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event occurs, then any number or amount contained herein which is based upon the number of shares of Reorganized EFH Common Stock will be appropriately adjusted.

ARTICLE V

Representations and Warranties

Section 5.1 Representations and Warranties of the Company. Except (i) as set forth in any of the Company’s, Oncor’s, EFIH’s and Oncor Electric Delivery Transition Bond Company LLC’s (such Subsidiaries, collectively, the “Filing Subsidiaries”) Annual Report on Form 10-K for the year ended December 31, 2015, the Company or any of its Filing Subsidiaries’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 (as applicable), or the Company’s or any of the Filing Subsidiaries’ Current Reports on Form 8-K filed since December 31, 2015, in each case, filed with the SEC prior to the date hereof and to the extent the relevance of the disclosure of any item therein is reasonably apparent from the information disclosed (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are cautionary, predictive or forward-looking in nature) (it being

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agreed that such disclosures shall not be exceptions to Section 5.1(b)(i) or Section 5.1(d)(i)), or (ii) as set forth in the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to have been disclosed with respect to any other section or subsection of the Company Disclosure Letter to which the relevance of such item is reasonably apparent from the information disclosed, provided that no such disclosure shall be deemed to qualify Section 5.1(f)(i) or Section 6.1 unless expressly set forth in Section 5.1(f)(i) or Section 6.1, as applicable, of the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, use and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation or formation and bylaws or operating agreement or comparable governing documents.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries (provided that, notwithstanding the foregoing, the Subsidiaries of the Company shall be deemed to include Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and its Subsidiaries (including Oncor) (collectively, the “Oncor Entities”) and deemed to exclude (A) Energy Future Competitive Holdings Company LLC (“EFCH”), TCEH, Reorganized TCEH and their respective Subsidiaries; (B) TXU Europe Limited and any entity directly or indirectly owned by TXU Europe Limited; (C) EFH Corporate Services and its Subsidiaries; (D) EFH Properties Company and its Subsidiaries, and (E) any other entity that is a Spin-Off Entity not listed above; (ii) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with, such Person; provided that, notwithstanding the foregoing, Affiliates of the Company shall be deemed to include the Oncor Entities and deemed to exclude (A) EFCH, TCEH, Reorganized TCEH and their respective Subsidiaries; (B) TXU Europe Limited and any entity directly or indirectly owned by TXU Europe Limited; (C) EFH Corporate Services and its Subsidiaries; (D) EFH Properties Company and its Subsidiaries, (E) Texas Energy Future Capital Holdings LLC, a Delaware limited liability company; (F) Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership; and (G) any other entity that is a Spin-Off Entity not listed above;

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(iii) “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iv) “Company Material Adverse Effect” means (A) any fact, event, change, effect, development, circumstance or occurrence that, individually or together with all other facts, events, changes, effects, developments, circumstances or occurrences, has had or would reasonably be expected to have a material and adverse effect on, or change in, the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole (for the avoidance of doubt any reference in any provision hereof to any item that “would have a Company Material Adverse Effect or any similar phrase, shall be interpreted as “individually or in the aggregate, has had or would be reasonably expected to have, a Company Material Adverse Effect” (and such interpretation shall extend to the negative expression of such phrase, or any similar phrase, mutatis mutandis), or (B) anything that prevents, materially restricts or materially impairs the Company or any of its Subsidiaries from consummating the Closing Date Transactions; provided, however, that, none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect:

(i) (x) changes or developments in general economic or political conditions or the securities, credit or financial markets, in general, globally or outside of or in the U.S. or in the State of Texas or (y) changes that are the result of acts of war or terrorism or any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or other weather-related event, circumstance or development (other than any such acts of war or terrorism or any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or other weather-related event, circumstance or development that cause any physical damage or destruction to or render physically or operationally unusable any facility or property of the Company, EFIH or any of their respective Subsidiaries (other than any facility or property contributed to Reorganized TCEH pursuant to the TCEH Contribution or the EFH Contribution));

(ii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity or by the Electric Reliability Council of Texas, Inc. (“ERCOT”) or the Texas Reliability Entity, Inc. (“TRE,” and, together with ERCOT, the “RTOs”);

(iii) any condition or requirement attached to any order or approval issued by the Bankruptcy Court;

(iv) changes or developments generally affecting electric transmission or distribution systems (other than changes or developments that render operationally unusable any facility or property of the Company, EFIH or any of their respective Subsidiaries (other than any facility or property contributed to Reorganized TCEH pursuant to the TCEH Contribution or the EFH Contribution));

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(v) changes or developments that are the result of factors generally affecting the industry in which the Company or its Subsidiaries operate;

(vi) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, regulators, financing sources or suppliers to the extent caused by the pendency or the announcement of the transactions contemplated by this Agreement and/or the Plan of Reorganization;

(vii) changes, effects or developments to the extent relating to the entry into this Agreement, the performance of actions or obligations required to be taken by a party hereunder or consented to in writing by Parent, including any change in the Company’s or any of its Subsidiaries’ credit ratings to the extent resulting therefrom;

(viii) changes or developments in U.S. generally accepted accounting principles (“GAAP”) or authoritative interpretation thereof after the date hereof;

(ix) any failure by the Company or any of its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, in and of itself, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(x) changes, effects or developments solely to the extent such changes, effects or developments affect the assets contributed to Reorganized TCEH or its Subsidiaries pursuant to the TCEH Contribution or the EFH Contribution or liabilities for which the Company and its Subsidiaries will be fully and unconditionally discharged as of the Effective Time pursuant to the Plan of Reorganization;

(xi) the mere existence, in and of itself, of the Chapter 11 Cases; and

(xii) the inclusion or exclusion of any ruling in the Private Letter Ruling or any other aspect of the Private Letter Ruling.

provided, further, that (x) facts, events, changes, effects, developments, circumstances or occurrences set forth in clauses (i) through (v) above (other than clause (iii) above) may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such matters, changes, effects or developments have a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other entities engaged in the relevant business in Texas or other relevant geographic area and (y) any condition or requirement attached to any order or approval issued by the Public Utility Commission of Texas (the “PUCT”), the Federal Energy Regulatory Commission (the “FERC”) or the Federal Communications Commission (the “FCC”) that is necessary or was sought in order to consummate the transactions contemplated by this Agreement, and/or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors) shall not constitute, or be deemed to contribute to, a Company Material Adverse Effect.

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(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 2,000,000,000 shares of common stock no par value, of the Company (the “EFH Common Stock”) of which 1,669,861,379.02 shares of EFH Common Stock are outstanding as of the date hereof. All of the outstanding shares of EFH Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Upon the issuance of shares of Reorganized EFH Common Stock in connection with the Issuance, such shares of Reorganized EFH Common Stock will be duly authorized, validly issued, fully paid and non-assessable. Other than up to 7,164,000 shares of EFH Common Stock issuable pursuant to the terms of outstanding awards under the Company Stock Plan outstanding as of the date hereof, there are no options to purchase shares of EFH Common Stock issued and outstanding. Except as set forth in this Section 5.1(b)(i) and Section 5.1(b)(i) of the Company Disclosure Letter, there are no, and upon the issuance of shares of Reorganized EFH Common Stock in connection with the Issuances there will be no, preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company, the reorganized Company, or any of their Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company, the reorganized Company, or any of their Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company, the reorganized Company or any of their Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ii) Except as set forth on Section 5.1(b)(ii) of the Company Disclosure Letter, none of the Subsidiaries of the Company own any shares of EFH Common Stock. Section 5.1(b)(ii) of the Company Disclosure Letter sets forth a list of the Company’s Subsidiaries and the Company’s and each other Person’s equity interests in such Subsidiaries. Except as set forth on Section 5.1(b)(ii) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, in the case of capital stock, and, in the case of equity securities that are not capital stock, the owners of such equity securities have no obligation to make capital contributions or other payments with respect to such equity securities under the organizational or governing documents of the applicable Subsidiary of the Company or under applicable Law or to make payments to creditors of the applicable Subsidiary of the Company solely by reason of ownership of such equity securities. Except as set forth on Section 5.1(b)(ii) of the Company Disclosure Letter, the ownership interests in each Subsidiary is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge,

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pledge, security interest, claim or other encumbrance (each, a “Lien”), other than Liens permitted under and pursuant to EFIH’s debtor-in-possession credit facility and restrictions on transfer arising under applicable securities laws. Except as set forth on Section 5.1(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such commitment, arrangement or agreement with respect to, direct or indirect, wholly owned Subsidiaries of the Company or pursuant to a Contract (as defined below) binding on the Company or any of its Subsidiaries and set forth in Section 5.1(b)(ii) of the Company Disclosure Letter. For purposes of this Agreement, a “wholly owned Subsidiary” shall include any Subsidiary of the Company (or Parent) of which all of the shares of capital stock or other equity interests are owned by the Company (or Parent) or one or more wholly owned Subsidiaries of the Company (or Parent), as applicable.

(iii) Except as set forth in Section 5.1(b)(iii) of the Company Disclosure Letter, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which any of the foregoing is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(iv) Except with respect to the right to vote on a plan of reorganization of the Debtors under the Bankruptcy Code in connection with the Chapter 11 Cases, no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote on any matters on which equity holders of the Company or its Subsidiaries may vote, are issued or outstanding.

(c) Corporate Authority. Each of the Company and EFIH has all requisite corporate or limited liability company, as applicable, power and authority and has taken all corporate or limited liability company, as applicable, action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Closing Date Transactions and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of the Company and EFIH and subject only to entry of the Approval Order (as defined below), constitutes a valid and binding agreement of each of the Company and EFIH and no vote or consent of any equity holder of the Company or EFIH, or any other corporate or limited liability company action, is necessary to approve this Agreement or the transactions contemplated hereby on behalf of the Company and EFIH (other than the requisite votes for approval of the Plan of Reorganization under the Bankruptcy Code). This Agreement is enforceable against each of the Company and EFIH in accordance with its terms subject to entry of the Approval Order. The Board of Directors of the Company (the “Company Board”) has taken all action so that neither Parent nor Merger Sub will be an “affiliated shareholder” (as such term is defined in Section 21.602 of the TBOC) or prohibited from entering into or consummating a “business combination” (as such term is defined in Section 21.604 of the TBOC) with the Company as a result of the execution of this Agreement or the consummation of any of the transactions

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contemplated hereby. No other “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or regulation or any anti-takeover provision in the certificate of formation or bylaws of the Company is applicable to the Transactions contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings, reports and/or notices to, and consents, registrations, approvals, permits and authorizations (A) pursuant to Section 1.5, (B) required as a result of facts and circumstances solely attributable to Parent or Merger Sub or any of their Affiliates, (C) in connection with the Chapter 11 Cases, (D) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or earlier termination of applicable waiting periods thereunder, (E) under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended (the “Exchange Act”), (F) with the FERC pursuant to Section 203 of the Federal Power Act (the “Federal Power Act”) and the FERC’s regulations thereunder, and the approval of the FERC thereunder (the “FERC Approval”), (G) to or from the PUCT pursuant to authority asserted by the PUCT pursuant to the Public Utility Regulatory Act, the PUCT’s regulations thereunder and the approval of the PUCT thereunder (the “PUCT Approval”), (H) in connection with the issuance of the Private Letter Ruling in accordance with Section 7.1(f), (I) with the FCC for the assignment and/or transfer of control, as applicable, of radio licenses, including point-to-point private microwave licenses held by the Company and/or its Subsidiaries and the consent(s) of the FCC for such assignment and/or transfer of control (the “FCC Approval” and, together with the other items referred to in subsections (C) through (I) of this Section 5.1(d)(i), the “Company Approvals”), and (J) the approval of the Vermont Department of Financial Regulation with respect to the change of control of EFH Vermont Insurance Company (the “Vermont Insurance Approval”) and except as set forth in Section 5.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any federal, state or local, domestic or foreign governmental or regulatory authority, agency, commission, body, arbitrator, court, regional reliability entity (including the TRE), ERCOT, or any other legislative, executive or judicial governmental entity, excluding in each case, the Bankruptcy Court (subject to the foregoing exclusion, each a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company or any of its Subsidiaries of the Closing Date Transactions and the other transactions contemplated by this Agreement, except those which the failure to make or obtain has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

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(ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company or any of its Subsidiaries of the Closing Date Transactions and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, or otherwise contravene or conflict with, the certificate of formation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.1(d)(i) and except as set forth in Section 5.1(d)(ii)(B) of the Company Disclosure Letter, with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation (or right of termination or amendment) or a default under, the creation or acceleration of any obligations under, the requirement of any consent under, the requirement of any loss of any benefit under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, credit agreement, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or any license from a Governmental Entity to which the Company or any of its Subsidiaries is subject or (C) assuming compliance with the matters referred to in Section 5.1(d)(i) a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, cancellation, default, creation, acceleration, consent, loss or change that has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) The consent dated May 6, 2016, for the direct and indirect transfer of control of Comanche Peak Nuclear Power Plant, Unit Nos. 1 and 2 requested by application dated November 12, 2015, in Docket Nos. 50-445 and 50-446 (License Nos. NPF-87 and NPF-89), as supplemented, in connection with the Reorganized TCEH Spin-Off as required from the U.S. Nuclear Regulatory Commission (the “NRC”) pursuant to Section 184 of the Atomic Energy Act of 1954, as amended, and the NRC’s implementing regulations at 10 CFR 50.80 has been obtained and is in full force and effect and no challenge thereto is pending. No further NRC consents are required absent material changes to the Plan of Reorganization and supporting information described to the NRC in connection with such application.

(e) Company Reports; Financial Statements.

(i) Except as set forth in Section 5.1(e)(i) of the Company Disclosure Letter, each of the Company and each of the Filing Subsidiaries has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits, financial statements and schedules thereto, and other information incorporated therein) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”) or any Contract governing any indebtedness of the Company or such Filing Subsidiary requiring such filings to be made since December 31, 2012 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the

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date hereof, including any amendments thereto, the “Company Reports”). Except as set forth in Section 5.1(e)(i) of the Company Disclosure Letter, each of the Company Reports, including any financial statements or schedules included therein, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) applicable to the Company Reports. Except as set forth in Section 5.1(e)(i) of the Company Disclosure Letter, as of their respective dates (or, if amended prior to, or after, the date hereof, as of the date of such amendment), the Company Reports filed with or furnished to the SEC prior to the date hereof did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to the Company Reports. None of the Company Reports is, to the Knowledge (as defined below) of the Company, the subject of ongoing SEC review.

(ii) Each of the consolidated balance sheets included in, or incorporated by reference into, the Company Reports, as amended prior to the date hereof (including the related notes and schedules thereto) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the financial position of the applicable entity and its consolidated Subsidiaries as of its date (and if amended, as of the date of the last such amendment prior to the date hereof) and each of the statements of consolidated income, comprehensive income, cash flows and shareholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules thereto), as finally amended prior to the date hereof, fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the financial position, results of operations and cash flows, as the case may be, of the applicable entity and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the lack of notes and to normal year-end adjustments), in each case in accordance with GAAP, except as may be noted therein.

(iii) Except as set forth on Section 5.1(e)(iii) of the Company Disclosure Letter, the Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, in each case, in all material respects. Except as has not had, individually or in the aggregate, a material effect on the nature or reliability of the information disclosed in the Company’s periodic reports filed under the Exchange Act,

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(A) each of the Company and the Filing Subsidiaries maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by it is recorded and reported on a timely basis to the individuals responsible for the preparation of its filings with the SEC and other public disclosure documents (including its chief executive officer and chief financial officer) and (B) neither the Company nor any of the Filing Subsidiaries has disclosed, and is not required to disclose, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors (or similar governing body): (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (2) any fraud, known to it, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(iv) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with the applicable provisions of the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries is a party to, or has a commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reports or the financial statements included therein.

(f) Absence of Certain Changes.

(i) Except as set forth in Section 5.1(f)(i) of the Company Disclosure Letter, since December 31, 2015 there has not occurred a Company Material Adverse Effect.

(ii) Except as set forth in Section 5.1(f)(ii) of the Company Disclosure Letter or in accordance with the orders of the Bankruptcy Court, (a) since December 31, 2015, and through the date of this Agreement, the Oncor Entities have conducted their respective businesses in the ordinary course of business and (b) since April 29, 2014, and through the date of this Agreement, the Company and its Subsidiaries (other than the Oncor Entities) have conducted their respective businesses in accordance with the Bankruptcy Code and the orders of the Bankruptcy Court. Without limiting the foregoing, except as set forth in

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Section 5.1(f)(ii) of the Company Disclosure Letter, since December 31, 2015, in the case of the Oncor Entities, and since April 29, 2014, in the case of the Company and its Subsidiaries (other than the Oncor Entities), and, in each case, through the date of this Agreement, there has not been:

(1) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for (A) dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company and (B) Oncor’s or Oncor Holding’s issuance of dividends or other distributions (as permitted by their respective limited liability company agreements, in each case in the ordinary course of business);

(2) any material change in any non-Tax method of financial accounting or accounting practice by the Company or any of its Subsidiaries, other than as required by GAAP;

(3) any material physical damage to, destruction to or other casualty loss with respect to any material asset, facility or property owned, leased or otherwise used by the Company, EFIH or any of their respective Subsidiaries (other than any facility or property contributed to Reorganized TCEH pursuant to the TCEH Contribution or the EFH Contribution), whether or not covered by insurance;

(4) any material Tax elections or changes in Tax accounting methods by the Company or any of its Subsidiaries or any settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund if such action would result in the inclusion of any material item of income in, or the exclusion of any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date, other than with respect to adjustments, extensions, waivers, agreements, and any similar item agreed to in connection with any audit or other Tax proceedings disclosed in Section 6.1(a)(xiv) of the Company Disclosure Letter;

(5) any action taken by the Company or any of its Subsidiaries that the Company or any of its Subsidiaries, as applicable, would be prohibited from freely taking by Section 6.1(a) (subject to the exclusions set forth in Section 6.1(a)) or, in the case of Oncor Holdings or Oncor, the Oncor Letter Agreement (subject to the exclusions set forth in the Oncor Letter Agreement), in each case, if such action had been taken after the date hereof.

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(g) Litigation and Liabilities.

(i) Except as set forth on Section 5.1(g)(i) of the Company Disclosure Letter, there are no civil, criminal or administrative actions, suits, complaints, enforcement actions, penalty assessments, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (formal or informal, public or non-public) pending or, to the Knowledge (as defined below) of the Company, threatened in writing against the Company or any of its Subsidiaries, in each case that has had or would have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 5.1(g)(i) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to or subject to the provisions of any judgment, settlement, order, writ, injunction, decree or award of the Bankruptcy Court or any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries or any of their respective businesses, assets or properties that, has had or would have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Except as set forth on Section 5.1(g)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (A) asserted in connection with the Chapter 11 Cases, (B) set forth in the Company’s or any of the Filing Subsidiaries’ consolidated balance sheet as of December 31, 2015, including the notes thereto, (C) incurred in the ordinary course of business (and, solely with respect to the Oncor Entities, incurred consistent with past practice) since December 31, 2015, (D) incurred in connection with the Closing Date Transactions or any other transaction or agreement specifically permitted by this Agreement or the Plan of Reorganization, (E) pursuant to any Company Material Contract (as defined below) (but not including any liability for breach thereunder), (F) that will be liabilities or obligations of Reorganized TCEH and/or any of its Subsidiaries after the separation of the E-Side Debtors and the TCEH Debtors pursuant to the Plan of Reorganization or (G) that have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Retained Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (A) that are set forth on Section 5.1(g)(ii) of the Company Disclosure Schedule or (B) that will not be liabilities of the Company or any of its Subsidiaries because they are to be discharged or contributed to Reorganized TCEH pursuant to the Plan of Reorganization.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge after reasonable inquiry of those persons set forth in Section 5.1(g) of the Company Disclosure Letter.

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(h) Employee Benefits.

(i) All material benefit and compensation plans, programs, policies or arrangements (as amended through the date hereof) covering current or former employees, officers, managers, members and directors of the Company and its Subsidiaries (the “Employees”) or any other individuals, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and employment, deferred compensation, change in control, non-competition, retention, termination, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or arrangements sponsored, contributed to, or entered into by the Company or its Subsidiaries (the “Benefit Plans”) are listed in Section 5.1(h)(i) of the Company Disclosure Letter. Each Benefit Plan that (A) will continue to be sponsored, maintained and administered or otherwise remain the responsibility of the Surviving Company or its Subsidiaries following the Closing is listed in Section 5.1(h)(i)(A) of the Company Disclosure Letter as an “Assumed Plan”, (B) will be transferred by the Company or its Subsidiaries as an active plan to Reorganized TCEH or one of its Subsidiaries as part of the Reorganized TCEH Contributions is listed in Section 5.1(h)(i)(B) of the Company Disclosure Letter as a “Contributed Plan” and (C) whether pursuant to the Plan of Reorganization or otherwise, shall be terminated and all liabilities thereunder otherwise discharged on or prior to the Closing Date, is listed in Section 5.1(h)(i)(C) of the Company Disclosure Letter as a “Discharged Plan”.

(ii) True and complete copies of all Assumed Plans and all amendments thereto have been made available to Parent and to the extent applicable, the following have also been made available to Parent: (A) any related trust agreement or other funding instrument; (B) the most recent determination or opinion letter issued by the IRS; (C) any summary plan description, and (D) for each of the following: (v) the most recent Form 5500 and attached schedules, (w) the three most recent audited financial statements, (x) the two most recent actuarial valuation reports related to an Assumed Plan, (y) the most recent annual non-discrimination and coverage compliance tests, and (z) third-party administration and except as set forth in Section 5.2(h)(ii) of the Company Disclosure Letter vendor Contracts, in each case related to an Assumed Plan.

(iii) All Assumed Plans are in compliance in all material respects with their respective terms and ERISA, the Code and other applicable Laws. Each Assumed Plan that is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has either received a favorable determination letter from the Internal Revenue Service (the “IRS”), has applied to the IRS for such favorable determination letter or may rely on a favorable opinion letter issued by the IRS and, to the Knowledge of the Company, no circumstance exists that would be reasonably expected to result in the revocation of such determination or opinion letter. Neither the Company nor

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any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material to the Company. All contributions to and premium payments in respect of any Assumed Plan have been timely made and there are no contributions or premium payments that are past due and owing, except as would not reasonably be expected to be material to the Company.

(iv) (A) Except as set forth in Section 5.1(h)(iv)(A) of the Company Disclosure Letter, none of the Assumed Plans (“Assumed Pension Plan”) is a Pension Plan subject to Title IV of ERISA or plan described in Section 4001(a)(3) of ERISA (“Multiemployer Plan”) and neither the Company nor any Person, trade or business that, together with the Company, is or was treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA (“ERISA Affiliate”) has, during any time in the six-year period preceding the Closing Date, contributed to, sponsored, maintained or administered or incurred any liability in respect of any Pension Plan or Multiemployer Plan that would reasonably be expected to result in material liability to Parent or the Oncor Entities (other than the EFH Retirement Plan and the Oncor Retirement Plan) after the Closing. Since the Applicable Date, no ERISA Event (as defined below) has occurred or is reasonably expected to occur with respect to any Assumed Pension Plan or the EFH Retirement Plan that would reasonably be expected to result in material liability to Parent or the Oncor Entities after the Closing. (B) Each Assumed Pension Plan and the EFH Retirement Plan has satisfied its minimum funding obligations under Sections 412 and 430 of the Code, or Section 302 of ERISA. For purposes of this Section 5.1(h)(iv), the term “ERISA Event” means any: (1) “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder with respect to any Assumed Pension Plan or EFH Retirement Plan; (2) occurrence of any accumulated funding deficiency (whether or not waived with respect to such Pension Plan); (3) determination that such Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); (4) imposition of any material liability to or on account of such Pension Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; (5) institution of proceedings by the Pension Benefit Guaranty Corporation to terminate such Pension Plan or to appoint a trustee to administer any Assumed Pension Plan or EFH Retirement Plan; or (6) imposition of any Lien under the Code or ERISA on the assets of the Company in relation to such Pension Plan.

(v) There is no material pending or, to the Knowledge of the Company, threatened claims, actions, suits, court or Governmental Entity proceedings, and arbitrations relating to the Assumed Plans, other than routine claims for benefits, that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries or to Parent. There are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Entity involving any Assumed Plan that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries or to Parent.

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(vi) Except for any payments made at or prior to the Effective Time, none of the execution of this Agreement, the consummation of the transactions contemplated by this Agreement, nor a termination or resignation of employment following the Effective Time will result in an obligation of Parent or the Surviving Company after the Effective Time with respect to any Non-Oncor Employee to severance pay or any material increase in severance pay. Except as set forth in Section 5.1(h)(vi) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in an obligation of Parent or the Surviving Company with respect to any Designated Officer (as defined below) to severance pay or any material increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Assumed Plans, (C) obligate the Company or its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Assumed Plan due to any directors, officers or employees of the Company or its Subsidiaries, or (D) result in payment under any Assumed Plans that would not be deductible under Section 280G of the Code.

(vii) All workers’ compensation insurance policies of the Oncor Entities are valid and effective and, except as set forth in Section 5.1(h)(vii) of the Company Disclosure Letter or that would not reasonably be expected to result in material liability to Parent or the Oncor Entities, there are no pending or, to the Knowledge of the Company, threatened material claims for workers’ compensation insurance.

(viii) Each Assumed Plan provides benefits to only those employees, former employees and other participants who are eligible participants under the written terms of such Assumed Plan.

(ix) This Agreement, the Split Participant Agreement, the Discharged Plans, the certificates, articles of incorporation, by-laws, limited liability company operating agreements, and any other organizational document of Parent, the Company or any of the Company’s Subsidiaries and insurance policies maintained by Parent, the Company or any of the Company’s Subsidiaries for indemnification or advancement of expenses, neither Parent nor the Company or any of its Subsidiaries will have any obligations or liabilities with respect to any employees of Reorganized TCEH or its Subsidiaries or the Contributed Plans following the Closing Date.

The term “Designated Officer” when used in this Agreement shall mean those Oncor Employees set forth in Section 5.1(h) of the Company Disclosure Letter.

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Notwithstanding any other provisions of the this Agreement to the contrary, the representations and warranties set forth in Section 5.1(h)(ii), (iii), (v), (vi)(B) and (C) and (viii) shall also apply with respect to the EFH Retirement Plan but only to the extent a breach of such representations or warranties could reasonably be expected to result in a material liability to Parent or the Oncor Entities. Except as provided in Sections 5.1(c), (e), (f), (g), (i), (k), (l), (n) and (r), the representations and warranties set forth in this Section 5.1(h) are the Company’s and its Subsidiaries’ sole and exclusive representations and warranties regarding employee benefit matters.

(i) Compliance with Laws; Licenses. Except as set forth in Section 5.1(i) of the Company Disclosure Letter, the businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, legally binding standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement or License of the Bankruptcy Court or any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Except with respect to regulatory matters that are the subject of Section 6.3 hereof or are set forth in Section 5.1(i) of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor, to the Knowledge of the Company, has any Governmental Entity indicated in writing an intention to conduct the same or alleged in writing that the Company or any of its Subsidiaries is not in compliance with any applicable Law or License held by the Company or any of its Subsidiaries or which challenges or questions the validity of any rights of the holder of any such License, except for such investigations, reviews or allegations, the outcome of which have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 5.1(i) of the Company Disclosure Letter, the Company and each of its Subsidiaries has obtained and possesses and is in compliance with all permits, certifications, approvals, registrations, clearances, consents, authorizations, franchises, variances, exemptions and orders issued or granted by the Bankruptcy Court or a Governmental Entity (“Licenses”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, except those the absence of which have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 5.1(i) of the Company Disclosure Letter, such Licenses are in full force and effect, and no suspension or cancellation of such Licenses is pending or, to the Knowledge of the Company, threatened in writing, except where such failure to be in full force and effect, suspension or cancellation has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Environmental Matters. Except for such matters of the type referred to in clauses (i) through (v) of this Section 5.1(j) that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect:

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(i) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below), and none of them has received any written communication since the Applicable Date from any Governmental Entity or any other Person that alleges that any of them is not or has not been in material compliance with Environmental Laws, which remains unresolved.

(ii) Each of the Company and its Subsidiaries has obtained and possesses all Licenses necessary under Environmental Laws for the ownership, operation and maintenance of its facilities and properties and the conduct of its business as presently conducted (the “Environmental Permits”), and all such Environmental Permits are in good standing, in full force and effect, no suspension or cancellation of such Environmental Permits is pending or, to the Knowledge of the Company, threatened in writing, and each of the Company and its Subsidiaries is in compliance with all terms and conditions of the Environmental Permits granted to it.

(iii) Except as set forth in Section 5.1(j)(iii) of the Company Disclosure Letter, there is no Environmental Claim (as defined below) (A) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or (B) to the Knowledge of the Company, pending or threatened in writing against any real or personal property that the Company or any of its Subsidiaries owns, leases or operates.

(iv) Except as set forth in Section 5.1(j)(iv) of the Company Disclosure Letter, there has been no Release (as defined below) of any Hazardous Substance that has resulted in, or would reasonably be expected to result in, (A) any Environmental Claim against the Company or any of its Subsidiaries or (B) any requirement under Environmental Law on the part of the Company or any of its Subsidiaries to undertake Remedial Action (as defined below).

(v) To the Knowledge of the Company, the Company and its Subsidiaries have disclosed all current, known conditions relating to the business, operations, properties or assets of the Company or any of its Subsidiaries which, as of the date hereof, are reasonably expected to result in, individually, an obligation of the Company or any of its Subsidiaries to incur costs in excess of $5,000,000 for (A) installing pollution control equipment required under applicable Environmental Laws or (B) conducting Remedial Action.

Except as provided in Sections 5.1(e), (f), and (n), this Section 5.1(j) contains the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to the Environment, Environmental Laws, Environmental Permits, Environmental Claims, Releases, Remedial Action, or Hazardous Substances.

As used herein, the term “Environment” means any and all ambient air, indoor air, surface water and groundwater (including navigable water and wetlands), the land surface or subsurface strata or sediment and flora and fauna.

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As used herein, the term “Environmental Claim” means any and all actions, suits, claims, demands, demand letters, directives, liens, written notices of noncompliance or violation by any Person, hearings, arbitrations, or other legal or administrative proceedings alleging potential liability under any Environmental Laws (including potential responsibility for or liability for enforcement costs, Remedial Action costs, natural resource damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the Environment, or alleged presence, Release or threatened Release into the Environment, of any Hazardous Substance; or (B) any violation, or alleged violation, of any Environmental Law.

As used herein, the term “Environmental Law” means any and all Laws in effect on or prior to the Closing Date relating to (A) pollution, the protection of the Environment or the protection of human health and safety as it relates to exposure to Hazardous Substances or (B) the use, treatment, storage, transport, handling, release or disposal of any Hazardous Substances.

As used herein, the term “Hazardous Substance” means any chemical, material or substance listed, defined, designated or classified as, or included in the definition of, “hazardous substances,” hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, asbestos or asbestos-containing materials, polychlorinated biphenyls and any other substance regulated pursuant thereto, or the presence or Release of, or exposure to which could reasonably be expected to form the basis for liability under any applicable Environmental Law, in each case because of its dangerous or deleterious properties or characteristics.

As used herein, the term “Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, migrating or leaching into, onto or through the Environment.

As used herein, the term “Remedial Action” means all actions required by a Governmental Entity or required under any Environmental Law, to (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substance in the Environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance so it does not endanger the public health or welfare or the Environment; (C) perform pre-remedial studies and investigations or post remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable property into compliance with any Environmental Law.

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(k) Taxes.

(i) The Company and each of its Subsidiaries (as used in this Section 5.1(k), “Subsidiaries” of the Company include each of the Persons specifically excluded from the definition thereof set forth in Section 5.1(a)), provided, however, that with respect to TXU Europe Limited and any entity directly or indirectly owned by TXU Europe Limited, any representation herein shall be limited to information actually known to officers of the Company primarily responsible for Tax matters and, for the avoidance of doubt, there shall be no duty of inquiry with respect to any such information, have (A) prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects, and (B) timely paid all material Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(ii) Except as set forth in Section 5.1(k)(ii) of the Company Disclosure Letter, there are no pending, or threatened in writing, audits (or other similar proceedings initiated by any Governmental Entity) in respect of Taxes due from or with respect to the Company or any of its Subsidiaries or Tax matters to which the Company or any Subsidiary is a party, which (if determined adversely to the Company) would have a material effect on the Company and its Subsidiaries. Except as set forth in Section 5.1(k)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted any extension of the period of limitations for the assessment or collection of any Tax of the Company or any of its Subsidiaries for any taxable period that remains open to assessment.

(iii) None of the Company or any of its Subsidiaries has participated in any listed transaction under Section 6011, 6111 or 6112 of the Code and the Treasury Regulations promulgated thereunder.

(iv) None of the Company or any of its Subsidiaries has taken or agreed to take any action, and none of the officers of the Company responsible for Tax matters has actual information relating to any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or the Reorganized TCEH Spin-Off from qualifying as a reorganization within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Code (if applicable).

(v) Except pursuant to the Reorganized TCEH Spin-Off, none of the Company or any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

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(vi) Except as set forth in Section 5.1(k)(vi) of the Company Disclosure Letter, there are no Tax sharing, indemnification or allocation agreements (or similar agreements) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than (A) agreements between or among the Company and its Subsidiaries or EFCH, TCEH and their Subsidiaries, which agreements are set forth in Section 5.1(k)(vi) of the Company Disclosure Letter, and (B) agreements the primary purpose of which is not the allocation or sharing of any Tax) and none of the Company or any of its Subsidiaries has any material liability for the Taxes of any person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law.

(vii) Other than as a result of adjustments agreed to in connection with any audit or other Tax proceedings disclosed in Section 6.1(a)(xiv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law), (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in any Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) or (D) election under Section 108(i) of the Code.

(viii) The amount of net operating losses of the Company for federal income tax purposes as of the Closing Date that are available to and can be used to offset taxable income and gain (as reasonably determined by the Company) (without limitation under Section 382 of the Code and after taking into account any reduction in such net operating losses (x) as a result of the recognition of any income that has previously been deferred under Section 108(i) of the Code and (y) under Sections 108 and 1017 of the Code) exceed the sum of (i) the amount of taxable gain that will result from the Preferred Stock Sale plus (ii) the excess, if any, of (A) the amount of liabilities deemed assumed for tax purposes by Reorganized TCEH over (B) the tax basis of the assets deemed contributed for tax purposes to Reorganized TCEH (after taking into account the Preferred Stock Sale), in each of clause (A) and (B), as a result of the Reorganized TCEH Contributions and the conversion of Reorganized TCEH to a corporation.

(ix) The facts and statements set forth in the IRS Submissions (as defined below) are true, correct, and complete in all material respects except to the extent the facts and statements set forth in such IRS Submissions relate to transactions that are not contemplated by this Agreement.

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(x) The facts and statements set forth in PLR 201326006 were true, correct and complete in all material respects as of April 15, 2013.

(xi) The Company has not filed any IRS Submissions other than IRS Submissions provided to Parent.

(xii) Since the internal corporate transactions on April 15, 2013 to eliminate the excess loss account and a deferred intercompany gain, it has not taken any action to change the entity classification for U.S. tax purposes of any Debtor entity, by changing their legal form or otherwise, provided, however, that (i) Eagle Mountain Power Company LLC, a Debtor entity that is a disregarded entity for U.S. federal income tax purposes, was formed after April 15, 2013; (ii) Comanche Peak Nuclear Power Company LLC, a non-Debtor indirect subsidiary of TCEH, became a disregarded entity after April 15, 2013; (iii) certain entities were formed as subsidiaries of TCEH, information with respect to such subsidiaries having been provided to Parent; and (iv) certain internal restructuring steps will have been taken on or before the Effective Time, information with respect to such steps having been provided to and agreed to by Parent, provided, that, Parent shall not withhold such agreement to the extent Parent reasonably concludes such steps would not have a material risk of creating any liability for any Tax that would be allocated to the Company under the Tax Matters Agreement.

(xiii) During the three-year period ending on the Closing Date, the Company has not taken any action (and, to its knowledge, none of its direct or indirect owners has taken any action) that has resulted in an ownership change of the Company within the meaning of Section 382(g) of the Code (including by treating the equity interests of the Company as becoming worthless within the meaning of Section 382(g)(4)(D) of the Code).

For purposes of this Section 5.1(k), (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, margin, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

This Section 5.1(k) and Section 5.1(h) contain the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to Tax matters.

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(l) Labor and Employment Matters. Except as set forth in Section 5.1(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has agreed to recognize any labor union or labor organization, nor has any labor union or labor organization been certified, as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries; (ii) is a party to or otherwise bound by, or currently negotiating, any collective bargaining agreement with a labor union or labor organization (a “CBA”); or (iii) is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, is any such proceeding threatened in writing in each case, that, individually or in the aggregate, has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. There is not now, nor has there been since the Applicable Date any labor strike, walk-out, work stoppage, slow-down or lockout, or any material labor dispute, involving the Company or any of its Subsidiaries nor, to the Knowledge of the Company, is any such dispute threatened in writing. To the Knowledge of the Company, there is no campaign being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by a labor organization. Neither the Company nor any of its Subsidiaries have closed any plant or facility or effectuated any layoffs of employees or implemented any early retirement, separation or window program since the Applicable Date, nor has any such action or program been announced for the future in any case that would reasonably be expected to give rise to any material obligation under the United States Worker Adjustment and Retraining Notification Act or any similar Law, or the rules and regulations thereunder (collectively, the “WARN Act”), except for any such obligation that was satisfied on or prior to December 31, 2015. To the Knowledge of the Company, all Persons who provide services to the Company or any of its Subsidiaries have been properly classified as exempt or non-exempt under the Fair Labor Standards Act and similar state Law and as employees or independent contractors for all purposes, including tax, employment law and employee benefit plan purposes, except for immaterial instances of mis-classification (if any). Except as set forth in Section 5.1(l) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all workplace health and safety Laws and there are no pending or threatened claims related to workplace health or safety or employment of any employees of the Company or any of its Subsidiaries, except in each case for such non-compliance or claims that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. No employee of the Company or any of its Subsidiaries is employed outside the United States.

(m) Intellectual Property.

(i) The Company and each of its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property and IT Assets (each as defined below) necessary to conduct their respective businesses, all of which rights shall survive unchanged following the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

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(ii) (A) Except as set forth in Section 5.1(m) of the Company Disclosure Letter, the business of the Company and its Subsidiaries, as presently conducted and conducted since the Applicable Date, have not infringed, diluted, misappropriated or otherwise violated any Intellectual Property (as defined below) of any other Person, and (ii) no Person is infringing, diluting, misappropriating, or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries, except, in each case, as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. There is no material civil, criminal or administrative actions, suits, complaints, enforcement actions, penalty assessments, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (formal or informal, public or non-public) pending or, to the Knowledge of the Company, threatened in writing by a third party against the Company or any of its Subsidiaries that asserts infringement, misappropriation or violation of such third party’s Intellectual Property by the Company or any of its Subsidiaries or seeks to recover any damages or other relief in respect thereof.

(iii) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries complies with, and has complied with, all applicable Laws, consents and Contracts, and its own rules, policies and procedures, relating to privacy, data protection, and the collection and use of personal information or other data. There are no investigations or material actions currently pending concerning the data or privacy practices of the Company or any of its Subsidiaries. No material claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any of the foregoing, and the consummation of the transactions contemplated by this Agreement will not result in any such violation.

(iv) For purposes of this Agreement, the term “Intellectual Property” means all intellectual property and industrial property recognized under applicable Law, including trademarks, service marks Internet domain names, logos, trade dress, trade names and all goodwill associated therewith and symbolized thereby, inventions, discoveries, patents, trade secrets, copyrights and copyrightable works, software, databases, data (including customer, employee, technical, research and development and manufacturing data) and related items and (if applicable) any registrations, issuances and applications for registration or issuance of any of the foregoing. For purposes of this Agreement, the term “IT Assets” means all computers, computer systems, software, computer code, networks, firmware, middleware, hardware, servers, workstations, hubs, routers, databases and all other information technology equipment and assets.

(n) Insurance. Except as set forth in Section 5.1(n) of the Company Disclosure Letter, all casualty, public liability excess, professional liability, worker’s compensation liability, directors and officers liability, environmental and pollution liability, property and machinery breakdown and extra expense liability, fiduciary and employee benefits liability and other material insurance policies maintained by the Company or any of its Subsidiaries (other than insurance policies contributed to Reorganized TCEH pursuant to the TCEH Contribution or the EFH Contribution) (“Insurance Policies”) are in full force

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and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, have not had, or would not have a Company Material Adverse Effect. Except as set forth in Section 5.1(n) of the Company Disclosure Letter, to the Company’s Knowledge, there is no claim pending with respect to the Company or any of its Subsidiaries under any of the Insurance Policies that covers any of their respective businesses, assets or properties for more than $5,000,000. The coverage provided by such policies is of the kinds, in the amounts and provides protection against the risks, required to comply with applicable Law as it relates to the business of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ obligations under existing Material Contracts, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(o) Energy Regulatory Matters. Except as set forth on Section 5.1(o) of the Company Disclosure Letter, the Company is a “holding company” under the Public Utility Holding Company Act of 2005 (including the regulations of the FERC thereunder) with a currently effective waiver of the accounting, record-retention and reporting requirements to the extent set forth in 18 C.F.R.§ 366.3(c). Oncor is subject to regulation (i) under Texas Law as a “public utility,” an “electric utility” and a “transmission and distribution utility” (as such terms are defined under the Texas Public Utility Regulatory Act, as amended and under the ERCOT Protocols (as defined below) as a “transmission and/or distribution service provider” (as such term is defined in the ERCOT Protocols), (ii) by FERC as a “transmitting utility” under the Federal Power Act and (iii) by FERC, the North American Electric Reliability Corporation (“NERC”) and the TRE as a “user, owner and operator of the bulk-power system” under Section 215 of the Federal Power Act, and its associated contracts, tariffs and other facilities listed in Section 5.1(o) of the Company Disclosure Letter are subject to FERC jurisdiction under FERC orders. As identified in Section 5.1(o) of the Company Disclosure Letter, Oncor also holds franchises granted by municipalities and other Governmental Entities for the placement of utility facilities in or along public rights of way. Except as set forth in Section 5.1(o) of the Company Disclosure Letter, the Company and its Subsidiaries are not parties to any ongoing regulatory proceedings at the PUCT or the FERC, and the Company and its Subsidiaries are not parties to any ongoing enforcement actions by the PUCT, the FERC, the TRE or the NERC, except for such regulatory proceedings and enforcement actions that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

As used in this Agreement, the term “ERCOT Protocols” means the documents adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time that contain the scheduling, operating, planning, reliability and settlement (including customer registration) policies, rules, guidelines, procedures, standards and criteria of ERCOT including all polices, guidelines, procedures, forms, and applications contained within the “Other Binding Documents” adopted by ERCOT.

(p) Brokers and Finders. Except as set forth in Section 5.1(p) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has employed any agent, broker, finder or investment banker or incurred any liability for any brokerage, finders’ or other fee or commissions in connection with the Closing Date Transactions or the other transactions contemplated by this Agreement.

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(q) Real Property. Except as set forth in Section 5.1(q) of the Company Disclosure Letter or has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have either good title, in fee or valid leasehold, easement or other rights, to the real property, including the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted free and clear of any Liens, options, rights of first refusal or other similar encumbrances. In the case of any such real property leased by the Company or any of its Subsidiaries, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, there exists no uncured breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, the landlord, under the applicable lease. There are no condemnation or eminent domain proceedings pending, or to the Knowledge of the Company threatened in writing, with respect to any real property that the Company or any of its Subsidiaries owns, leases or operates except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(r) Company Material Contracts. Section 5.1(r) of the Company Disclosure Letter lists any Contract (other than a Contract filed as an exhibit to the Company Reports) (i) that would be required to be filed by the Company or any Filing Subsidiary as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act), except for any such Contract that is a Benefit Plan, (ii) that imposes any material restriction on the right of the Company or any of its Subsidiaries to compete with any other Person or to engage or compete in any line of business or in any geographic area, or (iii) that, by its terms, (A) involves potential payments or obligations by or to the Company or any of its Subsidiaries in excess of (x) $10,000,000, in the case of the Company and its Subsidiaries other than the Oncor Entities, or (y) $150,000,000, in the case of the Oncor Entities, or (B) involves the grant to the Company or any of its Subsidiaries of any franchise or right to conduct business in any location or geographic area in which the total number of residential retail customers served by Oncor exceeds 50,000 customers or under which material revenues are generated by the Company or its Subsidiaries (each such Contract, including any Contracts entered into after the date hereof, which, if entered into prior to the date hereof, would have been required to be so listed, a “Company Material Contract”); provided, however, that the Company Material Contracts shall not be deemed to include any Contracts (I) if the rights and interests thereunder are to be contributed to Reorganized TCEH pursuant to the Plan of Reorganization and the Company and its Subsidiaries will not have any obligation or liability in respect thereof after the Closing or (II) that are to be fully and unconditionally terminated, discharged or rejected pursuant to the Plan of Reorganization. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (x) each Company Material Contract is in full force and effect unless terminated in accordance with its terms (assuming the due execution, authorization, and delivery by each other party thereto), (y) other than as a result of the filing of the Chapter 11 Cases, the Company and its Subsidiaries are not in breach of, or default under, the

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terms of such Company Material Contract and, to the Knowledge of the Company, no other party to a Company Material Contract is in breach of, or default under, the terms of such Company Material Contract, and (z) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party to such Company Material Contracts in accordance with its terms subject, as to enforceability in the case of clauses (x) and (z), to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(s) Oncor Entities. Notwithstanding the covenants of the Company and EFIH set forth in Section 6.21, and without limiting those covenants, the Company and EFIH represent and warrant that the ability of the Company and EFIH to exercise control over the Oncor Entities, or cause the Oncor Entities to take any action, is only limited due to applicable Law (including the Prior PUCT Order) and the provisions set forth in the Investor Rights Agreement, the Oncor LLC Agreement and the Oncor Holdings Second Amended and Restated Limited Liability Company Agreement dated as of November 5, 2008 (“Oncor Holdings LLC Agreement,” and collectively with the Oncor LLC Agreement, the “Oncor LLC Agreements” and the Oncor LLC Agreements together with the IRA, the “Oncor Agreements”). The “Prior PUCT Order” means the order issued by the PUCT on April 24, 2008 in PUCT Docket No. 34077.

(t) Affiliate Transactions.

(i) Except as disclosed in Section 5.1(t) of the Company Disclosure Letter, and other than those agreements and arrangements related to ordinary course employment, employee or director compensation and benefits, or employee or director incentive arrangements, no officer or director of the TCEH Entities (as defined below) is a party to any agreement, commitment or transaction with the Company or any of its Subsidiaries (excluding the TCEH Entities) or has any material interest in the Company or any of its Subsidiaries (excluding the TCEH Entities).

(ii) Except for (x) the services to be provided under the Transition Services Agreement and (y) the goods, services and applications described in Section 5.1(t) of the Company Disclosure Letter, since December 31, 2015, no TCEH Entity has directly or indirectly, (A) provided or received material services to or from the Company or any of its Subsidiaries (excluding the TCEH Entities) or (B) billed to, or purchased a material amount of goods or other assets from, the Company or any of its Subsidiaries (excluding the TCEH Entities).

(iii) Except as otherwise set forth in the Transition Services Agreement and the agreements disclosed in Section 5.1(t) of the Company Disclosure Letter, there are no material written agreements or arrangements whereby (x) any of the TCEH Entities currently, directly or indirectly, licenses rights to use Intellectual Property to the Company or any of its Subsidiaries (excluding the TCEH Entities), or (y) the Company or any of its Subsidiaries (excluding the TCEH

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Entities) currently, directly or indirectly, licenses rights to use Intellectual Property to any of the TCEH Entities. “TCEH Entities” means collectively, (A) EFCH, TCEH, Reorganized TCEH and each of their respective Subsidiaries, (B) EFH Corporate Services and its Subsidiaries and (C) EFH Properties Company and its Subsidiaries.

(u) Anti-Corruption; OFAC.

(i) Since the Applicable Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has: (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(ii) The operations of the Company and its Subsidiaries are, and since the Applicable Date have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened in writing.

(iii) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees nor any agent or other Person acting with authority on behalf of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in reasonable detail in Parent’s Annual Report on Form 10-K for the year ended December 31, 2015, Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and Parent’s Current Reports on Form 8-K filed since December 31, 2015, in each case, filed with the SEC prior to the date hereof and to the extent the relevance of such disclosure of any item therein is reasonably apparent from the information disclosed (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are cautionary, predictive or forward-looking in nature) (it being agreed that such disclosures shall not be exceptions to Section 5.2(a) and 5.2(d)(i)), or in the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it

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being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Letter to which the relevance of such item is reasonably apparent from the information disclosed, provided that no such disclosure shall be deemed to qualify Section 5.2(f), unless expressly set forth in Section 5.2(f), of the Parent Disclosure Letter)), Parent and Merger Sub each hereby represent and warrant to the Company and EFIH, as of the date hereof and as of the Closing Date, that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of the certificate of formation and operating agreement or comparable governing documents of each of Parent and Merger Sub, each as amended through the date hereof.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock, of which 461,995,594 shares of Parent Common Stock were issued and outstanding as of the date hereof and 100,000,000 shares of Serial Preferred Stock, none of which is issued or outstanding on the date hereof. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the date hereof, other than up to 4,600,000 shares of Parent Common Stock issuable pursuant to the (A) terms of outstanding awards under employee incentive awards for employees of Parent, or (B) pursuant to this Agreement, there were no options to purchase shares of Parent Common Stock issued and outstanding. Except as set forth in this Section 5.2(b) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding except in connection with the Merger.

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(ii) Upon any issuance of shares of Parent Common Stock pursuant to this Agreement, such shares of Parent Common Stock will be duly authorized, validly issued, fully paid and non-assessable, approved for listing on the NYSE, subject only to official notice of issuance, and freely saleable and not subject to any resale restrictions except to the extent such restrictions are due to the status of the holder thereof.

(c) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Oncor Letter Agreement, the Closing Date Transactions, or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority and has taken all corporate or limited liability company, as applicable, action necessary in order to execute, deliver and perform its obligations under this Agreement, the Oncor Letter Agreement and any other agreement contemplated herein to be entered into by Parent or Merger Sub. This Agreement, the Plan Support Agreement and the Oncor Letter Agreement have been duly executed and delivered by each of Parent and Merger Sub and each constitutes a valid and binding obligation of Parent and Merger Sub. This Agreement and the Oncor Letter Agreement are enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Governmental Filings; No Violations; Etc.

(i) Other than the Vermont Insurance Approval, FERC Approval, the PUCT Approval, the FCC Approval, and filings in respect thereof and the filings and/or notices (A) pursuant to Section 1.5, (B) required as a result of facts or circumstances solely attributable to the Company or its Subsidiaries, a direct or indirect change of control thereof, or the operation of their businesses, (C) under the HSR Act and (D) under the Securities Act with respect to any registration statement to be filed with the SEC on Form S-4 (the “Form S-4”) or other applicable registration statement in connection with the issuance by Parent of Parent Common Stock issuable pursuant to this Agreement, (E) under the Exchange Act, (F) under any securities or “blue sky” laws of any jurisdiction in connection with the issuance by Parent of Parent Common Stock issuable pursuant to this Agreement, and (G) with the NYSE in connection with the listing by Parent on the NYSE of the shares of Parent Common Stock issuable pursuant to this Agreement (other than those items set forth in clauses (A) and (B), all such approvals being collectively the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, the Bankruptcy Court or any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Closing Date Transactions and the other transactions contemplated by this Agreement, except those the failure of which to make or obtain has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

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(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation, certificate of formation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; (C) any change in the rights or obligations of any party under any such Contracts; or (D) assuming compliance with the matters referred to in Section 5.2(d)(i), a violation of any Law to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B), (C) or (D) above, for any breach, violation, termination, default, creation, acceleration or change that has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Parent Reports; Financial Statements.

(i) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits, financial statements and schedules thereto, and other information incorporated therein) required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act or any Contract governing any indebtedness of Parent requiring such filings to be made since the Applicable Date (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, including any financial statements or schedules included therein, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act applicable to the Parent Reports. As of their respective dates (or, if amended prior to, or after, the date hereof, as of the date of such amendment), the Parent Reports filed with or furnished to the SEC prior to the date hereof did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to the Parent Reports. None of the Parent Reports is, to the knowledge of Parent, the subject of ongoing SEC review.

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(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports as amended prior to the date hereof (including the related notes and schedules) fairly presents in all material respects, or, in the case of Parent Reports filed after the date hereof, will fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of its date (and if amended, as of the date of the last such amendment prior to the date hereof) and each of the statements of consolidated income, comprehensive income, cash flows and shareholders’ equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules), as finally amended prior to the date hereof, fairly presents in all material respects, or in the case of Parent Reports filed after the date hereof, will fairly present in all material respects the financial position, results of operations and cash flows, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments), in each case in accordance with GAAP, except as may be noted therein.

(iii) Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, in all material respects. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a material effect on the nature or reliability of the information disclosed in Parent’s periodic reports filed under the Exchange Act, (A) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents (including Parent’s chief executive officer and chief financial officer) and (B) Parent has not disclosed, and is not required to disclose, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s board of directors, and has not had, (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, known to Parent, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(iv) Except as has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries is in compliance with the applicable provisions of the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries is a party to, or has a commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any

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Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent Reports or the financial statements included therein.

(f) Absence of Certain Changes. Since December 31, 2015, there has not occurred a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (A) set forth in Parent’s consolidated balance sheet as of December 31, 2015, including the notes thereto, included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2015, (C) incurred in connection with the Closing Date Transactions or any other transaction or agreement contemplated by this Agreement, (D) pursuant to any Contract that would be required to be filed by Parent as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act, except for any such Contract that is a Benefit Plan) or that was or is material to the business, operations or financial condition of Parent and its Subsidiaries, taken as a whole (but not including any liability for breach thereunder), or (E) that has not had and would not have, individually or in the aggregate, have a Parent Material Adverse Effect.

For purposes of this Agreement “Parent Material Adverse Effect” means (i) any fact, event, change, effect, development, circumstance or occurrence that, individually or together with all other facts, events, changes, effects, developments, circumstances or occurrences, has had or would reasonably be expected to have a material and adverse effect on, or change in, the financial condition, business, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole (for the avoidance of doubt any reference in any provision hereof to any item that “would have a Parent Material Adverse Effect”, or any similar phrase, shall be interpreted as “individually or in the aggregate, has had or would be reasonably expected to have, a Parent Material Adverse Effect” (and such interpretation shall extend to the negative expression of such phrase, or any similar phrase, mutatis mutandis), or (ii) anything that prevents, materially restricts, or materially impairs Parent or Merger Sub from consummating the Closing Date Transactions; provided, however, that, none of the following shall constitute or be taken into account in determining whether there has been or is a Parent Material Adverse Effect:

(i) (x) changes or developments in general economic or political conditions or the securities, credit or financial markets, in general, globally or outside of or in the U.S. or in the State of Texas or (y) changes that are the result of acts of war or terrorism or any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or other weather-related event, circumstance or development (other than such acts of war or terrorism or any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or other weather-related event, circumstance or development that cause any physical damage or destruction to or render physically or operationally unusable any facility or property of Parent, Merger Sub or any of their respective Subsidiaries);

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(ii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local regulatory Governmental Entity (including, for the avoidance of doubt, the RTOs);

(iii) changes or developments generally affecting electric transmission or distribution systems (other than changes or developments that render operationally unusable any facility or property of Parent or Merger Sub or any of their respective Subsidiaries);

(iv) changes or developments that are the result of factors generally affecting any industry in which Parent or its Subsidiaries operate;

(v) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Parent or any of its Subsidiaries with its customers, employees, regulators, financing sources or suppliers to the extent caused by the pendency or the announcement of the transactions contemplated by this Agreement or Plan of Reorganization;

(vi) changes, effects or developments to the extent relating to the entry into this Agreement, the performance of actions or obligations required to be taken by a party hereunder or consented to in writing by the Company and EFIH, including any change in Parent’s or any of its Subsidiaries’ credit ratings to the extent resulting therefrom;

(vii) changes or developments in GAAP or authoritative interpretation thereof after the date hereof; and

(viii) any failure by Parent or any of its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, in and of itself, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect;

provided, further, that (x) facts, events, changes, effects, developments, circumstances or occurrences set forth in clauses (i) through (iv) above may be taken into account in determining whether there has been or is a Parent Material Adverse Effect to the extent such matters, changes, effects or developments have a disproportionate and adverse effect on Parent and its Subsidiaries, taken as a whole, as compared to other entities engaged in the relevant business in Texas or other relevant geographic area and (y) any condition or requirement attached to any order or approval issued by the PUCT, FERC or FCC that is necessary or was sought in order to consummate the transactions contemplated by this Agreement, and/or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors) shall not constitute, or be deemed to contribute, to a Parent Material Adverse Effect.

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(g) Litigation. There are no civil, criminal or administrative actions, suits, complaints, enforcement actions, penalty assessments, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (formal or informal, public or non-public) pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries is a party to or subject to the provisions of any judgment, settlement, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon Parent, any of its Subsidiaries or any of their respective businesses, assets or properties which, individually or in the aggregate, has had or would have a Parent Material Adverse Effect.

(h) Available Funds. Parent and Merger Sub currently have available to them, and on or before the Effective Time, will have available to them, (i) all funds necessary to satisfy Parent’s and Merger Sub’s obligations to consummate the Merger and the other transactions required of it by this Agreement, including funding the Merger Sub Cash Amount, the DIP Repayment and the payment of all of Parent’s and Merger Sub’s fees and expenses related to the foregoing and to satisfy all other payment obligations required to be paid or satisfied by Parent or Merger Sub in connection therewith, and (ii) the authority to issue shares of Parent Common Stock necessary to effect the Merger described in Section 1.4. Parent and Merger Sub acknowledge and agree that the consummation of the DIP and Second Lien Note Repayments, the Merger, and the other transactions contemplated by this Agreement, is not conditional upon the receipt by Parent or Merger Sub or availability of the proceeds of any financing and that any failure by Parent or Merger Sub to consummate the Merger on the Closing Date (provided that at such time the conditions to the Closing set forth in Section 7.1 and 7.2 are otherwise satisfied or are to be satisfied at the Closing), by reason of absence of financing, shall constitute a breach by Parent and/or Merger Sub of this Agreement.

(i) Merger Sub. All of the issued and outstanding membership interests of Merger Sub are validly issued and outstanding and are, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

(j) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Effective Time.

(k) Taxes. Merger Sub is classified as a disregarded entity and as a division of Parent for federal income tax purposes. Parent is classified as a corporation for federal income tax purposes. Parent and Merger Sub have not taken or agreed to take any action, and are not aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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(l) Regulatory Status. Parent is a public utility holding company under the Public Utility Holding Company Act of 2005 (“PUHCA”). Merger Sub is not a public utility holding company under PUHCA. Neither Parent nor Merger Sub is a public utility under the Federal Power Act.

(m) Oncor Entities. Parent and Merger Sub acknowledge that the ability of the Company and EFIH to exercise control over the Oncor Entities, or cause the Oncor Entities to take any action, is limited due to applicable Law and the provisions set forth in the Oncor Agreements.

(n) Certain Subsidiaries. Parent and Merger Sub acknowledge and agree that, for purposes of determining the satisfaction of the condition set forth in Section 7.2(a), none of the representations and warranties of the Company and EFIH in this Agreement shall be deemed to be untrue, or fail to be true, due to the existence of any liability of a Spin-Off Entity or any other Subsidiary of the Company that will dissolve, liquidate, merge out of existence or be abandoned in accordance with the Plan of Reorganization and applicable Law, in each case which will be fully and unconditionally discharged at or prior to the Effective Time pursuant to the Plan of Reorganization or otherwise.

(o) Disclaimer of Other Representations and Warranties. EACH OF PARENT AND MERGER SUB (INDIVIDUALLY AND ON BEHALF OF THEIR RESPECTIVE SUBSIDIARIES) ACKNOWLEDGES AND AGREES THAT NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ONCOR LETTER AGREEMENT, AS APPLICABLE, OR IN ANY CERTIFICATE DELIVERED BY THE COMPANY OR ITS SUBSIDIARIES TO PARENT IN ACCORDANCE WITH THE TERMS HEREOF OR THE ONCOR LETTER AGREEMENT, AND SPECIFICALLY (BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) THAT NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (X) ANY PROJECTIONS, ESTIMATES OR BUDGETS OF THE COMPANY AND ITS SUBSIDIARIES DELIVERED OR MADE AVAILABLE TO PARENT (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY AND/OR ANY OF ITS SUBSIDIARIES OR (Y) THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY AND/OR ANY OF ITS SUBSIDIARIES.

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ARTICLE VI

Covenants

Section 6.1 Interim Operations.

(a) Each of the Company and EFIH covenants and agrees as to itself and each of its Subsidiaries (other than the Oncor Entities and other than with respect to any entities, assets or liabilities to be contributed to Reorganized TCEH in the Reorganized TCEH Contributions or pursuant to the Plan of Reorganization) that, except (i) as otherwise specifically permitted or required by the provisions of this Agreement and the Plan of Reorganization, and any action reasonably necessary to effectuate the Reorganized TCEH Spin-Off, the Reorganized TCEH Contributions, the Preferred Stock Sale and the Reorganized TCEH Conversion, (ii) as Parent may approve in writing (such approval, not to be unreasonably withheld, delayed or conditioned), (iii) as is required by any applicable Law or any Governmental Entity; provided that, to the extent legally permissible, the Company or EFIH shall provide prompt written notice to Parent of any such requirement; (iv) as set forth in Section 6.1(a) of the Company Disclosure Letter, or (v) as required by the Bankruptcy Court in the Chapter 11 Cases without any of the Debtors having requested or applied (or having requested that any of their respective Affiliates make such request or application) for the Bankruptcy Court to impose such requirement (and with the Company and EFIH, to the extent requested by Parent prior to such imposition, having used commercially reasonable efforts to challenge such imposition before the Bankruptcy Court), in each case after the date hereof and prior to the earlier of the Termination Date (as defined below) and the Effective Time, each of the Company and EFIH shall, and shall cause each of their respective Subsidiaries (other than the Oncor Entities and other than with respect to any entities, assets or liabilities to be contributed to Reorganized TCEH in the Reorganized TCEH Contributions or the Plan of Reorganization) to, conduct its business and the Chapter 11 Cases in accordance with the Bankruptcy Code and the orders of the Bankruptcy Court and use its reasonable best efforts to preserve its business organizations intact, and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Notwithstanding the foregoing, from the date of this Agreement until the earlier of the Termination Date and the Effective Time, except (A) as otherwise specifically permitted or required by the provisions of this Agreement and the Plan of Reorganization, and any action reasonably necessary to effectuate the Reorganized TCEH Spin-Off, the Reorganized TCEH Contributions, the Preferred Stock Sale and the Reorganized TCEH Conversion, (B) as Parent may approve in writing (such approval, not to be unreasonably withheld, delayed or conditioned), (C) as is required by any applicable Law or any Governmental Entity, (D) as set forth in Section 6.1(a) of the Company Disclosure Letter or (E) as required by the Bankruptcy Court in the Chapter 11 Cases without any of the Debtors having requested or applied (or having requested that any of their respective Affiliates make such request or application) for the Bankruptcy Court to impose such requirement (and with the Company and EFIH, to the extent requested by Parent prior to such imposition, having used commercially reasonable efforts to challenge such imposition before the Bankruptcy Court), each of the Company and EFIH will not and will not permit any of its respective Subsidiaries (other than the Oncor Entities and other than with respect to any asset, liability or entity to be contributed to Reorganized TCEH in the Reorganized TCEH Contributions or pursuant to the Plan of Reorganization) to:

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(i) adopt any change in its certificate of incorporation, bylaws, limited liability company agreement or other applicable governing instruments;

(ii) merge or consolidate with any other Person;

(iii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than the Plan of Reorganization;

(iv) make any acquisition of any assets or Person for a purchase price individually or in the aggregate in excess of $10,000,000;

(v) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any shares of its capital stock or other equity interests (other than (A) the issuance of shares of EFH Common Stock upon the settlement of awards under the Company Stock Plans (and dividend equivalents thereon, if applicable), (B) the issuance of equity interests by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (C) pursuant to the modification, replacement, refunding, renewal, extension or refinancing of EFIH’s first lien debtor-in-possession financing facility or the modification, replacement, refunding, renewal, extension or refinancing thereof (provided that any modification, replacement, refunding, renewal, extension or refinancing shall not be for an amount greater than the then current outstanding principal amount thereof except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refunding, renewal, extension or refinancing), or, securities convertible or exchangeable into or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities;

(vi) make any loans, advances or capital contributions to, or investments in, any Person (other than in or to the Company or any direct or indirect wholly owned Subsidiary of the Company) individually or in the aggregate in excess of $10,000,000;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock or other equity interests or take any action that would result in the Company or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;

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(viii) reclassify, split, combine or subdivide, directly or indirectly, any of its capital stock, equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or equity interests;

(ix) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its capital stock or equity interests or any securities of convertible into or exchangeable or exercisable for capital stock or equity interests, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests;

(x) repurchase, redeem, defease, cancel, prepay, forgive, issue, sell, incur or otherwise acquire any indebtedness for borrowed money or any debt securities or rights to acquire debt securities, of the Company or any of its Subsidiaries other than pursuant to the Plan of Reorganization, or assume, guarantee or otherwise become responsible for such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), except for indebtedness for borrowed money (A) incurred or repaid under EFIH’s first lien debtor-in-possession financing facility or the modification, replacement, refunding, renewal, extension, repayment or refinancing (subject to clause (v) above) thereof, in each case, to the extent approved by the Bankruptcy Court in the Chapter 11 Cases, or (B) incurred by drawing under outstanding letters of credit;

(xi) (A) grant to any Employee or any member of the board of directors (or similar governing body) or consultant any increase in compensation or benefits other than increases in the ordinary course of business, (B) grant to any Employee or any member of the board of directors (or similar governing body) or consultant any increase in change in control, severance or termination pay, (C) amend in any material respect or terminate any Assumed Plan or the EFH Retirement Plan or related agreement thereunder or establish, adopt, enter into any plan or related agreement that would be a Benefit Plan if in existence on the date hereof and, in the case of a Contributed Plan, other than in the ordinary course of business, or with respect to any actions taken to terminate and wind-down any Discharged Plan or as otherwise required under the terms of this Agreement, (D) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Assumed Plan or EFH Retirement Plan or related agreement thereunder (or any plan or related agreement that would be an Assumed Plan if in existence on the date hereof); provided that with respect to the EFH Retirement Plan, such actions may be taken between the date hereof and the effective date of the Split Participant Agreement that are consistent with that certain Separation Agreement between TXU Corporation and Oncor Holdings dated October 10, 2007, and provided further that with respect to the Discharged Plans, such actions may be taken that are in

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furtherance of the confirmation of a plan of reorganization or the termination and wind-down of such Discharged Plans, (E) grant any new awards, or any outstanding awards, under any Assumed Plan or related agreement thereunder (or any plan or related agreement that would be an Assumed Plan if in existence on the date hereof), or (F) enter into or amend any collective bargaining agreement or other agreement with a labor union, works council or similar organization, except in the case of the foregoing clauses (A) through (F) for actions required pursuant to the terms of any Benefit Plan, or in accordance with the terms and conditions of this Agreement or applicable Law; provided, however, that following the date of this Agreement, the Company and EFIH may, and may permit any of their respective Subsidiaries to, hire any individual or engage any individual, as an interim employee through a third party staffing agency or as an independent contractor or consultant, with such engagements to end in all instances prior to the Closing Date, to the extent reasonably necessary for the Company’s operations between the TCEH Effective Date and the Closing, and may, notwithstanding anything contained in this Agreement to the contrary, provide compensation and benefits that, for all such persons as a group, (i) does not exceed $15,000,000 in the aggregate in any annual period and (ii) does not impose any liability on the reorganized Company and its Subsidiaries following the Closing;

(xii) make or authorize any capital expenditure in an amount in excess of $1,000,000, in the aggregate, during any 12 month period;

(xiii) make any material changes with respect to its financial accounting methods, principles, policies, practices or procedures, except as required by Law or by changes in GAAP;

(xiv) make (excluding any elections made (a) in the ordinary course of business or (b) under Section 168(k) of the Code) or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, enter into any closing agreement with respect to any material Tax or refund, amend any material Tax Return, or surrender any right to claim a material Tax Refund of the Company or any of its Subsidiaries, in each case, other than with respect to any such actions agreed to in connection with any audit or other Tax proceedings disclosed in Section 6.1(a)(xiv) of the Company Disclosure Letter; provided, however, that the full details of any such actions shall be disclosed to Parent if such actions would result in the inclusion of any material item of income in, or the exclusion of any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date;

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(xv) waive, release, assign, settle or compromise any pending or threatened claim, action, suit or proceeding against the Company or any of its Subsidiaries other than settlements or compromises (A) that would result in the payment by the Company and its Subsidiaries of less than $10,000,000 in the aggregate, and (B) that do not entail the acceptance or imposition of any material restrictions on the business or operations of the Company or its Subsidiaries;

(xvi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries with a fair market value in excess of $10,000,000 in the aggregate for all such actions, other than (A) sales of obsolete goods or equipment, or (B) cancellation of, abandonment of, allowing to lapse or expire, or the licensing or sublicensing of, material Intellectual Property, in each of (A) and (B) , in the ordinary course of business consistent with past practice or in accordance with the Bankruptcy Code or the orders of the Bankruptcy Court; provided, however, that in no event shall the Company or any of its Subsidiaries (other than the Oncor Entities) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any capital stock or other equity interests of any of their respective Subsidiaries other than in connection with the modification, replacement, refunding, renewal, extension or refinancing (subject to clause (v) above) of EFIH’s first lien debtor-in-possession financing facility;

(xvii) except as permitted by clause (v)(C) above, enter into, terminate (other than at the end of a term), renew or materially extend or amend any Company Material Contract or Contract (other than the Interim TSA (as such is defined in the Separation Agreement) that, if in effect on the date hereof, would be a Company Material Contract; or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries, under any Company Material Contract or Contract (other than the Interim TSA)) that, if in effect on the date hereof, would be a Company Material Contract, other than pursuant to the Plan of Reorganization;

(xviii) enter into any Contract that contains a change of control or similar provision that would require a payment to any Person counterparty thereto in connection with the consummation of the transactions contemplated by this Agreement that would not otherwise be due;

(xix) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries (other than the Oncor Entities) and their respective properties, assets and businesses in a form and amount consistent with past practice; or

(xx) agree, authorize or commit to do any of the foregoing.

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(b) Notwithstanding anything in Section 6.1(a) to the contrary, the Company and its Subsidiaries may take commercially reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to Section 6.1(a) in order to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety or the Environment or the protection of equipment or other assets; provided, however, that the Company shall provide Parent with notice of such emergency situation and any such action taken by the Company or any of its Subsidiaries (other than the Oncor Entities) as soon as reasonably practicable after obtaining Knowledge thereof.

(c) Except for actions required, or specifically permitted, under the terms of this Agreement or the Plan of Reorganization or as required by the Bankruptcy Code or the Bankruptcy Court in the Chapter 11 Cases without any of the Debtors having requested or applied (or having requested that any of their respective Affiliates make such request or application) for the Bankruptcy Court to impose such requirement (and with the Company and EFIH, to the extent requested by Parent prior to such imposition, having used commercially reasonable efforts to challenge such imposition before the Bankruptcy Court), and subject to Sections 6.19, 6.20 and 6.21, none of Parent, Merger Sub, the Company or EFIH shall intentionally take (or fail to take if required by this Agreement, the Plan of Reorganization, the Plan Support Agreement, any Governmental Entity, the Bankruptcy Court, applicable Law or contractual obligation) or permit any of its Subsidiaries to take (or fail to take if required by this Agreement, the Plan of Reorganization, the Plan Support Agreement, any Governmental Entity, the Bankruptcy Court, applicable Law or contractual obligation) any action that if taken (or failed to be taken) would reasonably be expected to prevent or impair in any material respect the consummation of the Closing Date Transactions or the Minority Interest Acquisition or the IPO Conversion Plan.

(d) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

Section 6.2 Acquisition Proposals.

(a) (i) Notwithstanding anything to the contrary herein, during the period beginning at the date of this Agreement and continuing until the entry of the Approval Order, the Company and EFIH and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, “Representatives”) shall have the right to: (x) solicit, initiate, encourage, induce or facilitate Acquisition Proposals, including by way of providing access to non-public information concerning the Company or its Subsidiaries to any Person pursuant to an Acceptable Confidentiality Agreement (as defined below); provided that, to the extent not previously made available to Parent, the Company and EFIH shall substantially concurrently make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided by or on behalf of the Company or any of its Subsidiaries (or the Oncor Entities to the extent Parent is aware of the Oncor Entities providing such information) to any such Person which was not previously made available to Parent or Merger Sub; (y) enter into, maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals,

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discussions or negotiations; and (z) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any such Acquisition Proposal which the Company Board or the board of managers of EFIH determines in good faith (after consultation with their independent financial advisor and outside legal counsel, and based on the advice of such counsel) is, or is reasonably likely to lead to, a Superior Proposal.

(ii) Notwithstanding anything to the contrary herein, and subject to compliance with the other provisions of this Section 6.2, during the period beginning at the entry of the Approval Order and continuing until the entry of the EFH Confirmation Order, the Company and EFIH and their Representatives shall have the right to: (x) (A) continue discussions or negotiations with respect to Acquisition Proposals with any Person (provided, that such Persons is a party to an Acceptable Confidentiality Agreement (as defined below)) that has submitted prior to the entry of the Approval Order a written indicative bid that the Company or EFIH is in active negotiations over at the time of the entry of the Approval Order, and (B) have discussions or negotiations with (or otherwise encourage or facilitate) any Person that submits an unsolicited bona fide written Acquisition Proposal that did not arise from a breach of this Section 6.2 which the Company Board or the EFIH board of managers determines in good faith (in each case, after consultation with their independent financial advisor and outside legal counsel, and based on advice of such counsel) is, or is reasonably likely to lead to a Superior Proposal; provided, that such Persons are party to an Acceptable Confidentiality Agreement; (y) provide access to non-public information concerning the Company or its Subsidiaries (including providing access to an online or physical dataroom) to any such Person; provided, that, to the extent not previously made available to Parent, the Company and EFIH shall substantially concurrently make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided by or on behalf of the Company or any of its Subsidiaries (or the Oncor Entities to the extent that Parent is aware of the Oncor Entities providing such information) to any such Person which was not previously made available to Parent or Merger Sub; and (z) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any such Acquisition Proposal which the Company Board or the board of managers of EFIH determines in good faith (after consultation with their independent financial advisor and outside legal counsel, and based on advice of such counsel) is a Superior Proposal.

(b) Except as expressly permitted pursuant to Section 6.2(a), at the time of entry of the Approval Order the Company and EFIH shall, and shall cause their Subsidiaries (other than the Oncor Entities, subject to Section 6.21) to, and the Company, EFIH and such Subsidiaries shall cause their respective Representatives to, immediately (w) cease and cause to be terminated all existing discussions or negotiations with, and all ongoing solicitations of, any Person with respect to any Acquisition Proposal, (x) not to initiate, encourage, induce or facilitate any inquiry or proposal that is reasonably expected to lead to an Acquisition Proposal, (y) instruct the prompt return or destruction of all confidential information previously furnished to any Person by or on behalf of the Company or EFIH or their respective Subsidiaries in connection with an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal (other than with respect to any Person that the Company and EFIH

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are permitted to continue to negotiate with pursuant to Section 6.2(a)(ii)) and (z) terminate all physical and electronic dataroom access previously granted to any Person by or on behalf of the Company or EFIH or their respective Subsidiaries in connection with an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal (other than with respect to any Person that the Company and EFIH are permitted to continue to negotiate with pursuant to Section 6.2(a)(ii)), other than in each case, and solely in connection with this Agreement or any other proposal from Parent, the Company, its Subsidiaries and their respective Representatives.

(c) Except as expressly permitted pursuant to Section 6.2(a), from the entry of the Approval Order until the earlier of the Termination Date or the Closing Date, the Company and EFIH shall not, and shall cause their Subsidiaries (other than the Oncor Entities, subject to Section 6.21) not to, and the Company, EFIH and such Subsidiaries shall cause their respective Representatives not to, (i) directly or indirectly solicit, initiate, encourage, or knowingly induce or knowingly facilitate any Acquisition Proposal, or any inquiry or proposal that is reasonably expected to lead to an Acquisition Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person, any information with respect to, or cooperate in any way with any Person with respect to, any Acquisition Proposal, or any inquiry or proposal that is reasonably expected to lead to an Acquisition Proposal, other than in each case, and solely in connection with this Agreement or any other proposal from Parent, the Company, its Subsidiaries and their respective Representatives.

(d) Except as set forth in Section 6.2(e), neither the Company Board nor the EFIH board of managers, nor any committee thereof shall allow the Company or EFIH, as the case may be, or any of their respective Subsidiaries (other than the Oncor Entities, subject to Section 6.21) to execute or enter into, any binding letter of intent, memorandum of understanding, term sheet, agreement or commitment (other than an Acceptable Confidentiality Agreement), that constitutes an Acquisition Proposal, or requires, or would reasonably be expected to cause, the Company or EFIH to terminate this Agreement (a “Company Acquisition Agreement”).

(e) Prior to the Company or EFIH, as applicable, terminating this Agreement pursuant to Section 8.3(e) or Section 8.3(f), as the case may be, (A) the Company shall provide prior written notice to Parent of the submission of any Acquisition Proposal for which the Company or EFIH is prepared to terminate this Agreement at least three (3) Business Days prior to terminating this Agreement, which notice shall specify the material terms and conditions of any such Acquisition Proposal, the identity of the Person making such Acquisition Proposal and a copy of the most current draft of each Company Acquisition Agreement related thereto (“Company Notice”) (it being understood that neither the Company nor EFIH shall enter into any agreement or commitment which prohibits the Company or EFIH, as a condition of an Acquisition Proposal or as a condition to the submission of an Acquisition Proposal, from furnishing the Company Notice), and (B) the Company Board or the board of managers of EFIH, as the case may be, shall have determined in good faith (in each case, after consultation with its independent financial advisor and outside legal counsel, and based on advice of such counsel) that such Acquisition Proposal is a Superior Proposal, and after such three (3)

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Business Days the Company Board or the board of managers of EFIH, as the case may be, may terminate this Agreement pursuant to Section 8.3(e) or Section 8.3(f), as applicable and enter into a Company Acquisition Agreement, if concurrently with such termination, it determines in its sole discretion after consultation with its independent financial advisor and outside legal counsel, and based on advice of such counsel, that such Acquisition Proposal is a Superior Proposal and, that as a result, the failure to terminate this Agreement is inconsistent with its fiduciary duties. In determining whether to terminate this Agreement pursuant to Section 8.3(e) or Section 8.3(f), the relevant board shall take into account all changes to the terms of this Agreement proposed by Parent after the date hereof in response to such a Company Notice, and any other information deemed relevant or appropriate by such board. The obligations set forth in this Section 6.2(e) are in addition to those set forth in the other provisions of this Section 6.2, including for the avoidance of doubt Section 6.2(f).

(f) Following the entry of the Approval Order, the Company or EFIH shall as promptly as reasonably practicable (i) and in any event before engaging in, or continuing, any material discussions with any Person (or its Representatives) who submits, or has submitted, an Acquisition Proposal, or providing material information to such Person (or its Representatives), enter into an Acceptable Confidentiality Agreement with such Person (to the extent an Acceptable Confidentiality Agreement is not already in effect with such Person), and advise Parent in writing of each such Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any material changes to such material terms and conditions promptly after receipt thereof) and provide to Parent a copy of each Company Acquisition Agreement relating to such Acquisition Proposal and the identity of such Person and its Representatives; (ii) make available to Parent and Merger Sub any material information that it or its Representatives make available to each such Person described in preceding clause (i) or its Representatives which was not previously made available to Parent or Merger Sub, concurrently with the making available of such information to such Person or its Representatives; and (iii) inform Parent and Merger Sub of any material developments with respect to each Acquisition Proposal described in this sentence. The obligations set forth in this Section 6.2(f) shall apply with respect to any Acquisition Proposal submitted before or after the date hereof, and the Company and EFIH acknowledge and agree that, to the extent an Acquisition Proposal which meets the requirements for discussions or other actions to occur as contemplated by this Section 6.2 is submitted by or on behalf of a Person with whom the Company or any of its Subsidiaries has previously entered a confidentiality agreement, such obligations set forth in this Section 6.2(f) may require an amendment to such agreement in order for such Acquisition Proposal to be pursued by the Company or EFIH. To the extent that Parent or any of its Affiliates receive the identity of any other potential acquiror from the Company or EFIH pursuant to this Section 6.2, the recipient thereof shall maintain the confidentiality of such identity, and shall only share such identity with its legal advisors for purposes of receiving legal advice.

(g) Notwithstanding anything to the contrary herein, during the period beginning at the date of the entry of the Confirmation Order and continuing until the earlier of the Termination Date or the Closing Date, the Company and EFIH and their Representatives shall have the right to: (x) solicit, initiate, encourage, induce or facilitate

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Backup Plan Proposals, including by way of providing access to non-public information concerning the Company or its Subsidiaries to any Person pursuant to an Acceptable Confidentiality Agreement; (y) enter into, maintain or continue discussions or negotiations with respect to Backup Plan Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations; and (z) adopt, approve, recommend, or enter into a definitive agreement with respect to or propose to adopt, approve, recommend, or enter into a definitive agreement with respect to (publicly or otherwise) any such Backup Plan Proposal; provided, however, that the Company and EFIH shall use commercially reasonable efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by any Debtor of a Backup Plan Proposal and (y) to enter into confidentiality agreements with any counterparty to any agreement regarding support for and/or financing of a Backup Plan Proposal, which confidentiality agreement provides that the existence and terms of such Backup Plan Proposal shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable Law.

(h) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and, solely to the extent executed after the date of this Agreement, does not prohibit the Company or any of its Subsidiaries from providing information to Parent that Parent is expressly entitled to receive from the Company in accordance with this Section 6.2.

“Acquisition Proposal” means any inquiry, proposal or offer from or by a Person (other than Parent or any of its Subsidiaries and their respective agents and Representatives) with respect to (i) a merger, acquisition, consolidation, dissolution, equitization, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination or similar transaction involving the Company and/or one or more of its Subsidiaries, or (ii) any other transaction involving the Company and/or one or more of its Subsidiaries which results in the direct or indirect acquisition of more than 20% of the assets of the Company and its Subsidiaries on a consolidated basis or in the direct or indirect acquisition of more than 20% of the equity interests or voting power of the Company, EFIH or any of the Oncor Entities provided, however, that a Backup Plan Proposal (as defined below) shall not constitute an Acquisition Proposal.

“Backup Plan Proposal” means an any inquiry, proposal or offer that (i) would constitute an Acquisition Proposal (including, for the avoidance of doubt, a standalone plan of reorganization negotiated with existing creditors of the Company or EFIH) but for its express exclusion from the definition of Acquisition Proposal and, (ii) by its terms, contemplates consummation or closing of such Backup Plan Proposal only after termination of this Agreement other than a termination arising as a result of the adoption, approval, recommendation, or entry into a definitive agreement with respect to such Backup Plan Proposal.

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“Superior Proposal” means a bona fide Acquisition Proposal (except that references to 20% shall be changed to 50%) which the Company Board or the board of managers EFIH, as the case may be, determines in good faith would, if consummated, result in a superior transaction to the Company or EFIH, as applicable, than the transactions contemplated by this Agreement after consultation with its independent financial advisors and outside legal counsel, and based on advice of such counsel, and, taking into account (x) the likelihood and timing of consummation and (y) all material legal, financial (including the financing terms of any such proposal), conditionality, regulatory and other aspects of such proposal, in each case as compared to the transactions contemplated by this Agreement.

Section 6.3 Filings; Other Actions; Notification.

(a) Cooperation.

(i) The Company and EFIH, on the one hand, and Parent and Merger Sub, on the other hand, shall cooperate with each other and use, and shall cause their respective Subsidiaries (other than, with respect to the Company and EFIH, the Oncor Entities, subject to Section 6.21 and with respect to Parent, its regulated Subsidiaries and regulated controlled Affiliates) to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and assist and cooperate with the other parties and the Oncor Entities in doing, all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Plan of Reorganization, as promptly as reasonably practicable, including negotiating, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and the Plan of Reorganization. The Company agrees that, prior to the termination of this Agreement, it will not withdraw any Application (as defined below) made pursuant to the terms of this Agreement or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors) without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. The Company and Parent shall supply as promptly as reasonably practical any additional information and documentary material that may be requested by any Governmental Entity in connection with the Applications; provided that notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company’s and its Subsidiaries’ (other than the Oncor Entities, subject to Section 6.21) sole obligations with respect to (i) the Minority Interest Acquisition are set forth in this Section 6.3, Section 6.18 and Section 6.19 and (ii) the IPO Conversion Plan are set forth in Section 6.20.

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(ii) The Company and Parent shall use their respective reasonable best efforts to make all filings required of the Company, EFIH, Parent and Merger Sub under the HSR Act in connection with the transactions contemplated by this Agreement which shall be filed as promptly as reasonably practicable, but in no event later than the later to occur of (A) forty-five (45) days after the date hereof and (B) two (2) Business Days following receipt of the Approval Order. The filing fees of the Company and Parent required under the HSR Act in connection with the Merger shall be at Parent’s sole cost and expense and any other filing fees in connection with any filing(s) under the HSR Act shall be at the cost and expense of the Person considered to be the “acquiring person” pursuant to the HSR Act in connection with such filing(s).

(iii) Parent shall, pursuant to the Oncor Letter Agreement or otherwise, and the Company and EFIH shall, pursuant to Section 6.21 or otherwise, use their reasonable best efforts to cause Oncor to file with the FERC an application for the FERC Approval as promptly as reasonably practicable, but in no event later than the later to occur of (A) forty-five (45) days after the date hereof and (B) two (2) Business Days following receipt of the Approval Order.

(iv) Each party shall, and shall cause its respective Subsidiaries (other than, with respect to the Company and EFIH, the Oncor Entities subject to Section 6.21 and with respect to Parent, its regulated Subsidiaries and regulated controlled Affiliates) to appear formally (including by providing testimony) or informally before the Bankruptcy Court or any Governmental Entity if reasonably requested by the other party or required by the Bankruptcy Court or such Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan of Reorganization.

(v) Parent shall, pursuant to the Oncor Letter Agreement or otherwise, and the Company and EFIH shall, pursuant to Section 6.21 or otherwise, use their reasonable best efforts to cause Oncor to submit to the PUCT a single, integrated filing (on behalf of the parties) that requests prior approval by the PUCT of the transactions contemplated by this Agreement (the “PUCT Filing”) as promptly as practicable, but in no event later than the later to occur of (A) forty-five (45) days after the date hereof and (B) two (2) Business Days following receipt of the Approval Order.

(vi) Notwithstanding anything in this Section 6.3 or otherwise in this Agreement, in connection with any filing under the HSR Act (the “HSR Filing”), the PUCT Filing or application submitted to the FCC or FERC with respect to the transactions contemplated by this Agreement (together, the “FCC/FERC Applications” and, together with the PUCT Filing, the HSR Filing, the “Applications”), the Company will not object to Parent leading, in close

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cooperation with Oncor and in cooperation with the Company, (A) the scheduling and conducting of all formal meetings with all Governmental Entities (and the staffs thereof), (B) the coordination and making of all Applications and filings with any Governmental Entity and (C) the process for obtaining any consents, registrations, approvals, permits and authorizations of any Governmental Entity, in each case, as may be necessary or advisable to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Closing Date Transactions (other than with respect to any governmental approvals relating exclusively to the Reorganized TCEH Spin-Off, the Reorganized TCEH Contributions, the Preferred Stock Sale or the Reorganized TCEH Conversion) and, subject to Sections 6.19, 6.20 and 6.21, the Minority Interest Acquisition and the IPO Conversion Plan. Parent shall also have the right to reasonably determine the content, terms and conditions of such Applications (and any amendments or supplements thereto) and filings (but for the avoidance of doubt the PUCT Filing shall contain all of the key terms and undertakings set forth in Exhibit E hereto (the “Key Regulatory Terms”) and may at the election of Parent (exercised in its sole discretion) contain the matters specified in Section 6.3(a)(vi) of the Parent Disclosure Letter, and to resolve any investigation or other inquiry of any Governmental Entity (and the staffs thereof), including the PUCT, in each case, as may be necessary or reasonably advisable to be made or obtained (in the case of such applications or filings) or resolved (in the case of such investigations and other inquiries), in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Closing Date Transactions and, subject to Sections 6.19, 6.20 and 6.21, the Minority Interest Acquisition and the IPO Conversion Plan. Prior to making any decisions pursuant to this Section 6.3(a)(vi), Parent shall consult and collaborate in good faith with the Oncor Entities and the Company and EFIH with respect to such decisions and consider in good faith the views of the Oncor Entities and the Company and EFIH.

(vii) Subject to Laws relating to the exchange of information, Parent and Merger Sub, on the one hand, and the Company and EFIH, on the other hand, shall, and shall cause their respective Subsidiaries (other than the Oncor Entities) and controlled Affiliates (other than Parent’s regulated Subsidiaries and regulated controlled Affiliates) to, use their respective reasonable best efforts to provide the other a reasonable opportunity to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all material information that appears in any filing made with, or written materials submitted to, or oral presentations or testimony made to any Governmental Entity (other than with respect to any governmental approvals relating exclusively to the Reorganized TCEH Spin-Off, the Reorganized TCEH Contributions, the Preferred Stock Sale or the Reorganized TCEH Conversion) in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights and obligations, each of the Company, EFIH, Parent and Merger Sub shall act reasonably and as promptly as practicable.

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(viii) Parent and Merger Sub, on the one hand, and the Company and EFIH, on the other hand, agree not to schedule, to the extent reasonably practicable, any substantive meetings or substantive communications with any Governmental Entity or in pursuit of obtaining any necessary clearances pursuant to the HSR Act (other than with respect to any governmental approvals relating exclusively to the Reorganized TCEH Spin-Off, the Reorganized TCEH Contributions, the Preferred Stock Sale or the Reorganized TCEH Conversion) regarding the transactions contemplated by this Agreement or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors) without giving the other party or its Representatives a reasonable opportunity to participate in such meeting or communication to the extent permitted by such Governmental Entity and to the extent with respect to matters involving any of the Applications, unless Parent reasonably believes that such participation would be imprudent provided that Parent may not exclude the Company or EFIH from any such meeting or communication if a Governmental Entity has requested that the Company or EFIH participate, and in any event the parties hereto shall keep each other reasonably apprised of all material substantive communications with Governmental Entities (other than with respect to any governmental approvals relating exclusively to the Reorganized TCEH Spin-Off, the Reorganized TCEH Contributions, the Preferred Stock Sale or the Reorganized TCEH Conversion) of which they are aware regarding the transactions contemplated by this Agreement or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors). Parent and Merger Sub, on the one hand, and the Company and EFIH, on the other hand, shall use their reasonable best efforts to obtain the PUCT Approval and the FERC Approval as expeditiously as possible.

(ix) In the event that the Company and Parent agree in writing upon the use of common counsel or consultants with respect to the negotiation, preparation or filing of any necessary consent, registration, approval, permits and/or authorizations under this Section 6.3(a), they shall share equally the fees and expenses of such counsel and consultants.

(b) Information. Subject to Section 6.3(f), the Company and EFIH, on the one hand, and Parent and Merger Sub, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries and controlled Affiliates (other than, with respect to the Company, the Oncor Entities, subject to Section 6.21 and with respect to Parent, its regulated Subsidiaries and regulated controlled Affiliates), directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries (other than the Oncor Entities subject to Section 6.21 hereof) to or with any Governmental Entity in connection with the Applications.

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(c) Status. Subject to Section 6.3(f) and the instructions of the Bankruptcy Court or any Governmental Entity, the Company and EFIH, on the one hand, and Parent and Merger Sub, on the other hand, shall keep the other reasonably apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors), including, upon reasonable request, promptly furnishing the other with copies of notices or other communications received by Parent or Merger Sub or the Company or EFIH, as the case may be, or any of their Subsidiaries (other than the Oncor Entities, subject to Section 6.21), from the Bankruptcy Court or any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors). The Company and EFIH will also keep Parent reasonably and regularly advised of the status and progress of, and provide to Parent any information reasonably requested by Parent regarding, any other consents of the Bankruptcy Court or any Governmental Entities required in connection with the implementation and consummation of the transactions contemplated by the Plan of Reorganization that are related to or could reasonably be expected to affect the transactions contemplated by this Agreement.

(d) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.3, each of the Company and EFIH and Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity (including the FCC, the FERC and the PUCT) with jurisdiction over any Company Approvals or Parent Approvals of information and documents reasonably requested by any such court or Governmental Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors);

(ii) with respect to the HSR Filing, obtaining the expiration or earlier termination of any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement, and with respect to the FCC Approval, the FERC Approval and the PUCT Approval and all other approvals and consents of a Governmental Entity, obtaining all such necessary approvals and avoiding the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment or Law that, individually or in the aggregate, would be reasonably likely to prevent, enjoin or otherwise prohibit, or materially impair, restrain or restrict, the transactions contemplated by this Agreement or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors), including Parent and Merger Sub, subject to the first sentence of the last paragraph of Section 6.3(e), taking all actions required by, and accepting all conditions and/or requirements imposed under the terms of any, consent, registration, order, approval or authorization issued by any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan of Reorganization to the extent that any such condition or requirement is a Key Regulatory Term or is not otherwise a Burdensome Condition; and

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(iii) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors) unlawful or that would prevent, enjoin or otherwise prohibit, or materially impair, restrain or restrict, the transactions contemplated by this Agreement or the Plan of Reorganization (solely as the Plan of Reorganization relates to the E-Side Debtors), vacate, modify, reverse, suspend, prevent, eliminate, avoid, remove or comply with such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit prompt consummation of the transactions contemplated by this Agreement.

(e) Acceptable Conditions. Notwithstanding the obligations set forth in this Section 6.3 or elsewhere in this Agreement, (A) Parent and Merger Sub shall not be required to, and (B) the Company, EFIH and their Subsidiaries (other than the Oncor Entities, subject to Section 6.21) shall not be permitted to, without the prior written consent of Parent, take any action pursuant to this Section 6.3 or otherwise if the taking of such efforts or action, individually or in the aggregate, would result in a Burdensome Condition.

“Burdensome Condition” means any term or condition, order, sanction, requirement, law, rule or regulation that, individually or in the aggregate, would, or would be reasonably expected to have a material and adverse effect on, or change in, the condition (financial or otherwise), business, assets, liabilities or results of operations (i) of Oncor and its Subsidiaries, taken as a whole, or (ii) of Parent and its Subsidiaries, taken as whole; provided that, for purposes of this clause (ii) Parent and its Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities that is the size and scale of the Oncor Entities; provided, however, that terms or conditions, orders, sanctions, requirements, laws, rules or regulations that result in changes or developments generally affecting electric transmission or distribution systems in the State of Texas shall not be deemed to be, or contribute to, a Burdensome Condition (except such changes or developments affecting electric transmission or distribution systems in the State of Texas shall be taken into account in determining whether there has been or is a Burdensome Condition to the extent such changes, or developments have a disproportionate and adverse effect on Oncor and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (where Parent and its Subsidiaries, including the Oncor Entities, are deemed to be a consolidated group of entities that is the size and scale of the Oncor Entities), as compared to other entities engaged in the relevant business in the State of Texas); provided, further, that, the approval of any of the Key Regulatory Terms, or any comparable condition, requirement or similar item that, in each case, is substantively the same

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or results in the same effect as any of the Key Regulatory Terms, by the PUCT shall not be deemed to be, or contribute to, a Burdensome Condition, but adverse variations or changes to any of the Key Regulatory Terms may contribute to, or be, a Burdensome Condition; and provided, further, however, that the PUCT Approval shall be deemed to be a Burdensome Condition (X) if the PUCT Approval does not approve changes of control of Oncor (a) pursuant to which Parent and its Affiliates will own, directly or indirectly, all of the equity securities of Oncor and (b) pursuant to which Parent and its Affiliates will own, directly or indirectly, all of the equity securities of Oncor (other than indirect interests in Oncor that are issued to the public, interests issued to directors, officers and employees of the Oncor Entities pursuant to a management equity incentive plan and direct or indirect interests held by the current members of Oncor and their successors), (Y) if the PUCT Approval imposes (i) any requirement, restriction, limitation or condition on Parent’s ability to, directly or indirectly, appoint, remove and replace from time to time any individual who serves on the board of directors of Oncor or Oncor Holdings from time to time (and otherwise to fill vacancies on such boards of directors) or the process for the appointment, removal or replacement of such directors or (ii) imposes any requirement, restriction, limitation or condition on the qualifications for the directors of the Oncor Entities (including the independence thereof) other than requiring that no more than a majority of the directors of Oncor Holdings and Oncor shall consist of persons who qualify as “independent” in accordance with the rules and regulations of the NYSE, provided that, if any such requirement, restriction, limitation or condition pursuant to this clause (Y) is only effective during periods in which Parent and its subsidiaries, other than Oncor and Oncor Holdings, have outstanding new debt that is solely or almost entirely dependent on the revenues of Oncor, then such requirement, restriction, limitation or condition shall not, in and of itself, be deemed to be a Burdensome Condition, or (Z) if the PUCT Approval imposes any requirement, restriction, limitation, condition or obligation that limits or prevents any of the Oncor Entities from making distributions, dividends or other payments to Parent or its Affiliates, except in the case of this clause (Z), (i) as provided for in the Key Regulatory Terms without modification thereto, or any comparable condition, requirement or similar item that, in each case, is substantively the same or results in the same effect as any of the Key Regulatory Terms, or (ii) for any condition that would restrict the Oncor Entities from making distributions, dividends or other payments to Parent or its Affiliates if such distribution, dividend or other payments would cause Oncor’s actual equity ratio to fall below the equity ratio established by the Commission from time to time, as such actual equity ratio appears in Oncor’s annual Earnings Monitoring Report, and, except in the case of each of clauses (X), (Y) and (Z), as would not cause any nationally recognized rating agency, rating Parent, any of Parent’s Affiliates or any securities issued by Parent or any of its Affiliates, (1) to assign to Parent, any of its Affiliates (including any Affiliate that is an issuer of indebtedness) or any securities issued by Parent or any of its Affiliates, a lower rating, or (2) to place Parent, any of its Affiliates (including any Affiliate that is an issuer of indebtedness) or any securities issued by Parent or any of its Affiliates, on credit watch or negative outlook, in the case of clause (ii) in connection with the transactions contemplated by this Agreement or as a result of the Merger (as reasonably demonstrated by Parent to the Company).

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Nothing in this Agreement, including this Section 6.3, shall require, or be construed to require, Parent, Merger Sub or any of their Affiliates to agree to the sale, license, divestiture, hold separate or other disposition of any assets, categories of assets or businesses or other segments of Parent or Merger Sub or any of their respective Affiliates (other than the Company and its Subsidiaries). In the event that the Company or its Subsidiaries are required to agree to the sale, license, divestiture, hold separate or other disposition of any assets, categories of assets or businesses of the Company or any of its Subsidiaries in connection with obtaining a Company Approval, then such requirement may contribute to, or be, a Burdensome Condition.

(f) Confidentiality. Notwithstanding the foregoing, all information disclosed pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement and nothing in this Section 6.3 shall require any party (i) to violate any of its binding obligations with respect to confidentiality, (ii) to disclose any privileged information or (iii) to violate any applicable Laws or Orders; provided, that, as applicable, each of the Company and EFIH, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent permitted by applicable Law, provide notice to each other that any information is being withheld pursuant to this provision and shall use their respective commercially reasonable efforts to find a mutually agreeable solution to any such confidentiality and/or privilege concerns, including providing any such privileged information pursuant to a joint defense agreement.

Section 6.4 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company and EFIH shall (and each shall cause its Subsidiaries (other than the Oncor Entities) to) afford Parent’s officers and other Representatives reasonable access, during normal business hours throughout the period from the date hereof through the earlier of the Termination Date and the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company and EFIH shall (and each shall cause its Subsidiaries (other than the Oncor Entities) to) furnish to Parent all such information concerning its business, properties, facilities, operations and personnel as Parent reasonably requests; provided that, no investigation pursuant to this Section 6.4 shall (a) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries or (b) affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company or any of its Subsidiaries to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or such Subsidiary would result in the disclosure of any trade secrets of third parties or violate any of its or any of its Subsidiaries’ obligations with respect to confidentiality if the Company or such Subsidiary shall have used reasonable best efforts to furnish such information in a manner that does not result in any such disclosure, including obtaining the consent of such third party to such inspection or disclosure, (ii) disclose any privileged information of the Company or any of its Subsidiaries if the Company or such Subsidiary shall have used reasonable best efforts to furnish such information in a manner that does not result in the loss of such privilege or (iii) permit any invasive environmental investigation or sampling, including a Phase II environmental assessment. All information requested pursuant to this Section 6.4 shall be governed by the Confidentiality Agreement.

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Section 6.5 Publicity. The initial press release or press releases regarding this Agreement and the transactions contemplated by this Agreement, including the Closing Date Transactions, shall be in a form mutually acceptable to Parent and the Company and thereafter the Company, EFIH and Parent each shall consult with each other to the extent reasonably practicable prior to issuing any press releases or otherwise making public announcements (except as required by Law) with respect to the Closing Date Transactions.

Section 6.6 Employee Benefits.

(a) Pursuant to the Plan of Reorganization or otherwise, the Company and EFIH shall, and shall cause their respective Subsidiaries to take all such actions within their control as may be necessary, appropriate or desirable to transfer the sponsorship, maintenance and administration of, and all liabilities (and related contracts or agreements with third parties) in respect of, the Contributed Plans to Reorganized TCEH or its Subsidiaries on or prior to the date of the Reorganized TCEH Spin-Off. As soon as administratively practicable following the Reorganized TCEH Spin-Off, Reorganized TCEH shall transfer the liabilities related to the post-retirement health, life, dental and vision benefits for participants previously employed by certain discontinued operations of the Company and its Subsidiaries and their predecessors, and the participants’ beneficiaries (identified by employee number) set forth on Schedule 6.6(a) of the Company Disclosure Letter (the “DiscOp OPEB Participants”) and the related accrued benefits liabilities (the “DiscOp OPEB Liabilities”) from the EFH Retiree Welfare Plan to a new mirror health and welfare plan established by Reorganized TCEH or another plan reasonably acceptable to Parent and the Company (the “New DiscOp OPEB Plan” which such plan shall be transferred to and assumed by the Company or one of its Subsidiaries prior to or on the Closing Date. For the avoidance of doubt, upon the transfer of the New DiscOp OPEB Plan to the Company or its Subsidiary, the New DiscOp OPEB Plan (including the DiscOp OPEB Liabilities) shall be an Assumed Plan and the Surviving Company shall indemnify, defend and hold harmless Reorganized TCEH and its Subsidiaries from and against any claim, action, suit, proceeding relating to any modification or termination of the post-retirement health and life benefits to any DiscOp OPEB Participants on or after the Closing Date. Parent, the Company and Reorganized TCEH shall take all actions necessary to effectuate the transfer of the New DiscOp OPEB Plan from Reorganized TCEH to Parent or Company as soon as administratively practicable following the establishment of such plan, but in any event prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, during the period beginning on the Reorganized TCEH Spin-Off date and ending on the date the New DiscOp OPEB Plan is assumed by the Company or its Subsidiary as set forth in this Section 6.6, the Company, Surviving Company or its Subsidiaries shall reimburse Reorganized TCEH and its Affiliates for all claims incurred by DiscOp OPEB Participants under the EFH Retiree Welfare Plan or New DiscOp OPEB Plan, as applicable, plus any reasonable out of pocket expenses incurred by Reorganized TCEH and its Affiliates in providing such benefits. Notwithstanding the foregoing, except as otherwise provided herein (including, without limitation, the Assumed Plans) or in the

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Split Participant Agreement (as defined below), none of Parent, any Oncor Entity or any of their Affiliates shall assume or otherwise incur any liability or obligation under any compensatory, severance or similar arrangement in respect of any Non-Oncor Employee (as defined below), it being understood that Reorganized TCEH and Oncor shall enter into the Split Participant Agreement. For purposes of Section 6.6(a):

“Non-Oncor Employee” means consistent with past practices (i) any individual employed by the Company, EFIH, TCEH, Reorganized TCEH or any of their respective Affiliates (other than the Oncor Entities) on or immediately following the Reorganized TCEH Spin-Off or (ii) any individual formerly employed by TCEH or any Affiliate of TCEH or Reorganized TCEH (which for this purpose would constitute an Affiliate immediately following the Closing Date), other than an Oncor Employee;

“Oncor Employee” means consistent with past practices (i) any individual employed by an Oncor Entity on or immediately following the Closing Date or (ii) any individual formerly employed by an Oncor Entity or, by any predecessor regulated electric utility business on a full time basis, who terminated employment with and did not subsequently become employed by a non-Oncor Entity; and

“Split Participant Service” means service of Oncor Employees or Non-Oncor Employees, as applicable, whose employment includes service with both the Oncor Entities (or a predecessor regulated electric business) and a business of the Company or its Affiliates other than the Oncor Entities.

(b) EFIH, the Company and Parent shall use commercially reasonable efforts to obtain unconditional bankruptcy court approval authorizing the termination and distribution of all payments and obligations under the Discharged Plans (other than any such Discharged Plans that are equity based plans or the Ebasco Services of Canada Limited Pension Plan) prior to the effective date of the Plan of Reorganization under which the Non-Qualified Plans are to be discharged; provided, however, if EFIH, the Company and Parent cannot obtain such unconditional bankruptcy court approval prior to such date, such Discharged Plans will be terminated as the effective date of the Plan of Reorganization under which the Non-Qualified Plans are to be discharged and paid out and all associated liabilities discharged in accordance with the terms and procedures of such Plan of Reorganization.

(c) Prior to the Closing Date, Oncor and Reorganized TCEH (or Opco (as defined in the Separation Agreement)) shall execute and deliver a Split Participant Agreement substantially in the form attached hereto as Exhibit F (the “Split Participant Agreement”).

(d) No provision of this Agreement shall obligate Parent or the Company or any of its Subsidiaries or Affiliates to continue the employment of any employee of the Company or any of its Subsidiaries (other than the Oncor Entities) after the Closing Date.

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(e) The Company and Parent agree to cooperate in good faith using commercially reasonable efforts to minimize the risk of any Contributed Plan and Assumed Plan becoming a “multiple employer plan” (within the meaning of Section 413 of the Code) or “multiple employer welfare plan” (within the meaning of Section 3(40) of ERISA) following the Closing Date.

(f) The Company and Parent agree to work together in good faith to develop such timelines, plans, agreements, and communications, and to exchange such information as is necessary to effectuate the intent of this Section 6.6 in an orderly manner.

(g) For a period of ninety (90) days immediately following the Closing Date, neither Parent nor the Surviving Company shall close any facility or lay off any Employees of the Surviving Company or its Subsidiaries, if such closure or layoff would result in any material obligations or liabilities for Reorganized TCEH.

(h) The provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be (i) construed as an amendment to any Benefit Plan for any purpose, or (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 6.6 or (iii) obligate Parent, the Merger Sub, Reorganized TCEH or any of their respective Affiliates to (A) maintain any particular benefit plan or refrain from amending or terminating any benefit plan, except as provided otherwise in the Split Participant Agreement or (B) retain the employment of any particular employee.

Section 6.7 Expenses. The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 6.3, Section 6.18, Section 6.19, Section 6.20 and Section 6.22 or any administrative expenses of the Debtors’ estates addressed in the Plan of Reorganization, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Closing Date Transactions and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time for a period of six (6) years, the Surviving Company agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, manager and officer of the Company and each of its Subsidiaries (together, the “Indemnified Parties”) against any costs or expenses (including reasonable and necessary attorneys’ fees and experts’ fees), and sums which an Indemnified Party

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becomes legally obligated to pay solely as a result of judgments, fines, losses, claims, damages, settlements or liabilities (collectively, “Costs”) arising out of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a manager, director or officer of the Company or any of its Subsidiaries or other services performed by such persons at the request of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement; provided, however, that the Surviving Company shall not indemnify any Indemnified Party for any Costs brought about or contributed to in fact by fraudulent act by such Indemnified Party; and provided, further, that the Surviving Company shall not be obligated to reimburse any Indemnified Party for any Costs unless and until such Indemnified Party has exhausted the limits of recovery from any other Person obligated to indemnify and reimburse such Indemnified Party (unless the Company has agreed otherwise in writing prior to the date hereof with any such other Person, in which case this proviso shall be limited with respect to such other Person to the extent of such agreement).

(b) Prior to the Effective Time, the Company shall obtain, effective as of the Effective Time, and fully pay the premium for a run-off of (i) the Company’s and its Subsidiaries’ existing directors’, managers’ and officers’ insurance policies as of the date hereof, and (ii) the Company’s existing fiduciary liability insurance policies as of the date hereof, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim based on alleged acts or omissions occurring during any period of time at or prior to the Effective Time (it being understood that, with respect to any claim arising from actual or alleged acts or omissions of such Persons in their capacity as a current or former director or officer or other Representative of any of TCEH Companies or the SpinCo Group (each as defined in the Separation Agreement), such period shall be limited to the period on or prior to the TCEH Effective Date) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a current or former director or officer or other Representative of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement). If the Company, after its good faith efforts to obtain, is unable to obtain such run-off insurance policies as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Company shall, and Parent shall cause the Surviving Company to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as

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favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.8 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or formation or bylaws, operating agreement or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of formation, bylaws, operating agreement or comparable governing documents of the Company or any of its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall be continued or be assumed by the Surviving Company following the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for a period of six (6) years after the Effective Time.

Section 6.9 Resignation of Directors and Officers. Pursuant to the Plan of Reorganization, except as otherwise may be agreed by Parent in writing, the Company Board, all officers of the Company and all members of any board of directors or similar governing body and all officers of any Subsidiary of the Company (other than the Oncor Entities), in each case who are in office immediately prior to the Effective Time, shall be deemed to have resigned from such position(s) effective at the Effective Time. In addition, immediately prior to the Effective Time, EFIH shall cause the Member Directors (as defined in the Oncor Holdings LLC Agreement) to resign and shall provide to the boards of directors of Oncor Holdings and Oncor EFIH’s written consent to the resignation of the Independent Directors (as defined in the LLC Agreements) of each of Oncor Holdings and Oncor.

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Section 6.10 Bankruptcy Court Matters. The Company and EFIH shall comply with the following covenants and agreements contained in the Plan Support Agreement as if such covenants and agreements were set forth herein, solely to the extent they affect the rights of Parent or Merger Sub: Section 3, Sections 4.02(a) and Sections 7.02 through and including 7.05.

Section 6.11 Listing and SEC Registration. Parent shall use its best efforts to cause (i) the shares of Parent Common Stock issuable pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, and (ii) all state securities or “blue sky” authorizations to have been received, in each case, as promptly as practicable after the date of the entry of the EFH Confirmation Order, and in any event prior to the Closing Date. Prior to the Closing Date, Parent shall use its best efforts to seek a “no-action” letter from the SEC seeking confirmation that the issuance of the Parent Common Stock pursuant to this Agreement is exempt from the registration requirements of the Securities Act and from applicable state securities laws, pursuant to Section 1145 of the Bankruptcy Code. Notwithstanding the foregoing, prior to seeking the “no-action” letter (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide the Company and EFIH an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall consider in good faith all comments reasonably proposed by the Company or EFIH. In the event that the staff of the SEC does not issue a favorable “no action” letter with respect to the application of Section 1145 of the Bankruptcy Code in connection with the issuance described above, (a) Parent shall use it best efforts to, as applicable, cause the shares of Parent Common Stock issuable pursuant to this Agreement to be registered with the SEC on Form S-4 or other applicable registration statement on or before the Closing Date and (b) Parent and the Company shall each use its reasonable best efforts to cause all of the information supplied by it or any of its Subsidiaries (other than the Oncor Entities) for inclusion or incorporation by reference into the Form S-4 or other applicable registration statement at the time such registration statement becomes effective under the Securities Act, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.12 Parent and Merger Sub Waiver. Subject to the receipt by Parent, Merger Sub, the Company and EFIH of a reciprocal release from Reorganized TCEH and its Subsidiaries pursuant to the Plan of Reorganization which is substantially consistent with the release contained herein, except as set forth in Section 6.12 of the Parent Disclosure Letter, each of Parent, Merger Sub, the Company and EFIH, acknowledges and agrees that, effective from and after the Closing, to the fullest extent allowed by Law, Reorganized TCEH and any of its Subsidiaries and their respective directors, employees, managers, equityholders, successors and assigns (the “TCEH Released Persons”) shall be deemed released and discharged by Parent, Merger Sub, the Company and EFIH, and each of their respective Subsidiaries from any and all Claims and causes of action, Debts, liabilities and obligations, of any nature, whether known or unknown, in law or equity, including any derivative claims, asserted on behalf of the E-Side Debtors, that Parent, Merger Sub, the Company and EFIH, and each of their respective Subsidiaries would have been legally entitled to assert in their own right before the effectiveness of such release (whether individually or collectively) or on behalf of the holder of any Claim or Interest (the “TCEH Released Claims”), and except for obligations issued or required to be paid pursuant to the Plan of Reorganization, all entities that have held, hold, or may hold TCEH Released Claims are permanently enjoined, from and after the Closing Date, from taking any of the following actions against the TCEH Released Persons: (i) commencing or continuing in any

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manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such entities or the property or the estates of such entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such entities or against the property of such entities on account of or in connection with or with respect to any such claims or interests unless such entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan of Reorganization. Subject to the receipt by Parent, the Surviving Company and EFIH of a reciprocal indemnity from Reorganized TCEH and its Subsidiaries pursuant to the Plan of Reorganization which is substantially consistent with the indemnity contained herein, each of Parent, the Surviving Company and EFIH hereby agrees, on behalf of itself, effective from and after the Closing, to indemnify and hold harmless each of the TCEH Released Persons from and against, and in respect of, any and all losses, liabilities, damages, obligations, costs or expenses (including reasonable legal fees) incurred by or on behalf of any TCEH Released Person as a result of such entity’s violation of this Section 6.12.

Section 6.13 Tax-Free Reorganization Treatment. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not, and shall not permit any of its respective Subsidiaries or controlled Affiliates (other than the Oncor Entities) to take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code.

Section 6.14 Tax Matters.

(a) Private Letter Ruling. The Company, on behalf of the Debtors, has received a private letter ruling (the “Private Letter Ruling”) from the IRS in response to a written request, dated June 10, 2014 (the “Initial Ruling Request,” and together with all related materials and supplements thereto filed with respect to the Initial Ruling Request, the “Initial IRS Submissions”). The Private Letter Ruling addresses certain issues related to the qualification of the Reorganized TCEH Contributions, the Reorganized TCEH Conversion, and the Reorganized TCEH Spin-Off as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Code (collectively, the “Intended Tax-Free Treatment”) and certain other matters. The parties hereto acknowledge and agree that the Private Letter Ruling is acceptable to the parties hereto with respect to the Intended Tax-Free Treatment. The transactions contemplated by this Agreement are not conditioned on the receipt of any additional rulings from the IRS, other than the Supplemental Rulings (defined below).

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(b) Supplemental Ruling. The Company shall be responsible for the preparation and filing with the IRS of one or more supplemental ruling requests that, among other things, request rulings that address the effect of the Merger on certain of the rulings received in the Private Letter Ruling, as reflected on Exhibit I (such request, the “Supplemental Ruling Request,” the rulings granted pursuant to thereto, the “Supplemental Rulings,” and the materials to be filed in respect of the Supplemental Ruling Request, the “Supplemental IRS Submissions”).

(c) Supplemental IRS Submissions. The Company shall be responsible for the preparation and filing of the Supplemental IRS Submissions. The Company shall provide tax counsel of Parent with a reasonable opportunity to review and comment on drafts of all IRS Submissions and any pre-filing agreement or closing agreement that is intended to satisfy the requirements of Section 7.1(d) or that could reasonably be determined to affect the treatment of the restructuring transactions contemplated by this Agreement and the Plan of Reorganization to be submitted or entered into on or after the date hereof. The Company agrees to supplement or modify any Supplemental IRS Submissions and agreements related to Supplemental IRS Submissions as may be reasonably requested by Parent; provided, however, that the Company shall not be required to supplement or modify any Supplemental IRS Submission, request any additional ruling, or modify any ruling being requested with respect to the Initial Private Letter Ruling (other than with respect to the effect of the Merger) if the Company determines, in its reasonable discretion, that making such supplement, modification, or request could result in any delay in obtaining the Supplemental Ruling or be otherwise detrimental to the process of obtaining the Supplemental Ruling. The parties hereto acknowledge and agree that it is anticipated that this Agreement and the facts related to the contemplated Merger will be disclosed to the IRS pursuant to a Supplemental IRS Submission. To the extent that the Company, in its good faith judgment, or upon a reasonable request by any other person, considers any information included in an IRS Submission or a Supplemental IRS Submission (or drafts thereof) to be confidential, the Company may redact such documents to exclude such information before providing such documents to Parent. Subject to the foregoing, the Company shall provide Parent with copies of each Supplemental IRS Submission promptly following the filing thereof.

(d) IRS Communications and Cooperation. The Company shall notify Parent of any substantive communications with the IRS regarding the Supplemental IRS Submissions and restructuring transactions contemplated by this Agreement and by the Plan of Reorganization. Notwithstanding the foregoing, a single Representative from Parent shall be (i) given the opportunity to participate in all scheduled communications with the IRS concerning the Supplemental Ruling Requests or any restructuring transactions contemplated by this Agreement and by the Plan of Reorganization, including, (A) all scheduled conference calls and in-person meetings, to the extent a Representative of the TCEH First Lien Creditors or Reorganized TCEH is given the opportunity to participate in such communications, conference calls, or in-person meetings; and (ii) updated in a timely fashion regarding any unscheduled communications from the IRS or any other communication with respect to which a Representative of Parent does not participate. The Company and Parent agree to cooperate and use their reasonable best efforts to assist in obtaining the rulings requested

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in the Supplemental Ruling Requests (including, for the avoidance of doubt, the requested rulings, if any, that are not Fundamental Rulings described on Exhibit I), including providing such appropriate information and representations as the IRS shall reasonably require in connection with the Supplemental Rulings or any restructuring transactions contemplated by this Agreement and by the Plan of Reorganization. The Company and Parent agree to use their commercially reasonable efforts to provide any appropriate information and additional representations, and to implement any changes to the restructuring transactions contemplated by this Agreement and by the Plan of Reorganization to the extent such changes would not, unless otherwise agreed by Parent, result in (x) a material economic detriment to Parent or the Company or any of their respective Subsidiaries (y) the issuance of common stock by Parent or its Affiliates, if requested by the IRS in order to issue reasonably satisfactory Supplemental Rulings.

(e) Tax Opinion. Prior to the Closing, the Company shall use its commercially reasonable efforts to obtain the tax opinion contemplated by Section 7.3(c), if applicable, and Parent shall use its commercially reasonable efforts to obtain the tax opinion contemplated by Section 7.2(e), if applicable.

(f) Tax Matters Agreement. Prior to, but contingent upon the Reorganized TCEH Spin-Off, the Company and Reorganized TECH shall duly execute and deliver a Tax Matters Agreement substantially in the form of Exhibit G (the “Tax Matters Agreement”), in accordance with the Plan of Reorganization.

Section 6.15 Registration Rights. To the extent that any recipients of any Parent Common Stock pursuant to this Agreement would become or continue to be affiliates of Parent for purposes of Rule 144 under the Securities Act as a result of receipt of such Parent Common Stock, Parent shall provide such recipients customary registration rights pursuant to a registration rights agreement effective as of the Effective Time reasonably satisfactory to the Company.

Section 6.16 Transition Services Agreement; Separation Agreement. At the Closing, the Company and Reorganized TCEH shall duly execute and deliver a Transition Services Agreement substantially in the form of Exhibit H (the “Transition Services Agreement”). Prior to, but contingent upon the Reorganized TCEH Spin-Off, the Company and Reorganized TCEH and Opco (as defined in the Separation Agreement) shall duly execute and deliver a Separation Agreement (the “Separation Agreement”) substantially in the form of Exhibit J, in each case in accordance with the Plan of Reorganization. Following the execution of the Separation Agreement, the Company shall (i) use its reasonable best efforts to comply with its covenants and other obligations thereunder, and (ii) enforce its rights and remedies thereunder in the event of a breach by Reorganized TCEH or Opco.

Section 6.17 Notice of Current Events. From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing upon becoming aware of any (i) occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of the other party to effect the Closing not to be satisfied; (ii) written notice from any third party (other than a notice that has been previously identified pursuant to the Company Disclosure Letter) alleging that the consent of such party is or may be required in connection

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with the Closing Date Transactions or the other transactions contemplated by this Agreement or the Plan of Reorganization; and (iii) written notice of any proceeding commenced or, to the Knowledge of the Company or Parent, threatened against the Company, Parent or their respective Subsidiaries (other than the Oncor Entities), that has had or would have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that in each case the delivery of any notice pursuant to this Section 6.17 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to either Party, and the failure to deliver any such notice shall not affect any of the conditions set forth in Article VII.

Section 6.18 Drag-Along Rights.

(a) Each of the parties hereto acknowledges and agrees that the Offer (together with this Agreement to the extent referred to therein) constitutes an offer by Parent and Merger Sub to purchase (i) all of the LLC Units in Oncor held indirectly by the Company and (ii) all of the LLC Units in Oncor that are owned by Oncor Management and by TTI as provided for in Section 3.3(a) of the Investor Rights Agreement.

(b) So long as Parent and Merger Sub have not (x) rescinded the Offer or (y) amended or modified the Offer in a manner that violates the Investor Rights Agreement, at any time following the receipt of a written request from Parent and prior to the Termination Date, the Company shall (i) prepare a Required Sale Notice (as such term is defined in the Investor Rights Agreement) in form and substance reasonably satisfactory to Parent and the Company and consistent with Section 3.3 of the Investor Rights Agreement and the terms of this Agreement and (ii) promptly deliver such Required Sale Notice to TTI.

(c) Notwithstanding anything to the contrary in Section 6.7, all reasonable out-of-pocket Costs incurred by the Company or any of its Subsidiaries (including those of its Representatives) after the date of this Agreement in connection with (i) this Section 6.18, (ii) the Offer or (iii) delivery of the Required Sale Notice to TTI, shall be paid, or reimbursed, by Parent in immediately available funds within thirty (30) days after termination of this Agreement in accordance with its terms (1) except if the Company or EFIH terminate this Agreement pursuant to Section 8.3(e) or Section 8.3(f), in which event no amounts shall be payable by Parent, and (2) other than any Costs arising from a material breach by the Company or EFIH of its obligations under this Agreement (including under this Section 6.18 and Section 6.19) with respect to such matters or from the gross negligence or willful misconduct of the Company or EFIH in connection with such matters.

(d) Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all Costs suffered or reasonably incurred by them in connection with (i) this Section 6.18, (ii) the Offer, or (iii) the Required Sale Notice, other than any Costs arising from a material breach by the Company or EFIH of its respective obligations under this Agreement (including under this Section 6.18 and Section 6.19) with respect to such matters or the gross negligence or willful misconduct of the Company or EFIH in connection with such matters.

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(e) Parent and Merger Sub shall be responsible for their own Costs in connection with (i) this Section 6.18, (ii) the Offer or (iii) delivery of the Required Sale Notice to TTI.

Section 6.19 Enforcement of Certain Investor Rights.

(a) Following the execution of this Agreement, Parent and Merger Sub shall use reasonable efforts to negotiate and execute definitive documentation with TTI (or, if applicable, its equityholders) providing for the acquisition of the Minority Interest as of the Closing Date for consideration in an amount sufficient to satisfy the applicable requirements of Section 3.3 of the Investor Rights Agreement and otherwise on terms to be mutually agreed by Parent, Merger Sub and TTI (or, if applicable, its equityholders). Solely to the extent that, at any time after the date that is thirty (30) days from the date on which the Required Sale Notice is delivered in accordance with Section 6.18, (x) neither Merger Sub nor any of its Affiliates has executed definitive documentation with TTI (or, if applicable, its equityholders) providing for the acquisition of the Minority Interest, (y) Merger Sub and Parent have complied, in all material respects, with their obligations under this Section 6.19(a) and (z) Parent and Merger Sub have neither rescinded the Offer nor amended or modified the Offer in a manner that violates the Investor Rights Agreement, Parent or Merger Sub shall be entitled to send a written notice to the Company requesting that the Company commence an Enforcement Action (as defined below). The parties hereto hereby agree that Parent and Merger Sub shall have complied with their respective obligations under this Section 6.19(a) to the extent Parent, Merger Sub or an Affiliate of Parent has made and not rescinded a good faith offer to TTI consistent with the Offer and otherwise made good faith efforts to propose the basis for negotiations and propose draft definitive documentation providing for the acquisition of the Minority Interest as of the Closing Date consistent with the terms of the Offer and the Investor Rights Agreement.

(b) Promptly following, and in no case more than fourteen (14) Business Days after, the delivery of the written notice described in Section 6.19(a), the Company shall file an action (the “Enforcement Action”) in the Bankruptcy Court (or, if the Bankruptcy Court issues a final order confirming that it does not have jurisdiction over the Enforcement Action, another appropriate court mutually agreed in good faith by the Company and Parent) that seeks any or all of the following remedies (as determined by consultation among the parties hereto, but including, at a minimum, the remedies described in clauses (i) and (ii) below): (i) a determination that the Company has the right to enforce the Drag-Along Rights and TTI is accordingly bound to consummate the sale of the Minority Interest at the Closing, (ii) a determination that TTI is obligated to take such actions as may be reasonably required on its part in connection with consummating the IPO Conversion Plan (provided the Company shall not be required to file an Enforcement Action including this remedy if the Company, based on the advice of outside counsel, reasonably determines that an actual case or controversy regarding such obligation does not exist at that time; provided further, that if TTI indicates that it will

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not comply with its obligations in connection with the IPO Conversion within thirty (30) days of delivery of the Required Sale Notice any temporal requirement for a case or controversy to exist shall be deemed to be satisfied, (iii) a determination, if applicable, that TTI has failed to comply with its obligations under the Investor Rights Agreement with respect to the Drag-Along Rights contained therein or with respect to the IPO Conversion Plan, (iv) enforcement of any other obligations of TTI arising under the Investor Rights Agreement or the Oncor LLC Agreement, in each case solely relating to the matters described in clause (i) and/or (ii) above and (v) any other remedy available to the Company at law or in equity in connection with such matters. For the avoidance of doubt, the Company shall have no obligation to bring any other action (whether in law, equity or otherwise) against TTI pursuant to this Section 6.19; provided, however, that, to the extent that TTI or any of its Affiliates commences any action relating to the matters identified in this Section 6.19 against the E-Side Debtors or any of their Affiliates, the Company or such other Person shall as promptly as practicable seek to remove any such action to the Bankruptcy Court and, to the extent applicable, seek to enforce the automatic stay against such action pending removal.

(c) The Enforcement Action shall be conducted by the Company with counsel selected by the Company, in its reasonable discretion, which may include Kirkland & Ellis LLP. To the extent that Parent and/or Merger Sub move to intervene in and otherwise participate in the Enforcement Action, at their own cost and expense and with their own counsel (which may include Chadbourne & Parke LLP), the Company and EFIH shall not oppose such motion, or knowingly take any action with the intent of preventing, restricting or hindering Parent or Merger Sub from intervening and participating in the Enforcement Action, and shall support the their right to intervene in the Enforcement Action for any and all purposes related to the Enforcement Action (including related counterclaims) with full rights of participation.

(d) To the extent that, after the commencement of the Enforcement Action, (i) none of Merger Sub or any of its Affiliates has executed definitive documentation with TTI (or, if applicable, its equityholders) providing for the acquisition of the Minority Interest, (ii) Parent and Merger Sub have complied, in all material respects, with their obligations under Section 6.19 and (iii) Merger Sub has neither rescinded the Offer nor amended or modified the Offer in a manner that violates the Investor Rights Agreement, the Company shall prosecute the Enforcement Action diligently until entry of a final order resolving the Enforcement Action in its entirety. Subject to the terms of this Section 6.19, the Company and Parent shall (and shall cause their respective attorneys and advisors to) cooperate with each other and use reasonable best efforts to take all actions, and do, or cause to be done, all things reasonably necessary or advisable to achieve a Successful Outcome (as defined below) of the Enforcement Action, including preparing and filing all documentation reasonably required in connection therewith. A “Successful Outcome” means obtaining the applicable remedies referred to in clauses (i) through (iv) of Section 6.19(b) or entering into a settlement or compromise of the Enforcement Action as set forth in Section 6.19(f).

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(e) In connection with the Enforcement Action, the Company and EFIH shall (i) provide Parent, Merger Sub and their designated advisors with a reasonable opportunity to review in advance and provide comments to any material filings made in connection therewith, and consider those comments in good faith, (ii) reasonably consult with, and consider in good faith the views of, Parent, Merger Sub and their designated counsel in connection with the prosecution, defense and/or settlement of such Enforcement Action and (iii) allow Parent, Merger Sub and their designated legal advisors to attend, and, if permitted by applicable Law (and only if appropriate agreements are entered into designed to minimize the risk of waiving, and with the intention of maintaining, any privilege or work product doctrine), participate in, all material meetings, communications and proceedings with respect to such Enforcement Action. Without limitation to the foregoing sentence, the Company shall consult with, and consider in good faith the views of, Parent and Merger Sub regarding all material strategic decisions relating to the conduct of the Enforcement Action, and Parent shall be entitled to set the timing for the filing of any summary judgment or other dispositive motion and for any trial or other significant hearing; provided, however, that notwithstanding anything to contrary in this Section 6.19, the Company shall be entitled to refrain from taking any action proposed by Parent that it reasonably determines (based on the advice of its counsel) is (A) likely to have a material and adverse effect on the ability of the Company and/or EFIH to effectuate the Closing Date Transactions or the other transactions contemplated hereby or in the Plan of Reorganization, or (B) inconsistent with its board of directors’ applicable fiduciary duties. Subject to the limitations set forth in the first sentence of Section 6.19(d), the Company shall, and shall direct its counsel to, use reasonable best efforts to take all steps to prosecute the Enforcement Action as promptly as reasonably practicable, including filing motions with the court, as appropriate, to seek a ruling on expedited treatment for the Enforcement Action, and Parent (including designated legal counsel and other advisors) shall use its and their reasonable best efforts to support and assist the Company in fulfilling its obligations with respect to the Enforcement Action.

(f) Without limiting any other provision of this Section 6.19, the Company shall not settle or compromise any Enforcement Action or consent to the entry of any order in connection therewith without the prior written consent of Parent (in its sole discretion). Parent shall be entitled to cause the Company to settle or compromise any Enforcement Action or consent to the entry of any order in connection therewith without the consent of the Company so long as (i) any such settlement or compromise, and any payment obligations in connection therewith, shall be contingent on the occurrence of the Closing and (ii) Parent provides advance notice of at least five (5) Business Days to the Company of the proposed terms of such settlement or compromise and the Company does not notify Parent in writing within such five (5) Business Day period that the Company has reasonably determined (based on the advice of its counsel) that such settlement or compromise (A) is likely to have a material and adverse effect on the ability of the Company and/or EFIH to effectuate the Closing Date Transactions or the other transactions contemplated hereby or in the Plan of Reorganization, or (B) is inconsistent with its board of directors’ applicable fiduciary duties.

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(g) The Company shall cause its counsel to track separately all fees and expenses incurred in connection with the Enforcement Action as part of its ongoing fee application process. Notwithstanding anything to the contrary in Section 6.7, the Company shall invoice Parent for all reasonable and documented fees and expenses incurred by it and its Affiliates in connection with the Enforcement Action on a monthly basis and such invoices shall be payable by Parent in immediately available funds within thirty (30) days after termination of this Agreement in accordance with its terms (except if the Company or EFIH terminate this Agreement pursuant to Section 8.3(e) or Section 8.3(f), in which event no amounts shall be payable by Parent).

(h) In addition, Parent shall indemnify and hold harmless the Company, its Affiliates and its and their respective Representatives from and against any and all Costs suffered or reasonably incurred as a result of actions taken pursuant to this Section 6.19, to the extent such actions are taken during the period from the date of this Agreement to its termination in accordance with it terms except if this Agreement is terminated pursuant to Section 8.3(e) or Section 8.3(f) and other than any Costs arising from a material breach by the Company or EFIH of its respective obligations under this Section 6.19 or from the gross negligence or willful misconduct of the Company in connection with the Enforcement Action.

(i) If requested by Parent, the Company, EFIH and their respective advisors shall promptly consent to, execute and deliver to Parent a mutually agreeable common interest or joint defense or prosecution agreement regarding the defense and/or prosecution of any Enforcement Action that is consistent with the foregoing provisions of this Section 6.19. For purposes of this Agreement, the term “Enforcement Action” shall include any appeals therefrom.

Section 6.20 IPO Conversion Plan.

(a) The Company hereby agrees that it shall (i) reasonably promptly (but in no event later than ten (10) Business Days) following the receipt of the Approval Order, approve the IPO Conversion Plan, (ii) reasonably promptly (but in no event later than ten (10) Business Days) following written request of Parent, deliver notice to Oncor of the Company’s intent to undertake the IPO Conversion pursuant to the IPO Conversion Plan (the “IPO Conversion Plan Notice”) and (iii) undertake the steps of the IPO Conversion Plan reasonably requested by Parent.

(b) Notwithstanding anything to the contrary in Section 6.7, all reasonable out-of-pocket Costs incurred by the Company or any of its Subsidiaries (including those of its Representatives) after the date of this Agreement in connection with (i) this Section 6.20, (ii) the IPO Conversion Plan or (iii) delivery of the IPO Conversion Plan Notice to Oncor, shall be paid, or reimbursed, by Parent in immediately available funds within thirty (30) days of the termination of this Agreement in accordance with its terms (except if the Company or EFIH terminate this Agreement pursuant to Section 8.3(e) or Section 8.3(f), in which event no amounts shall be payable by Parent and other than any Costs arising from a material breach by the Company or EFIH of its respective obligations under this Agreement (including under Section 6.19 and this Section 6.20) or the gross negligence or willful misconduct of the Company or EFIH in connection with such matters. Parent and Merger Sub shall be responsible for their own Costs in connection with (i) this Section 6.20, (ii) the IPO Conversion Plan or (iii) delivery of the IPO Conversion Plan Notice to Oncor.

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(c) Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives, if this Agreement is terminated in accordance with its terms from and against any and all Costs suffered or reasonably incurred by them in connection with (i) this Section 6.20, (ii) the IPO Conversion Plan, or (iii) delivery of the IPO Conversion Plan Notice to Oncor, other than any Costs arising from a material breach by the Company or EFIH of its respective obligations under this Agreement (including under Section 6.19 and this Section 6.20) or from the gross negligence or willful misconduct of the Company or EFIH in connection with such matters.

Section 6.21 Oncor Entities.

(a) Each of the Company and EFIH covenants that it will exercise its rights to consent and vote (if any) under the Oncor Agreements as direct or indirect equity owners of the Oncor Entities in a manner intended to cause the Oncor Entities to comply with each of their respective covenants and agreements set forth in the Oncor Letter Agreement, the Investor Rights Agreement and under applicable Law. Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that neither the Company nor EFIH shall be required, in connection with such party’s obligations under this Section 6.21, and their reasonable best efforts shall not include any obligation, to (A) pay any amounts to the Oncor Entities or any other Person or incur any liabilities or other obligation, (B) execute or enter into or perform any new agreement (other than an agreement contemplated hereby or in the Plan of Reorganization or that confirms or makes effective its obligations hereunder), or (C) breach any Law or commence any Action against any Person, including any of the Oncor Entities or their respective officers and managers, other than the Enforcement Action.

(b) Each of the Company and EFIH shall, and shall cause each of their respective Subsidiaries to not permit Oncor Holdings to take, or permit Oncor to take, any of the actions set forth in the Oncor Holdings LLC Agreement or the Oncor LLC Agreement, in each case that require the approval or consent of the Company or any of its Subsidiaries.

Section 6.22 Financing.

(a) Prior to the date hereof, Parent has provided the Company with a description of the potential debt financing (the “Debt Financing”) and equity financing (the “Equity Financing” and together with the Debt Financing, the “Financing”) it may incur in order to raise proceeds sufficient to consummate the transactions contemplated by this Agreement. Prior to the earlier of the Closing Date and the Termination Date, the Company agrees to use reasonable best efforts to provide, and to use reasonable best efforts to cause its Subsidiaries (other than Oncor Entities, subject to Section 6.21) and their respective officers and employees to provide, reasonable cooperation in connection with the arrangement of the Financing; provided that, Parent shall use reasonable best

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efforts to provide the Company with notice of any information needed by Parent as soon as reasonably practicable. The Company’s reasonable best efforts contemplated by this Section 6.22 include the following: (i) assisting with the preparation of customary materials for rating agencies and rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, together with procuring customary authorization letters authorizing the distribution of information to prospective lenders or investors (which customary authorization letters shall be required notwithstanding the reasonable best efforts standard required of the Company above); (ii) furnishing (x) all information and data reasonably requested by Parent to prepare all pro forma financial statements customary in connection with the Financing and (y) all financial statements and financial data of the type and form prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act for offerings of debt or equity securities on a registration statement on Form S-1 or Form S-3 under the Securities Act (which, for the avoidance of doubt, in no event shall require financial information otherwise required by Rule 3-10 and Rule 3-16 of Regulation S-X (provided that information with respect to assets, liabilities, revenue and EBITDA with respect to non-guarantors in the aggregate shall be provided) or “segment reporting” and any Compensation Discussion and Analysis or executive compensation information required by Item 402 of Regulation S-K)) to the extent customary to consummate the Financing, including all information required to be incorporated therein (subject to exceptions customary for a private Rule 144A offering); (iii) furnishing Parent and the lenders and investors for such Financing or their respective Affiliates promptly, and in any event no later than three (3) Business Days prior to an Early Financing Date (as defined below) or the Closing Date, as applicable, with all documentation and other information which any lender or investor providing or arranging the Financing has reasonably requested, including under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in each case to the extent such request is made at least ten (10) Business Days prior to the Early Financing Date or the Closing Date, as applicable; (iv) providing customary management representation letters to the independent accountants and using reasonable best efforts to cause the Company’s independent auditors to cooperate in connection with the Financing (including providing accountant’s comfort letters and consents to use their audit reports from the Company’s independent auditors to the extent required in connection with such Financing); (v) obtaining customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by Parent in connection with the repayment of indebtedness of the Company and its Subsidiaries (other than Oncor Entities) as necessary to consummate the transactions contemplated by this Agreement or the Plan of Reorganization; and (vi) otherwise cooperating with Parent to satisfy any express conditions precedent to the Financing within the control of the Company, provided in each case (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (B) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing prior to the Closing Date, (C) other than customary authorization letters, none of the Company, its Subsidiaries or their respective officers, directors, or employees shall be required to

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execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date nor prepare any pro forma financial statements, (D) Persons who are on the board of directors or the board of managers (or similar governing body) of the Company and any of its Subsidiaries prior to the Closing Date in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Financing, and (E) none of the Company or its Subsidiaries or their respective officers, directors, or employees shall be required to execute any solvency certificate in connection with the Financing. Nothing contained in this Section 6.22(a) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing.

(b) From and after the date hereof until the earlier of the Termination Date and the Closing Date, it is understood that Parent may seek to market and consummate all or a portion of the Financing (the date of any such issuance, an “Early Financing Date”). In this regard, and for the avoidance of doubt, the Company and EFIH acknowledge that their cooperation obligations set forth in Section 6.22(a) include the obligation to use their reasonable best efforts to cooperate with any such efforts, provided such cooperation obligations are limited to those set forth in Section 6.22(a).

(c) Prior to the Closing Date, none of the Company, its Subsidiaries and its and their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under this Section 6.22 or any information utilized in connection therewith. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.22 and any information utilized in connection therewith (other than arising from information provided by the Company or its Subsidiaries). Parent shall, promptly upon request of the Company if this Agreement is terminated in accordance with its terms, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its Representatives), in connection with the cooperation required by this Section 6.22. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(d) Parent and Merger Sub acknowledge and agree that the consummation by Parent of the transactions contemplated by this Agreement or the Plan of Reorganization is not conditional upon the consummation of, or the receipt by Parent or Merger Sub or any of their Affiliates of the proceeds of, the Financing.

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ARTICLE VII

Conditions

Section 7.1 Conditions to All Parties’ Obligations. The obligations of each party to effect the Closing are subject to the satisfaction or mutual waiver (as determined by the Company and, to the extent EFIH would be adversely affected by the Company’s actions, EFIH, on the one hand, and by Parent, on the other hand) of the following conditions at or prior to the Closing:

(a) Bankruptcy Orders. The Bankruptcy Court shall have entered (in a form which is not materially inconsistent, in any substantive legal or economic respect, with the rights and obligations of the Company or EFIH or Parent or Merger Sub hereunder or in the Plan of Reorganization) (i) the order of the Bankruptcy Court approving this Agreement, including, among other things, approval of the Termination Fee and the Company’s and EFIH’s entry into and performance of their obligations under this Agreement and the related agreements (the “Approval Order”); (ii) an order, in form reasonably satisfactory to Parent, confirming the Plan of Reorganization with respect to the E-Side Debtors and authorizing all of the transactions and agreements contemplated by this Agreement (the “EFH Confirmation Order”); and (iii) an order confirming the Plan of Reorganization with respect to the TCEH Debtors, which in each case shall be in full force and effect and not subject to any stay.

(b) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, renders illegal or otherwise prohibits consummation of the Closing Date Transactions.

(c) Opinion of Counsel with respect to the Reorganized TCEH Spin-Off. By the time of the Reorganized TCEH Spin-off the Company and Reorganized TCEH shall have obtained an opinion of nationally recognized counsel or accounting firm selected by the Company in form and substance reasonably acceptable to the Company and Parent at a “should” or higher level, to the effect that the Reorganized TCEH Contributions, Reorganized TCEH Conversion and Reorganized TCEH Spin-Off meet the requirements of Sections 368(a)(1)(G), 355 and 356 of the Code and including the Fundamental Opinions listed in Exhibit I; provided however, that if the Fundamental Rulings of Exhibit I in respect of section 368 continuity of interest, active trade or business, section 355 continuity of interest, and/or section 355(d) cannot be obtained because insufficient information is available regarding the reorganization of the E-Side Debtors, but all other conditions to the Closing have been satisfied, then the opinion may assume such provisions are satisfied by the provision of a representation that the Company and its Subsidiaries has no plan or intention to enter into any transaction that is inconsistent with the Intended Tax-Free Treatment. In rendering such opinion, the party providing the opinion shall be permitted to rely upon reasonable representations, including a representation that the Company and its Subsidiaries have no plan or intention at the time of the Reorganized TCEH Spin-Off to take any action that is inconsistent with the Intended Tax-Free Treatment.

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(d) TCEH Separation. The Reorganized TCEH Spin-Off shall have occurred in all material respects in accordance with the Plan of Reorganization and the Private Letter Ruling.

(e) Closing Debt. Assuming the Closing Date Transactions are consummated, neither the Company nor any of its Subsidiaries (other than the Oncor Entities) will have any indebtedness for borrowed money immediately following the Effective Time.

(f) Private Letter Rulings. The Initial Private Letter Ruling shall remain in full force and effect and shall not have been revoked or withdrawn, and the Supplemental Rulings shall have been obtained by the Company from the IRS in a form reasonably satisfactory to Parent; provided, however, that (A) a particular ruling that, in the reasonable determination of Parent covers substantially the same subject matter as any one or more of the Supplemental Rulings set forth in Exhibit I shall not be grounds for concluding that the Supplemental Rulings (collectively) are not reasonably satisfactory to Parent due to its failure to include such ruling, (B) in the event a specific Supplemental Ruling set forth in Exhibit I is not given because the IRS communicates that there is no significant issue with respect to the requested ruling, the absence of such ruling shall not, standing alone (or collectively) be grounds for concluding the Supplemental Rulings (collectively) are not reasonably satisfactory to Parent provided that Parent, and unless waived by Parent, the Company, obtain an opinion of nationally recognized tax counsel, in form and substance acceptable to Parent, at a “will” level with respect to the issue that was initially requested pursuant to the Supplemental Ruling Request, or (C) a pre-filing agreement (including an agreement in accordance with Revenue Procedure 2016-30) or closing agreement with the IRS shall be acceptable in lieu of such specific Supplemental Ruling set forth in Exhibit I, provided that such agreement is both (i) binding on the IRS to the same degree as a private letter ruling or is otherwise acceptable to Parent in its reasonable discretion and (ii) contains, in the reasonable determination of Parent conclusions that are substantially similar, and have substantially the same practical effect, to those contained in the specific rulings initially requested pursuant to the Supplemental Ruling Requests.

(g) Tax Matters Agreement. Prior to, but contingent upon the Reorganized TCEH Spin-Off, the Tax Matters Agreement shall have been entered into between the Company and Reorganized TCEH, in accordance with the terms hereof and the Plan of Reorganization, shall be in full force and effect and shall not have been amended, modified or supplemented without the consent of Parent.

(h) Split Participant Agreement. Prior to, but contingent upon the Reorganized TCEH Spin-Off, the Split Participant Agreement, shall have been entered into between Oncor and Reorganized TCEH, in accordance with the terms hereof, the Plan of Reorganization and the Oncor Letter Agreement, shall be in full force and effect and shall not have been amended, modified or supplemented without the consent of Parent.

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(i) NYSE Listing and SEC Registration. The shares of Parent Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance, shall be freely saleable and not subject to any resale restrictions except to the extent such restrictions are due to the status of the holder thereof, and either (i) the Form S-4, or other registration statement as applicable, shall have become and continue to be effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received the state securities or “blue sky” authorizations necessary for the issuance of the shares of Parent Common Stock to be issued as the Stock Consideration or (ii) the SEC shall have issued a favorable “no-action” letter to the effect that the exemption from the registration requirements of the Securities Act and from applicable state securities laws provided by Section 1145 of the Bankruptcy Code is applicable in connection with such issuances.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company and EFIH set forth in this Agreement other than Section 5.1(b), 5.1(c) and 5.1(f)(i) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall be true and correct on the date hereof and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, be true and correct as of such earlier date) except where any failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company and EFIH set forth in (x) Section 5.1(b)(i) shall be true and correct in all material respects on the date hereof and as of the Closing and (y) Section 5.1(b)(ii), Section 5.1(c) and Section 5.1(f)(i) shall be true and correct in all respects on the date hereof and as of the Closing; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company and EFIH (in each case by a senior executive officer of such entity) to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied. The representations and warranties of Oncor and Oncor Holdings in the Oncor Letter Agreement shall be true and correct in all respects on the date hereof and as of the Closing as though made on and as of such date and time (except where any failures of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not have a material adverse effect on the ability of Oncor Holdings or Oncor to comply with their respective obligations thereunder) and Parent shall have received at the Closing a certificate signed on behalf of Oncor and Oncor Holdings (in each case by a senior executive officer of such entity) to that effect.

(b) Performance of Obligations of the Company, EFIH and the Oncor Entities. Each of the Company and EFIH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing (other than the obligations in Section 6.6(a)(i) (excluding written assignment of the third party administration agreements of the Contributed Plans) and Section 6.9 hereof, which shall have been performed in all respects), and Parent shall have received a certificate

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signed on behalf of the Company and EFIH (in each case, by a senior executive officer of such entity) to such effect. Each of Oncor and Oncor Holdings shall have performed in all material respects all obligations required to be performed by it under the Oncor Letter Agreement at or prior to the Closing (other than the obligations in Section 16 of the Oncor Letter Agreement, which shall have been performed in all respects), and Parent shall have received at the Closing a certificate signed on behalf of Oncor and Oncor Holdings (in each case by a senior executive officer of such entity) to that effect.

(c) Regulatory Consents. The FERC Approval, the FCC Approval, the PUCT Approval and the Vermont Insurance Approval shall have been obtained and shall remain in full force and effect and the applicable waiting period under the HSR Act shall have expired or been terminated; provided that, notwithstanding anything to the contrary included elsewhere in this Agreement, no such consent or approval shall, individually or in the aggregate, impose a Burdensome Condition; and provided further that this condition shall not be deemed to be satisfied if the Vermont Insurance Approval shall impose any material, adverse term or condition, order, sanction, or requirement that, individually or in the aggregate, would, or would be reasonably expected to have a material and adverse effect on, or change in, the condition (financial or otherwise), business, assets, liabilities or results of operations (i) of Oncor and its Subsidiaries, taken as a whole, or (ii) of Parent and its Subsidiaries, taken as whole; provided that, for purposes of this clause (ii) Parent and its Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities that is the size and scale of the Oncor Entities.

(d) Company Tax Opinion. The Company shall have received the opinion specified in Section 7.3(c).

(e) Parent Tax Opinion. Parent shall have received an opinion of Chadbourne & Parke LLP on the basis of the representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, wherein the party providing the opinion opines (1) to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) the Fundamental Opinions listed in Exhibit I; provided, however in the event Chadbourne & Parke LLP is unwilling or unable to provide the relevant opinion with the requisite degree of certainty set forth in this Section 7.2(e), Parent shall have received an opinion with the requisite degree of certainty from McDermott, Will & Emery LLP. In rendering such opinion, such tax counsel providing the opinion shall be permitted to rely upon reasonable representations, including a representation that the Company and its Subsidiaries had no plan or intention at the time of the Reorganized TCEH Spin-Off and that the Company and its Subsidiaries and Reorganized TCEH have no intention at the time of the Merger to take, and did not take, any action that is inconsistent with the Intended Tax-Free Treatment. In giving the opinion described in (1) above, such tax counsel providing the opinion shall assume that the Reorganized TCEH Contributions, the Reorganized TCEH Conversion and the Reorganized TCEH Spin-Off meet the requirements of Sections 368(a)(1)(G), 355, and 356 of the Code.

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(f) Oncor Holdings and Oncor Board of Directors. Each member of the board of directors of Oncor Holdings and Oncor (other than officers of Oncor Holdings or Oncor serving on either board of directors and the designees of TTI serving on the board of directors of Oncor if the Minority Interest Acquisition is not consummated on or prior to the Closing Date, but including the designees of TTI serving on the board of directors of Oncor if the Minority Interest Acquisition is consummated on or prior to the Closing Date) shall have resigned from such boards of directors, effective as of the Closing and the designees of Parent shall constitute the entire board of directors of Oncor Holdings and Oncor (other than officers of Oncor Holdings or Oncor serving on either board of directors and the designees of TTI serving on the board of directors of Oncor if the Minority Interest Acquisition is not consummated on or prior to the Closing Date), in each case, effective as of the Closing. The “Special Members” (as defined in the Oncor Holdings LLC Agreement) shall have resigned and, provided, that Parent has made a designation, the designees of Parent shall have become the Special Members.

(g) EFH Confirmation Order. The Bankruptcy Court shall have entered the EFH Confirmation Order, which order includes: (i) a finding that the Plan of Reorganization and this Agreement satisfy, among other things, section 1129(a)(4) and section 1129(a)(5) of the Bankruptcy Code; (ii) a finding that Parent is a good faith purchaser within the meaning of section 363(m) of the Bankruptcy Code, and is therefore entitled to the protections afforded to good faith purchasers to the fullest extent permitted under the Bankruptcy Code; and (iii) a finding that the purchase price to be provided by Parent pursuant to this Agreement was not controlled by any agreement between Parent and any potential bidders and was not reduced or suppressed in any manner by any agreement or arrangement involving Parent and any creditor.

(h) Third Party Consents. Any third party consents and approvals, other than any consents or approvals of a Governmental Entity or the Bankruptcy Court, necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, except such third party consents and approvals the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect.

(i) Employees. Except as agreed by Parent, the reorganized Company and its Subsidiaries shall not have any employees (other than employees of the Oncor Entities) and shall not be responsible for any liabilities or obligations (other than to the extent, if at all, set forth in the Assumed Plans, this Agreement, the Split Participant Agreement, the Separation Agreement, the certificates, articles of incorporation, by-laws, limited liability company operating agreements, and any other organizational document of Parent, the Company or any of the Company’s subsidiaries, and insurance policies maintained after the Closing by Parent, the Company or any of the Company’s subsidiaries for indemnification or advancement of expenses) owed to any current or former employee of the Company or any of its Subsidiaries (other than the Oncor Entities), including change of control or severance payments or similar obligations.

(j) Ownership Structure. The Company’s ownership structure of its Subsidiaries as of the Effective Time shall be as disclosed in Section 7.2(j) of the Company Disclosure Letter, including with respect to the Company’s 100% indirect ownership interest in Oncor Holdings and Oncor Holdings’ approximately 80% ownership interest in Oncor.

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(k) IRS Submissions. The facts presented and the representations made in the IRS Submissions are true, correct, and complete in all material respects except to the extent the facts and statements set forth in such IRS Submissions relate to transactions that are not contemplated by this Agreement.

(l) No Ownership Change. Except as contemplated by the Plan of Reorganization, (i) no Debtor shall have taken any action that results in an ownership change of the Company within the meaning of Section 382(g) of the Code (including by treating the equity interests of the Company as becoming worthless within the meaning of Section 382(g)(4)(D) of the Code); and (ii) Texas Energy Future Holdings Limited Partnership shall not have (A) taken any action that results in an ownership change of the Company within the meaning of Section 382(g) of the Code (including by treating the equity interests of the Company as becoming worthless within the meaning of Section 382(g)(4)(D) of the Code and thereby resulting in an ownership change of the Company within the meaning of Section 382(g) of the Code); (B) knowingly permitted any Person (other than Texas Energy Future Holdings Limited Partnership) to own directly, indirectly or constructively (by operation of Section 318 as modified by Section 382(1)(3)(A) of the Code) 50% or more of the equity interests of the Company during the three-year period ending on the Closing Date; or (C) changed its taxable year to be other than the calendar year.

(m) Company Material Adverse Effect. From the date hereof through the Closing Date, except for matters set forth in the Company Disclosure Letter, no Company Material Adverse Effect shall have occurred and be continuing as of the Closing Date.

Section 7.3 Conditions to Obligation of the Company and EFIH. The obligations of each of the Company and EFIH to effect the Closing are also subject to the satisfaction (or waiver by the Company, and to the extent EFIH would be adversely affected by the Company’s actions, EFIH) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement other than Section 5.2(b), 5.2(c), and the first sentence of 5.2(f) (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) shall be true and correct as of the date hereof and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) except where any failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not have a, Parent Material Adverse Effect; (ii) the representations and warranties set forth in (x) Section 5.2(b) shall be true and correct in all material respects on the date hereof and as of the Closing and (y) Section 5.2(c) and the first sentence of Section 5.2(f) shall be true and correct in all respects on the date hereof and as of the Closing; and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

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(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company and EFIH shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent and Merger Sub, respectively, to such effect.

(c) Company Tax Opinions. Unless the receipt of the following opinion is waived by Parent, the Company shall have received an opinion of Kirkland & Ellis LLP, on the basis of the representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, wherein the party providing the opinion opines (1) to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) the Fundamental Opinions listed in Exhibit I; provided, however in the event Kirkland & Ellis LLP is unwilling or unable to provide the relevant opinion with the requisite degree of certainty set forth in this Section 7.3(c), the Company shall have received an opinion with the requisite degree of certainty from Cravath, Swaine & Moore, LLP. In rendering such opinion, such tax counsel or accounting firm providing the opinion shall be permitted to rely upon reasonable representations, including a representation that the Company and its Subsidiaries had no plan or intention at the time of the Reorganized TCEH Spin-Off and have no plan or intention at the time of the Merger to take, and did not take, any action that is inconsistent with the Intended Tax-Free Treatment. In giving the opinion described in (1) above, such tax counsel or accounting firm providing the opinion shall assume that the Reorganized TCEH Contributions, Reorganized TCEH Conversion and the Reorganized TCEH Spin-Off meet the requirements of Sections 368(a)(1)(G), 355, and 356 of the Code.

(d) Registration Rights. Parent shall have provided customary registration rights, pursuant to a registration rights agreement reasonably satisfactory to the Company, to any recipients of Parent Common Stock in connection with the Merger that would become or remain affiliates of Parent for purposes of Rule 144 under the Securities Act as a result of the receipt of such Parent Common Stock.

(e) Regulatory Consents. Any and all governmental consents and approvals referred to in Section 7.2(c) shall have been obtained and shall remain in full force and effect and the applicable waiting period under the HSR Act shall have expired or been terminated.

ARTICLE VIII

Termination

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing, whether before or after the Bankruptcy Court shall have entered the EFH Confirmation Order, by mutual written consent of the Company, EFIH, Parent and Merger Sub by action of each of their respective boards of directors or managers.

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Section 8.2 Termination by Either Parent or the Company/ EFIH. This Agreement may be terminated at any time prior to the Closing by action of either (x) Parent, on the one hand, or (y) the Company and EFIH (acting together), on the other hand:

(a) if the Closing (including the Closing Date Transactions) shall not have been consummated within two hundred forty (240) days of the date of this Agreement (including as extended pursuant to this Section 8.2(a), the “Initial Termination Date”), provided, that, if as of such date any of the FERC Approval, the PUCT Approval or the Private Letter Ruling (if applicable) shall not have been obtained (and such approval or Private Letter Ruling is still capable of being obtained within ninety (90) days), the Initial Termination Date shall be extended for ninety (90) days for the purpose of continuing to pursue such approval or Private Letter Ruling, unless the Company and EFIH (acting together) and Parent agree otherwise in writing (the Initial Termination Date (as extended pursuant to this Section 8.2(a), as applicable) being, the “Termination Date”), provided, further, that, the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of (directly or indirectly), or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(b) if any order of any court or other Governmental Entity permanently restraining, enjoining, rendering illegal or otherwise prohibiting, directly or indirectly, consummation of the Closing Date Transactions shall have become final and non-appealable; provided, however, that the termination right in this clause (b) shall not be available if the party seeking to terminate this Agreement pursuant to this clause (b) shall not have used its reasonable best efforts (and caused each of its Subsidiaries and controlled Affiliates (other than the Oncor Entities) to use its reasonable best efforts) to contest such order prior to its becoming permanent if such party (or Subsidiary or controlled Affiliate had the right to contest such order.

Section 8.3 Termination by the Company and/or EFIH. This Agreement may be terminated at any time prior to the Closing:

(a) by the Company and EFIH (acting together) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, as if, in each such case, such representation or warranty were required by the Agreement to be true on and as of each such date between the date hereof and the Closing Date, which breach or failure of a representation, warranty, covenant or agreement to be true or to be performed (i) would result in a failure of a condition set forth in any provision of Section 7.1 or Section 7.3 (which for the purpose of such clauses it shall be assumed such breach is continuing as of the Closing) and (ii) cannot be, or has not been, cured within thirty (30) Business Days after Parent’s receipt of written notice thereof from the Company or EFIH; provided, however, that the termination right in this clause (a) shall not apply if either the Company or EFIH is then in breach of this Agreement in a manner that would result or has resulted in any of the conditions set forth in Section 7.1 or Section 7.2 not being satisfied;

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(b) by the Company and EFIH (acting together) if Parent and Merger Sub have failed to consummate the Closing no later than the date required by Section 1.4; provided, however, that the termination right in this clause (b) shall not apply if either the Company or EFIH is then in breach of this Agreement in a manner that would result or has resulted in any of the conditions set forth in Section 7.1 or Section 7.2 not being satisfied;

(c) by the Company and EFIH (acting together) if the Bankruptcy Court enters an order approving a plan of reorganization not proposed or supported by the Company or EFIH (and which the Company and EFIH, to the extent requested by Parent, used commercially reasonable efforts to challenge before the Bankruptcy Court) that is inconsistent with this Agreement or the Plan of Reorganization;

(d) by the Company and EFIH (acting together) if the Chapter 11 Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and neither such dismissal or conversion contemplates the Closing Date Transactions; provided, that such dismissal or conversion was not proposed or supported by the Company or EFIH (and which the Company and EFIH, to the extent requested by Parent, used commercially reasonable efforts to challenge before the Bankruptcy Court);

(e) until the entry of the EFH Confirmation Order, by the Company if concurrently with such termination, the Company Board determines in its sole discretion after consultation with its independent financial advisors and outside legal counsel, and based on the advice of such counsel, that the failure to terminate this Agreement is inconsistent with its fiduciary duties, provided that a material breach of the Company’s or EFIH’s obligations under Section 6.2 has not provided the basis for such determination;

(f) until the entry of the EFH Confirmation Order, by EFIH if concurrently with such termination, the board of managers of EFIH determines in its sole discretion after consultation with its independent financial advisors and outside legal counsel, and based on the advice of such counsel, that the failure to terminate this Agreement is inconsistent with its fiduciary duties, provided that a material breach of the Company’s or EFIH’s obligations under Section 6.2 has not provided the basis for such determination; or

(g) by the Company and EFIH (acting together) upon any termination of the Plan Support Agreement in accordance with its terms as to the Company, EFIH, Parent or Merger Sub.

Section 8.4 Termination by Parent. This Agreement may be terminated at any time prior to the Closing by Parent:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Company and/or EFIH in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, as if, in each such case, such representation or warranty were required by the Agreement to be true on and as of each such date between the date hereof and the Closing Date, which

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breach or failure of a representation, warranty, covenant or agreement to be true or to be performed (i) would result in a failure of a condition set forth in any provision of Section 7.1 or Section 7.2 (which for the purpose of such clauses it shall be assumed such breach is continuing as of the Closing), and (ii) cannot be or has not been cured within thirty (30) Business Days after the Company’s or EFIH’s receipt of written notice thereof from Parent; provided, however, that the termination right in this clause (a) shall not apply if either Parent or Merger Sub is then in breach of this Agreement or the Oncor Letter Agreement in a manner that would result or has resulted in any of the conditions set forth in Section 7.1 or Section 7.3 not being satisfied;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Oncor or Oncor Holdings under the Oncor Letter Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, as if, in each such case, such representation or warranty were required by the Agreement to be true on and as of each such date between the date hereof and the Closing Date, which breach or failure of a representation, warranty, covenant or agreement to be true or to be performed (i) would result in a failure of a condition set forth in any provision of Section 7.1 or Section 7.2 (which for the purpose of such clauses it shall be assumed such breach is continuing as of the Closing) and (ii) cannot be or has not been cured within thirty (30) Business Days after the Company’s, EFIH’s, Oncor’s and Oncor Holdings’ receipt of written notice thereof from Parent; provided, however, that the termination right in this clause (b) shall not apply if either Parent or Merger Sub is then in breach of this Agreement or the Oncor Letter Agreement in a manner that would result or has resulted in any of the conditions set forth in Section 7.1 or Section 7.3 not being satisfied;

(c) if the Company and/or EFIH fail to consummate the Closing on or prior to the date required by Section 1.4; provided, however, that the termination right in this clause (c) shall not apply if either Parent nor Merger Sub is then in breach of this Agreement or the Oncor Letter Agreement in a manner that would result or has resulted in the failure to consummate the Closing;

(d) if the Company or EFIH files or expressly supports in the Bankruptcy Court a plan of reorganization that is inconsistent in any substantive legal or economic respect with this Agreement and the Plan of Reorganization (solely as it the Plan of Reorganization relates to the E-Side Debtors) and such inconsistency cannot be or has not been cured within thirty (30) Business Days after the Company’s or EFIH’s receipt of written notice thereof from Parent (which notice must occur within five (5) Business Days of the filing of such Plan);

(e) if the Bankruptcy Court enters an order, or if the Company or EFIH files a motion seeking entry of an order, approving any sale or other disposition (other than a sale or other disposition permitted by this Agreement) of (i) any material portion of the assets of the Company or its Subsidiaries or (ii) any equity interests in EFIH or any of its Subsidiaries (including the Oncor Entities), to any Person(s) other than Parent, Merger Sub or any of their respective Affiliates (excluding those Subsidiaries to be transferred to Reorganized TCEH or disposed of, in each case pursuant to this Agreement and/or the Plan of Reorganization);

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(f) if a trustee is appointed in the Chapter 11 Cases pursuant to Section 1104 of the Bankruptcy Code;

(g) if any Chapter 11 Case, other than the cases relating to (i) LSGT Gas Company LLC, (ii) EECI, Inc., (iii) EEC Holdings, Inc., and (iv) LSGT SACROC, Inc., is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and neither such dismissal or conversion contemplates the Closing Date Transactions and the other transactions contemplated by this Agreement;

(h) if the Bankruptcy Court orders the substantive consolidation of (i) the chapter 11 estates of the Company and/or EFIH and/or any of their respective Subsidiaries, on one hand, with (ii) the chapter 11 estates of EFCH and/or any of its Subsidiaries, on the other hand;

(i) upon any termination of the Plan Support Agreement in accordance with its terms as to the Company, EFIH, Parent or Merger Sub;

(j) if the Bankruptcy Court does not enter an order approving this Agreement within forty-five (45) days of the date of this Agreement; or

(k) if Parent, Merger Sub, Oncor and Oncor Holdings fail to enter into the Oncor Letter Agreement in substantially the form attached hereto as Exhibit K within seven (7) days following the date hereof; provided however if Parent has not terminated this Agreement pursuant to this Section 8.4(k) thirteen (13) days after such seven (7) day period elapses, this Section 8.4(k) shall be of no further force and effect and Parent shall have no such right to terminate this Agreement.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of a termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no further force or effect and no party shall have any liability to any other party hereto (or of any of its Representatives or Affiliates) with respect hereto; provided, however, and notwithstanding anything in the foregoing to the contrary, that, (i) this Section 8.5(a) and the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement and the parties hereto may have further liability with respect thereto, and (ii) liability may exist for willful or intentional breaches of this Agreement (where willful or intentional breach means a breach of this Agreement by a party that has actual knowledge that its action (or failure to act) would reasonably be expected to breach this Agreement) by a party prior to the time of such termination and, in the case of Parent and Merger Sub, any failure to have sufficient immediately available funds at the Closing for the consummation of the transactions contemplated by this Agreement (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs).

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(b) If this Agreement is terminated pursuant to this Article VIII and any alternative transaction is consummated (including any transaction or proceeding that permits the E-Side Debtors that are the direct or indirect owners of Oncor Holdings to emerge from the Chapter 11 Cases) pursuant to which neither Parent nor any of its Affiliates will obtain direct or indirect ownership of 100% of Oncor Holdings and Oncor Holdings’ approximately 80% equity interest in Oncor, then, subject to the approval of the Bankruptcy Court, no later than five (5) days following the consummation of such alternative transaction, the Company and EFIH shall pay to Parent the Termination Fee (as defined below), by wire transfer, as directed by Parent, in immediately available funds; provided, however, that the Termination Fee (as defined below) will not be payable if this Agreement is terminated (i) pursuant to Section 8.1, (ii) by Parent pursuant to Section 8.2(a) and the receipt of the PUCT Approval (without the imposition of a Burdensome Condition) is the only condition set forth in Article VII not satisfied or waived in accordance with this Agreement (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at the Closing) or 8.2(b), or 8.4(g) (unless the Chapter 11 Cases are dismissed or converted to Chapter 7 of the Bankruptcy Code with respect to the Company or EFIH in which case the Termination Fee is payable) or Section 8.4(i) if the Plan Support Agreement is terminated pursuant to a breach thereof by Parent or Merger Sub, or (iii) by the Company pursuant to Section 8.3(a), 8.3(b), or 8.3(g) to the extent that the Plan Support Agreement is terminated pursuant to a breach thereof by Parent or Merger Sub. In the event the Company and EFIH pay the Termination Fee pursuant to this Section 8.5(b), such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company, EFIH and their respective Affiliates, Representatives, creditors or shareholders with respect to any breach of this Agreement prior to such termination. Subject to the Bankruptcy Court’s approval of the Termination Fee, the Company’s and EFIH’s obligation to pay the Termination Fee pursuant to this Section 8.5(b) shall survive the termination of this Agreement. The Termination Fee, to the extent approved by the Bankruptcy Court, shall constitute an administrative expense of the Company and EFIH under the Bankruptcy Code. “Termination Fee” shall mean an amount equal to $275,000,000, inclusive of all expense reimbursements, including reasonable and documented professional fees of Parent and Merger Sub; provided that, in no event shall such claim be senior or pari passu with the superpriority administrative claims granted to the secured parties pursuant to the DIP Facility (as in effect on the date hereof).

(c) The parties hereto acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement.

ARTICLE IX

Miscellaneous and General

Section 9.1 Survival. This Article IX and the agreements of the Company and EFIH, Parent and Merger Sub contained in Section 6.6 (Employee Benefits), Section 6.7 (Expenses), Section 6.8 (Indemnification; Directors’ and Officers’ Insurance), Section 6.13 (Tax-Free Reorganization Treatment), Section 6.18 (Drag-Along Rights), Section 6.19 (Enforcement of Certain Investor Rights), Section 6.20 (IPO Conversion Plan) and Section 6.22 (Financing) shall

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survive the consummation of the Closing. This Article IX and the agreements of the Company and EFIH, Parent and Merger Sub contained in the last sentence of Section 6.7 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. Subject to the foregoing, all other representations, warranties, covenants and agreements in this Agreement shall not survive the Closing or the termination of this Agreement.

Section 9.2 Modification or Amendment. Subject to the provisions of the applicable Laws (including, if applicable, the approval of the Bankruptcy Court), the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

Section 9.4 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

SECTION 9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto (i) submits to the exclusive jurisdiction of the Bankruptcy Court (or, if the Bankruptcy Court declines to accept jurisdiction over a particular matter, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any Delaware or federal court in accordance with the provisions of this Section 9.5(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.5.

Section 9.6 Notices. Except as set forth in Section 6.18, Section 6.19, Section 6.20 and Section 6.22 hereof, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by (a) registered or certified mail, postage prepaid, (b) email or (c) overnight courier:

If to Parent or Merger Sub:

NextEra Energy, Inc. 700 Universe Blvd. Juno Beach, FL 33408
Attention: Mark Hickson
Email: mark.hickson@nexteraenergy.com

with copies (which shall not constitute notice) to:

NextEra Energy, Inc. 700 Universe Blvd. Juno Beach, FL 33408
Attention: Charles E. Sieving
Email: charles.sieving@nexteraenergy.com

and

Chadbourne & Parke LLP 1301 Avenue of the Americas New York, New York 10019

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Attention: Howard Seife David LeMay William Greason
Email: hseife@chadbourne.com dlemay@chadbourne.com wgreason@chadbourne.com

If to the Company and/or EFIH:

Energy Future Holdings Corp., et al.
Energy Plaza 1601 Bryan Street Dallas, Texas 75201
Attention: General Counsel
Email: stacey.dore@energyfutureholdings.com; and
awright@energyfutureholdings.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP 600 Travis St., Suite 3300 Houston, Texas 77002
Attention: Andrew Calder
John Pitts
Email: andrew.calder@kirkland.com
john.pitts@kirkland.com

and

Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654
Attention: James Sprayregen Marc Kieselstein
Chad Husnick
Email: jsprayregen@kirkland.com mkieselstein@kirkland.com
chusnick@kirkland.com

and

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention: Edward Sassower
Email: edward.sassower@kirkland.com

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or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon receipt if sent by email and received by 5:00 pm (Eastern Time), on a Business Day (otherwise the next Business Day) (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.7 Entire Agreement. This Agreement (including any exhibits or schedules hereto including as actually executed), the Company Disclosure Letter, the Parent Disclosure Letter, the Oncor Letter Agreement, the Plan Support Agreement, the Confidentiality Agreement, dated June 1, 2016, by and among Parent, the Company and EFIH and, pursuant to a Joinder dated June 1, 2016, Oncor (the “Confidentiality Agreement”) and the other agreements named herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and cancel, merge and supersede all other prior or contemporaneous oral or written agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE PLAN SUPPORT AGREEMENT AND THE ONCOR LETTER AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY AND ITS SUBSIDIARIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.8 No Third Party Beneficiaries. Except as provided in Section 6.8, and Section 6.12, Parent, Merger Sub, EFIH and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.8 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

110

Section 9.9 Obligations of Parent. Whenever this Agreement requires a Subsidiary of Parent, including Merger Sub, to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.

Section 9.10 Remedies. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed by the Company, EFIH, Parent or Merger Sub in accordance with the terms hereof and that monetary damages, even if available, would not be an adequate remedy therefor. As a result, prior to the termination of this Agreement pursuant to Article VIII, each party shall be entitled to specific performance to prevent breaches of this Agreement and of the terms hereof (including the obligation to consummate the Closing Date Transactions and the other transactions contemplated herein, subject to the terms and conditions hereof), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) in addition to any other remedy at law or equity. The parties hereto further agree not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.11 Transfer Taxes. To the extent payable under applicable Law (notwithstanding section 1146 of the Bankruptcy Code), all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Company when due.

Section 9.12 Definitions. Each term set forth in the Table of Defined Terms is defined on the page of this Agreement set forth opposite such term.

Section 9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.14 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. Such exhibits are an integral part of this Agreement as if fully set forth herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

111

“without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “made available” and words of similar import means that the relevant documents, instruments or materials were either (i) posted and made available to the other party or its designated Representatives on the Intralinks due diligence data site maintained by the Company for purposes of the transaction(s) contemplated by this Agreement, (ii) sent to the other party or its representatives directly, or (iii) publicly available by virtue of the relevant party’s filing of a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act, in each case, at least five (5) Business Days prior to the date hereof or such prior date with respect to which such documents, instruments or materials were represented by a party to have been made available to the other party. The words “shall” and “will” have the same meaning.

(b) The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Subject to the first paragraphs of Sections 5.1 and 5.2, respectively, each of the Company, EFIH, Parent and Merger Sub has, or may have, set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.15 Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the non-assigning parties hereto (such consent not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of this Agreement is void.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NEXTERA ENERGY, INC.

By:	/s/ James L. Robo
Name:	James L. Robo
Title:	Chairman, President and Chief Executive Officer

EFH MERGER CO., LLC

By:	/s/ James L. Robo
Name:	James L. Robo
Title:	Chief Executive Officer

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President & Treasurer

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President & Treasurer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Plan of Reorganization

(See Attached)

Exhibit A

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
ENERGY FUTURE HOLDINGS CORP., et al.,[1]	)	Case No. 14-10979 (CSS)
Debtors.	)	(Jointly Administered)
)
)

THIRD AMENDED JOINT PLAN OF REORGANIZATION

OF ENERGY FUTURE HOLDINGS CORP., ET AL.,

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP	RICHARDS LAYTON & FINGER
601 Lexington Avenue	920 North King Street
New York, New York 10022	Wilmington, Delaware 19801
Telephone: (212) 446-4800	Telephone: (302) 651-7700
Facsimile: (212) 446-4900 —and— 300 North LaSalle Chicago, Illinois 60654 Telephone: (312) 862-2000 Facsimile: (312) 862-2200	Facsimile: (302) 651-7701

Counsel to the Debtors and Debtors in Possession

—and— PROSKAUER ROSE LLP	BIELLI & KLAUDER, LLC
Three First National Plaza 70 W. Madison Street, Suite 3800 Chicago, Illinois 60602	1204 North King Street Wilmington, Delaware 19801 Telephone: (302) 803-4600
Telephone: (312) 962-3550	Facsimile: (302) 397-2557
Facsimile: (312) 962-3551

Co-Counsel to the Debtor Energy Future Holdings Corp.

—and—

[1]	The last four digits of Energy Future Holdings Corp.’s tax identification number are 8810. The location of the debtors’ service address is 1601 Bryan Street, Dallas, Texas 75201. Due to the large number of debtors in these chapter 11 cases, which are being jointly administered, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at http://www.efhcaseinfo.com.

CRAVATH, SWAINE AND MOORE LLP	STEVENS & LEE, P.C.
Worldwide Plaza 825 Eighth Avenue New York, New York 10019	1105 North Market Street, Suite 700 Wilmington, Delaware 19801 Telephone: (302) 425-3310
Telephone: (212) 474-1978	Facsimile: (610) 371-7927
Facsimile: (212) 474-3700

JENNER & BLOCK LLP 919 Third Avenue New York, New York 10022 Telephone: (212) 891-1600 Facsimile: (212) 891-1699 Co-Counsel to the Debtor Energy Future Intermediate Holding Company LLC
—and— MUNGER, TOLLES & OLSON LLP	MCELROY, DEUTSCH, MULVANEY & CARPENTER, LLP
355 South Grand Avenue, 35th Floor Los Angeles, California 90071 Telephone: (213) 683-9100	300 Delaware Avenue, Suite 770 Wilmington, Delaware 19801 Telephone: (302) 300-4515
Facsimile: (213) 683-4022	Facsimile: (302) 654-4031

Co-Counsel to the TCEH Debtors

Dated:             , 2016

ii

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		4
A.	Defined Terms	4
B.	Rules of Interpretation	43
C.	Computation of Time	44
D.	Governing Law	44
E.	Reference to Monetary Figures	44

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, AND PRIORITY TAX CLAIMS		44
A.	Administrative Claims	44
B.	DIP Claims	46
C.	Priority Tax Claims	48

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		48
A.	Classification of Claims and Interests	48
B.	Treatment of Claims and Interests	51
C.	Special Provision Governing Unimpaired Claims	69
D.	Elimination of Vacant Classes	69
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	69
F.	Controversy Concerning Impairment	69
G.	Subordinated Claims and Interests	69

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		70
A.	General Settlement of Claims and Interests	70
B.	Restructuring Transactions	70
C.	Sources of Consideration for Plan Distributions	74
D.	Intercompany Account Settlement	76
E.	Competitive Tax Sharing Agreement	77
F.	Oncor Tax Sharing Agreement	77
G.	Corporate Existence	77
H.	Vesting of Assets in the Reorganized Debtors	77
I.	Cancelation of Existing Securities and Agreements	77
J.	Corporate Action	78
K.	New Organizational Documents	79
L.	Directors and Officers of the Reorganized Debtors	79
M.	Section 1146 Exemption	79
N.	Director, Officer, Manager, and Employee Liability Insurance	80
O.	Reorganized TCEH Debtor Management Incentive Plan	80
P.	Employee Obligations	80
Q.	Preservation of Causes of Action	81
R.	Payment of Certain Fees	81
S.	Treatment of Certain Claims of the PBGC and Pension Plan	82
T.	Spin-Off Tax Receivable Agreement	82
U.	Taxable Separation Tax Receivable Agreement	82

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		83
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	83
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	84
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	85
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	85
E.	Indemnification Obligations	85
F.	Insurance Policies	86
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	86
H.	Reservation of Rights	86

I.	Nonoccurrence of Effective Date	86
J.	Contracts and Leases Entered Into After the Petition Date	87

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		87
A.	Timing and Calculation of Amounts to Be Distributed	87
B.	Rights and Powers of EFH Plan Administrator Board	88
C.	Disbursing Agent	88
D.	Rights and Powers of Disbursing Agent	88
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	89
F.	Manner of Payment	90
G.	SEC Registration/Exemption	91
H.	Compliance with Tax Requirements	92
I.	No Postpetition or Default Interest on Claims	92
J.	Setoffs and Recoupment	92
K.	No Double Payment of Claims	92
L.	Claims Paid or Payable by Third Parties	92

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		93
A.	Allowance of Claims	93
B.	Claims Administration Responsibilities	93
C.	Estimation of Claims	94
D.	Adjustment to Claims without Objection	94
E.	Time to File Objections to Claims or Interests	94
F.	Disallowance of Claims	94
G.	Amendments to Proofs of Claim	95
H.	Reimbursement or Contribution	95
I.	No Distributions Pending Allowance	95
J.	Distributions After Allowance	95

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		95
A.	Discharge of Claims and Termination of Interests	95
B.	Release of Liens	96
C.	Releases by the Debtors	96
D.	Releases by Holders of Claims and Interests	97
E.	Exculpation	98
F.	Injunction	98
G.	Liabilities to, and Rights of, Governmental Units	99
H.	Environmental Law Matters	99
I.	Protections Against Discriminatory Treatment	100
J.	Recoupment	100
K.	Document Retention	100

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		100
A.	Conditions Precedent to Confirmation of a Plan as to the TCEH Debtors and EFH Shared Services Debtors	100
B.	Conditions Precedent to Confirmation of a Plan as to the EFH Debtors and EFIH Debtors	101
C.	Conditions Precedent to the TCEH Effective Date	102
D.	Conditions Precedent to the EFH Effective Date	104
E.	Waiver of Conditions	105
F.	Effect of Failure of Conditions	106
G.	Certain IRS Matters	106

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		106
A.	Modification and Amendments	106
B.	Effect of Confirmation on Modifications	107
C.	Revocation or Withdrawal of Plan	107

ARTICLE XI. RETENTION OF JURISDICTION		108

ARTICLE XII. MISCELLANEOUS PROVISIONS		109
A.	Immediate Binding Effect	109
B.	Additional Documents	110
C.	Payment of Statutory Fees	110
D.	Statutory Committee and Cessation of Fee and Expense Payment	110
E.	Reservation of Rights	110
F.	Successors and Assigns	111
G.	Consent Rights in Taxable Separation	111
H.	Notices	111
I.	Term of Injunctions or Stays	113
J.	Entire Agreement	113
K.	Exhibits	114
L.	Nonseverability of Plan Provisions	114
M.	Votes Solicited in Good Faith	114
N.	Waiver or Estoppel	114
O.	Conflicts	114

INTRODUCTION

The Debtors (as defined herein) propose this third amended joint plan of reorganization (the “Plan”) for the resolution of the outstanding claims against, and interests in, the Debtors pursuant to the Bankruptcy Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I.A of the Plan. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, events during the Chapter 11 Cases, and projections of future operations, as well as a summary and description of the Plan and certain related matters. The Disclosure Statement also contains a summary and description prepared by the EFH/EFIH Plan Supporters of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. Accordingly, the Plan constitutes a separate plan of reorganization for each of the Debtors. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Plan may be confirmed and consummated as to each of the TCEH Debtors and EFH Shared Services Debtors separate from, and independent of, confirmation and/or consummation of the Plan as to any of the EFH Debtors or EFIH Debtors.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A. Defined Terms.

As used in the Plan, capitalized terms have the meanings set forth below.

1. “2005 Oncor Transfer” means those certain 2005 transactions pursuant to which the equity of Oncor’s predecessor, TXU Electric Delivery Company LLC, was dividended from EFCH’s predecessor, TXU US Holdings Company, to EFH Corp.’s predecessor, TXU Corp.

2. “2007 Acquisition” means the transactions that occurred in October 2007 in which TEF and Texas Holdings and their direct and indirect equity holders became the direct and indirect equity holders of each of the Debtors.

3. “2011 Amend and Extend Transactions” means those certain transactions effectuated by TCEH and EFCH in April 2011, including the TCEH Credit Amendment and the issuance of the TCEH First Lien Notes.

4. “2013 Revolver Extension” means those certain transactions effectuated by TCEH and EFCH in January 2013, including the maturity extension of revolving credit commitments due 2013, the Incremental Amendment Agreement, and the incurrence of the TCEH 2012 Incremental Term Loans.

5. “2015 Compensation Order” means the order entered by the Bankruptcy Court on December 17, 2014 [D.I. 3052], authorizing the Debtors to implement the Debtors’ 2015 compensation programs.

6. “2016 Compensation Order” means the order entered by the Bankruptcy Court on February 18, 2016 [D.I. 7883] authorizing the Debtors to implement the Debtors’ 2016 compensation programs.

7. “503(b)(9) Claim” means a Claim or any portion thereof entitled to administrative expense priority pursuant to section 503(b)(9) of the Bankruptcy Code.

8. “Additional Interest” means additional interest payable on the EFIH First Lien Notes, the EFIH Second Lien Notes, or the EFIH Unsecured Notes, as applicable, under the registration rights agreements associated with such notes so long as EFIH has not registered such notes in accordance with the Securities Act, on the terms set forth in such registration rights agreements.

9. “Adjusted Company Cash Amount” means the “Adjusted Company Cash Amount” as defined in the Merger Agreement.

10. “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b) (including 503(b)(9) Claims), 507(b), or 1114(e)(2) of the Bankruptcy Code, other than DIP Claims, including: (a) the actual and necessary costs and expenses incurred after the Petition Date through the Effective Date of preserving the applicable Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930; and (d) all Intercompany Claims authorized pursuant to the Cash Management Order.

11. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to General Administrative Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

12. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

13. “Allowed” means with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest as to which no objection has been Filed prior to the Claims Objection Deadline and that is evidenced by a Proof of Claim or Interest, as applicable, timely Filed by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely Filed in an unliquidated or a different amount; or (c) a Claim or Interest that is upheld or otherwise allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith, or (iv) by Final Order (including any such Claim to which the Debtors had objected or which the Bankruptcy Court had disallowed prior to such Final Order); provided, however, that unless otherwise expressly specified in the Plan, the consummation of the Plan and the occurrence of the Effective Date is not intended to impair the right of any Holder or any of the Indenture Trustees to prosecute an appeal from, or otherwise petition for review of, any order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) disallowing any Claim; provided, further, for the avoidance of doubt, all parties reserve all rights in connection with any such appeal or petition, including (a) the right of any of the Reorganized Debtors to move for the dismissal of any such appeal or petition on grounds of equitable mootness or any other prudential basis and (b) the right of any Holder or any of the Indenture Trustees to oppose any such motion on any grounds, including on grounds that the relief sought in the appeal or petition is contemplated by or provided for under the Plan. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

14. “Amended and Restated Split Participant Agreement” means that certain Amended and Restated Split Participant Agreement, by and among Oncor Electric, Reorganized TCEH, and OpCo, to be entered into on or before the TCEH Effective Date, which shall govern the rights and obligations of each party thereto with respect to certain employment matters, which shall be in form and substance acceptable to the Debtors, the TCEH Supporting First Lien Creditors, and the Plan Sponsor, and which shall be included in the Plan Supplement.

15. “Approval Order” means the order (which may be the TCEH Confirmation Order), which shall (i) be in form and substance acceptable to the Debtors and the TCEH Supporting First Lien Creditors, and the Plan Sponsor, (ii) authorize and direct EFH Corp., EFIH, and Reorganized TCEH to enter into (a) the Tax Matters Agreement, (b) the Transition Services Agreement, if any, (c) the Amended and Restated Split Participant Agreement, and (d) the Separation Agreement; and (iii) contain terms and conditions consistent with each of the agreements in the foregoing clause (ii).

16. “Assumed Executory Contract or Unexpired Lease” means any EFH/EFIH Assumed Executory Contract or Unexpired Lease or any TCEH Assumed Executory Contract or Unexpired Lease.

17. “Assumed Executory Contract and Unexpired Lease List” means, as applicable, the EFH/EFIH Assumed Executory Contract and Unexpired Lease List or the TCEH Assumed Executory Contract and Unexpired Lease List.

18. “AST&T” means American Stock Transfer & Trust Company, LLC.

19. “Auditor” means the “Auditor” as defined in, and designated to conduct the Post-Closing Audit in accordance with, the Merger Agreement.

20. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

21. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

22. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

23. “Bar Date” means the applicable date established by the Bankruptcy Court by which respective Proofs of Claims and Interests must be Filed.

24. “Basis Step-Up” means the net increase in the aggregate U.S. federal income tax basis of the assets transferred or deemed transferred to the Preferred Stock Entity pursuant to the Spin-Off Preferred Stock Sale equal to the aggregate utilized amount of the net losses, net operating losses, and net capital losses (but only to the extent such net capital losses are deductible under applicable tax law against gain recognized on the Spin-Off Preferred Stock Sale) (in each case, including carryovers) available to the EFH Group as of the TCEH Effective Date (determined (a) as if the “consolidated year” (within the meaning of Section 1503(e)(2)(B) of the Internal Revenue Code) of the EFH Group ended on the TCEH Effective Date, and (b) without regard to any income, gain, loss or deduction generated as a result of the Spin-Off Preferred Stock Sale or transactions occurring outside the ordinary course of business on the TCEH Effective Date after the Spin-Off Preferred Stock Sale (other than any Deferred Intercompany and ELA Items (if any) and other transactions expressly contemplated by the Plan, any plan support agreement, or any definitive documentation related thereto)), such amount to be determined in accordance with the relevant procedures under the Plan Support Agreement, as modified consistent with the Tax Matters Agreement; provided, however, that any such Basis Step-Up shall not exceed the built-in gain in the assets subject to the Spin-Off Preferred Stock Sale.

25. “BNY” means, collectively: (a) BNYM; and (b) BNYMTC.

26. “BNYM” means The Bank of New York Mellon.

27. “BNYMTC” means The Bank of New York Mellon Trust Company, N.A.

28. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

29. “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the U.S.

30. “Cash Collateral Order” means the Final Order (A) Authorizing Use of Cash Collateral for Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates, (B) Granting Adequate Protection, and (C) Modifying the Automatic Stay [D.I. 855], as further amended, modified, and supplemented from time to time, including D.I. 5922 and D.I. 5923.

31. “Cash Management Order” means the Final Order (A) Authorizing the Debtors to (I) Continue Using Their Existing Cash Management System, (II) Maintain Existing Bank Accounts and Business Forms, and (III) Continue Using Certain Investment Accounts; (B) Authorizing Continued Intercompany Transactions and Netting of Intercompany Claims; and (C) Granting Postpetition Intercompany Claims Administrative Expense Priority [D.I. 801].

32. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

33. “Chapter 11 Cases” means, collectively: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

34. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

35. “Claims and Noticing Agent” means Epiq Bankruptcy Solutions, LLC, retained as the Debtors’ notice and claims agent pursuant to the Order Approving the Retention and Appointment of Epiq Bankruptcy Solutions as the Claims and Noticing Agent for the Debtors [D.I. 321].

36. “Claims Objection Deadline” means the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, after notice and hearing, upon a motion Filed before the expiration of the deadline to object to Claims or Interests.

37. “Claims Register” means the official register of Claims maintained by the Claims and Noticing Agent.

38. “Class” means a category of Claims or Interests as set forth in Article III of the Plan.

39. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

40. “Collective Professional Fee Claims” means Professional Fee Claims incurred by a Professional for the collective benefit of two or more of TCEH, EFH Corp., and EFIH.

41. “Committees” means, collectively: (a) the TCEH Committee; and (b) the EFH/EFIH Committee.

42. “Competitive Tax Sharing Agreement” means that certain Federal and State Income Tax Allocation Agreement Among the Members of the Energy Future Holdings Corp. Consolidated Group (as amended and restated from time to time), dated May 15, 2012, by and among EFH Corp. and certain of its direct and indirect subsidiaries.

43. “Computershare Trust” means, collectively: (a) Computershare Trust Company, N.A.; and (b) Computershare Trust Company of Canada.

44. “Confirmation” means the entry of the EFH Confirmation Order and/or the TCEH Confirmation Order, as applicable, on the docket of the Chapter 11 Cases.

45. “Confirmation Date” means EFH Confirmation Date and/or the TCEH Confirmation Date, as applicable.

46. “Confirmation Hearing” means the one or more hearings held by the Bankruptcy Court to consider Confirmation of the Plan as to one or more Debtors pursuant to section 1129 of the Bankruptcy Code.

47. “Confirmation Order” means the EFH Confirmation Order and/or the TCEH Confirmation Order, as applicable. The Confirmation Order may be comprised of one or more orders entered by the Bankruptcy Court.

48. “Conflict Matters” means for each of EFH Corp., EFIH, and EFCH/TCEH, as defined in the respective resolutions of the applicable Board of Directors or Board of Managers dated November 7, 2014 and December 9, 2014 including the determination of whether any matter constitutes a “Conflict Matter.”

49. “Consummation” means the occurrence of the EFH Effective Date and/or the TCEH Effective Date, as applicable.

50. “Contributed TCEH Debtors” means those one or more TCEH Debtors mutually agreed on by EFH Corp. and the TCEH Supporting First Lien Creditors whose equity will be contributed by Reorganized TCEH to the Preferred Stock Entity in the Spin-Off Preferred Stock Sale, if any.

51. “Contribution” means, as part of the Spin-Off, immediately following the cancelation of Claims against the TCEH Debtors, the transfer to Reorganized TCEH by TCEH and the EFH Debtors of their applicable portion of the TCEH Assets, in exchange for the consideration described in Article IV.B.2 of the Plan.

52. “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

53. “Dealer Managers” means the dealer managers under that certain dealer manager agreement approved under the EFIH First Lien Approval Order.

54. “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in its respective Chapter 11 Case. As used herein, the term “Debtor” shall refer to the TCEH Debtors when referencing the plan of reorganization of the TCEH Debtors, shall refer to the EFH Debtors when referencing the plan of reorganization of the EFH Debtors, shall refer to the EFIH Debtors when referencing the plan of reorganization of the EFIH Debtors, and shall refer to the EFH Shared Services Debtors when referencing the plan of reorganization of the EFH Shared Services Debtors.

55. “Debtor Intercompany Claim” means a Claim by any Debtor against any other Debtor.

56. “Debtors” means, collectively: (a) the TCEH Debtors; (b) the EFIH Debtors; (c) the EFH Debtors; and (d) the EFH Shared Services Debtors. As used herein, the term “Debtors” shall refer to the TCEH Debtors when referencing the plan of reorganization of the TCEH Debtors, shall refer to the EFH Debtors when referencing the plan of reorganization of the EFH Debtors, shall refer to the EFIH Debtors when referencing the plan of reorganization of the EFIH Debtors, and shall refer to the EFH Shared Services Debtors when referencing the plan of reorganization of the EFH Shared Services Debtors.

57. “Deferred Intercompany and ELA Items” means intercompany items (as such term is defined in Treasury Regulations Section 1.1502-13(b)(2)) or any excess loss account (as such term is defined in Treasury Regulations Section 1.1502-19(a)), in each case, of any subsidiary of TCEH (other than TCEH Finance) that are accelerated into income as a result of the Distribution pursuant to Treasury Regulations Section 1.1502-13(d) or Section 1.1502-19.

58. “DIP Agents” means, collectively: (a) the TCEH DIP Agent; and (b) the EFIH First Lien DIP Agent.

59. “DIP Agreements” means, collectively: (a) the TCEH DIP Credit Agreement; and (b) the EFIH First Lien DIP Credit Agreement.

60. “DIP Claims” means, collectively: (a) the TCEH DIP Claims; and (b) the EFIH First Lien DIP Claims.

61. “DIP Facilities” means, collectively: (a) the TCEH DIP Facility; and (b) the EFIH First Lien DIP Facility.

62. “DIP Lenders” means the DIP Agents, the TCEH DIP L/C Issuers, the banks, financial institutions, and other lenders party to the DIP Facilities from time to time, and each arranger, bookrunner, syndication agent, manager, and documentation agent under the DIP Facilities.

63. “DIP Orders” means, collectively: (a) the TCEH Final DIP Order; and (b) the EFIH First Lien Final DIP Order.

64. “Direct Professional Fee Claims” means Professional Fee Claims incurred by a Professional for the benefit of only one of the following: (a) the EFH Debtors; (b) the EFIH Debtors; or (c) the TCEH Debtors.

65. “Disallowed Makewhole Claim” means (a) with respect to any Makewhole Claim against any EFH Debtor or any EFIH Debtor that is not an EFIH First Lien Note Claim or an EFIH Second Lien Note Claim, a Makewhole Claim as to which the Bankruptcy Court has entered a Final Order disallowing such Claim; and (b) with respect to any Makewhole Claim that is an EFIH First Lien Note Claim or an EFIH Second Lien Note Claim, a Makewhole Claim as to which the Bankruptcy Court has entered an order disallowing the Claim, and such order has not been stayed or reversed or remanded on appeal as of the EFH Effective Date.

66. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities authorized to make or facilitate distributions under the Plan as selected by the Debtors or the Reorganized Debtors, as applicable, in consultation with the Plan Sponsor and the TCEH Supporting First Lien Creditors, provided that (a) the EFH Notes Trustee shall be the Disbursing Agent for Classes A4, A5, A6, and B5; and (b) the EFIH Unsecured Notes Trustee shall be the Disbursing Agent for distributions to Holders of EFIH Unsecured Note Claims.

67. “Disclosure Statement” means, as applicable, the TCEH Disclosure Statement and/or the EFH Disclosure Statement.

68. “Disclosure Statement Order” means, as applicable, the TCEH Disclosure Statement Order and/or the EFH Disclosure Statement Order.

69. “Disinterested Directors and Managers” means the disinterested directors and managers of EFH Corp., EFIH, and EFCH/TCEH.

70. “Disinterested Directors Settlement” means the settlement negotiated by and among the Disinterested Directors and Managers regarding Debtor Intercompany Claims set forth in the Initial Plan.

71. “Disputed” means with regard to any Claim or Interest, a Claim or Interest that is not yet Allowed.

72. “Distribution” means, as part of the Spin-Off, and following the Contribution and the Reorganized TCEH Conversion, distribution of (a) the Reorganized TCEH Common Stock; (b) the net Cash proceeds of the New Reorganized TCEH Debt (or at the TCEH Supporting First Lien Creditors’ election, all or a portion of such New Reorganized TCEH Debt) and the Spin-Off Preferred Stock Sale, if any, (c) the Spin-Off TRA Rights (if any); and (d) proceeds from the TCEH Settlement Claim, if determined as of the TCEH Effective Date, in each case received in the Contribution to Holders of Allowed TCEH First Lien Secured Claims.

73. “Distribution Date” means the Effective Date and any Periodic Distribution Date thereafter.

74. “Distribution Record Date” means other than with respect to any publicly-held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims and Allowed Interests (other than DIP Claims), which date shall be the date that is five (5) Business Days after the Confirmation Date, as applicable, or such other date as designated in an order of the Bankruptcy Court; provided, however, that the Distribution Record Date for all Holders of EFH Unexchanged Note Claims, EFH Legacy Note Claims, and EFH LBO Note Claims shall be [            ], 2016; provided further, however, that the Distribution Record Date for the Holders of Allowed Class C3 Claims shall be the date that is five (5) Business Days after the TCEH Confirmation Date, or such other date as designated in an order of the Bankruptcy Court, regardless of whether distributions on account of such Claims are made on the TCEH Effective Date or the EFH Effective Date.

75. “DTC” means the Depository Trust Company.

76. “EFCH” means Energy Future Competitive Holdings Company LLC, a Delaware limited liability company.

77. “EFCH 2037 Note Claim” means any Claim derived from or based upon the EFCH 2037 Notes.

78. “EFCH 2037 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated December 1, 1995, by and between EFCH, successor to TXU US Holdings Company, as issuer, and the EFCH 2037 Notes Trustee.

79. “EFCH 2037 Notes” means, collectively: (a) the EFCH Fixed 2037 Notes; and (b) the EFCH Floating 2037 Notes.

80. “EFCH 2037 Notes Trustee” means BNYMTC, or any successor thereto, as trustee under the EFCH 2037 Note Indenture.

81. “EFCH Fixed 2037 Notes” means the 8.175% fixed rate notes due January 30, 2037, issued by EFCH pursuant to the EFCH 2037 Note Indenture.

82. “EFCH Floating 2037 Notes” means the 1.245% floating rate notes due January 30, 2037, issued by EFCH pursuant to the EFCH 2037 Note Indenture.

83. “Effective Date” means the EFH Effective Date and/or the TCEH Effective Date, as applicable with respect to any particular Debtor.

84. “Effective Dates” means, collectively: (a) the EFH Effective Date; and (b) the TCEH Effective Date.

85. “EFH 2019 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated November 16, 2009, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

86. “EFH 2019 Notes” means the 9.75% unsecured notes due October 15, 2019, issued by EFH Corp. pursuant to the EFH 2019 Note Indenture.

87. “EFH 2020 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated January 12, 2010, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

88. “EFH 2020 Notes” means the 10.0% unsecured notes due January 15, 2020, issued by EFH Corp. pursuant to the EFH 2020 Note Indenture.

89. “EFH Beneficiary Claims” means, collectively: (a) the Allowed EFH Non-Qualified Benefit Claims; (b) the Allowed EFH Unexchanged Note Claims; and (c) the Allowed General Unsecured Claims Against EFH Corp.; provided, however, that any of the foregoing Claims shall cease to constitute EFH Beneficiary Claims if the Class comprised of such Claims fails to accept or fails to reject the Plan consistent with the Voting Indication (as such term is defined in the EFH/EFIH Committee Settlement), if any.

90. “EFH Committee Settlement Escrow” means an escrow account in an amount equal to $9,450,000.00, which shall be funded from and reduce the TCEH Cash Payment dollar for dollar; provided that such escrow account shall provide that distributions from such account shall be made first to Reorganized TCEH in an amount equal to the EFH Committee Settlement Payment Amount, and second, to the extent the EFH Committee Settlement Escrow Amount exceeds the EFH Committee Settlement Payment Amount, such excess amounts shall be distributed in a manner consistent with the distribution of the TCEH Cash Payment in accordance with Article III.B.30 of the Plan.

91. “EFH Committee Settlement Payment Amount” means an amount equal to 25% of the TCEH Settlement Claim Turnover Distributions.

92. “EFH Confirmation Date” means the date upon which the Bankruptcy Court enters the EFH Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

93. “EFH Confirmation Order” means one or more orders of the Bankruptcy Court confirming the Plan with respect to one or more EFH Debtors or EFIH Debtors pursuant to section 1129 of the Bankruptcy Code. The EFH Confirmation Order shall be reasonably acceptable to the EFIH DIP Agents and acceptable to the Plan Sponsor.

94. “EFH Corp.” means Energy Future Holdings Corp., a Texas corporation.

95. “EFH Corp. Claims” means, collectively: (a) the Allowed EFH Legacy Note Claims; (b) the Allowed EFH Swap Claims; (c) the Allowed EFH LBO Note Primary Claims; (d) the Allowed TCEH Settlement Claim; (e) the Allowed EFH Non-Qualified Benefit Claims; (f) the Allowed EFH Unexchanged Note Claims; (g) the Allowed General Unsecured Claims Against EFH Corp.; (h) the Allowed General Unsecured Claims Against EFH Debtors Other Than EFH Corp; and (i) the Allowed Tex-La Guaranty Claims; provided, however, that if the Holders of Allowed EFH LBO Note Primary Claims receive a recovery on account of their Allowed Class B5 EFH LBO Note Guaranty Claims, the Allowed EFH LBO Note Primary Claims shall not be included in this definition of EFH Corp. Claims; provided further, however, that if the Holders of Allowed Tex-La Guaranty Claims receive full recovery on account of their Allowed Class C1 Other Secured Claims Against the TCEH Debtors, the Allowed Tex-La Guaranty Claims shall not be included in this definition of EFH Corp. Claims.

96. “EFH Corporate Services” means EFH Corporate Services Company, a Texas corporation.

97. “EFH Creditor Recovery Pool” means the Reorganized EFH Class A Common Stock as set forth in Article IV.B.9 of the Plan, which shall, at the Merger Closing, convert to the right to receive the NextEra Class A Common Stock Investment in accordance with the Merger Agreement; provided, however, that the Holders of Allowed EFH Non-Qualified Benefit Claims shall receive Cash on account of their Claims (including any TCEH Settlement Claim Turnover Distributions distributed to such Holders of EFH Non-Qualified Benefit Claims); provided, further, however, that (a) the amount of the NextEra Class A Common Stock Investment shall be reduced proportionately on account of such Cash payment and (b) to the extent necessary to satisfy the continuity of interest requirement, the amount of Cash in the EFH/EFIH Distribution Account, with respect to the EFIH Unsecured Creditor Cash Recovery Pool, shall be reduced by reducing the Merger Sub Cash Amount by such amount, with a corresponding equal increase in the amount of the NextEra Class B Common Stock Investment.

98. “EFH Debtor Intercompany Claim” means any Claim by an EFH Debtor against another EFH Debtor.

99. “EFH Debtors” means, collectively: (a) EFH Corp.; (b) Ebasco Services of Canada Limited; (c) EEC Holdings, Inc.; (d) EECI, Inc.; (e) EFH Australia (No. 2) Holdings Company; (f) EFH Finance (No. 2) Holdings Company; (g) EFH FS Holdings Company; (h) EFH Renewables Company LLC; (i) Generation Development Company LLC; (j) LSGT Gas Company LLC; (k) LSGT SACROC, Inc.; (l) NCA Development Company LLC; and (m) TXU Receivables Company.

100. “EFH Disclosure Statement” means the Disclosure Statement for the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code with Respect to the EFH Debtors and EFIH Debtors, dated [            ], 2016 [D.I.             ], including all exhibits and schedules thereto, as approved pursuant to the Disclosure Statement Order.

101. “EFH Disclosure Statement Order” means the Order (A) Approving the EFH Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline, and Other Dates, (C) Approving Procedures for Soliciting, Receiving, and Tabulating Votes on the Plan and for Filing Objections to the Plan, and (D) Approving the Manner and Forms of Notice and Other Related Documents [D.I.             ].

102. “EFH Effective Date” means, with respect to the Plan, the date after the EFH Confirmation Date selected by (i) the EFH Debtors and EFIH Debtors, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor and (ii) the Plan Sponsor, on which: (a) no stay of the EFH Confirmation Order is in effect; and (b) all conditions precedent to the EFH Effective Date specified in Article IX.D have been satisfied or waived (in accordance with Article IX.E).

103. “EFH/EFIH Assumed Executory Contracts and Unexpired Leases” means those Executory Contracts and Unexpired Leases to be assumed by the Reorganized EFH and Reorganized EFIH, as set forth on the EFH/EFIH Assumed Executory Contract and Unexpired Lease List.

104. “EFH/EFIH Assumed Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases to be assumed (with proposed cure amounts), as determined by the Plan Sponsor, in its sole discretion, the form of which shall be included in the Plan Supplement; provided, however, that notwithstanding Article V.F. herein, the following contracts to the extent such contracts are executory contracts, shall be deemed assumed by Reorganized EFH and Reorganized EFIH, as applicable: (a) the Insurance Policies that provide coverage to the TCEH Debtors or EFH Shared Services Debtors, (b) D&O Insurance Policies at EFH Corp. for the benefit of current or former directors, managers, officers, and, employees, and (c) any D&O priority agreement between EFH Corp. and the sponsoring institution of certain directors.

105. “EFH/EFIH Committee” means the statutory committee of unsecured creditors of EFH Corp., EFIH, EFIH Finance, and EECI, Inc., appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on October 27, 2014, the membership of which may be reconstituted from time to time.

106. “EFH/EFIH Committee Settlement” means the Settlement & Support Agreement, dated as of November 23, 2015, by and among EFH Corp., EFIH, EFIH Finance, EEC Holdings, Inc., EECI, Inc., LSGT Gas Company LLC, LSGT SACROC, Inc., TCEH, the EFH/EFIH Committee, the EFH Notes Trustee, the TCEH Supporting First Lien Creditors, the Original Plan Sponsors, and the TCEH Committee, as approved under the EFH/EFIH Committee Settlement Order.

107. “EFH/EFIH Committee Settlement Order” means the Order Approving Settlement Among Debtors, EFH Committee, EFH Notes Trustee, and Certain Other Parties [D.I. 7143], entered by the Bankruptcy Court on November 25, 2015.

108. “EFH/EFIH Committee Standing Motion” means the Motion of the EFH Official Committee for Entry of an Order Granting Derivative Standing and Authority to Prosecute and Settle Claims on Behalf of the Luminant Debtors’ Estates [D.I. 3605].

109. “EFH/EFIH Distribution Account” means one or more escrow accounts designated by EFH Corp. prior to the EFH Effective Date to hold Cash to fund distributions under the Plan consisting of (a) the Merger Sub Cash Amount, (b) the EFIH Second Lien Note Repayment Amount, (c) the Cash distributed to satisfy Allowed EFH Non-Qualified Benefit Claims, and (d) the EFIH Unsecured Creditor Cash Recovery Pool, and (e) any other amounts to be funded into the EFH/EFIH Distribution Account pursuant to the terms of the Plan or Merger Agreement, which account shall be administered by the EFH Plan Administrator Board.

110. “EFH/EFIH Plan Supporters” means, collectively: (a) the Plan Sponsor; and, (b) excluding the EFH Debtors and the EFIH Debtors, all other parties to the New EFH/EFIH Plan Support Agreement, if any.

111. “EFH/EFIH Rejected Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases to be rejected, as determined by the Plan Sponsor, in its sole discretion, the form of which shall be included in the Plan Supplement.

112. “EFH Group” means the “affiliated group” (within the meaning of Section 1504(a)(1) of the Internal Revenue Code), and any consolidated, combined, aggregate, or unitary group under state or local law, of which EFH Corp. is the common parent.

113. “EFH LBO Note Claims” means, collectively: (a) the EFH LBO Note Primary Claims; and (b) the EFH LBO Note Guaranty Claims.

114. “EFH LBO Note Guaranty Claim” means any Claim against EFIH derived from or based upon the EFH LBO Notes.

115. “EFH LBO Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated October 31, 2007, by and among EFH Corp., as issuer, EFCH and EFIH as guarantors, and the EFH Notes Trustee.

116. “EFH LBO Note Primary Claim” means any Claim against EFH Corp. derived from or based upon the EFH LBO Notes.

117. “EFH LBO Notes” means, collectively: (a) the EFH LBO Senior Notes; and (b) the EFH LBO Toggle Notes.

118. “EFH LBO Senior Notes” means the 10.875% senior notes due November 1, 2017, issued by EFH Corp. pursuant to the EFH LBO Note Indenture.

119. “EFH LBO Toggle Notes” means the 11.25%/12.00% toggle notes due November 1, 2017, issued by EFH Corp. pursuant to the EFH LBO Note Indenture.

120. “EFH Legacy Note Claims” means, collectively: (a) the EFH Legacy Series P Claims; (b) the EFH Legacy Series Q Claims; and (c) the EFH Legacy Series R Claims.

121. “EFH Legacy Note Indentures” means, collectively: (a) the EFH Legacy Series P Indenture; (b) the EFH Legacy Series Q Indenture; and (c) the EFH Legacy Series R Indenture.

122. “EFH Legacy Notes” means, collectively: (a) the EFH Legacy Series P Notes; (b) the EFH Legacy Series Q Notes; and (c) the EFH Legacy Series R Notes.

123. “EFH Legacy Series P Claim” means any Claim derived from or based upon the EFH Legacy Series P Notes, excluding any Claims derived from or based upon EFH Legacy Series P Notes held by EFIH (if any).

124. “EFH Legacy Series P Indenture” means that certain Indenture, as amended or supplemented from time to time, dated November 1, 2004, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

125. “EFH Legacy Series P Notes” means the 5.55% Series P Senior Notes due November 15, 2014, issued by EFH Corp. pursuant to the EFH Legacy Series P Indenture and related officer’s certificate.

126. “EFH Legacy Series Q Claim” means any Claim derived from or based upon the EFH Legacy Series Q Notes, excluding any Claims derived from or based upon EFH Legacy Series Q Notes held by EFIH (if any).

127. “EFH Legacy Series Q First Supplemental Indenture” means that certain Supplemental Indenture, dated December 5, 2012, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

128. “EFH Legacy Series Q Indenture” means that certain Indenture, as amended or supplemented from time to time, dated November 1, 2004, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

129. “EFH Legacy Series Q Notes” means the 6.50% Series Q Senior Notes due November 15, 2024, issued by EFH Corp. pursuant to the EFH Legacy Series Q Indenture and related officer’s certificate.

130. “EFH Legacy Series R Claim” means any Claim derived from or based upon the EFH Legacy Series R Notes, excluding any Claims derived from or based upon EFH Legacy Series R Notes held by EFIH (if any).

131. “EFH Legacy Series R First Supplemental Indenture” means that certain Supplemental Indenture, dated December 5, 2012, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

132. “EFH Legacy Series R Indenture” means that certain Indenture, as amended or supplemented from time to time, dated November 1, 2004, by and among EFH Corp., as issuer, and the EFH Notes Trustee.

133. “EFH Legacy Series R Notes” means the 6.55% Series R Senior Notes due November 15, 2034, issued by EFH Corp. pursuant to the EFH Legacy Series R Indenture and related officer’s certificate.

134. “EFH Non-Debtors” means, collectively: (a) TXU Europe Limited; (b) TXU Eastern Finance (A) Ltd; (c) TXU Eastern Finance (B) Ltd; (d) TXU Finance (No. 2) Limited; (e) TXU Eastern Funding Company; (f) TXU Acquisitions Limited; (g) Humphreys & Glasgow Limited; (h) EFH Vermont Insurance Company; and (i) any other non-U.S., non-Debtor Entities.

135. “EFH Non-Qualified Benefit Claim” means any Claim against the EFH Debtors derived from or based upon an EFH Non-Qualified Benefit Plan.

136. “EFH Non-Qualified Benefit Plan” means either: (a) a non-contributory, non-qualified pension plan that provides retirement benefits to participants whose tax-qualified pension benefits are limited due to restrictions under the Internal Revenue Code and/or deferrals to other benefit programs; and/or (b) a contributory, non-qualified defined contribution plan that permits participants to voluntarily defer a portion of their base salary and/or annual incentive plan bonuses.

137. “EFH Note Indentures” means, collectively: (a) the EFH Legacy Note Indentures; (b) the EFH LBO Note Indenture; (c) the EFH 2019 Note Indenture; and (d) the EFH 2020 Note Indenture.

138. “EFH Notes Trustee” collectively means AST&T, in its capacity as successor trustee to BNYMTC under the EFH Note Indentures.

139. “EFH Plan Administrator Board” shall be a two-member board of directors comprised of current disinterested directors of EFH Corp. and EFIH, which board shall be appointed on or after the TCEH Effective Date by the Plan Sponsor and the EFH Debtors. and which board shall be tasked with directing the Disbursing Agent with respect to Cash distributions made on account of Allowed Claims asserted against the EFH Debtors and EFIH Debtors and shall not, for the avoidance of doubt, be authorized to direct the Disbursing Agent with respect to any Cash distributions made on account of Allowed Claims asserted against the TCEH Debtors or EFH Shared Services Debtors, if any.

140. “EFH Profesional Fee Escrow Account” means an escrow account established and funded pursuant to Article II.A.2(b) of the Plan for Professional Fee Claims allocated to the EFH Debtors or the Reorganized EFH Debtors pursuant to pursuant to Article II.A.2(d) of the Plan.

141. “EFH Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated to be allocated to the EFH Debtors or the Reorganized EFH Debtors in accordance with Article II.A.2(c) of the Plan.

142. “EFH Series N Note Claim” means any Claim derived from or based upon the EFH Series N Notes.

143. “EFH Series N Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated July 3, 2003, by and among EFH Corp., as issuer, and the EFH Series N Trustee.

144. “EFH Series N Notes” means the floating rate convertible notes due 2033 issued by EFH Corp. pursuant to the EFH Series N Note Indenture.

145. “EFH Series N Notes Trustee” means BNYMTC, in its capacity under the EFH Series N Notes.

146. “EFH Shared Services Debtor Intercompany Claim” means any Claim by an EFH Shared Services Debtor against another EFH EFH Shared Services Debtor.

147. “EFH Shared Services Debtors” means, collectively: (a) EFH Corporate Services; (b) Dallas Power and Light Company, Inc.; (c) EFH CG Holdings Company LP; (d) EFH CG Management Company LLC; (e) Lone Star Energy Company, Inc.; (f) Lone Star Pipeline Company, Inc.; (g) Southwestern Electric Service Company, Inc.; (h) Texas Electric Service Company, Inc.; (i) Texas Energy Industries Company, Inc.; (j) Texas Power and Light Company, Inc.; (k) Texas Utilities Company, Inc.; (l) Texas Utilities Electric Company, Inc.; (m) TXU Electric Company, Inc.; (n) Brighten Energy LLC; and (o) Brighten Holdings LLC.

148. “EFH Swap Claim” means any Claim against EFH Corp. derived from or based upon the EFH Swaps.

149. “EFH Swaps” means those certain swaps entered into by EFH Corp. on an unsecured basis.

150. “EFH Unexchanged Note Claim” means any Claim derived from or based upon the EFH Unexchanged Notes.

151. “EFH Unexchanged Notes” means, collectively: (a) the EFH 2019 Notes; and (b) the EFH 2020 Notes.

152. “EFIH” means Energy Future Intermediate Holding Company LLC, a Delaware limited liability company.

153. “EFIH Debtor Intercompany Claim” means any Claim by an EFIH Debtor against another EFIH Debtor.

154. “EFIH Debtors” means, collectively: (a) EFIH; and (b) EFIH Finance.

155. “EFIH DIP Secured Cash Management Banks” means the “Secured Cash Management Banks,” as defined in the EFIH First Lien Final DIP Order.

156. “EFIH DIP Secured Cash Management Obligations” means the “Secured Cash Management Obligations,” as defined in the EFIH First Lien Final DIP Order.

157. “EFIH DIP Secured Hedge Banks” means the “Secured Hedge Banks,” as defined in the EFIH First Lien Final DIP Order.

158. “EFIH DIP Secured Hedge Obligations” means the “Secured Hedge Obligations,” as defined in the EFIH First Lien Final DIP Order.

159. “EFIH Finance” means EFIH Finance Inc., a Delaware corporation.

160. “EFIH First Lien 2017 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated August 14, 2012, by and among the EFIH Debtors, as issuers, and the EFIH First Lien Notes Trustee.

161. “EFIH First Lien 2017 Notes” means the 6.875% senior secured notes due August 15, 2017, issued by the EFIH Debtors pursuant to the EFIH First Lien 2017 Note Indenture.

162. “EFIH First Lien 2020 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated August 17, 2010, by and among the EFIH Debtors, as issuers, and the EFIH First Lien Notes Trustee.

163. “EFIH First Lien 2020 Notes” means the 10.0% senior secured notes due December 1, 2020, issued by the EFIH Debtors pursuant to the EFIH First Lien 2020 Note Indenture.

164. “EFIH First Lien Approval Order” means the Order Approving EFIH First Lien Settlement [D.I. 858].

165. “EFIH First Lien DIP Agent” means Deutsche Bank AG New York Branch, or its duly appointed successor, in its capacity as administrative agent and collateral agent for the EFIH First Lien DIP Facility.

166. “EFIH First Lien DIP Claim” means any Claim derived from or based upon the EFIH First Lien DIP Credit Agreement or the EFIH First Lien Final DIP Order, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges.

167. “EFIH First Lien DIP Collateral” means the “EFIH DIP Collateral,” as defined in the EFIH First Lien Final DIP Order.

168. “EFIH First Lien DIP Contingent Obligations” means the “Contingent Obligations,” as defined in the EFIH First Lien DIP Credit Agreement, including any and all expense reimbursement obligations of the Debtors that are contingent as of the EFH Effective Date.

169. “EFIH First Lien DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of June 19, 2014, as amended, supplemented, or modified from time to time, by and among EFIH, EFIH Finance, the banks, financial institutions, and other lenders from time to time party thereto, the EFIH First Lien DIP Agent, and the other agents and entities party thereto, collectively with the “EFIH First Lien DIP Documents,” as defined in the EFIH First Lien Final DIP Order.

170. “EFIH First Lien DIP Facility” means the EFIH Debtors’ $5.4 billion debtor-in-possession financing facility, as approved on a final basis pursuant to the EFIH First Lien Final DIP Order.

171. “EFIH First Lien DIP Repayment Amount” means an amount in Cash sufficient to repay all outstanding Allowed EFIH First Lien DIP Claims in accordance with Article II.B.2 of the Plan.

172. “EFIH First Lien Final DIP Order” means the Final Order (A) Approving Postpetition Financing For Energy Future Intermediate Holding Company LLC and EFIH Finance Inc., (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Approving the Use of Cash Collateral by Energy Future Intermediate Holding Company LLC and EFIH Finance Inc., (D) Authorizing the EFIH First Lien Repayment, (E) Authorizing Issuance of Roll-Up Debt to the Extent Authorized by the Settlement Orders, and (F) Modifying the Automatic Stay [D.I. 859], as amended by the Amended Final Order (A) Approving Postpetition Financing for Energy Future Intermediate Holding Company LLC and EFIH Finance Inc., (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Approving the Use of Cash Collateral by Energy Future Intermediate Holding Company LLC and EFIH Finance Inc., (D) Authorizing the EFIH First Lien Repayment, (E) Authorizing Issuance of Roll-Up Debt to the Extent Authorized by the Settlement Orders, and (F) Modifying the Automatic Stay [D.I. 3856].

173. “EFIH First Lien Note Claim” means any Secured Claim derived from or based upon the EFIH First Lien Notes.

174. “EFIH First Lien Notes” means, collectively: (a) the EFIH First Lien 2017 Notes; and (b) the EFIH First Lien 2020 Notes (and the EFIH First Lien 2017 Note Indenture and the EFIH First Lien 2020 Note Indenture).

175. “EFIH First Lien Notes Trustee” means Delaware Trust Company, as successor indenture trustee to BNY.

176. “EFIH First Lien Settlement” means that certain settlement approved by the EFIH First Lien Approval Order.

177. “EFIH Intercreditor Litigation” means the litigation commenced by the EFIH First Lien Notes Trustee against the EFIH Second Lien Notes Trustee for turnover and other relief, Delaware Trust Company, as Indenture Trustee v. Computershare Share Trust Company, N.A., et al., Adv. Pro. Np. 14-50410-CSS (Bankr. D. Del.) and any pending appeals related thereto.

178. “EFIH Profesional Fee Escrow Account” means an escrow account established and funded pursuant to Article II.A.2(b) of the Plan for Professional Fee Claims allocated to the EFIH Debtors or the Reorganized EFIH Debtors pursuant to pursuant to Article II.A.2(d) of the Plan.

179. “EFIH Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated to be allocated to the EFIH Debtors or the Reorganized EFIH Debtors in accordance with Article II.A.2(c) of the Plan.

180. “EFIH Second Lien Note Claim” means any Secured Claim derived from or based upon the EFIH Second Lien Notes.

181. “EFIH Second Lien Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated April 25, 2011, by and among the EFIH Debtors, as issuers, and the EFIH Second Lien Notes Trustee.

182. “EFIH Second Lien Notes” means, collectively: (a) the 11.0% senior secured second lien notes due October 1, 2021; and (b) the 11.75% senior secured second lien notes due March 1, 2022, issued by the EFIH Debtors pursuant to the EFIH Second Lien Note Indenture (and the EFIH Second Lien Note Indenture).

183. “EFIH Second Lien Note Repayment Amount” means an amount in Cash sufficient to repay all outstanding EFIH Second Lien Note Claims in accordance with, and to the extent provided in, Article II.B.20 of the Plan, excluding any amounts paid on account of EFIH Second Lien Note Claims that are Makewhole Claims.

184. “EFIH Second Lien Notes Trustee” means Computershare Trust, as successor indenture trustee to BNY.

185. “EFIH Second Lien Partial Repayment” means the partial repayment of EFIH Second Lien Notes, in the amount of up to $750 million, effectuated pursuant to the Order (A) Authorizing Partial Repayment of EFIH Second Lien Notes; (B) Approving EFIH DIP Consent; and (C) Authorizing Consent Fee [D.I. 3855].

186. “EFIH Senior Toggle Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated December 5, 2012, by and among the EFIH Debtors, as issuers, and the EFIH Unsecured Notes Trustee.

187. “EFIH Senior Toggle Notes” means the 11.25%/12.25% senior unsecured notes due December 1, 2018, issued by the EFIH Debtors pursuant to the EFIH Senior Toggle Note Indenture.

188. “EFIH Unexchanged Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated November 16, 2009, by and among the EFIH Debtors, as issuers, and the EFIH Unsecured Notes Trustee.

189. “EFIH Unexchanged Notes” means the 9.75% unsecured notes due October 15, 2019, issued by the EFIH Debtors pursuant to the EFIH Unexchanged Note Indenture.

190. “EFIH Unsecured Creditor Equity Pool” means (a) the Reorganized EFH Class B Common Stock as set forth in Article IV.B.9 of the Plan, which shall, on the EFH Effective Date, covert to the right to receive the NextEra Class B Common Stock and (b) any other amounts payable to Holders of Claims entitled to distributions from the EFIH Unsecured Creditor Equity Pool as expressly provided in the Plan.

191. “EFIH Unsecured Creditor Cash Pool” means (a) the balance of any Cash held by EFIH after giving effect to all other transactions and distributions that are contemplated by the Plan or the Merger Agreement to occur on or before the EFH Effective Date and (b) any other amounts payable to Holders of Claims entitled to distributions from the EFIH Unsecured Creditor Cash Pool as expressly provided in the Plan.

192. “EFIH Unsecured Creditor Recovery Pool” means, collectively, the EFIH Unsecured Creditor Equity Pool and the EFIH Unsecured Creditor Cash Pool.

193. “EFIH Unsecured Note Claim” means any Claim derived from or based upon the EFIH Unsecured Notes.

194. “EFIH Unsecured Note Indentures” means, collectively: (a) the EFIH Senior Toggle Note Indenture; and (b) the EFIH Unexchanged Note Indenture.

195. “EFIH Unsecured Notes” means, collectively: (a) the EFIH Senior Toggle Notes; and (b) the EFIH Unexchanged Notes.

196. “EFIH Unsecured Notes Trustee” means UMB Bank, N.A., as successor trustee to BNY.

197. “Employment Agreements” means all existing employment agreement by and between any employee of the Debtors and the Debtors, each of which shall be assumed and assigned to Reorganized TCEH on the TCEH Effective Date.

198. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

199. “Environmental Action” means the pending case of United States v. Luminant Generation Company LLC, et al., 3:13-cv-3236-K (N.D. Tex.).

200. “Environmental Law” means all federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders, agreements and determinations and all common law concerning pollution or protection of the environment, or environmental impacts on human health and safety, including, without limitation, the Atomic Energy Act; the Comprehensive

Environmental Response, Compensation, and Liability Act; the Clean Water Act; the Clean Air Act; the Emergency Planning and Community Right-to-Know Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Nuclear Waste Policy Act; the Resource Conservation and Recovery Act; the Safe Drinking Water Act; the Surface Mining Control and Reclamation Act; the Toxic Substances Control Act; and any state or local equivalents.

201. “EPA Settlement Amount” means $1,000,000.00, as set forth in the order approving that certain Stipulation and Settlement Agreement, dated as of December 1, 2015, by and among EFH Corp., TCEH, EFCH, the United States on behalf of the U.S. Environmental Protection Agency, certain Holders of TCEH First Lien Claims, the Original Plan Sponsors, and the TCEH Committee [D.I. 7204].

202. “Equity Investment” means the equity investments to be made pursuant to the Merger, including the Plan Sponsor Investment.

203. “ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461 as amended, (2006 V. Supp. 2011), and the regulations promulgated thereunder.

204. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

205. “Estimated Company Cash Amount” means the “Estimated Company Cash Amount” as defined in the Merger Agreement.

206. “Exchange Agent” means “Exchange Agent,” as such term is defined in the Merger Agreement.

207. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Committees and each of their respective members; and (c) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

208. “Executive Severance Policy” means the Energy Future Holdings Corp. Executive Change in Control Policy, effective as of May 20, 2005, as amended on December 23, 2008 and December 20, 2010, and in effect as of the date of Filing of the Plan.

209. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

210. “FCC” means the Federal Communications Commission.

211. “Federal Judgment Rate” means the rate of interest calculated pursuant to the provisions of 28 U.S.C. § 1961, which shall be a rate equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, as of the Petition Date, which rate was 0.11%, compounded annually.

212. “Fee Committee” means that certain fee review committee appointed pursuant to the Stipulation and Consent Order Appointing a Fee Committee [D.I.1891].

213. “FERC” means the Federal Energy Regulatory Commission.

214. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases, including with respect to a Proof of Claim or Proof of Interest, the Claims and Noticing Agent.

215. “Final Order” means (i) an order or judgment of the Bankruptcy Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (ii) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in any Chapter 11 Case (or any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules of the Bankruptcy Court, may be filed relating to such order shall not prevent such order from being a Final Order.

216. “Fundamental Opinions” shall include:

(a)	the following opinions of nationally recognized tax counsel or a Big Four accounting firm (who shall be permitted to rely upon reasonable representations, including a representation that the Debtors have no plan or intention at the time of the Distribution[2] that is inconsistent with the Spin-Off Intended Tax Treatment), in substance reasonably acceptable to the TCEH Supporting First Lien Creditors and the Plan Sponsor, at a “should” level:

(i)	Taking into account the Merger, the Contribution, Reorganized TCEH Conversion, and Distribution should meet the requirements of Sections 368(a)(1)(G), 355, and 356 of the Internal Revenue Code.

(ii)	EFH should not recognize gain for U.S. federal income tax purposes as a result of the Contribution or the Reorganized TCEH Conversion other than gain recognized pursuant to the transfer of assets to the Preferred Stock Entity and the Spin-Off Preferred Stock Sale.

(iii)	EFH should recognize no gain or loss for U.S. federal income tax purposes upon the Distribution.

(b)	the following opinions of nationally recognized tax counsel or a Big Four accounting firm (who shall be permitted to rely upon reasonable representations, including a representation that the Debtors have no plan or intention at the time of the Distribution that is inconsistent with the Spin-Off Intended Tax Treatment), in substance reasonably acceptable to the TCEH Supporting First Lien Creditors and the Plan Sponsor, at a “will” level:

(i)	Section 355(g) will not apply to the Reorganized TCEH Spin-Off.

217. “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim.

218. “General Unsecured Claim Against EFCH” means any Unsecured Claim against EFCH that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFCH 2037 Note Claims, but excluding: (a) Administrative Claims against EFCH; (b) Priority Tax Claims against EFCH; (c) Intercompany Claims against EFCH; (d) Other Priority Claims against EFCH; and (e) DIP Claims.

[2]	Capitalized terms in this definition that are not defined herein shall have the meanings given such terms in the request submitted to the IRS for the Private Letter Ruling and all other IRS Submissions; provided, however, that nothing herein shall require the public disclosure of the IRS Submissions.

219. “General Unsecured Claim Against EFH Corp.” means any Unsecured Claim against EFH Corp. that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFH Series N Note Claims, but excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Legacy Note Claims; (c) EFH Unexchanged Note Claims; (d) EFH LBO Note Primary Claims; (e) EFH Swap Claims; (f) EFH Non-Qualified Benefit Claims; (g) the TCEH Settlement Claim; (h) Tex-La Guaranty Claims; (i) Administrative Claims against EFH Corp.; (j) Priority Tax Claims against EFH Corp.; (k) Intercompany Claims against EFH Corp.; (l) Other Priority Claims against EFH Corp.; and (m) EFIH First Lien DIP Claims.

220. “General Unsecured Claim Against the EFH Debtors Other Than EFH Corp.” means any Unsecured Claim against one or more of the EFH Debtors (other than EFH Corp.) that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, but excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Non-Qualified Benefit Claims; (c) Administrative Claims against the EFH Debtors other than EFH Corp.; (d) Priority Tax Claims against the EFH Debtors other than EFH Corp.; (e) Intercompany Claims against the EFH Debtors other than EFH Corp.; (f) Other Priority Claims against the EFH Debtors other than EFH Corp.; and (g) EFIH First Lien DIP Claims.

221. “General Unsecured Claim Against the EFH Shared Services Debtors” means any Unsecured Claim against one or more of the EFH Shared Services Debtors that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, excluding: (a) Administrative Claims against the EFH Shared Services Debtors; (c) Priority Tax Claims against the EFH Shared Services Debtors; (d) Intercompany Claims against the EFH Shared Services Debtors; (e) Other Priority Claims against the EFH Shared Services Debtors; and (f) DIP Claims.

222. “General Unsecured Claim Against the EFIH Debtors” means any Unsecured Claim against one or more of the EFIH Debtors that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFIH Unsecured Note Claims and any Unsecured Claims derived from or based upon the EFIH First Lien Notes or EFIH Second Lien Notes, but excluding: (a) EFH LBO Note Guaranty Claims; (b) Administrative Claims against the EFIH Debtors; (c) Priority Tax Claims against the EFIH Debtors; (d) Intercompany Claims against the EFIH Debtors; (e) Other Priority Claims against the EFIH Debtors; and (f) EFIH First Lien DIP Claims.

223. “General Unsecured Claim Against the TCEH Debtors Other Than EFCH” means any Unsecured Claim against one or more of the TCEH Debtors other than EFCH that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the Legacy General Unsecured Claims Against the TCEH Debtors, but excluding: (a) TCEH Unsecured Debt Claims; (b) Administrative Claims against the TCEH Debtors Other Than EFCH; (c) Priority Tax Claims against the TCEH Debtors Other Than EFCH; (d) Intercompany Claims against the TCEH Debtors Other Than EFCH; (e) Other Priority Claims against the TCEH Debtors Other Than EFCH; and (f) DIP Claims.

224. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

225. “Holder” means an Entity holding a Claim or an Interest, as applicable.

226. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

227. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

228. “Incremental Amendment Agreement” means that certain Incremental Amendment No. 1, dated as January 4, 2013, by and among the Incremental 2012 Term Lenders (as defined therein), EFCH, TCEH, the Credit Parties (as defined therein) party thereto, and Citibank, N.A., as administrative and collateral agent.

229. “Indemnification Obligations” means each of the Debtors’ indemnification obligations in place as of the Effective Date, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, or employment or other contracts, for their current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals and agents of the Debtors, as applicable.

230. “Indenture Trustees” means, collectively: (a) the EFH Notes Trustee; (b) the EFCH 2037 Notes Trustee; (c) the EFIH First Lien Notes Trustee; (d) the EFIH Second Lien Notes Trustee; (e) the EFIH Unsecured Notes Trustee; (f) the TCEH First Lien Notes Trustee; (g) the TCEH Second Lien Notes Trustee; (h) the TCEH Unsecured Notes Trustee; (i) the PCRB Trustee; (j) the EFH Series N Notes Trustee; and (k) the TCEH Second Lien Notes Collateral Agent.

231. “Initial Plan” means the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the United States Bankruptcy Code [D.I. 4142], dated April 14, 2015.

232. “Insurance Policies” means any insurance policies, insurance settlement agreements, coverage-in-place agreements, or other agreements relating to the provision of insurance entered into by or issued to or for the benefit of any of the Debtors or their predecessors.

233. “Intercompany Claim” means a Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. against EFH Corp. or any direct or indirect subsidiary of EFH Corp.

234. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Entity.

235. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [D.I. 2066].

236. “Intermediate” means the new Entity that will be a wholly owned subsidiary of TCEH.

237. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

238. “Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of November 5, 2008, by and among Oncor and certain of its direct and indirect equityholders, including EFH Corp. and TTI.

239. “IPO Conversion Plan” means the plan, if any, attached as an exhibit to the Merger Agreement, as may be modified, amended or supplemented in accordance with the Merger Agreement.

240. “IRS” means the Internal Revenue Service.

241. “IRS Submissions” means all submissions to the IRS in connection with the Ruling Request.

242. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

243. “Legacy General Unsecured Claim Against the EFH Debtors” means (i) any Claim against the EFH Debtors derived from or based upon liabilities based on asbestos or, to the extent set forth on Schedule 6.6 to the Merger Agreement, qualified post-employment benefits relating to discontinued operations of the EFH Debtors.

244. “Legacy General Unsecured Claim Against the TCEH Debtors” means any Claim against the TCEH Debtors derived from or based upon liabilities based on asbestos or qualified post-employment benefits relating to the TCEH Debtors.

245. “Liability Management Program” means the various transactions, including debt buybacks, new debt issuances, debt exchanges, debt payoffs, intercompany debt forgiveness, dividends, and maturity extensions, by EFH Corp. and its direct and indirect subsidiaries, and restructuring of such Entities’ debt obligations completed before the Petition Date, as described in the 2009-2013 SEC filings of EFH Corp., EFIH, EFIH Finance, and TCEH.

246. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

247. “Litigation Letters” means, collectively: (a) the TCEH Committee Litigation Letters; and (b) the TCEH Unsecured Group Litigation Letter.

248. “Luminant” means Luminant Holding Company LLC and its direct and indirect Debtor subsidiaries.

249. “Luminant Makewhole Settlement” means those transactions in settlement of Luminant’s obligations to Oncor under the Tax and Interest Makewhole Agreements, by which EFIH purchased Luminant’s obligations from Oncor in August 2012, and Luminant paid EFIH the same respective amount in September 2012.

250. “Makewhole Claim” means any Claim, whether secured or unsecured, derived from or based upon makewhole, applicable premium, redemption premium, or other similar payment provisions provided for by the applicable indenture or other agreement calculated as of the EFH Effective Date (or in the case of the EFIH First Lien Notes, the closing date of the EFIH First Lien DIP Facility, and in the case of EFIH Second Lien Notes, the closing date of the EFIH Second Lien Partial Repayment, with respect to the amount repaid at such time) or any other alleged premiums, fees, or Claims relating to the repayment of the principal balance of any notes, including any Claims for damages, or other relief arising from the repayment, prior to the respective stated maturity or call date, of the principal balance of any notes or any denial of any right to rescind any acceleration of such notes.

251. “Management Agreement” means that certain management agreement, dated as of October 10, 2007, by and among EFH Corp., TEF, Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., Goldman, Sachs & Co., and Lehman Brothers Inc.

252. “Merger” means that certain merger on the EFH Effective Date of Reorganized EFH with and into Merger Sub in a transaction intended to qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code, with Merger Sub continuing as the surviving entity.

253. “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of [            ] 2016, by and among NextEra, Merger Sub, EFH Corp., and EFIH, as may be amended, supplemented, or otherwise modified from time to time in accordance therewith, including all exhibits attached thereto, which shall be included in the Plan Supplement.

254. “Merger Closing” means “Closing,” as that term is defined in the Merger Agreement.

255. “Merger Effective Time” means “Effective Time,” as that term is defined in the Merger Agreement.

256. “Merger Sub” means EFH Merger Co., LLC, a Delaware limited liability company wholly owned by NextEra, with whom and into which Reorganized EFH will merge.

257. “Merger Sub Cash Amount” means the Cash to be contributed by Merger Sub to the EFH/EFIH Distribution Account at the Merger Closing in accordance with the Merger Agreement.

258. “Merger Sub Account” means a segregated, restricted account, and invested and disbursed in accordance with that certain escrow agreement, dated as of the EFH Effective Date, between Merger Sub and US Bankcorp, and used solely to satisfy Allowed Legacy General Unsecured Claims Against the EFH Debtors that are based on asbestos claims and related costs, including court costs, expert witness costs, attorneys’ fees, the cost to procure insurance and all other related costs from time to time during the fifty year term of the escrow agreement and, to the extent any balance (including accrued interest, if any) remains at the end of such term, such balance shall only be paid over to a charity specified in accordance with the terms of such escrow agreement.

259. “Minority Interest Acquisition” means the acquisition by Merger Sub, Reorganized EFH, or an Affiliate thereof of (a) the Oncor Minority Interest in one or more privately negotiated transactions with TTI or Oncor Management or (b) the portion of the Oncor Minority Interest held by TTI pursuant to the drag-along rights set forth in Section 3.3 of the Investor Rights Agreement.

260. “New Boards” means, collectively: (a) the Reorganized TCEH Board; and (b) the New EFH/EFIH Board.

261. “New EFH/EFIH Board” means the board of directors or managers, if any, of the Merger Sub and Reorganized EFIH, as applicable, on and after the EFH Effective Date, in each case to be appointed by the Plan Sponsor.

262. “New EFH/EFIH Plan Support Agreement” means that certain Alternative E-Side Restructuring Agreement, dated as of [            ], 2016, by and among the Plan Sponsor, the EFH Debtors, and the EFIH Debtors, as may be amended, supplemented or otherwise modified from time to time in accordance therewith.

263. “New Employee Agreements/Arrangements” means the agreements or other arrangements entered into by the 18 members of the Debtors’ management team who are considered “insiders” but who are not party to an Employment Agreement as of the date of the Plan Support Agreement to be adopted by Reorganized TCEH on the TCEH Effective Date and which shall include the applicable terms set forth in Section 10(o) of the Plan Support Agreement and shall otherwise be substantially in the form included in the Plan Supplement and reasonably acceptable to the TCEH Supporting First Lien Creditors (in consultation with the TCEH Committee); provided, however, that none of the EFH Debtors, Reorganized EFH Debtors, EFIH Debtors, Reorganized EFIH Debtors, or Plan Sponsor shall have any liability with respect thereto.

264. “New Organizational Documents” means such certificates or articles of incorporation, by-laws, or other applicable formation documents of each of the Reorganized Debtors, as applicable, the form of which shall be included in the Plan Supplement; provided that any New Organization Document with respect to any Reorganized EFH Debtor or any Reorganized EFIH Debtor shall be in form and substance acceptable to the Plan Sponsor.

265. “New Reorganized TCEH Debt” means the new long-term debt of Reorganized TCEH to be issued on the TCEH Effective Date prior to the Reorganized TCEH Conversion.

266. “New Reorganized TCEH Debt Documents” means the documents necessary to effectuate the New Reorganized TCEH Debt, which shall be included in the Plan Supplement.

267. “NextEra” means NextEra Energy, Inc., a Florida corporation.

268. “NextEra Common Stock” means the NextEra Class A Common Stock and the NextEra Class B Common Stock.

269. “NextEra Common Stock Investment” means the NextEra Class A Common Stock Investment and the NextEra Class B Common Stock Investment.

270. “NextEra Class A Common Stock” means the shares of NextEra Common Stock issued in connection with the NextEra Class A Common Stock Investment.

271. “NextEra Class A Common Stock Investment” means the shares of NextEra Common Stock entitled to be received by the Holder of the Reorganized EFH Class A Common Stock upon its conversion at the Merger Effective Time in accordance with the Merger Agreement.

272. “NextEra Class B Common Stock” means the shares of NextEra Common Stock to be issued in connection with the NextEra Class B Common Stock Investment.

273. “NextEra Class B Common Stock Investment” means the shares of NextEra Common Stock entitled to be received by the Holder of the Reorganized EFH Class B Common Stock upon its conversion at the Merger Effective Time in accordance with the Merger Agreement.

274. “Non-EFH Debtor Intercompany Claim” means any Claim, other than the TCEH Settlement Claim, by any direct or indirect subsidiary of EFH Corp. (other than an EFH Debtor) against an EFH Debtor, including any Claims derived from or based upon EFH Legacy Notes held by EFIH.

275. “Non-EFH Shared Services Debtor Intercompany Claim” means any Claim by EFH. Corp. or any direct or indirect subsidiary of EFH Corp. (other than an EFH Shared Services Debtor) against an EFH Shared Services Debtor.

276. “Non-EFIH Debtor Intercompany Claim” means any Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. (other than an EFIH Debtor) against an EFIH Debtor.

277. “Non-TCEH Debtor Intercompany Claim” means any Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. (other than a TCEH Debtor) against a TCEH Debtor, including any Claim derived from or based upon the TCEH Credit Agreement, the TCEH First Lien Notes, or TCEH Unsecured Notes held by EFH Corp. and EFIH.

278. “NRC” means the United States Nuclear Regulatory Commission.

279. “Nuclear Decommissioning Obligations” means the Debtors’ funding obligations related to a nuclear decommissioning trust that will be used to fund the decommissioning of the Comanche Peak nuclear power plant, as required by the Department of Energy.

280. “Oak Grove Promissory Note” means that certain Promissory Note, dated December 22, 2010, by and among Oak Grove Power Company LLC, as issuer, and North American Coal Royalty Company, as holder, and John W. Harris, as trustee, with face amount of $7,472,500 due in annual installments through December 22, 2017, which note is secured by all coal, lignite, and other near-surface minerals on and under certain real property in Robertson County, Texas.

281. “Oak Grove Promissory Note Claim” means any Claim derived from or based upon the Oak Grove Promissory Note.

282. “Oncor” means Oncor Holdings and its direct and indirect subsidiaries.

283. “Oncor Electric” means Oncor Electric Delivery Company LLC.

284. “Oncor Holdings” means Oncor Electric Delivery Holdings Company LLC.

285. “Oncor Letter Agreement” means that certain letter agreement to be entered into contemporaneously with the Merger Agreement, by and among NextEra, Merger Sub, Oncor Electric, and Oncor Holdings, pursuant to which, among other things, each of Oncor Electric and Oncor Holdings will agree to take and not to take certain actions in furtherance of the transactions contemplated by the Merger Agreement, which shall be included in the Plan Supplement.

286. “Oncor Management” means Oncor Management Investment LLC

287. “Oncor Minority Interest” means the minority interests in Oncor Electric held by TTI and Oncor Management.

288. “Oncor Tax Sharing Agreement” means that certain Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, by and among EFH Corp., Oncor Holdings, Oncor Electric, TTI, and Oncor Management.

289. “OpCo” means TEX Operations Company LLC, a Delaware limited liability company.

290. “Ordinary Course Professional Order” means the Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [D.I. 765].

291. “Original Confirmed Plan” means the Sixth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 7235].

292. “Original Plan Sponsors” means “Plan Sponsors,” as such term was defined in the Original Confirmed Plan.

293. “Original Plan Supplement” means the Plan Supplement for the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6544], and any amendments and modifications thereto, including D.I. 7191 and D.I. 7866.

294. “Other Priority Claims” means any Claim, other than an Administrative Claim, a DIP Claim, or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

295. “Other Secured Claim Against the EFH Debtors” means any Secured Claim against any of the EFH Debtors, excluding DIP Claims.

296. “Other Secured Claim Against the EFH Shared Services Debtors” means any Secured Claim against any of the EFH Shared Services Debtors, excluding DIP Claims.

297. “Other Secured Claim Against the EFIH Debtors” means any Secured Claim against any of the EFIH Debtors, excluding: (a) EFIH First Lien Note Claims, if any; (b) EFIH Second Lien Note Claims; and (c) DIP Claims.

298. “Other Secured Claim Against the TCEH Debtors” means any Secured Claim against any of the TCEH Debtors, including the Oak Grove Promissory Note Claims and Tex-La Obligations, but excluding: (a) TCEH First Lien Secured Claims; and (b) DIP Claims.

299. “OV2” means Ovation Acquisition II, L.L.C., a Delaware limited liability company.

300. “Parent Disclosure Letter” means “Parent Disclosure Letter” as such term is defined in the Merger Agreement.

301. “PBGC” means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation, and an agency of the United States created by ERISA.

302. “PCRB Claim” means any Claim derived from or based upon the PCRBs, excluding the Repurchased PCRBs.

303. “PCRBs” means the pollution control revenue refunding bonds and pollution control revenue bonds outstanding from time to time, including: (a) 7.70% Fixed Series 1999C due March 1, 2032; (b) 7.70% Fixed Series 1999A due April 1, 2033; (c) 6.30% Fixed Series 2003B due July 1, 2032; (d) 6.75% Fixed Series 2003C due October 1, 2038; (e) 5.40% Fixed Series 2003D due October 1, 2029; (f) 5.40% Fixed Series 1994A due May 1, 2029; (g) 5.00% Fixed Series 2006 due March 1, 2041; (h) 8.25% Fixed Series 2001A Due October 1, 2030; (i) 8/25% Fixed Series 2001D-1 due May 1, 2033; (j) 6.45% Fixed Series 2000A due June 1, 2021; (k) 5.80% Fixed Series 2003A due July 1, 2022; (l) 6.15% Fixed Series 2003B due August 1, 2022; (m) 5.20% Fixed Series 2001C due May 1, 2028; (n) 6.25% Fixed Series 2000A due May 1, 2028; (o) Series 1994B due May 1, 2029 (variable rate); (p) Series 1995A due April 1, 2030 (variable rate); (q) Series 1995B due June 1, 2030 (variable rate); (r) Series 2001B due May 1, 2029 (variable rate); (s) Series 2001C due May 1, 2036 (15% ceiling); (t) Floating Taxable Series 2001I due December 1, 2036; (u) Floating Series 2002A due May 1, 2037; (v) Series 2003A due April 1, 2038 (15% ceiling); (w) Series 1999B due September 1, 2034 (15% ceiling); (x) Floating Series 2001D-2 due May 1, 2033; (y) Series 2001A due May 1, 2022 (15% ceiling); (z) Series 2001B due May 1, 2030 (15% ceiling); and (aa) Series 2001A due May 1, 2027 (variable rate), to which, among others, the PCRB Trustee is party.

304. “PCRB Trustee” means BNYM, as indenture trustee for the PCRBs.

305. “Pension Plans” means the two single-employer defined benefit plans insured by the PBGC and covered by Title IV of ERISA, 29 U.S.C. §§ 1301-1461, including (a) the plan sponsored by EFH Corp., and (b) the plan sponsored by Oncor Electric.

306. “Periodic Distribution Date” means, unless otherwise ordered by the Bankruptcy Court, the first Business Day that is 120 days after the Effective Date, and, for the first year thereafter, the first Business Day that is 120 days after the immediately preceding Periodic Distribution Date. After one year following the Effective Date, the Periodic Distribution Date will occur on the first Business Day that is 180 days after the immediately preceding Periodic Distribution Date, unless and until otherwise ordered by the Bankruptcy Court.

307. “Petition Date” means April 29, 2014, the date on which the Debtors commenced the Chapter 11 Cases.

308. “Plan” means this Third Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement.

309. “Plan Sponsor” means NextEra, acting through its wholly-owned subsidiary, NextEra Energy Capital Holdings, Inc., the beneficial owner of approximately $45 million principal amount of EFIH Senior Toggle Notes and a creditor and party in interest in the Chapter 11 Cases.

310. “Plan Sponsor Cash Amount” mean collectively, (a) the Merger Sub Cash Amount, (b) the EFIH First Lien DIP Repayment Amount, and (c) the EFIH Second Lien Notes Repayment Amount.

311. “Plan Sponsor Investment” means, collectively: (a) the Plan Sponsor Cash Amount; and (b) the NextEra Common Stock Investment.

312. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be Filed by the Debtors no later than 14 days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents Filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement comprised of, among other documents, the following, if any and as applicable: (a) New Organizational Documents; (b) the Rejected Executory Contract and Unexpired Lease List; (c) the Assumed Executory Contract and Unexpired Lease List (which shall include the Employment Agreements and provide that such Employment Agreements are assigned to Reorganized TCEH on the TCEH Effective Date); (d) a list of retained Causes of Action; (e) the Reorganized TCEH Debtor Management Incentive Plan; (f) the New Employee Agreements/Arrangements; (g) the Reorganized TCEH Registration Rights Agreement; (h) the identity of the members of the New Boards and management for the Reorganized Debtors; (i) the New Reorganized TCEH Debt Documents; (j) the Merger Agreement; (k) the Tax Matters Agreement; (l) the Transition Services Agreement; (m) the Reorganized TCEH Shareholders’ Agreement; (n) the Oncor Letter Agreement; (o) the Separation Agreement; (p) the Spin-Off Tax Receivable Agreement or the Taxable Separation Tax Receivable Agreement (as applicable); (q) the Amended and Restated Split Participant Agreement; (r) the Taxable Separation Memorandum; and (s) the TRA Information Form. Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (s), as applicable. Other than with respect to the assumption and assignment of the Employment Agreements as set forth herein, the documents that comprise the Plan Supplement shall be: (i) subject to any consent or consultation rights provided hereunder and thereunder, including as provided in the definitions of the relevant documents; and (ii) in form and substance reasonably acceptable (or, to the extent otherwise provided hereunder or thereunder, including as provided in the applicable definitions of the applicable documents, acceptable) to the Plan Sponsor, the TCEH Supporting First Lien Creditors, and the DIP Agents. The Parties entitled to amend the documents contained in the Plan Supplement shall be entitled to amend such documents in accordance with their respective terms through and including the Effective Date.

313. “Plan Support Agreement” means that certain Plan Support Agreement, dated as of August 9, 2015 (as amended on September 11, 2015, October 27, 2015, and November 12, 2015, and as may be amended, supplemented, or otherwise modified from time to time in accordance therewith), by and among the Debtors, the Original Plan Sponsors, the TCEH Supporting First Lien Creditors, the TCEH First Lien Agent, the TCEH Supporting Second Lien Creditors, the TCEH Committee, and certain other Entities, including all exhibits and schedules attached thereto.

314. “Post-Closing Audit” means the “Post-Closing Audit” as defined in the Merger Agreement.

315. “Preferred Stock Entity” means, as part of the Spin-Off, the new Entity pursuant to which certain assets and liabilities will be transferred as part of the Spin-Off Preferred Stock Sale, it being understood that, if the Spin-Off is effectuated pursuant to the terms and conditions set forth in Article IV.B.2, the Preferred Stock Entity will undertake the Preferred Stock Entity Conversion on the TCEH Effective Date.

316. “Preferred Stock Entity Conversion” means, as part of the Spin-Off, the conversion of the Preferred Stock Entity from a Delaware limited liability company to a Delaware corporation on the TCEH Effective Date, immediately following the Contribution and immediately prior to the Spin-Off Preferred Stock Sale.

317. “Priority Tax Claim” means the Claims of Governmental Units of the type specified in section 507(a)(8) of the Bankruptcy Code.

318. “Private Letter Ruling” means the private letter ruling issued by the IRS applied for in connection with the Ruling Request, and issued by the IRS to the Debtors on July 28, 2016.

319. “Pro Rata” means the proportion that the amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of the Allowed Claims or Allowed Interests in that Class, or the proportion of the Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Claim or Interest under the Plan.

320. “Professional” means an Entity, excluding those Entities entitled to compensation pursuant to the Ordinary Course Professional Order: (a) retained pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code; provided, however, that each of the professionals employed by the DIP Agents shall not be “Professionals” for the purposes of the Plan.

321. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

322. “Professional Fee Escrow Account” means the TCEH Professional Fee Escrow Account, the EFIH Professional Fee Escrow Account, and the EFH Professional Fee Escrow Account, as applicable.

323. “Professional Fee Escrow Agents” means each escrow agent for the applicable Professional Fee Escrow Account appointed pursuant Artcile II.A.2(b) of the Plan and the escrow agreements entered into pursuant thereto.

324. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

325. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

326. “PUC” means the Public Utility Commission of Texas.

327. “PUC Approval” means the PUC’s approval, as applicable, of the transactions contemplated by the Merger Agreement pursuant to authority asserted by the PUC pursuant to the Public Utility Regulatory Act and the PUC’s regulations thereunder.

328. “RCT” means the Railroad Commission of Texas.

329. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

330. “Rejected Executory Contract or Unexpired Lease” means any EFH/EFIH Rejected Executory Contract or Unexpired Lease or any TCEH Rejected Executory Contract or Unexpired Lease.

331. “Rejected Executory Contract and Unexpired Lease List” means, as applicable, the EFH/EFIH Rejected Executory Contract and Unexpired Lease List or the TCEH Rejected Executory Contract and Unexpired Lease List.

332. “Released Parties” means collectively, and in each case only in its capacity as such: (a) the EFH/EFIH Plan Supporters; (b) Merger Sub; (c) Holders of TCEH First Lien Claims; (d) Holders of TCEH Second Lien Note Claims; (e) Holders of TCEH Unsecured Note Claims; (f) Holders of EFH Legacy Note Claims; (g) Holders of EFH Unexchanged Note Claims; (h) Holders of EFH LBO Note Primary Claims; (i) Holders of EFIH Unsecured Note Claims; (j) Holders of EFH LBO Note Guaranty Claims; (k) the DIP Lenders; (l) the TCEH First Lien Agent; (m) the Indenture Trustees other than the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee; (n) the Dealer Managers; (o) TEF; (p) Texas Holdings; (q) Oncor; (r) funds and accounts managed or advised by Kohlberg Kravis Roberts & Co., L.P., TPG Capital, L.P. or Goldman, Sachs & Co. that hold direct or indirect interests in Texas Holdings, TEF, or EFH Corp.; (s) the Committees and each of their respective members; (t) Holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH; (u) Holders of General Unsecured Claims Against EFCH; (v) Holders of General Unsecured Claims Against the EFIH Debtors; (w) Holders of General Unsecured Claims Against EFH Corp.; (x) Holders of General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.; (y) Holders of General Unsecured Claims Against the EFH Shared Services Debtors; (y) the Original Plan Sponsors; (aa) OV2; (bb) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (aa), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (cc) the DTC; provided, however, that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party”; provided, further, however, that the EFIH First Lien Notes Trustee, all Holders of Claims derived from or based on the EFIH First Lien Notes, the EFIH Second Lien Notes Trustee, and all Holders of Claims derived from or based on the EFIH Second Lien Notes, shall not be “Released Parties,” except as otherwise agreed to by a Holder in its capacity as such.

333. “Releasing Parties” means collectively, and in each case only in its capacity as such: (a) the EFH/EFIH Plan Supporters; (b) Merger Sub; (c) Holders of TCEH First Lien Claims; (d) Holders of TCEH Second Lien Note Claims; (e) Holders of TCEH Unsecured Note Claims; (f) Holders of EFH Legacy Note Claims; (g) Holders of EFH Unexchanged Note Claims; (h) Holders of EFH LBO Note Primary Claims; (i) Holders of EFIH Unsecured Note Claims; (j) Holders of EFH LBO Note Guaranty Claims; (k) the DIP Lenders; (l) the TCEH First

Lien Agent; (m) the Indenture Trustees other than the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee; (n) the Dealer Managers; (o) TEF; (p) Texas Holdings; (q) Oncor; (r) funds and accounts managed or advised by Kohlberg Kravis Roberts & Co., L.P., TPG Capital, L.P. or Goldman, Sachs & Co. that hold direct or indirect interests in Texas Holdings, TEF, or EFH Corp.; (s) the Committees and each of their respective members; (t) Holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH; (u) Holders of General Unsecured Claims Against EFCH; (v) Holders of General Unsecured Claims Against the EFIH Debtors; (w) Holders of General Unsecured Claims Against EFH Corp.; (x) Holders of General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.; (y) Holders of General Unsecured Claims Against the EFH Shared Services Debtors; (z) all Holders of Claims and Interests that are deemed to accept the Plan; (aa) all Holders of Claims and Interests who vote to accept the Plan; (bb) all Holders in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (cc) OV2; (dd) the Original Plan Sponsors; (ee) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (dd), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (ff) all Holders of Claims and Interests, solely with respect to releases of all Holders of Interests in EFH Corp. and their current and former Affiliates, and such Entities’ and their Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided, however, that the EFIH First Lien Notes Trustee, all Holders of Claims derived from or based on the EFIH First Lien Notes, the EFIH Second Lien Notes Trustee, and all Holders of Claims derived from or based on the EFIH Second Lien Notes, shall not be “Releasing Parties,” except as otherwise agreed by a Holder in its capacity as such.

334. “Reorganized Debtor” means any Debtor as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, including Merger Sub, on or after the Effective Date.

335. “Reorganized EFH” means EFH Corp. on and after the EFH Effective Date, or any successor thereto, including Merger Sub, by merger, consolidation, or otherwise, unless otherwise indicated in the Plan.

336. “Reorganized EFH Common Stock” means the Reorganized EFH Class A Common Stock and the Reorganized EFH Class B Common Stock.

337. “Reorganized EFH Class A Common Stock” means one new validly issued, fully paid and nonassessable share of Class A common stock, no par value, of Reorganized EFH to be issued and distributed under and in accordance with the Plan.

338. “Reorganized EFH Class B Common Stock” means one new validly issued, fully paid and nonassessable share of Class B common stock, no par value, of Reorganized EFH to be issued and distributed under and in accordance with the Plan.

339. “Reorganized EFH Debtors” means the EFH Debtors, other than the EFH Shared Services Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, including Merger Sub, on or after the EFH Effective Date.

340. “Reorganized EFH Shared Services Debtors” means the EFH Shared Services Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the TCEH Effective Date.

341. “Reorganized EFH Stock Value” means $1 per share of Reorganized EFH Common Stock.

342. “Reorganized EFIH” means EFIH, or any successor thereto, by merger, consolidation, or otherwise, on and after the EFH Effective Date.

343. “Reorganized EFIH Debtors” means the EFIH Debtors as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the EFH Effective Date.

344. “Reorganized EFIH Membership Interests” means the new membership interests in Reorganized EFIH, if any, to be issued on the EFH Effective Date.

345. “Reorganized TCEH” means either (i) if the Spin-Off is effectuated pursuant to the terms and conditions set forth in Article IV.B.2, the new Entity pursuant to which certain assets and liabilities will be transferred as part of the Contribution and the stock of which will be distributed as part of the Distribution, it being understood that Reorganized TCEH will undertake the Reorganized TCEH Conversion on the TCEH Effective Date, or (ii) the new Entity, the common stock of which will be distributed to Holders of TCEH First Lien Claims pursuant to the Taxable Separation.

346. “Reorganized TCEH Board” means the board of directors or managers of Reorganized TCEH on and after the TCEH Effective Date to be appointed by the TCEH Supporting First Lien Creditors in consultation with TCEH.

347. “Reorganized TCEH Common Stock” means the 450,000,000 shares of common stock in Reorganized TCEH to be issued and distributed in accordance with the Plan.

348. “Reorganized TCEH Conversion” means, as part of the Spin-Off, the conversion of Reorganized TCEH from a Delaware limited liability company into a Delaware corporation on the TCEH Effective Date, immediately following the Contribution and immediately prior to the Distribution.

349. “Reorganized TCEH Debtor Management Incentive Plan” means the management incentive plan to be implemented with respect to Reorganized TCEH on the TCEH Effective Date, the terms of which shall be consistent with the Plan Support Agreement, in form and substance acceptable to Reorganized TCEH and the TCEH Supporting First Lien Creditors, and substantially in the form to be included in the Plan Supplement.

350. “Reorganized TCEH Debtors” means the TCEH Debtors as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, and including the Reorganized EFH Shared Services Debtors, on or after the TCEH Effective Date.

351. “Reorganized TCEH Registration Rights Agreement” means the registration rights agreement that shall provide registration rights to certain Holders of Reorganized TCEH Common Stock, the material terms of which shall be included in the Plan Supplement.

352. “Reorganized TCEH Shareholders’ Agreement” means the one or more shareholders’ agreements, if any, that will govern certain matters related to the governance of Reorganized TCEH, which shall be included in the Plan Supplement.

353. “Reorganized TCEH Sub Preferred Stock” means, if the Spin-Off is effectuated pursuant to the terms and conditions set forth in Article IV.B.2, the new contingent-voting preferred stock of the Preferred Stock Entity issued pursuant to the Spin-Off Preferred Stock Sale.

354. “Repurchased PCRBs” means the PCRBs repurchased by TCEH and held in a custody account.

355. “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors, the Plan Sponsor, and the TCEH Supporting First Lien Creditors reasonably determine to be necessary or desirable to implement the Plan, including, as applicable, the Taxable Separation or, if the Spin-Off is effectuated pursuant to the terms and conditions set forth in Article IV.B.2, the Spin-Off, Equity Investment, Merger, and other transactions contemplated by the Merger Agreement.

356. “Ruling Request” means the request for a private letter ruling from the IRS, as supplemented on September 3, 2015, which would address (a) certain matters related to the qualification of the Contribution, the Reorganized TCEH Conversion, and the Distribution as a “reorganization” within the meaning of sections 368(a)(1)(G), 355 and 356 of the Internal Revenue Code and (b) certain other matters with respect to the Spin-Off Intended Tax Treatment.

357. “Rural Utilities Service” means the agency of the United States Department of Agriculture tasked with providing public utilities to rural areas in the United States through public-private partnerships.

358. “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts or Unexpired Leases, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules.

359. “SEC” means the Securities and Exchange Commission.

360. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan or separate order of the Bankruptcy Court as a secured claim.

361. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder.

362. “Security” or “Securities” has the meaning set forth in section 2(a)(1) of the Securities Act.

363. “Separation Agreement” means an agreement to be entered into on or before the TCEH Effective Date to, among other things, effectuate the Spin-Off or the Taxable Separation and address the transfer by the EFH Debtors and EFIH Debtors of certain assets, liabilities, and equity interests related to the TCEH Debtors’ operations, including with respect to the EFH Shared Services Debtors, by and among Reorganized TCEH, OpCo and EFH Corp., in form and substance reasonably acceptable to the parties thereto, and acceptable to the Plan Sponsor and the TCEH Supporting First Lien Creditors, which shall be included in the Plan Supplement.

364. “Settlement” means the compromise and settlement by and among the parties to the Settlement Agreement, including the Debtors and their respective Estates, of (i) all Non-EFH Debtor Intercompany Claims, Non-EFIH Debtor Intercompany Claims, Non-TCEH Debtor Intercompany Claims, and the TCEH Settlement Claim, other than ordinary course Debtor Intercompany Claims incurred pursuant to, and in accordance with, Paragraph 10 of the Cash Management Order (ii) claims and Causes of Action against Holders of TCEH First Lien Claims and the TCEH First Lien Agent, (iii) claims and Causes of Action against the Holders of EFH Interests and certain related Entities, and (iv) claims and Causes of Action against any of the Debtors’ directors, managers, officers, and other related Entities, as set forth in the Settlement Agreement.

365. “Settlement Agreement” means that certain Settlement Agreement by and among the Debtors and certain Holders of Claims and Interests, as approved in the Settlement Order.

366. “Settlement Agreement Professional Fees” means those “Professional Fees,” as such term is defined in the Settlement Order, actually paid pursuant to the Settlement Order.

367. “Settlement Order” means the Order Granting the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter into and Perform Under the Settlement Agreement [D.I. 7243].

368. “Shared Services” means those shared services provided to EFH Corp. and its direct and indirect subsidiaries, including by or through EFH Corporate Services and/or pursuant to any service-level agreement or shared services agreements.

369. “Spin-Off” means, if the Spin-Off is effectuated pursuant to the terms and conditions set forth in Article IV.B.2, certain transactions required to achieve and preserve the Spin-Off Intended Tax Treatment, including the Contribution, the Reorganized TCEH Conversion, and the Distribution.

370. “Spin-Off Conditions” means (i) entry of the Approval Order by the Bankruptcy Court; (ii) that the Debtors shall have performed their commitments, covenants and other obligations with respect to the “Preferred Stock Sale” as set forth on Exhibit G to the Plan Support Agreement, as modified consistent with the Tax Matters Agreement; and (iii) the satisfaction or waiver, pursuant to the terms set forth in Article IX.E, of the conditions set forth in Article IX.C.8; provided that the condition set forth in Article IX.C.8(f) shall be satisfied or waived by July 28, 2016.

371. “Spin-Off Conditions Termination Date” means the earlier of (a) November 1, 2016; and (b) the date upon which one or more of the Spin-Off Conditions becomes incapable of being satisfied, as determined by each of: (i) the TCEH Supporting First Lien Creditors; (ii) the TCEH Debtors; and (iii) the Plan Sponsor (each acting in their sole reasonable discretion).

372. “Spin-Off Intended Tax Treatment” means (a) the qualification of the Contribution, the Reorganized TCEH Conversion and the Distribution as a “reorganization” within the meaning of sections 368(a)(1)(G), 355, and 356 of the Internal Revenue Code, and (b) the qualification of the contribution described in clause (a) of the definition of the Spin-Off Preferred Stock Sale as a taxable sale of assets to the Preferred Stock Entity pursuant to section 1001 of the Internal Revenue Code resulting in the Basis Step-Up.

373. “Spin-Off Preferred Stock Sale” means, as part of the Spin-Off: (a) following the Preferred Stock Entity Conversion, but before the Reorganized TCEH Conversion, the contribution by Reorganized TCEH of the equity in the Contributed TCEH Debtors (or, potentially, certain assets or joint interests in certain assets as agreed upon by EFH Corp., the TCEH Supporting First Lien Creditors, [and the Plan Sponsor], in accordance with the Plan Support Agreement, as applicable), to the Preferred Stock Entity (such contribution to the Preferred Stock Entity of such equity and, potentially such assets, in an amount that is expected to result in the Basis Step-Up) in exchange for the Preferred Stock Entity’s (i) common stock and (ii) the Reorganized TCEH Sub Preferred Stock; (b) immediately thereafter, and pursuant to a prearranged and binding agreement, the sale by Reorganized TCEH of all of the Reorganized TCEH Sub Preferred Stock to one or more third party investors in exchange for Cash; provided, however, that Holders of TCEH First Lien Claims shall not be permitted to purchase the Reorganized TCEH Sub Preferred Stock; and (c) the distribution of such Cash by Reorganized TCEH to TCEH to fund recoveries under the Plan.

374. “Spin-Off Tax Receivable Agreement” means the tax receivable agreement or similar arrangement, if any, under which Reorganized TCEH (or one or more of its subsidiaries) shall agree to make payments in respect of Reorganized TCEH’s (or its subsidiaries’) specified tax items, to be entered into, at the TCEH Supporting First Lien Creditors’ election, on the TCEH Effective Date immediately following the Spin-Off, by Reorganized TCEH (or one or more of its subsidiaries), the material terms and conditions of which shall be (i) as proposed by the TCEH Supporting First Lien Creditors (subject to any modifications as consented to by the TCEH First Lien Creditors and the TCEH Debtors, such consent not to be unreasonably withheld, delayed or conditioned) and (ii) included in the Plan Supplement.

375. “Spin-Off TRA Rights” means the rights to receive payments under (and otherwise share in the benefits of) the Spin-Off Tax Receivable Agreement (if any), whether such rights are structured as a separate instrument issued by Reorganized TCEH (or one or more of its subsidiaries) pursuant to the Spin-Off Tax Receivable Agreement, an equity interest in an entity that is a party to the Spin-Off Tax Receivable Agreement, or otherwise.

376. “Standing Motions” means, collectively: (a) the TCEH Committee Standing Motion; (b) the TCEH Unsecured Group Standing Motion; and (c) the EFH/EFIH Committee Standing Motion.

377. “Taxable Separation” means the transactions required or advisable to cause the TCEH Debtors to directly or indirectly transfer all of its assets to Reorganized TCEH (or one or more of its subsidiaries) in a transaction that will be treated as a taxable sale or exchange pursuant to section 1001 of the Internal Revenue Code and not (in whole or in part) as a tax-free transaction (under section 368 of the Internal Revenue Code or otherwise), which may include such steps as (a) the formation of Reorganized TCEH and one or more subsidiaries by a designee of the TCEH Supporting First Lien Creditors; (b) subject to clause (c), the transfer of TCEH’s assets to an indirect subsidiary of Reorganized TCEH in exchange for Claims transferred to such indirect subsidiary; (c) the transfer of a portion of the TCEH Debtors’ assets to an indirect subsidiary of Reorganized TCEH in exchange for preferred stock of Reorganized TCEH (or one or more of its subsidiaries), subject to a pre-existing binding commitment to sell such preferred stock to third-party investors for cash; and/or (d) any other reasonable methodology proposed by the TCEH Supporting First Lien Creditors. The Taxable Separation shall be in form and substance as proposed by the TCEH Supporting First Lien Creditors (subject to any modifications as consented to by the TCEH Supporting First Lien Creditors and the Debtors, such consent not to be unreasonably withheld, delayed or conditioned) and shall be described in more detail in the [Taxable Separation Memorandum].

378. “Taxable Separation Memorandum” means the restructuring steps memorandum describing the Taxable Separation, which shall be acceptable in form and substance to the TCEH Supporting First Lien Creditors and the Plan Sponsor and included in the Plan Supplement.

379. “Taxable Separation Tax Receivable Agreement” means the tax receivable agreement or similar arrangement, if any, under which Reorganized TCEH (or one or more of its subsidiaries) shall agree to make payments in respect of Reorganized TCEH’s (or its subsidiaries’) specified tax items, to be entered into, at the request of the TCEH Supporting First Lien Creditors, on the TCEH Effective Date, the material terms and conditions of which shall be (i) as proposed by the TCEH Supporting First Lien Creditors (subject to any modifications as consented to by the TCEH First Lien Creditors and the TCEH Debtors, such consent not to be unreasonably withheld, delayed or conditioned), and (ii) included in the Plan Supplement.

380. “Taxable Separation TRA Rights” means the rights to receive payments under (and otherwise share in the benefits of) the Taxable Separation Tax Receivable Agreement (if any), whether such rights are structured as a separate instrument issued by Reorganized TCEH (or one or more of its subsidiaries), an equity interest in an entity that is a party to the Taxable Separation Tax Receivable Agreement, or otherwise.

381. “Tax and Interest Makewhole Agreements” means, collectively: (a) that certain Tax Make-Whole Agreement, dated as of January 1, 2002, by and among Oncor Electric and TXU Generation Company LP; (b) that certain Interest Make-Whole Agreement, dated as of January 1, 2002, by and among Oncor Electric and TXU Generation Company LP; and (c) that certain Interest Make Whole Agreement, dated as of January 1, 2004, by and among TXU Electric Delivery Company and TXU Generation Company LP.

382. “Tax Matters Agreement” means the tax matters agreement to be entered into on or prior to the TCEH Effective Date by and among EFH Corp., Reorganized TCEH, and EFIH, effective upon the Distribution, which shall govern the rights and obligations of each party with respect to certain tax matters, which agreement shall be in form and substance acceptable to the Debtors, the TCEH Supporting First Lien Creditors, and the Plan Sponsor.

383. “Tax Sharing Agreements” means, collectively: (a) the Competitive Tax Sharing Agreement; (b) any formal or informal, written or unwritten tax sharing agreement among substantially the same parties that are parties to the Competitive Tax Sharing Agreement; and (c) the Oncor Tax Sharing Agreement.

384. “TCEH” means Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company.

385. “TCEH 2012 Incremental Term Loans” means the TCEH First Lien Claims deemed to have been incurred pursuant to Section 1 of the Incremental Amendment Agreement.

386. “TCEH 2015 Note Indenture” means that certain Indenture, as amended or supplemented from time to time, for the TCEH 2015 Notes, dated as of October 31, 2007, by and among TCEH and TCEH Finance, Inc., as the issuers; EFCH and certain TCEH subsidiaries as guarantors; and the TCEH Unsecured Notes Trustee.

387. “TCEH 2015 Notes” means the 10.25% fixed senior notes due November 1, 2015, issued by TCEH and TCEH Finance pursuant to the TCEH 2015 Note Indenture.

388. “TCEH Assumed Executory Contracts and Unexpired Leases” means those Executory Contracts and Unexpired Leases to be assumed by the Reorganized TCEH Debtors, including as set forth on the TCEH Assumed Executory Contract and Unexpired Lease List.

389. “TCEH Assumed Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases to be assumed (with proposed cure amounts), as determined by the Debtors or the Reorganized Debtors in consultation with the Plan Sponsor and the TCEH Supporting First Lien Creditors, as applicable, as reflected in the Original Plan Supplement, and as may be further amended or modified by inclusion in the Plan Supplement.

390. “TCEH Assets” means, collectively: (a) all of TCEH’s interests in its subsidiaries (excluding the stock of TCEH Finance) and (b) (i) all of the EFH Debtors’ equity interests in the EFH Shared Services Debtors, EFH Properties Company, and Basic Resources, Inc. and (ii) the Acquired TCEH Assets and Assumed Liabilities identified in the Separation Agreement.

391. “TCEH Cash Payment” means $550,000,000.00 less (i) the Settlement Agreement Professional Fees; (ii) (a) the EFH Committee Settlement Payment Amount, if known as of the TCEH Effective Date or (b) if the EFH Committee Settlement Payment Amount is not known as of the TCEH Effective Date, $9,450,000 placed in the EFH Committee Settlement Escrow; and (iii) the EPA Settlement Amount.

392. “TCEH Committee” means the statutory committee of unsecured creditors of the TCEH Debtors and EFH Corporate Services appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on May 13, 2014, the membership of which may be reconstituted from time to time.

393. “TCEH Committee Litigation Letters” means those certain letters, dated as of March 31, 2015 and April 30, 2015, from the TCEH Committee to the Debtors identifying alleged Claims and Causes of Action that the TCEH Committee may seek standing to pursue.

394. “TCEH Committee Standing Motion” means the Motion of Official Committee of TCEH Unsecured Creditors for Entry of an Order Granting Exclusive Standing and Authority to Commence, Prosecute, and Settle Certain Claims for Declaratory Judgment, Avoidance and Recovery of Liens, Security Interests, Obligations, Fees, and Interest Payments, and Disallowance of Claims [D.I. 3593].

395. “TCEH Confirmation Date” means the date upon which the Bankruptcy Court enters the TCEH Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

396. “TCEH Confirmation Order” means the order of the Bankruptcy Court confirming the Plan with respect to the TCEH Debtors and the EFH Shared Services Debtors pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the TCEH DIP Agent and the TCEH Supporting First Lien Creditors.

397. “TCEH Credit Agreement” means the Credit Agreement, dated as of October 10, 2007, as amended, by and among TCEH, as borrower, EFCH and certain TCEH subsidiaries, as guarantors, the lending institutions party from time to time thereto, the TCEH First Lien Agent, and the other parties thereto.

398. “TCEH Credit Agreement Claim” means any Claims derived from or based upon the TCEH Credit Agreement, including the term loan, revolver, letter of credit, and commodity collateral posting facilities, and guaranty Claims with respect to EFCH.

399. “TCEH Credit Amendment” means that certain Amendment No. 2 to the TCEH Credit Agreement, dated as of April 7, 2011, among TCEH, as borrower, EFCH, the undersigned lenders party to the TCEH Credit Agreement, Citibank, N.A., as administrative and collateral agent, and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., and Morgan Stanley Senior Funding, Inc., as amendment arrangers.

400. “TCEH Debtor Intercompany Claim” means, collectively: (a) any Claim by a TCEH Debtor against another TCEH Debtor; and (b) any Claim derived from or based upon the Repurchased PCRBs.

401. “TCEH Debtors” means, collectively: (a) EFCH; (b) TCEH; and (c) TCEH’s directly and indirectly owned subsidiaries listed on Exhibit A to the Plan.

402. “TCEH Deficiency Recipient Claims” means, collectively: (a) the TCEH Unsecured Note Claims; (b) the TCEH Second Lien Note Claims; and (c) the Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH.

403. “TCEH DIP Agent” means Citibank, N.A., or its duly appointed successor, in its capacity as administrative agent and collateral agent for the TCEH DIP Facility.

404. “TCEH DIP Claim” means any Claim derived from or based upon the TCEH DIP Credit Agreement or the TCEH Final DIP Order, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges.

405. “TCEH DIP Collateral” means the “DIP Collateral,” as defined in the TCEH Final DIP Order.

406. “TCEH DIP Contingent Obligations” means the “Contingent Obligations,” as defined in the TCEH DIP Credit Agreement, including any and all expense reimbursement obligations of the Debtors that are contingent as of the TCEH Effective Date.

407. “TCEH DIP Credit Agreement” means the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 5, 2014, as amended, supplemented, or modified from time to time, among EFCH, TCEH, the banks, financial institutions, and other lenders from time to time party thereto, the TCEH DIP Agent, and the other agents and entities party thereto, collectively with the “DIP Documents,” as defined in the TCEH Final DIP Order.

408. “TCEH DIP Facility” means the TCEH Debtors’ $4.475 billion debtor-in-possession financing facility, as approved on a final basis pursuant to the TCEH Final DIP Order.

409. “TCEH DIP L/C” means any letter of credit issued under the TCEH DIP Credit Agreement.

410. “TCEH DIP L/C Issuer” means the issuer of a TCEH DIP L/C.

411. “TCEH DIP Lenders” means the TCEH DIP Agent, the TCEH DIP L/C Issuers, and the banks, financial institutions, and other lenders party to the TCEH DIP Credit Agreement from time to time.

412. “TCEH DIP Secured Cash Management Banks” means the “Secured Cash Management Banks,” as defined in the TCEH Final DIP Order.

413. “TCEH DIP Secured Cash Management Obligations” means the “Secured Cash Management Obligations,” as defined in the TCEH Final DIP Order.

414. “TCEH DIP Secured Hedge Banks” means the “Secured Hedge Banks,” as defined in the TCEH Final DIP Order.

415. “TCEH DIP Secured Hedge Obligations” means the “Secured Hedge Obligations,” as defined in the TCEH Final DIP Order.

416. “TCEH Disclosure Statement” means the Third Amended Disclosure Statement for the Second Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code with Respect to the TCEH Debtors and the EFH Shared Services Debtors, dated June 16, 2016 [D.I. 8753].

417. “TCEH Disclosure Statement Order” means the Order (A) Approving the TCEH Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline, and Other Dates, (C) Approving Procedures for Soliciting, Receiving, and Tabulating Votes on the Plan and for Filing Objections to the Plan, and (D) Approving the Manner and Forms of Notice and Other Related Documents [D.I.             ].

418. “TCEH Effective Date” means, with respect to the Plan, unless otherwise agreed to by (i) the TCEH Debtors and EFH Shared Services Debtors, including the TCEH Debtors and EFH Shared Services Debtors acting at the direction of the applicable Disinterested Directors and Managers with respect to Conflict Matters, and (ii) the TCEH Supporting First Lien Creditors, the first Business Day after the TCEH Confirmation Date on which: (a) no stay of the TCEH Confirmation Order is in effect; and (b) all conditions precedent to the TCEH Effective Date specified in Article IX.C have been satisfied or waived (in accordance with Article IX.E); provided, however, that the TCEH Effective Date shall not occur prior to the EFH Effective Date without the prior written consent of the TCEH Supporting First Lien Creditors.

419. “TCEH Final DIP Order” means the Final Order (A) Approving Postpetition Financing For Texas Competitive Electric Holdings Company LLC and Certain of Its Debtor Affiliates, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, and (C) Modifying the Automatic Stay [D.I. 856].

420. “TCEH Finance” means TCEH Finance, Inc., a Delaware corporation.

421. “TCEH First Lien Ad Hoc Committee” means the ad hoc committee of certain unaffiliated Holders of TCEH First Lien Claims that is represented by, inter alia, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Millstein & Co., L.P.

422. “TCEH First Lien Administrative Agent” means Wilmington Trust, N.A., solely in its capacity as successor administrative agent to Citibank, N.A. under the TCEH Credit Agreement.

423. “TCEH First Lien Agent” means, collectively, the TCEH First Lien Administrative Agent and the TCEH First Lien Collateral Agent and, where applicable, the former administrative agent, the former swingline lender, each former revolving letter of credit issuer, each former and current deposit letter of credit issuer, and the former collateral agent under the TCEH Credit Agreement.

424. “TCEH First Lien Claims” means, collectively: (a) the TCEH Credit Agreement Claims; (b) the TCEH First Lien Note Claims; (c) the TCEH First Lien Interest Rate Swap Claims; and (d) the TCEH First Lien Commodity Hedge Claims.

425. “TCEH First Lien Collateral Agent” means Wilmington Trust, N.A., solely in its capacity as successor collateral agent to Citibank, N.A. under the TCEH First Lien Intercreditor Agreement.

426. “TCEH First Lien Commodity Hedge Claim” means any Claim derived from or based upon the TCEH First Lien Commodity Hedges.

427. “TCEH First Lien Commodity Hedges” means the commodity hedges entered into by TCEH and secured by a first lien on the same collateral as the TCEH Credit Agreement Claims and the TCEH First Lien Note Claims.

428. “TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute” means the issue raised by the TCEH First Lien Notes Trustee and/or certain Holders of TCEH First Lien Note Claims that, pursuant to section 510(a) of the Bankruptcy Code or otherwise pursuant to applicable law, the Adequate Protection Payments (as defined in the Cash Collateral Order) under the Cash Collateral Order must be allocated among the Holders of TCEH First Lien Claims pursuant to the Postpetition Interest Allocation Calculation (as defined in the Cash Collateral Order); provided, however, that nothing in this definition shall limit any claims or defenses to such issue.

429. “TCEH First Lien Creditor Adequate Protection Payment Allocation Order” means a Final Order resolving with prejudice the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute.

430. “TCEH First Lien Creditor Allocation Disputes” means, collectively: (a) the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute; and (b) the TCEH First Lien Creditor Plan Distribution Allocation Dispute. For the avoidance of doubt, the TCEH First Lien Creditor Allocation Disputes shall not include the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute.

431. “TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute” means the issues raised in the action captioned Marathon Asset Management, LP, v. Wilmington Trust, N.A., (Index No. 651669/2015), that was originally filed by Marathon Asset Management, LP in New York State Supreme Court on May 14, 2015, or any successor action, adversary proceeding, contested matter, or other litigation proceeding in which any claim or Cause of Action is asserted that the Holders of Deposit L/C Loans (as defined in the TCEH Credit Agreement) have a priority security interest, as compared to other Holders of TCEH First Lien Secured Claims, in certain cash deposited in the Deposit L/C Loan Collateral Account (as defined in the TCEH Credit Agreement); provided, however, that nothing in this definition shall limit any claims or defenses to such issues.

432. “TCEH First Lien Creditor Distributions” means any and all of the distributions set forth in Article III.B.29(c).

433. “TCEH First Lien Creditor Petition Date Allocated Claim Amounts” means the Allowed amounts of such Claims as of the Petition Date as set forth in the Plan.

434. “TCEH First Lien Creditor Plan Distribution Allocation Dispute” means the issue raised by the TCEH First Lien Notes Trustee and/or certain Holders of TCEH First Lien Note Claims that, pursuant to section 510(a) of the Bankruptcy Code or otherwise pursuant to applicable law, the TCEH First Lien Creditor Distributions should be allocated among the Holders of TCEH First Lien Claims on a basis other than Pro Rata based upon the Allowed amounts of such Claims as of the Petition Date; provided, however, that nothing in this definition shall limit any claims or defenses to such issue.

435. “TCEH First Lien Creditor Plan Distribution Allocation Order” means a Final Order resolving with prejudice the TCEH First Lien Creditor Plan Distribution Allocation Dispute, which allocations may be based on the TCEH First Lien Creditor Petition Date Allocated Claim Amounts, the TCEH First Lien Creditor Postpetition Interest Allocated Claim Amounts, or as otherwise provided in such Final Order.

436. “TCEH First Lien Creditor Postpetition Interest Allocated Claim Amounts” means the Allowed amounts of such Claims plus postpetition interest calculated at the rate set forth in each of the applicable governing contracts from the Petition Date until the TCEH Effective Date.

437. “TCEH First Lien Deficiency Claim” means any TCEH First Lien Claim that is not a TCEH First Lien Secured Claim.

438. “TCEH First Lien Intercreditor Agreement” means that certain Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of October 10, 2007, as amended and restated from time to time, by and among TCEH, EFCH, the TCEH First Lien Agent, and the other parties thereto.

439. “TCEH First Lien Interest Rate Swap Claim” means any Claim derived from or based upon the TCEH First Lien Interest Rate Swaps.

440. “TCEH First Lien Interest Rate Swaps” means the interest rate swaps entered into by TCEH and secured by a first lien on the same collateral as the TCEH Credit Agreement Claims and the TCEH First Lien Note Claims.

441. “TCEH First Lien Note Claim” means any Claim derived from or based upon the TCEH First Lien Notes, excluding any Claim derived from or based upon the TCEH First Lien Notes held by EFH Corp.

442. “TCEH First Lien Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated April 19, 2011, among TCEH and TCEH Finance, as issuers, EFCH and certain of TCEH’s subsidiaries, as guarantors, and the TCEH First Lien Notes Trustee.

443. “TCEH First Lien Note Intercreditor Action” means the action captioned Delaware Trust Company v. Wilmington Trust, N.A. (Index No. 650792/2015), that was originally filed by the TCEH First Lien Notes Trustee in New York State Supreme Court on March 13, 2015, and any successor action, adversary proceeding, contested matter, or other litigation proceeding in which any claim or Cause of Action is asserted that property or assets distributed to Holders of TCEH First Lien Claims should be allocated among such Holders taking into account the accrual of postpetition interest on such claims despite the fact that pursuant to section 502(b) of the Bankruptcy Code interest ceased to accrue against the Debtors on the TCEH First Lien Claims as of the Petition Date; provided, however, that nothing in this definition shall limit any claims or defenses to such arguments.

444. “TCEH First Lien Notes” means the 11.50% fixed senior secured notes due October 1, 2020, issued by TCEH and TCEH Finance pursuant to the TCEH First Lien Note Indenture.

445. “TCEH First Lien Notes Trustee” means Delaware Trust Company, as successor trustee to BNY.

446. “TCEH First Lien Secured Claim” means any TCEH First Lien Claim that is Secured.

447. “TCEH Intercompany Notes” means, collectively: (a) that certain intercompany promissory note for principal and interest payments, dated as of October 10, 2007, as amended and restated, by and among EFH Corp., as maker, and TCEH, as payee; (b) that certain intercompany promissory note for SG&A, dated as of October 10, 2007, as amended and restated, by and among EFH Corp., as maker, and TCEH, as payee; and (c) that certain intercompany promissory note, dated as of February 22, 2010, as amended and restated, by and among TCEH, as maker, and EFH Corp., as payee.

448. “TCEH L/C” means any letter of credit issued under the TCEH Credit Agreement.

449. “TCEH L/C Issuer” means the issuer of a TCEH L/C.

450. “TCEH Profesional Fee Escrow Account” means an escrow account established and funded pursuant to Article II.A.2(b) of the Plan for Professional Fee Claims allocated to the TCEH Debtors or the Reorganized TCEH Debtors pursuant to pursuant to Article II.A.2(d) of the Plan.

451. “TCEH Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated to be allocated to the TCEH Debtors or the Reorganized TCEH Debtors in accordance with Article II.A.2(c) of the Plan.

452. “TCEH Rejected Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases to be rejected pursuant to the Plan, as determined by the TCEH Debtors or the Reorganized TCEH Debtors, as reflected in the Original Plan Supplement and as may be further amended or modified by inclusion in the Plan Supplement.

453. “TCEH Second Lien Consortium” means that certain Ad Hoc Consortium of Holders of TCEH Second Lien Notes.

454. “TCEH Second Lien Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement, dated as of October 6, 2010, as amended and restated from time to time, by and among TCEH, EFCH, the TCEH First Lien Agent, the TCEH Second Lien Notes Trustee, and the other parties thereto.

455. “TCEH Second Lien Note Claim” means any Claim derived from or based upon the TCEH Second Lien Notes.

456. “TCEH Second Lien Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated October 6, 2010, by and among TCEH and TCEH Finance, as issuers, EFCH and certain of TCEH’s subsidiaries, as guarantors, the TCEH Second Lien Notes Trustee, and the TCEH Second Lien Notes Collateral Agent.

457. “TCEH Second Lien Notes” means the 15.0% fixed senior secured second lien notes and the 15.0% fixed senior secured second lien notes, Series B, due April 1, 2021, issued by TCEH and TCEH Finance pursuant to the TCEH Second Lien Note Indenture.

458. “TCEH Second Lien Notes Collateral Agent” means BNYMTC, as collateral agent.

459. “TCEH Second Lien Notes Trustee” means Wilmington Savings Fund Society, as successor trustee to BNY.

460. “TCEH Senior Toggle Notes” means the 10.50%/11.25% senior toggle notes due November 1, 2016, issued by TCEH and TCEH Finance pursuant to the TCEH Senior Toggle Note Indenture.

461. “TCEH Senior Toggle Note Indenture” means that certain Indenture, as amended or supplemented from time to time, dated December 6, 2007, by and among TCEH and TCEH Finance, Inc., as issuers, EFCH and certain TCEH subsidiaries, as guarantors, and the TCEH Unsecured Notes Trustee.

462. “TCEH Settlement Claim” means the Unsecured Claim of TCEH against EFH Corp. Allowed in the amount of $700 million pursuant to the Settlement Agreement.

463. “TCEH Settlement Claim Turnover Distributions” means the recovery, proceeds, or distributions, if any, that TCEH receives on account of the TCEH Settlement Claim and that it is required to assign or otherwise turn over to Holders of EFH Beneficiary Claims pursuant to the terms and conditions of Section 4 of the EFH/EFIH Committee Settlement. The TCEH Settlement Claim Turnover Distributions shall not exceed, in the aggregate, $37.8 million.

464. “TCEH Supporting First Lien Creditors” means those Holders of TCEH First Lien Claims that are members of the TCEH First Lien Ad Hoc Committee and that are parties to the Plan Support Agreement (which shall not include the TCEH First Lien Agent); provided that where consent, waiver, or approval of the TCEH Supporting First Lien Creditors is required under the Plan, the TCEH Supporting First Lien Creditors shall mean at least five unaffiliated TCEH Supporting First Lien Creditors holding in the aggregate at least 50.1% in aggregate principal amount of TCEH First Lien Claims held by all TCEH Supporting First Lien Creditors.

465. “TCEH Supporting Second Lien Creditors” means those Holders of TCEH Second Lien Note Claims party to the Plan Support Agreement.

466. “TCEH Supporting Unsecured Creditors” means those Holders of TCEH Unsecured Note Claims party to the Plan Support Agreement.

467. “TCEH Unsecured Ad Hoc Group” means that certain Ad Hoc Group of TCEH Unsecured Noteholders made up of Holders of TCEH Unsecured Notes.

468. “TCEH Unsecured Debt Claims” means, collectively: (a) the TCEH First Lien Deficiency Claims; (b) the TCEH Second Lien Note Claims; (c) the TCEH Unsecured Note Claims; and (d) the PCRB Claims.

469. “TCEH Unsecured Group Litigation Letter” means that certain letter, dated as of April 30, 2015, from the TCEH Unsecured Ad Hoc Group to the Debtors identifying Claims and Causes of Action that the TCEH Unsecured Ad Hoc Group may seek standing to pursue.

470. “TCEH Unsecured Group Standing Motion” means the Motion of the Ad Hoc Group of TCEH Unsecured Noteholders for Entry of an Order Granting Standing and Authority to Commence, Prosecute, and Settle Certain Claims for Declaratory Judgment, Avoidance and Recovery of Liens, Security Interests, Obligations, Fees, and Interest Payments, and Disallowance of Claims [D.I. 3603].

471. “TCEH Unsecured Note Claim” means any Claim derived from or based upon the TCEH Unsecured Notes, excluding any Claim derived from or based upon the TCEH Unsecured Notes held by EFH Corp. or EFIH.

472. “TCEH Unsecured Notes” means, collectively: (a) the TCEH 2015 Notes; and (b) the TCEH Senior Toggle Notes.

473. “TCEH Unsecured Notes Trustee” means Law Debenture Trust Company of New York, as successor trustee to BNY.

474. “TEF” means Texas Energy Future Capital Holdings LLC, a Delaware limited liability company and the general partner of Texas Holdings.

475. “Terminated Restructuring Support Agreement” means that certain Restructuring Support and Lock-Up Agreement, dated as of April 29, 2014, by and among EFH Corp, EFIH, EFH Corporate Services, EFIH Finance, the TCEH Debtors, and certain Holders of Claims and Interests, including all exhibits and schedules attached thereto, and terminated as of July 24, 2014 [D.I. 1697].

476. “Tex-La” means the Tex-La Electric Cooperative of Texas, Inc.

477. “Tex-La 2019 Obligations” means the payment obligations of EFCH under the terms of the Tex-La Assumption Agreement with respect to the 9.58% fixed notes due 2019 issued by Tex-La in the outstanding principal amount of $35 million.

478. “Tex-La 2021 Obligations” means the payment obligations of EFCH under the terms of the Tex-La Assumption Agreement with respect to the 8.254% fixed notes due 2021 issued by Tex-La in the outstanding principal amount of $37 million.

479. “Tex-La Assumption Agreement” means that certain Assumption Agreement, dated February 1, 1990 by and among EFCH, Tex-La, and the U.S. acting through the Administrator of the Rural Utilities Service, whereby EFCH agreed to assume certain outstanding indebtedness of Tex-La that is guaranteed by the Rural Utilities Service.

480. “Tex-La Guaranty Claim” means any Claim against EFH Corp. derived from or based upon the Tex-La Obligations.

481. “Tex-La Obligations” means, collectively: (a) the Tex-La 2019 Obligations; and (b) the Tex-La 2020 Obligations.

482. “Texas Holdings” means Texas Energy Future Holdings Limited Partnership, a Texas limited partnership, which holds substantially all of the outstanding Interests in EFH Corp.

483. “TRA Information Form” means the information form that Holders of Allowed TCEH First Lien Secured Claims must submit to receive the Spin-Off TRA Rights (if any) or the Taxable Separation TRA Rights (if any), as applicable, which shall be reasonably acceptable in form and substance to the TCEH Supporting First Lien Creditors and included in the Plan Supplement.

484. “Transaction Agreements” means, collectively, (a) the Merger Agreement; (b) the New Reorganized TCEH Debt Documents; (c) the Tax Matters Agreement; (d) the Transition Services Agreement; (e) the Separation Agreement; (f) the Taxable Separation Tax Receivable Agreement (if any); (g) the Spin-Off Tax Receivable Agreement (if any); (h) the Amended and Restated Split Participant Agreement; and (i) related agreements and commitment letters.

485. “Transition Services Agreement” means the transition services agreement, if any, to be entered into between Reorganized TCEH and EFH Corp on or before the TCEH Effective Date, in form and substance reasonably acceptable to each of the parties thereto, the Plan Sponsor, and the TCEH Supporting First Lien Creditors, as applicable, addressing the Shared Services and any other transition services reasonably necessary to the continued operation of Reorganized EFIH, Reorganized EFH (or EFH Corp., as applicable), and Oncor, which shall be included in the Plan Supplement.

486. “TTI” means Texas Transmission Investment LLC, a Delaware limited liability company.

487. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

488. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

489. “U.S.” means the United States of America.

490. “U.S. Trustee” means the Office of the U.S. Trustee for Region 3.

491. “Unsecured Claim” means any Claim that is not a Secured Claim.

B.	Rules of Interpretation.

For the purposes of the Plan:

(1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that no document shall be deemed to be substantially in such form or substantially on such terms if any variation from such terms has any substantive legal or economic effect on any party;

(3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; provided that any such amendment, modification, or supplement is made in accordance with the terms of the Plan and the terms governing any applicable document, schedule, or exhibit, including any consent right in favor of the Plan Sponsor, the EFH Debtors, the Reorganized EFH Debtors, the EFIH Debtors or the Reorganized EFIH Debtors.

(4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns;

(5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto;

(6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement;

(7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan;

(8) subject to the provisions of any contract, certificate of incorporation, or similar formation document or agreement, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules;

(9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan;

(10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply;

(11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be;

(12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system;

(13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated;

(14) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, however, that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party;

(15) except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Except as otherwise provided herein, in the Merger Agreement, or in the New EFH/EFIH Plan Support Agreement, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the U.S., unless otherwise expressly provided.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS, AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests.

A.	Administrative Claims.

1. General Administrative Claims.

Except as specified in this Article II, unless the Holder of an Allowed General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, agree to less favorable treatment, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) on the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, 60 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed General Administrative Claim is based on a liability incurred by the Debtors in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Administrative Claim, without any further action by the Holders of such Allowed General Administrative Claim, and without any further notice to or action, order, or approval of the Bankruptcy Court.

Requests for payment of General Administrative Claims must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, no later than the Administrative Claims Bar Date applicable to the Debtor against whom the General Administrative Claim is asserted pursuant to the procedures specified in the Confirmation Order and the notice of the Effective Date. Holders of General Administrative Claims that are required to File and serve a request for payment of such General Administrative Claims by the Administrative Claims Bar Date that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such General Administrative Claims against the Debtors, the Reorganized Debtors, or their respective property and such General Administrative Claims shall be deemed forever discharged and released as of the Effective Date. Any requests for payment of General Administrative Claims that are not properly Filed and served by the Administrative Claims Bar Date shall not appear on the Claims Register and shall be disallowed automatically without the need for further action by the Debtors or the Reorganized Debtors or further order of the Bankruptcy Court. To the extent this Article II.A.1 conflicts with Article XII.C of the Plan with respect to fees and expenses payable under section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, Article XII.C of the Plan shall govern.

2.	Professional Compensation.

(a)	Final Fee Applications.

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be Filed and served on the Debtors or Reorganized Debtors, as applicable, no later than the Administrative Claims Bar Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Bankruptcy Court, promptly paid from the Professional Fee Escrow Account up to its full Allowed amount.

(b)	Professional Fee Escrow Accounts.

On the TCEH Effective Date, the Reorganized TCEH Debtors shall establish and fund the TCEH Professional Fee Escrow Account with Cash equal to the TCEH Professional Fee Reserve Amount. On the EFH Effective Date, the EFH Debtors and the EFIH Debtors shall establish and fund the EFH Professional Fee Escrow Account and the EFIH Professional Fee Escrow Account, respectively, with Cash equal to the EFH Professional Fee Reserve Amount and the EFIH Professional Fee Reserve Amount, respectively.

Upon the establishment of the applicable Professional Fee Escrow Account, the Reorganized TCEH Debtors, the EFIH Debtors, and the EFH Debtors shall select a Professional Fee Escrow Agent for the applicable Professional Fee Escrow Account to administer payments to and from such Professional Fee Escrow Account in accordance with the Plan and shall enter into escrow agreements providing for administration of such payments in accordance with the Plan.

The Professional Fee Escrow Accounts shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the applicable Professional Fee Escrow Account when such Professional Fee Claims are Allowed by a Final Order.

(c)	Professional Fee Reserve Amount.

Professionals shall estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

The total amount estimated pursuant to this section shall: (a) as estimated to be allocated to the TCEH Debtors or the Reorganized TCEH Debtors in accordance with Article II.A.2(d) of the Plan, comprise the TCEH Professional Fee Reserve Amount; (b) as estimated to be allocated to the EFH Debtors or the Reorganized EFH Debtors in accordance with Article II.A.2(d) of the Plan, comprise the EFH Professional Fee Reserve Amount; and (c) as estimated to be allocated to the EFIH Debtors or the Reorganized EFH Debtors in accordance with Article II.A.2(d) of the Plan, comprise the EFIH Professional Fee Reserve Amount.

(d)	Allocation of Professional Fee Claims.

Allowed Direct Professional Fee Claims shall be allocated to, and paid from, the applicable Professional Fee Escrow Account. Allowed Collective Professional Fee Claims shall be allocated to, and paid from, the applicable Professional Fee Escrow Account in the same proportion that the amount of Allowed Direct Professional Fee Claims incurred by such Professional for such Debtor bears to the total amount of Allowed Direct Professional Fee Claims incurred by such Professional for all of the Debtors.

(e)	Post-Effective Date Fees and Expenses.

When all Allowed amounts owing to Professionals have been paid in full from the applicable Professional Fee Escrow Account, any remaining amount in such Professional Fee Escrow Account shall be disbursed as follows without any further action or order of the Bankruptcy Court: (a) from the TCEH Professional Fee Account, to the Reorganized TCEH Debtors; (b) from the EFH Professional Fee Account, to the EFH/EFIH Distribution Account, on account of the EFH Creditor Recovery Pool; and (c) from the EFIH Professional Fee Account, to the EFH/EFIH Distribution Account, on account of the EFIH Unsecured Creditor Recovery Pool.

If the amount in any Professional Fee Escrow Account is insufficient to fund payment in full of all Allowed amounts owing to Professionals, the deficiency shall be promptly funded to the applicable Professional Fee Escrow Account as follows without any further action or order of the Bankruptcy Court: (a) as to the TCEH Debtors or the Reorganized TCEH Debtors, by the Reorganized TCEH Debtors; (b) as to the EFH Debtors, from the EFH/EFIH Distribution Account, on account of the EFH Creditor Recovery Pool; and (c) as to the EFIH Debtors, from the EFH/EFIH Distribution Account, on account of the EFIH Unsecured Creditor Recovery Pool.

Upon the Effective Dates, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that, for the avoidance of doubt, the Reorganized EFH Debtors and the Reorganized EFIH Debtors shall not be liable or otherwise responsible for the payment of any Professional Fee Claims.

B.	DIP Claims.

1.	TCEH DIP Claims.

The TCEH DIP Claims shall be Allowed in the full amount due and owing under the TCEH DIP Credit Agreement, including all principal, accrued and accruing postpetition interest, costs, fees, and expenses. On the TCEH Effective Date, except to the extent that a Holder of an Allowed TCEH DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, each Allowed TCEH DIP Claim, each such Holder shall receive payment in full in Cash on the TCEH Effective Date; provided that:

(a)	in respect of any TCEH DIP L/C that is outstanding on the TCEH Effective Date, at the option of Reorganized TCEH, (i) such TCEH DIP L/C shall have been canceled (as evidenced by return of the original TCEH DIP L/C to the applicable TCEH DIP L/C Issuer for cancelation or, if no original was issued, written confirmation from the beneficiary of the TCEH DIP L/C to the TCEH DIP L/C Issuer, via swift or in the form of a release letter, that such outstanding TCEH DIP L/C is no longer in effect), (ii) such TCEH DIP L/C shall have been collateralized in Cash in an amount equal to 101% of the undrawn face amount of such TCEH DIP L/C, pursuant to documentation in form and substance satisfactory to the applicable TCEH DIP L/C Issuer, (iii) a back-to-back letter of credit in an amount equal to 101% of the undrawn face amount of such TCEH DIP L/C shall have been provided to the applicable TCEH DIP L/C Issuer on terms and from a financial institution acceptable to such TCEH DIP L/C Issuer, or (iv) such other treatment shall have been provided with respect to such TCEH DIP L/C as Reorganized TCEH and the applicable TCEH DIP L/C Issuer shall agree;

(b)	in respect of any TCEH DIP Secured Hedge Obligation that is outstanding on the TCEH Effective Date, at the option of Reorganized TCEH, (i) such TCEH DIP Secured Hedge Obligation shall be secured by a first priority Lien on the TCEH DIP Collateral on terms and conditions as Reorganized TCEH and the applicable TCEH DIP Secured Hedge Bank shall agree, (ii) such TCEH DIP Secured Hedge Obligation shall be repaid in full in Cash by the applicable TCEH Debtors on the TCEH Effective Date, or (iii) such other treatment shall have been provided with respect to such TCEH DIP Secured Hedge Obligation as Reorganized TCEH and the applicable TCEH DIP Secured Hedge Bank shall agree; and

(c)	in respect of any TCEH DIP Secured Cash Management Obligation that is outstanding on the TCEH Effective Date, at the option of Reorganized TCEH, (i) such TCEH DIP Secured Cash Management Obligation shall be secured by a first priority Lien on the TCEH DIP Collateral on terms and conditions as Reorganized TCEH and the applicable TCEH DIP Secured Cash Management Bank shall agree, (ii) such TCEH DIP Secured Cash Management Obligation shall be repaid in full in Cash by the applicable TCEH Debtors on the TCEH Effective Date, or (iii) such other treatment shall have been provided with respect to such TCEH DIP Secured Cash Management Obligation as Reorganized TCEH and the applicable TCEH DIP Secured Cash Management Bank shall agree; and

(d)	the TCEH DIP Contingent Obligations (including any and all expense reimbursement obligations of the TCEH Debtors that are contingent as of the TCEH Effective Date) shall survive the TCEH Effective Date on an unsecured basis, shall be paid by the applicable Reorganized TCEH Debtors as and when due under the TCEH DIP Credit Agreement, and shall not be discharged or released pursuant to the Plan or the TCEH Confirmation Order.

Contemporaneously with all amounts owing in respect of principal included in the TCEH DIP Claims (other than the TCEH DIP Secured Hedge Obligations, the TCEH DIP Secured Cash Management Obligations, and the TCEH DIP Contingent Obligations), interest accrued thereon to the date of payment, and fees, expenses, and non-contingent indemnification obligations then due and payable as required by the TCEH DIP Facility and arising before the TCEH Effective Date being paid in full in Cash (or, in the case of any outstanding TCEH DIP L/C, receiving treatment in accordance with Article II.B.1.(a) of the Plan): (a) the commitments under the TCEH DIP Facility shall automatically terminate; (b) except with respect to the TCEH DIP Contingent Obligations, the TCEH DIP Facility shall be deemed canceled; (c) all mortgages, deeds of trust, Liens, pledges, and other security interests against any property of the Estates arising out of or related to the TCEH DIP Facility shall automatically terminate and be released, and all TCEH DIP Collateral subject to such mortgages, deeds of trust, Liens, pledges, and other security interests shall be automatically released, in each case without further action by the TCEH DIP Lenders; and (d) all guarantees of the Debtors and Reorganized Debtors arising out of or related to the TCEH DIP Claims shall be automatically discharged and released, in each case without further action by the TCEH DIP Lenders or any other Entity. For the avoidance of doubt, none of the EFH Debtors, Reorganized EFH Debtors, EFIH Debtors, or Reorganized EFIH Debtors shall be obligated in any respect with respect to any TCEH DIP Claims, any TCEH DIP L/C, any TCEH DIP Secured Hedge Obligation, any TCEH DIP Secured Cash Management Obligation, or any TCEH DIP Contingent Obligation.

2.	EFIH First Lien DIP Claims.

The EFIH First Lien DIP Claims shall be Allowed in the full amount due and owing under the EFIH First Lien DIP Credit Agreement, including all principal, accrued and accruing postpetition interest, costs, fees, and expenses. On the EFH Effective Date, except to the extent that a Holder of an Allowed EFIH First Lien DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, each Allowed EFIH First Lien DIP Claim, each such Holder shall receive payment in full in Cash by EFIH on the EFH Effective Date; provided that:

(a)	in respect of any EFIH DIP Secured Hedge Obligation that is outstanding on the EFH Effective Date, at the option of Reorganized EFIH, (i) such EFIH DIP Secured Hedge Obligation shall be secured by a first priority Lien on the EFIH First Lien DIP Collateral on terms and conditions as Reorganized EFIH and the applicable EFIH DIP Secured Hedge Bank shall agree, (ii) such EFIH DIP Secured Hedge Obligation shall be repaid in full in Cash on the EFH Effective Date, or (iii) such other treatment shall have been provided with respect to such EFIH DIP Secured Hedge Obligation as Reorganized EFIH and the applicable EFIH DIP Secured Hedge Bank shall agree;

(b)	in respect of any EFIH DIP Secured Cash Management Obligation that is outstanding on the EFH Effective Date, at the option of Reorganized EFIH, (i) such EFIH DIP Secured Cash Management Obligation shall be secured by a first priority Lien on the EFIH First Lien DIP Collateral on terms and conditions as the Debtors and the applicable EFIH DIP Secured Cash Management Bank shall agree, (ii) such EFIH DIP Secured Cash Management Obligation shall be repaid in full in Cash on the EFH Effective Date, or (iii) such other treatment shall have been provided with respect to such EFIH DIP Secured Cash Management Obligation as Reorganized EFIH and the applicable EFIH DIP Secured Cash Management Bank shall agree; and

(c)	the EFIH First Lien DIP Contingent Obligations (including any and all expense reimbursement obligations of the EFIH Debtors that are contingent as of the EFH Effective Date) shall survive the EFH Effective Date on an unsecured basis, shall be paid by the applicable Reorganized Debtors as and when due under the EFIH First Lien DIP Credit Agreement, and shall not be discharged or released pursuant to the Plan or the EFH Confirmation Order; provided that such surviving EFIH First Lien DIP Contingent Obligations shall not exceed $10 million.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Claims and Interests, except for Administrative Claims, DIP Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the applicable Effective Date. The Debtors reserve the right to assert that the treatment provided to Holders of Claims and Interests pursuant to Article III.B of the Plan renders such Holders Unimpaired.

1.	Class Identification for the EFH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each EFH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular EFH Debtors, such Class applies solely to such EFH Debtor.

The following chart represents the classification of Claims and Interests for each EFH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class A1	Other Secured Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A2	Other Priority Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A3	Legacy General Unsecured Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A4	EFH Legacy Note Claims	Impaired	Entitled to Vote

Class A5	EFH Unexchanged Note Claims	Impaired	Entitled to Vote

Class A6	EFH LBO Note Primary Claims	Impaired	Entitled to Vote

Class A7	EFH Swap Claims	Impaired	Entitled to Vote

Class A8	EFH Non-Qualified Benefit Claims	Impaired	Entitled to Vote

Class A9	General Unsecured Claims Against EFH Corp.	Impaired	Entitled to Vote

Class A10	General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.	Impaired	Entitled to Vote

Class A11	Tex-La Guaranty Claims	Impaired	Entitled to Vote

Class A12	TCEH Settlement Claim	Impaired	Entitled to Vote

Class A13	EFH Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class A14	Non-EFH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class A15	Interests in EFH Debtors Other Than EFH Corp.	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class A16	Interests in EFH Corp.	Impaired	Not Entitled to Vote (Deemed to Reject)

2.	Class Identification for the EFIH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each EFIH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular EFIH Debtors, such Class applies solely such EFIH Debtor.

The following chart represents the classification of Claims and Interests for each EFIH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class B1	Other Secured Claims Against the EFIH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B2	Other Priority Claims Against the EFIH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B3	EFIH First Lien Note Claims	Impaired	Entitled to Vote

Class B4	EFIH Second Lien Note Claims	Impaired	Entitled to Vote

Class B5	EFH LBO Note Guaranty Claims	Impaired	Entitled to Vote

Class B6	General Unsecured Claims Against the EFIH Debtors	Impaired	Entitled to Vote

Class B7	EFIH Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class	Claims and Interests	Status	Voting Rights

Class B8	Non-EFIH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class B9	Interest in EFIH	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B10	Interests in EFIH Finance	Impaired	Not Entitled to Vote (Deemed to Reject)

3.	Class Identification for the TCEH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each TCEH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular TCEH Debtors, such Class applies solely to such TCEH Debtor.

The following chart represents the classification of Claims and Interests for each TCEH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class C1	Other Secured Claims Against the TCEH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class C2	Other Priority Claims Against the TCEH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class C3	TCEH First Lien Secured Claims	Impaired	Entitled to Vote

Class C4	TCEH Unsecured Debt Claims	Impaired	Entitled to Vote

Class C5	General Unsecured Claims Against the TCEH Debtors Other Than EFCH	Impaired	Entitled to Vote

Class C6	General Unsecured Claims Against EFCH	Impaired	Not Entitled to Vote (Deemed to Reject)

Class C7	TCEH Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class C8	Non-TCEH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class C9	Interests in TCEH Debtors Other Than TCEH and EFCH	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class C10	Interests in TCEH and EFCH	Impaired	Not Entitled to Vote (Deemed to Reject)

4.	Class Identification for the EFH Shared Services Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each EFH Shared Services Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular EFH Shared Services Debtors, such Class applies solely such EFH Shared Services Debtor.

The following chart represents the classification of Claims and Interests for each EFH Shared Services Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class D1	Other Secured Claims Against the EFH Shared Services Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class D2	Other Priority Claims Against the EFH Shared Services Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class	Claims and Interests	Status	Voting Rights
Class D3	General Unsecured Claims Against the EFH Shared Services Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class D4	EFH Shared Services Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class D5	Non-EFH Shared Services Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class D6	Interests in EFH Shared Services Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B. Treatment of Claims and Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1. Class A1 - Other Secured Claims Against the EFH Debtors.

(a)	Classification: Class A1 consists of Other Secured Claims Against the EFH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A1, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A1, each such Holder shall receive, at the option of the applicable EFH Debtor(s) with the consent of the Plan Sponsor, either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Claim; or

(iv)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class A1 is Unimpaired under the Plan. Holders of Claims in Class A1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2. Class A2 - Other Priority Claims Against the EFH Debtors.

(a)	Classification: Class A2 consists of Other Priority Claims Against the EFH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A2, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A2, each such Holder shall receive, at the option of the applicable EFH Debtor(s) with the consent of the Plan Sponsor, either:

(i)	payment in full in Cash; or

(ii)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class A2 is Unimpaired under the Plan. Holders of Claims in Class A2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3. Class A3 - Legacy General Unsecured Claims Against the EFH Debtors.

(a)	Classification: Class A3 consists of Legacy General Unsecured Claims Against the EFH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A3, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A3, each such Holder shall receive Reinstatement of such Claim on the EFH Effective Date.

(c)	Voting: Class A3 is Unimpaired under the Plan. Holders of Claims in Class A3 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4. Class A4 - EFH Legacy Note Claims.

(a)	Classification: Class A4 consists of EFH Legacy Note Claims.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), and a Holder of a Class A4 Claim, as Class A4 Claims, the EFH Legacy Note Claims are Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH Legacy Note Indentures; and (ii) the amount of any other Claims (but in any case excluding any postpetition interest or Makewhole Claims) under the EFH Legacy Notes or EFH Legacy Note Indentures, if and to the extent such Claims are Allowed before the EFH Effective Date.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A4, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A4, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Creditor Recovery Pool.

(d)	Voting: Class A4 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A4 are entitled to vote to accept or reject the Plan.

5. Class A5 - EFH Unexchanged Note Claims.

(a)	Classification: Class A5 consists of EFH Unexchanged Note Claims.

(b)

Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor, and a Holder of a Class A5 Claim, as Class A5 Claims, the EFH Unexchanged Note Claims are Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH 2019 Note Indenture and EFH 2020 Note Indenture, as applicable; and (ii) the amount of any other Claims (but in any case excluding any postpetition interest or Makewhole Claims) under the EFH Unexchanged Notes or EFH Unexchanged Notes Indentures, if and to the extent such Claims are Allowed, whether Allowed before, on, or after the EFH Effective Date.

(c)	Treatment: Except to the extent that a Holder, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), of an Allowed Claim in Class A5 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A5, each such Holder shall receive, up to the Allowed amount of its Claim:

(i)	its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Creditor Recovery Pool; and

(ii)	if the Class A5 Claims constitute EFH Beneficiary Claims, and solely to the extent of any portion of its Allowed Claim that is not paid in full pursuant to the preceding clause, its Pro Rata share of up to $5.8 million of the TCEH Settlement Claim Turnover Distributions, if any.

(d)	Voting: Class A5 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A5 are entitled to vote to accept or reject the Plan; provided, however, that Class A5 must vote consistent with the Voting Indication to receive distributions, if any, under clause (c)(ii) above.

6. Class A6 - EFH LBO Note Primary Claims.

(a)	Classification: Class A6 consists of EFH LBO Note Primary Claims.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor, and a Holder of a Class A6 Claim, as Class A6 Claims, the EFH LBO Note Primary Claims are Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH LBO Note Indenture; and (ii) the amount of any other Claims (but in any case excluding any postpetition interest or Makewhole Claims) under the EFH LBO Notes or EFH LBO Note Indenture, if and to the extent such Claims are Allowed before the EFH Effective Date.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A6, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A6, each such Holder shall receive, up to Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Creditor Recovery Pool.

provided, however, that in no event shall a Holder of an Allowed Claim in Class A6 receive more than a single satisfaction of such Allowed Claim, including any recovery received on account of an Allowed Claim in Class B5.

(d)	Voting: Class A6 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A6 are entitled to vote to accept or reject the Plan.

7. Class A7 - EFH Swap Claims.

(a)	Classification: Class A7 consists of EFH Swap Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A7, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A7, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Creditor Recovery Pool.

(c)	Voting: Class A7 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A7 are entitled to vote to accept or reject the Plan.

8. Class A8 - EFH Non-Qualified Benefit Claims.

(a)	Classification: Class A8 consists of EFH Non-Qualified Benefit Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A8, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A8, each such Holder shall receive, up to the Allowed amount of its Claim:

(i)	its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Creditor Recovery Pool; and

(ii)	if the Class A8 Claims constitute EFH Beneficiary Claims, and solely to the extent of any portion of its Allowed Claim that is not paid in full pursuant to the preceding clause, its Pro Rata share of up to $30 million in Cash on account of the TCEH Settlement Claim Turnover Distributions, if any.

(c)	Voting: Class A8 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A8 are entitled to vote to accept or reject the Plan; provided, however, that Class A8 must vote consistent with the Voting Indication to receive distributions, if any, under clause (b)(ii) above.

9. Class A9 - General Unsecured Claims Against EFH Corp.

(a)	Classification: Class A9 consists of General Unsecured Claims Against EFH Corp.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A9, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A9, each such Holder shall receive, up to the Allowed amount of its Claim:

(i)	its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Creditor Recovery Pool; and

(ii)	if the Class A9 Claims constitute EFH Beneficiary Claims, and solely to the extent of any portion of its Allowed Claim that is not paid in full pursuant to the preceding clause, its Pro Rata share of up to $2 million of the TCEH Settlement Claim Turnover Distributions, if any.

(c)	Voting: Class A9 is Impaired under the Plan. Therefore, Holders of allowed Claims in Class A9 are entitled to vote to accept or reject the Plan; provided, however, that Class A9 must vote consistent with the Voting Indication to receive distributions, if any, under clause (b)(ii) above.

10. Class A10 - General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.

(a)	Classification: Class A10 consists of General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A10, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A10, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Creditor Recovery Pool.

(c)	Voting: Class A10 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A10 are entitled to vote to accept or reject the Plan.

11. Class A11 - Tex-La Guaranty Claims.

(a)	Classification: Class A11 consists of the Tex-La Guaranty Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class A11, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A11, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Creditor Recovery Pool; provided, however, that in no event shall a Holder of an Allowed Class A11 Claim receive more than a full recovery on account of its Claim, including any recovery as an Allowed Class C1 Claim.

(c)	Voting: Class A11 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class A11 are entitled to vote to accept or reject the Plan.

12. Class A12 - TCEH Settlement Claim.

(a)	Classification: Class A12 consists of the TCEH Settlement Claim.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor, and the TCEH Supporting First Lien Creditors, the TCEH Settlement Claim is Allowed in the amount of $700 million.

(c)	Treatment: Except to the extent that the TCEH Supporting First Lien Creditors, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agree to a less favorable treatment of the TCEH Settlement Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for the TCEH Settlement Claim, TCEH or Reorganized TCEH, as applicable, shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of EFH Corp. Claims) of the EFH Creditor Recovery Pool less any TCEH Settlement Claim Turnover Distributions; provided, however, that such recoveries shall be distributed directly to the Holders of Allowed Class C3 Claims, as set forth in Article III.B.29, and TCEH or Reorganized TCEH, as applicable, shall never have control, possession, title, or ownership of the recovery for any purpose.

(d)	Voting: Class A12 is Impaired under the Plan. Therefore, the TCEH Supporting First Lien Creditors are entitled to vote to accept or reject the Plan on behalf of TCEH.

13. Class A13 - EFH Debtor Intercompany Claims.

(a)	Classification: Class A13 consists of EFH Debtor Intercompany Claims.

(b)	Treatment: EFH Debtor Intercompany Claims shall be, at the option of the EFH Debtors with the consent of the Plan Sponsor, either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Claims;

provided, however, that Class A13 Claims of EFH Corp., LSGT Gas Company LLC, EECI, Inc., EEC Holdings, Inc., and LSGT SACROC, Inc. against one or more of EFH Corp., LSGT Gas Company LLC, EECI, Inc., EEC Holdings, Inc., and LSGT SACROC, Inc. shall be Reinstated.

(c)	Voting: Holders of Claims in Class A13 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

14. Class A14 - Non-EFH Debtor Intercompany Claims.

(a)	Classification: Class A14 consists of Non-EFH Debtor Intercompany Claims.

(b)	Treatment: Non-EFH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims.

(c)	Voting: Class A14 is Impaired under the Plan. Holders of Claims in Class A14 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

15. Class A15 - Interests in the EFH Debtors Other Than EFH Corp.

(a)	Classification: Class A15 consists of Interests in the EFH Debtors Other Than EFH Corp.

(b)	Treatment: Interests in the EFH Debtors Other Than EFH Corp. shall be, at the option of the EFH Debtors with the consent of the Plan Sponsor, either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Interests;

provided, however, that Interests in Debtors LSGT Gas Company LLC, EECI, Inc., EEC Holdings, Inc., and LSGT SACROC, Inc. shall be Reinstated.

(c)	Voting: Holders of Interests in Class A15 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

16. Class A16 - Interests in EFH Corp.

(a)	Classification: Class A16 consists of Interests in EFH Corp.

(b)	Treatment: Interests in EFH Corp. shall be canceled and released without any distribution on account of such Interests.

(c)	Voting: Class A16 is Impaired under the Plan. Holders of Interests in Class A16 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

17. Class B1 - Other Secured Claims Against the EFIH Debtors.

(a)	Classification: Class B1 consists of Other Secured Claims Against the EFIH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B1, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B1, each such Holder shall receive, at the option of the applicable EFIH Debtor(s) with the consent of the Plan Sponsor, either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Claim; or

(iv)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class B1 is Unimpaired under the Plan. Holders of Claims in Class B1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

18. Class B2 - Other Priority Claims Against the EFIH Debtors.

(a)	Classification: Class B2 consists of Other Priority Claims Against the EFIH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B2, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B2, each such Holder shall receive, at the option of the applicable EFIH Debtor(s) with the consent of the Plan Sponsor, either:

(i)	payment in full in Cash; or

(ii)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class B2 is Unimpaired under the Plan. Holders of Claims in Class B2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

19. Class B3 - EFIH First Lien Note Claims.

(a)	Classification: Class B3 consists of EFIH First Lien Note Claims, if any.

(b)	Allowance: As Class B3 Claims, the EFIH First Lien Note Claims are Allowed in an amount equal to the sum of:

(i)	any accrued but unpaid prepetition interest (including any Additional Interest and interest on interest) at the applicable rate set forth in, and calculated in accordance with, the EFIH First Lien Notes, the EFIH First Lien 2017 Note Indenture, the EFIH First Lien 2020 Note Indenture, and/or any related agreement, as applicable;

(ii)	any accrued but unpaid postpetition interest (including any Additional Interest and interest on interest) at the applicable rate set forth in, and calculated in accordance with, the EFIH First Lien Notes, the EFIH First Lien 2017 Note Indenture, the EFIH First Lien 2020 Note Indenture, and/or any related agreement, as applicable, through the closing date of the EFIH First Lien DIP Facility (excluding interest on interest, which shall be through the EFH Effective Date);

(iii)	all reasonable and documented fees and expenses and indemnification claims, whether incurred or accruing before, on, or after the EFH Effective Date, including those reasonable and documented fees and expenses and indemnification claims incurred in connection with any appeal, remand, or other litigation of any Makewhole Claims, (a) that (with respect only to such fees, expenses and claims incurred prior to the EFH Effective Date) are allowed under section 506(b) of the Bankruptcy Code and (b) that are owed under the EFIH First Lien Notes, the EFIH First Lien 2017 Note Indenture, the EFIH First Lien 2020 Note Indenture, and/or any related agreement (and interest thereon to the extent provided by such notes, indentures, or agreements), as applicable;

(iv)	the amount of any other Claims, including any Makewhole Claims, and interest thereon (whether accruing before, on or after the EFH Effective Date, as calculated in accordance with the EFIH First Lien Notes, the EFIH First Lien 2017 Note Indenture, the EFIH First Lien 2020 Note Indenture, and/or any related agreement, as applicable, or otherwise as determined by Final Order) of the EFIH First Lien Notes Trustee or Holders of EFIH First Lien Notes, if and to the extent such Claims are held to be allowed by a court of competent jurisdiction pursuant to a Final Order, whether entered before, on, or after the EFH Effective Date.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B3, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, each such Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash.

(d)	Voting: Class B3 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class B3 are entitled to vote to accept or reject the Plan.

20. Class B4 - EFIH Second Lien Note Claims.

(a)	Classification: Class B4 consists of EFIH Second Lien Note Claims.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor, and a Holder of a Class B4 Claim, as Class B4 Claims, the EFIH Second Lien Note Claims are Allowed in an amount equal to the sum of:

(i)	the principal amount outstanding, plus accrued but unpaid prepetition interest (including any Additional Interest and interest on interest) at the applicable rate set forth in, and calculated in accordance with, the EFIH Second Lien Notes, the EFIH Second Lien Note Indenture, and/or any related agreement, as applicable;

(ii)	any accrued but unpaid postpetition interest (including any Additional Interest and interest on interest) on such principal at the applicable rate set forth in, and calculated in accordance with, the EFIH Second Lien Notes, the EFIH Second Lien Note Indenture, and/or any related agreement, as applicable, through the EFH Effective Date;

(iii)	all reasonable and documented fees and expenses and indemnification claims, whether incurred or accruing before, on, or after the EFH Effective Date, including those reasonable and documented fees and expenses and indemnification claims incurred in connection with any appeal, remand, or other litigation of any Makewhole Claims, (a) that (with respect to such fees, expenses, and claims incurred prior to the EFH Effective Date) are allowed under section 506(b) of the Bankruptcy Code and (b) that are owed under the EFIH Second Lien Notes, the EFIH Second Lien Note Indenture, and/or any related agreement (and interest thereon to the extent provided by such notes, indentures, or agreements), as applicable; and

(iv)	the amount of any other Claims, including any Makewhole Claims and interest thereon (whether accruing before, on or after the EFH Effective Date, as calculated in accordance with the EFIH Second Lien Notes, the EFIH Second Lien Note Indenture, and/or any related agreement, as applicable, or otherwise as determined by Final Order) of the EFIH Second Lien Notes Trustee or Holders of EFIH Second Lien Notes, if and to the extent such Claims are held to be allowed by a court of competent jurisdiction pursuant to a Final Order, whether entered before, on, or after the EFH Effective Date.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B4, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, each such Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash.

(d)	Voting: Class B4 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class B4 are entitled to vote to accept or reject the Plan.

21. Class B5 - EFH LBO Note Guaranty Claims.

(a)	Classification: Class B5 consists of EFH LBO Note Guaranty Claims.

(b)

Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor, and a Holder of a Class B5 Claim, as Class B5 Claims, the EFH LBO Note Guaranty Claims are Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH LBO Note Indenture; (ii) accrued postpetition interest on such principal at the Federal Judgment Rate; and (iii) the amount of any other Claims (but in any case excluding any Makewhole Claims) under the EFH LBO Notes or EFH LBO Note Indentures, if and to

the extent such Claims are Allowed, whether Allowed before, on or after the EFH Effective Date.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B5, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B5, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of Allowed EFH LBO Note Guaranty Claims and Allowed General Unsecured Claims Against the EFIH Debtors) of the EFIH Unsecured Creditor Recovery Pool; provided, however, that in no event shall a Holder of an Allowed Claim in Class B5 receive more than a single satisfaction of such Allowed Claim, including any recovery received on account of an Allowed Claim in Class A6.

(d)	Voting: Class B5 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class B5 are entitled to vote to accept or reject the Plan.

22. Class B6 - General Unsecured Claims Against the EFIH Debtors.

(a)	Classification: Class B6 consists of General Unsecured Claims Against the EFIH Debtors.

(b)	Allowance: Unless otherwise separately agreed by the Debtors, with the consent of the Plan Sponsor, and a Holder of a Class B6 Claim, as Class B6 Claims, the EFIH Unsecured Note Claims are Allowed in an amount equal to the sum of: (i) the principal amount outstanding in the amount of $1,568,249,000; (ii) accrued but unpaid prepetition interest in the amount of $81,115,347; (iii) accrued postpetition interest on the principal amount outstanding as of the Petition Date at the Federal Judgment Rate; and (iv) the amount of any other Claims (but in any case excluding any Makewhole Claims) under the EFIH Unsecured Notes or EFIH Unsecured Note Indentures, if and to the extent such Claims are Allowed, whether Allowed before, on or after the EFH Effective Date. Notwithstanding anything to the contrary in the preceding sentence, any Class B6 Claim derived from or based upon the EFIH First Lien Notes (excluding any Makewhole Claims) or EFIH Second Lien Notes (excluding any Makewhole Claims) shall be Allowed if and to the extent such Claim would be an Allowed Class B3 Claim under Article III.B.19 of the Plan or an Allowed Class B4 Claim under Article III.B.20 of the Plan, respectively, if the terms EFIH First Lien Note Claims or EFIH Second Lien Note Claims, as applicable, were defined to include Unsecured Claims derived from or based upon the EFIH First Lien Notes or EFIH Second Lien Notes, as applicable

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class B6, with the consent of the Plan Sponsor (such consent not to be unreasonably withheld), agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B6, each such Holder shall receive, up to the Allowed amount of its Claim, its Pro Rata share (calculated based on the aggregate amount of Allowed EFH LBO Note Guaranty Claims and Allowed General Unsecured Claims Against the EFIH Debtors) of the EFIH Unsecured Creditor Recovery Pool.

(d)	Voting: Class B6 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class B6 are entitled to vote to accept or reject the Plan.

23. Class B7 - EFIH Debtor Intercompany Claims.

(a)	Classification: Class B7 consists of EFIH Debtor Intercompany Claims.

(b)	Treatment: EFIH Debtor Intercompany Claims shall be, at the option of the EFIH Debtors with the consent of the Plan Sponsor, either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Claims.

(c)	Voting: Holders of Claims in Class B7 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

24. Class B8 - Non-EFIH Debtor Intercompany Claims.

(a)	Classification: Class B8 consists of Non-EFIH Debtor Intercompany Claims.

(b)	Treatment: Non-EFIH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims.

(c)	Voting: Class B8 is Impaired under the Plan. Holders of Claims in Class B8 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

25. Class B9 - Interest in EFIH.

(a)	Classification: Class B9 consists of the Interest in EFIH.

(b)	Treatment: The Interest in EFIH shall be Reinstated.

(c)	Voting: Class B9 is Unimpaired under the Plan. The Holder of the Interest in Class B9 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holder is not entitled to vote to accept or reject the Plan.

26. Class B10 - Interests in EFIH Finance.

(a)	Classification: Class B10 consists of Interests in EFIH Finance.

(b)	Treatment: Interests in EFIH Finance shall be canceled and released without any distribution on account of such Interests.

(c)	Voting: Class B10 is Impaired under the Plan. Holders of Interests in Class B10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

27. Class C1 - Other Secured Claims Against the TCEH Debtors.

(a)	Classification: Class C1 consists of Other Secured Claims Against the TCEH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class C1 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction,

settlement, release, and discharge of and in exchange for each Allowed Claim in Class C1, each such Holder shall receive, at the option of the applicable TCEH Debtor(s) with the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld), either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Claim; or

(iv)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class C1 is Unimpaired under the Plan. Holders of Claims in Class C1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

28. Class C2 - Other Priority Claims Against the TCEH Debtors.

(a)	Classification: Class C2 consists of Other Priority Claims Against the TCEH Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class C2 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C2, each such Holder shall receive, at the option of the applicable TCEH Debtor(s) with the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld), either:

(i)	payment in full in Cash; or

(ii)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class C2 is Unimpaired under the Plan. Holders of Claims in Class C2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

29. Class C3 - TCEH First Lien Secured Claims.

(a)	Classification: Class C3 consists of TCEH First Lien Secured Claims.

(b)	Allowance: As Class C3 Claims, (i) the TCEH Credit Agreement Claims are Allowed in the amount of $22,863,271,257; (ii) the TCEH First Lien Note Claims are Allowed in the amount of $1,815,965,278; (iii) the TCEH First Lien Swap Claims and TCEH First Lien Commodity Hedge Claims are Allowed in an aggregate amount no less than $1,230,817,606.94; and (iv) any Claims of the TCEH First Lien Administrative Agent, the TCEH First Lien Collateral Agent or the TCEH First Lien Notes Trustee for fees, expenses, or indemnification obligations arising under and pursuant to the TCEH Credit Agreement, the TCEH First Lien Notes Indenture, the TCEH First Lien Interest Rate Swaps, the TCEH First Lien Commodity Hedges, or the TCEH First Lien Intercreditor Agreement, as applicable, are Allowed in an amount to be determined.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class C3 agrees to a less favorable treatment of its Allowed Claim (in a writing executed by such Holder after the Petition Date), in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C3, subject to Article III.B.29(d), each such Holder thereof shall receive its Pro Rata share (which, for the avoidance of doubt, shall be based on the Allowed amounts of such Claims as of the Petition Date as set forth in the Plan) of:

(i)	If the Spin-Off is effectuated pursuant to the terms and conditions set forth in Article IV.B.2:

A.	100% of the Reorganized TCEH Common Stock (following the Basis Step-Up), subject to dilution after the Distribution only on account of the Reorganized TCEH Debtor Management Incentive Plan;

B.	100% of the (a) TCEH Debtors’ Cash on hand and (b) net Cash proceeds from the issuance of the New Reorganized TCEH Debt (or, at the TCEH Supporting First Lien Creditors’ election, all or a portion of such New Reorganized TCEH Debt) and the Spin-Off Preferred Stock Sale, in each case after funding any Cash distributions required to be made by the TCEH Debtors under the Plan, including payment in full of each Allowed TCEH DIP Claim, and providing for adequate post-TCEH Effective Date liquidity for TCEH as determined by the TCEH Debtors with the reasonable consent of the TCEH Supporting First Lien Creditors;

C.	the Spin-Off TRA Rights (if any), subject to timely submission of the TRA Information Form; and

D.	any proceeds of the TCEH Settlement Claim (which shall be distributed on the EFH Effective Date).

(ii)	If the Taxable Separation is effectuated pursuant to the terms and conditions set forth in Article IV.B.2:

A.	100% of the Reorganized TCEH Common Stock, subject to dilution only on account of the Reorganized TCEH Debtor Management Incentive Plan;

B.

100% of the (1) TCEH Debtors’ Cash on hand and (2) the net Cash proceeds from the New Reorganized TCEH Debt (or, at the TCEH Supporting First Lien Creditors’ election, all or a portion of such New Reorganized TCEH Debt) and issuance of certain stock or securities in connection with the Taxable Separation, in each case after funding any

Cash distributions required to be made by the TCEH Debtors under the Plan, including payment in full of each Allowed TCEH DIP Claim, and providing for adequate post-TCEH Effective Date liquidity for TCEH as determined by the TCEH Debtors with the reasonable consent of the TCEH Supporting First Lien Creditors;

C.	the Taxable Separation TRA Rights (if any), subject to timely submission of the TRA Information Form; and

D.	any proceeds of the TCEH Settlement Claim (which shall be distributed on the EFH Effective Date).

In addition, on the TCEH Effective Date the TCEH First Lien Agent will be deemed to have delivered, pursuant to Section 5.01 of the TCEH Second Lien Intercreditor Agreement, any notice necessary to cause the automatic release and discharge of any and all Liens on the assets of the TCEH Debtors that secure the repayment of amounts due in respect of the TCEH Second Lien Notes.

(d)	Allocation: Unless resolved before Confirmation, the TCEH First Lien Notes Trustee and/or the Holders of TCEH First Lien Claims will continue to seek entry of the TCEH First Lien Creditor Plan Distribution Allocation Order resolving the TCEH First Lien Creditor Plan Distribution Allocation Dispute through an adjudication of the TCEH First Lien Note Intercreditor Action or otherwise. If a TCEH First Lien Creditor Plan Distribution Allocation Order is entered prior to the TCEH Effective Date and such order provides that Holders of Allowed Class C3 Claims shall receive the TCEH First Lien Creditor Distributions on a basis other than Pro Rata, then pursuant to section 510(a) of the Bankruptcy Code, any such TCEH First Lien Creditor Distribution that is subject to such TCEH First Lien Creditor Plan Distribution Allocation Order shall be distributed among the Holders of Allowed Class C3 Claims in accordance with such TCEH First Lien Creditor Plan Distribution Allocation Order; provided, however, that if a TCEH First Lien Creditor Plan Distribution Allocation Order has not been entered by the TCEH Effective Date, then the TCEH Debtors shall establish a reserve (in an amount to be determined by the TCEH Debtors, with the consent of each of the TCEH First Lien Agent, the TCEH Supporting First Lien Creditors, the TCEH First Lien Notes Trustee, and any other parties to the TCEH First Lien Note Intercreditor Action) solely with respect to any TCEH First Lien Creditor Distributions that remain subject to the TCEH First Lien Creditor Plan Distribution Allocation Dispute, with such reserved amounts to be distributed on a Pro Rata basis after entry of a TCEH First Lien Creditor Plan Distribution Allocation Order, unless and to the extent such order provides that Holders of Allowed Class C3 Claims are entitled to a distribution of any TCEH First Lien Creditor Distributions on a basis other than Pro Rata, in which case, pursuant to section 510(a) of the Bankruptcy Code, any such TCEH First Lien Creditor Distribution that is subject to such TCEH First Lien Creditor Plan Distribution Allocation Order shall be distributed among the Holders of Allowed Class C3 Claims in accordance with such TCEH First Lien Creditor Plan Distribution Allocation Order. Nothing in this Plan shall preclude any party from seeking enforcement of the TCEH First Lien Creditor Adequate Protection Payment Allocation Order or distribution of the Holdback Amount (as defined in the Cash Collateral Order) under the Cash Collateral Order. For the avoidance of doubt, nothing in this Plan shall (i) require any Debtor or any other party (including, without limitation, the TCEH First Lien Administrative Agent, the TCEH First Lien Collateral Agent, or any holder of TCEH First Lien Claims), to establish any reserve with respect to any distributions that are subject to the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute or (ii) impair, prejudice, release, compromise or waive any claims any Holder of Allowed Class C3 Claims may have against one or more other Holders of Allowed Class C3 Claims (other than the TCEH First Lien Agent, except in the TCEH First Lien Agent’s capacity as a nominal defendant to declaratory judgment claims in respect of which no monetary recovery is sought) pursuant to the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute.

(e)	Voting: Class C3 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class C3 are entitled to vote to accept or reject the Plan.

30. Class C4 - TCEH Unsecured Debt Claims.

(a)	Classification: Class C4 consists of TCEH Unsecured Debt Claims.

(b)	Allowance: As Class C4 Claims, (i) the TCEH First Lien Deficiency Claims are Allowed in the amount of $13.2 billion; (ii) the TCEH Second Lien Note Claims are Allowed in the amount of $1,648,597,521; (iii) the TCEH Unsecured Note Claims are Allowed in the amount of $5,125,775,323; and (iv) the PCRB Claims are Allowed in the Amount of $881,496,233.

(c)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class C4 agrees to a less favorable treatment of its Allowed Claim, and subject to Article IV.B.12 of the Plan, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C4, each such Holder shall receive its Pro Rata (calculated based on the aggregate amount of Allowed Class C4 Claims and Allowed Class C5 Claims) share of the TCEH Cash Payment.

(d)	Voting: Class C4 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class C4 are entitled to vote to accept or reject the Plan.

31. Class C5 - General Unsecured Claims Against the TCEH Debtors Other Than EFCH.

(a)	Classification: Class C5 consists of General Unsecured Claims Against the TCEH Debtors Other Than EFCH.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class C5 agrees to a less favorable treatment of its Allowed Claim, and subject to Article IV.B.12 of the Plan, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C5, each such Holder shall receive its Pro Rata (calculated based on the aggregate amount of Allowed Class C4 Claims and Allowed Class C5 Claims) share of the TCEH Cash Payment.

(c)	Voting: Class C5 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class C5 are entitled to vote to accept or reject the Plan.

32. Class C6 - General Unsecured Claims Against EFCH.

(a)	Classification: Class C6 consists of General Unsecured Claims Against EFCH.

(b)	Treatment: General Unsecured Claims Against EFCH shall be canceled and released without any distribution on account of such Claims.

(c)	Voting: Class C6 is Impaired under the Plan. Holders of Claims in Class C6 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

33. Class C7 - TCEH Debtor Intercompany Claims.

(a)	Classification: Class C7 consists of TCEH Debtor Intercompany Claims.

(b)	Treatment: TCEH Debtor Intercompany Claims shall be, at the option of the applicable TCEH Debtor(s) with the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld), either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Claims;

provided, however, that TCEH Debtor Intercompany Claims against each of EFCH, TCEH, or TCEH Finance and any TCEH Debtor Intercompany Claim derived from or based upon the Repurchased PCRBs shall be canceled and released without any distribution on account of such Claims.

(c)	Voting: Holders of Claims in Class C7 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

34. Class C8 - Non-TCEH Debtor Intercompany Claims.

(a)	Classification: Class C8 consists of Non-TCEH Debtor Intercompany Claims.

(b)	Treatment: Non-TCEH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims.

(c)	Voting: Class C8 is Impaired under the Plan. Holders of Claims in Class C8 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

35. Class C9 - Interests in TCEH Debtors Other Than TCEH and EFCH.

(a)	Classification: Class C9 consists of Interests in TCEH Debtors Other Than TCEH and EFCH.

(b)	Treatment: Interests in TCEH Debtors Other Than TCEH and EFCH shall be with the consent of the TCEH Supporting First Lien Creditors, either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Interests.

(c)	Voting: Holders of Interests in Class C9 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

36. Class C10 - Interests in TCEH and EFCH.

(a)	Classification: Class C10 consists of Interests in TCEH and EFCH.

(b)	Treatment: Interests in TCEH and EFCH shall be canceled and released without any distribution on account of such Interests.

(c)	Voting: Class C10 is Impaired under the Plan. Holders of Interests in Class C10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

37. Class D1 - Other Secured Claims Against the EFH Shared Services Debtors.

(a)	Classification: Class D1 consists of Other Secured Claims Against the EFH Shared Services Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class D1 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class D1, each such Holder shall receive, at the option of the applicable EFH Shared Services Debtor(s) either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Claim; or

(iv)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class D1 is Unimpaired under the Plan. Holders of Claims in Class D1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

38. Class D2 - Other Priority Claims Against the EFH Shared Services Debtors.

(a)	Classification: Class D2 consists of Other Priority Claims Against the EFH Shared Services Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class D2 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class D2, each such Holder shall receive, at the option of the applicable EFH Shared Services Debtor(s), either:

(i)	payment in full in Cash; or

(ii)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class D2 is Unimpaired under the Plan. Holders of Claims in Class D2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

39. Class D3 - General Unsecured Claims Against the EFH Shared Services Debtors.

(a)	Classification: Class D3 consists of General Unsecured Claims Against the EFH Shared Services Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class D3 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class D3, each such Holder shall receive, at the option of the applicable EFH Shared Services Debtor(s), either:

(i)	payment in full in Cash;

(ii)	Reinstatement of such Claim; or

(iii)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class D3 is Unimpaired under the Plan. Holders of Claims in Class D3 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

40. Class D4 - EFH Shared Services Debtor Intercompany Claims.

(a)	Classification: Class D4 consists of EFH Shared Services Debtor Intercompany Claims.

(b)	Treatment: EFH Shared Services Debtor Intercompany Claims shall be, at the option of the applicable EFH Shared Services Debtor(s), either:

(i)	Reinstated; or

(ii)	canceled and released without any distribution on account of such Claims.

(c)	Voting: Holders of Claims in Class D4 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

41. Class D5 - Non-EFH Shared Services Debtor Intercompany Claims.

(a)	Classification: Class D5 consists of Non-EFH Shared Services Debtor Intercompany Claims.

(b)	Treatment: Non-EFH Shared Services Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims.

(c)	Voting: Class D5 is Impaired under the Plan. Holders of Claims in Class D5 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

42. Class D6 - Interests in the EFH Shared Services Debtors.

(a)	Classification: Class D6 consists of Interests in the EFH Shared Services Debtors.

(b)	Treatment: Interests in the EFH Shared Services Debtors shall be Reinstated.

(c)	Voting: Holders of Interests in Class D6 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D. Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes pursuant to the Disclosure Statement Order shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

F. Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

G. Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto. Notwithstanding the foregoing, this Plan gives effect to the TCEH First Lien Intercreditor Agreement and no additional changes to the allowance, classification, treatment, or distributions shall be made as a result of the TCEH First Lien Intercreditor Agreement except for any such changes provided for or otherwise consistent with the TCEH First Lien Creditor Plan Distribution Allocation Order as contemplated by Article III.B.29 of the Plan; provided, that notwithstanding the foregoing, nothing herein shall impair, prejudice, release, compromise or waive the rights, claims, Causes of Action, defenses or remedies of any Holder of Allowed Class C3 Claims against any other Holder of Allowed Class C3 Claims (other than the TCEH First Lien Agent, except in the TCEH First Lien Agent’s capacity as a nominal defendant to declaratory judgment claims in respect of which no monetary recovery is sought) in connection with the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute. Notwithstanding anything to the contrary herein, the TCEH First Lien Agent and the Holders of Allowed TCEH First Lien Claims shall be deemed to have waived any rights under the TCEH Second Lien Intercreditor Agreement to extent such rights would, in any way, impair or diminish the recoveries of the Holders of Allowed TCEH Second Lien Note Claims under this Plan or related documents.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. General Settlement of Claims and Interests.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

B. Restructuring Transactions.

1. Restructuring Transactions.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will effectuate the Restructuring Transactions, and will take any actions as may be necessary or advisable to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein or in the Transaction Agreements. The actions to implement the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements, including Transaction Agreements, or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or advisable, including making filings or recordings that may be required by law in connection with the Plan, in each case with the consent of (such consent not to be unreasonably withheld), and in form and substance reasonably acceptable to, the Plan Sponsor if related to or affecting any EFH Debtor or EFIH Debtor, any Reorganized EFH Debtor, any EFIH Debtor, any Reorganized EFIH Debtor, the Plan Sponsor, or any pre-Merger Affiliate of the Plan Sponsor.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

2. Manner of TCEH Debtors’ Separation from EFH Debtors.

The TCEH Debtors shall be separated from the EFH Debtors pursuant to either the Spin-Off or the Taxable Separation; provided that the Tax Matters Agreement, the Transition Services Agreement, the Amended and Restated Split Participant Agreement, and the Separation Agreement must be in full force and effect and, in each case, be in form and substance acceptable to the Plan Sponsor. If (a) the Spin-Off Conditions are satisfied on or before the Spin-Off Conditions Termination Date and (b) the Spin-Off Conditions remain satisfied as of the TCEH Effective Date, then the TCEH Debtors will effectuate the Spin-Off on the TCEH Effective Date. In all other circumstances, the TCEH Debtors will effectuate the Taxable Separation on the TCEH Effective Date. For the avoidance of doubt, if the Spin-Off Conditions are not satisfied on or before the Spin-Off Conditions Termination Date for any reason, the Plan as it relates to the TCEH Debtors shall automatically be effectuated pursuant to the Taxable Separation; provided that the Tax Matters Agreement, the Transition Services Agreement, the Amended and Restated Split Participant Agreement, and the Separation Agreement must be in full force and effect and, in each case, be in form and substance acceptable to the Plan Sponsor.

(a)	Spin-Off. If applicable, the TCEH Debtors will undertake the Spin-Off, as follows:

A.	TCEH formed Reorganized TCEH prior to the TCEH Effective Date;

B.	on the TCEH Effective Date, except for liabilities assumed by Reorganized TCEH pursuant to the Plan, TCEH shall assume the obligations of its subsidiaries that are TCEH Debtors to make distributions pursuant to and in accordance with the Plan that are to be made after the TCEH Effective Date;

C.	pursuant to the Separation Agreement, TCEH and the EFH Debtors will make the Contribution to Reorganized TCEH, in exchange for which TCEH shall receive 100% of the (i) Reorganized TCEH membership interests and (ii) the net Cash proceeds of the New Reorganized TCEH Debt (or, at the TCEH Supporting First Lien Creditors’ election, with the consent of the Debtors, all or a portion of such New Reorganized TCEH Debt);

D.	immediately following the Contribution, TCEH and Reorganized TCEH shall effectuate the Spin-Off Preferred Stock Sale, including the distribution of the proceeds thereof to TCEH;

E.	immediately following the Spin-Off Preferred Stock Sale, Reorganized TCEH shall undertake the Reorganized TCEH Conversion; and

F.	immediately following the Reorganized TCEH Conversion, TCEH will make the Distribution, and all Claims against the TCEH Debtors (other than liabilities assumed by Reorganized TCEH pursuant to the Plan) will be cancelled in connection therewith.

(b)	Taxable Separation. If applicable, the TCEH Debtors will undertake the Taxable Separation, as set forth in the [Taxable Separation Memorandum].

3. TCEH Basis Step-Up.

If the Spin-Off is effectuated pursuant to the terms and conditions set forth in Article IV.B.2, pursuant to the Spin-Off Preferred Stock Sale, gain will be triggered in an amount not in excess of, and in order to achieve, the Basis Step-Up.

4. Transition Services Agreement; Separation Agreement; and Amended and Restated Split Participant Agreement.

On the TCEH Effective Date, (a) EFH and TEX Operations Company LLC will enter into the Transition Services Agreement, if requested to do so by the Plan Sponsor or EFH Corp., (b) Reorganized TCEH, the EFH Debtors, and the EFIH Debtors will enter into the Separation Agreement; and (c) Oncor Electric and Reorganized TCEH will enter into the Amended and Restated Split Participant Agreement. After the TCEH Effective Date, the Transition Services Agreement, Separation Agreement, and Amended and Restated Split Participant Agreement shall only be amended or modified (x) in accordance with their respective terms and (y) with the consent of Reorganized TCEH and the Plan Sponsor.

5. IPO Conversion Plan.

If requested by the Plan Sponsor, on the EFH Effective Date, EFH Corp. and EFIH will implement and exercise their rights, if any, as direct or indirect equity holders of Oncor, and take other actions within their reasonable control, to cause Oncor to implement the IPO Conversion Plan.

6. Tax Matters Agreement.

On the TCEH Effective Date, EFH Corp., Reorganized TCEH, and EFIH shall enter into the Tax Matters Agreement. After the TCEH Effective Date, the Tax Matters Agreement shall not be amended or modified in any manner without the written consent of Reorganized TCEH and the Plan Sponsor unless, with respect to the consent of the Plan Sponsor, the Merger Agreement shall have been terminated in accordance with its terms and without consummation of the Merger.

7. Minority Interest Acquisition.

On or before the Effective Date, Merger Sub or an Affiliate thereof may, but shall not be required to, complete the Minority Interest Acquisition. For the avoidance of doubt, implementation and/or consummation of the Minority Interest Acquisition shall not be a condition to Confirmation or the occurrence of the EFH Effective Date.

8. Issuance and Allocation of Reorganized EFH Common Stock.

On the EFH Effective Date, immediately prior to the Merger Effective Time and after the Spin-Off, Reorganized EFH shall issue and deliver the Reorganized EFH Common Stock to the EFH/EFIH Distribution Account. The EFH/EFIH Plan Administrator shall direct the Disbursing Agent to allocate the Reorganized EFH Class A Common Stock to the EFH Creditor Recovery Pool and the Reorganized EFH Class B Common Stock to the EFIH Unsecured Creditor Recovery Pool. For the avoidance of doubt, all distributions to Holders of Claims against the EFIH Debtors and EFH Debtors shall be made in accordance with the priorities set forth in the Bankruptcy Code.

9. Merger, Merger Consideration, and Other Plan Sponsor Payments.

The Merger shall be effectuated and funded as follows on the EFH Effective Date in accordance with the Merger Agreement:

(a)	Reorganized EFH will merge with and into Merger Sub in a tax-free reorganization under section 368(a)(1)(A) of the Internal Revenue Code, with Merger Sub being the surviving entity resulting from the Merger, on the terms and subject to the conditions of the Merger Agreement and pursuant to the Plan and the applicable provisions of Chapter 10 of the Texas Business Organizations Code and the General Corporate Law of the State of Delaware. Pursuant to the Merger, Merger Sub shall acquire all assets and liabilities of Reorganized EFH.

(b)	The Reorganized EFH Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive the NextEra Class A Common Stock Investment and the Reorganized EFH Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive the NextEra Class B Common Stock Investment, and each of the NextEra Class A Common Stock and the NextEra Class B Common Stock shall be issued to certain Holders of Claims in accordance with the Plan.

(c)	The Plan Sponsor shall, or shall cause an Affiliate of the Plan Sponsor to, deliver to EFIH by wire transfer of immediately available funds the EFIH First Lien DIP Repayment Amount, which shall be used to fund repayment of the EFIH First Lien DIP Claims.

(d)	Merger Sub will deliver the Merger Sub Cash Amount and the EFIH Second Lien Note Repayment Amount by wire transfer of immediately available funds to the EFH Plan Administrator Board for deposit in the EFH/EFIH Distribution Account; provided, however, that on the EFH Effective Date, $250,000,000 of the Merger Sub Cash Amount shall be set aside and such amount shall be deposited and held in the Merger Sub Account in accordance with the terms thereof.

(e)	EFIH will deliver any Cash on hand at EFIH as of the EFH Effective Date by wire transfer of immediately available funds to the EFH Plan Administrator Board for deposit in the EFH/EFIH Distribution Account.

After the EFH Effective Date, the Auditor shall conduct the Post-Closing Audit in accordance with the Merger Agreement. If the Adjusted Company Cash Amount is greater than the Estimated Company Cash Amount, NextEra shall deliver by wire transfer of immediately available funds to the EFH Plan Administrator Board an amount equal to the difference in such amounts, to be distributed in accordance with the Plan. If the Adjusted Company Cash Amount is less than the Estimated Company Cash Amount, NextEra shall receive, by wire transfer of immediately available funds from the EFH Plan Administrator Board, an amount equal to the difference in such amounts. Upon conclusion of the Post-Closing Audit, the EFH Plan Administrator Board shall direct that an amount of Cash shall be transferred from the EFH/EFIH Distribution Account to (i) the EFH Creditor Recovery Pool equal to the amount, if any, by which the Adjusted Company Cash Amount exceeds the NextEra Class A Common Stock Investment or (ii) NextEra equal to the amount, if any, by which the NextEra Common Stock Investment exceeds the sum of the Adjusted Company Cash Amount and the amount, if any, the Merger Sub Cash Amount was reduced pursuant to Section 1.7(a)(vi) of the Merger Agreement.

10. Dissolution and Liquidation of Certain Subsidiaries of EFH Corp.

(a)	Dissolution and Liquidation of Certain TCEH Debtor Entities.

EFCH, TCEH, TCEH Finance, and such other TCEH Debtor entities (other than the TCEH Debtors being transferred in the Spin-Off and the EFH Shared Services Debtors) as designated by the TCEH Debtors and the TCEH Supporting First Lien Creditors, shall be dissolved and liquidated in accordance with the Plan and applicable law; provided, however, that EFCH and TCEH will not be liquidated until the EFH Effective Date, and shall remain subsidiaries of EFH Corp. that are disregarded from EFH Corp. for U.S. federal income tax purposes until such time; provided, further, that EFCH and TCEH shall be liquidated no later than immediately prior to the Merger Effective Time (which, for the avoidance of doubt, shall be on the EFH Effective Date as provided above) and, if not liquidated, shall be deemed dissolved immediately prior to the Merger Effective Time without any further court or corporate action, including the filing of any documents with the Secretary of State for any state in which either such Entity is incorporated or any other jurisdiction.

(b)	Dissolution and Liquidation of Certain EFH Debtors and EFIH Debtors.

On or before the EFH Effective Date and before the Merger Effective Time, all EFH Debtors and EFIH Debtors, excluding: (a) EFH Corp.; (b) EFIH; (c) LSGT Gas Company LLC; (d) EECI, Inc., (e) EEC Holdings, Inc.; and (f) LSGT SACROC, Inc., not already disposed of, wound down, or liquidated in accordance with applicable law shall be deemed dissolved without any further court or corporate action, including the filing of any documents with the Secretary of State for any state in which any such subsidiary is incorporated or any other jurisdiction. On the EFH Effective Date, equity interests in EFH Non-Debtors shall be abandoned pursuant to section 554 of the Bankruptcy Code. For the avoidance of doubt, none of (i) the Plan Sponsor; (ii) Merger Sub; (iii) the EFH Debtors; (iv) the Reorganized EFH Debtors; (v) EFIH; (vi) Reorganized EFIH; (vii) any other entity acquired, directly or indirectly, by the Plan Sponsor pursuant to the terms of, or as a result of, the Plan, the Merger Agreement, or any related agreement, or (viii) with respect to each of the foregoing Entities in clauses (i) through (vii), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, shall have or incur any liability whatsoever in connection with or as a result of the wind-down, disposition, or liquidation of any entity, or the abandonment of the equity interests in any entity, in accordance with the terms of this Article IV.B.10, including, for the avoidance of doubt, the liquidation of EFCH and TCEH in accordance with Article IV.B.10(a).

11. Implementation of the TCEH Settlement.

The TCEH Settlement Claim is in consideration for the terms and conditions embodied in the Plan and the Settlement Agreement, as applicable, including settlement of any prepetition Claim or Cause of Action of the TCEH Debtors against the EFH Debtors, the EFIH Debtors, Oncor, the Holders of Interests in EFH Corp., or their Affiliates, pursuant to Bankruptcy Rule 9019, approved by the Bankruptcy Court.

In addition, on the TCEH Effective Date, and for the purposes of this Plan and the settlements and compromises incorporated herein or contemplated hereby, (a) Holders of Allowed TCEH First Lien Deficiency Claims will waive or be deemed to have waived, and the TCEH First Lien Agent will not take any action to interfere or that is inconsistent with the waiver of, any recovery or distribution on account of (but not voting rights in respect of) such Allowed TCEH First Lien Deficiency Claims (including on account of any recovery or distribution provided for in Article III.B.30) for the benefit of Holders of Allowed TCEH Deficiency Recipient Claims, and (b) all distributions of the TCEH Cash Payment that would otherwise have been distributed to, or for the benefit of, Holders of Allowed TCEH First Lien Deficiency Claims pursuant this Plan (including the distributions provided for in Article III.B.30) will instead be distributed Pro Rata to Holders of Allowed TCEH Deficiency Recipient Claims, such that each Holder of an Allowed TCEH Deficiency Recipient Claim receives a proportion thereof equal to the amount its Allowed TCEH Deficiency Recipient Claim bears to the aggregate amount of all Allowed TCEH Deficiency Recipient Claims. For the avoidance of doubt, under no circumstance will any Holder of an Allowed TCEH First Lien Deficiency Claim receive any recovery or distribution on account of such Allowed TCEH First Lien Deficiency Claims under the Plan (including on account of any recovery or distribution provided for in Article III.B.30).

Solely for purposes of allocating the TCEH Cash Payment among the Holders of Allowed TCEH Unsecured Note Claims, Allowed TCEH Second Lien Note Claims, Allowed PCRB Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH: (a) the Settlement Agreement Professional Fees of the TCEH Unsecured Ad Hoc Group and the TCEH Second Lien Consortium that (i) are actually paid pursuant to Paragraph P of the Settlement Order and (ii) are not subject to or covered by the TCEH Unsecured Notes Trustee’s and TCEH Second Lien Notes Trustee’s “charging liens,” respectively, shall reduce Pro Rata the distributions to all holders of Allowed TCEH Unsecured Note Claims, Allowed TCEH Second Lien Note Claims, Allowed PCRB Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH based on the amounts of the respective distributions such Holders would otherwise receive but for such reduction and after taking into account the other provisions of this Article IV.B.12; (b) the Settlement Agreement Professional Fees of the TCEH Unsecured Ad Hoc Group and TCEH Unsecured Notes Trustee that (i) are actually paid pursuant to Paragraph P of the Settlement Order and (ii) are subject to or covered by the TCEH Unsecured Note Trustee’s “charging lien” shall reduce Pro Rata the distributions to Holders of Allowed TCEH Unsecured Notes Claims based on the amounts of their Allowed Claims; and (c) the Settlement Agreement Professional Fees of the TCEH Second Lien Consortium and TCEH Second Lien Notes Trustee that (i) are actually paid pursuant to Paragraph P and (ii) are subject to or covered by the TCEH Second Lien Notes Trustee’s “charging lien,” shall reduce Pro Rata the distributions to holders of Allowed TCEH Second Lien Note Claims based on the amounts of their Allowed Claims.

C. Sources of Consideration for Plan Distributions.

Distributions under the Plan with respect to the TCEH Debtors shall be funded with, as applicable: (1) Cash on hand at the TCEH Debtors; (2) the New Reorganized TCEH Debt and/or the Cash proceeds thereof; (3) the Cash proceeds of the Spin-Off Preferred Stock Sale or any sale of stock or securities pursuant to the Taxable Separation; (4) the Reorganized TCEH Common Stock; and (5) the Spin-Off TRA Rights (if any) or Taxable Separation TRA Rights (if any). The Reorganized EFH Debtors and the Reorganized EFIH Debtors shall fund distributions under the Plan, as applicable, with: (1) Cash on hand at EFH Corp. and EFIH; (2) the Plan Sponsor Cash Amount; (3) the NextEra Common Stock; and (4) the Reorganized EFH Common Stock. Distributions under the Plan with respect to the EFH Shared Services Debtors shall be funded with Cash on hand at the EFH Shared Services Debtors. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance of certain securities in connection with the Plan, including the Reorganized TCEH Common Stock and the Reorganized EFH Common Stock, will be exempt from SEC registration to the fullest extent permitted by law.

1. Cash on Hand at the TCEH Debtors.

TCEH shall use Cash on hand at the TCEH Debtors to fund distributions to certain Holders of Claims against the TCEH Debtors in accordance with the Plan.

2. New Reorganized TCEH Debt.

Before the Reorganized TCEH Conversion, OpCo shall enter into the New Reorganized TCEH Debt Documents and incur the New Reorganized TCEH Debt, provided, however, that if the Taxable Separation is effectuated pursuant to the terms and conditions set forth in Article IV.B.2, OpCo shall enter into the New Reorganized TCEH Debt Documents and incur the New Reorganized TCEH Debt on the TCEH Effective Date. Confirmation shall constitute approval of the New Reorganized TCEH Debt Documents (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized TCEH in connection therewith), and authorization for Reorganized TCEH to enter into and execute the Reorganized TCEH Debt Documents, subject to such modifications as Reorganized TCEH may deem to be reasonably necessary to consummate the Reorganized TCEH Debt Documents.

OpCo will distribute the Cash proceeds of the New Reorganized TCEH Debt (or, at the TCEH Supporting First Lien Creditors’ election, all or a portion of such New Reorganized TCEH Debt to TCEH), and TCEH shall use such proceeds (or such New Reorganized TCEH Debt) to fund distributions to certain Holders of Claims against the TCEH Debtors in accordance with the Plan.

3. Reorganized TCEH Common Stock.

Reorganized TCEH shall be authorized to issue 450,000,000 shares of Reorganized TCEH Common Stock, subject to dilution only by the Reorganized TCEH Debtor Management Incentive Plan. Reorganized TCEH shall issue all securities, instruments, certificates, and other documents required to be issued for the Reorganized TCEH Common Stock in respect of Reorganized TCEH or its subsidiaries. All of the shares of Reorganized TCEH Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Certain Holders of Reorganized TCEH Common Stock shall be parties to the Reorganized TCEH Registration Rights Agreement.

4. Reorganized TCEH Sub Preferred Stock.

If the Spin-Off is effectuated pursuant to the terms and conditions set forth in Article IV.B.2, the Reorganized TCEH Debtors shall enter into the Spin-Off Preferred Stock Sale. Under the Spin-Off Preferred Stock Sale, the Preferred Stock Entity will be authorized to issue a certain number of shares of Reorganized TCEH Sub Preferred Stock, the terms of which shall be consistent with the description of the preferred stock contained in the IRS Submissions previously filed by the Debtors (unless otherwise consented to by the Debtors, the Plan Sponsor, and the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld, delayed, or conditioned)). The Preferred Stock Entity shall issue all securities, instruments, certificates, and other documents required to be issued for the Reorganized TCEH Sub Preferred Stock in respect of Reorganized TCEH or its subsidiaries. All of the shares of Reorganized TCEH Sub Preferred Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Reorganized TCEH will distribute the Cash proceeds from the sale of the Reorganized TCEH Sub Preferred Stock to TCEH prior to the Reorganized TCEH Conversion, and TCEH shall use such proceeds to fund distributions to certain Holders of Allowed Claims against the TCEH Debtors in accordance with the Plan.

5. Reorganized EFH Common Stock.

On the EFH Effective Date, Reorganized EFH shall be authorized to issue the Reorganized EFH Common Stock, which (a) Reorganized EFH Class A Common Stock constituting the EFH Creditor Recovery Pool shall be converted into a number of shares of Next Era Class A Common Stock equal to the NextEra Class A Common Stock Investment in accordance with the Merger Agreement and (b) Reorganized EFH Class B Common Stock constituting the EFIH Unsecured Creditor Recovery Pool shall be converted into a number of shares of NextEra Class B Common Stock equal to the NextEra Clsas B Common Stock Investment in accordance with the Merger Agreement.

Reorganized EFH shall issue all securities, instruments, certificates, and other documents required to be issued with respect to the Reorganized EFH Common Stock constituting the EFH Creditor Recovery Pool and constituting a portion of the EFIH Unsecured Creditor Recovery Pool in respect of Reorganized EFH or its subsidiaries. All of the shares of Reorganized EFH Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

6. NextEra Common Stock.

On the EFH Effective Date, in accordance with the Merger Agreement, the Plan Sponsor shall make the NextEra Common Stock Investment and shall be authorized to issue the NextEra Class A Common Stock constituting the NextEra Class A Common Stock Investment and shall be authorized to issue the NextEra Class B Common Stock Investment constituting the NextEra Class B Common Stock; provided, however, that the NextEra Common Stock constituting the NextEra Common Stock Investment shall be issued directly by the Plan Sponsor to the Exchange Agent to the extent required by the Merger Agreement. The Plan Sponsor shall issue all securities, instruments, certificates, and other documents required to be issued with respect to the NextEra Common Stock constituting the NextEra Common Stock Investment in respect of the Plan Sponsor or its subsidiaries. All of the shares of NextEra Common Stock issued in connection with the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

7. Cash on Hand at EFH Corp. and EFIH.

Reorganized EFH and Reorganized EFIH shall use Cash on hand at EFH Corp. and EFIH to fund distributions to certain Holders of Allowed Claims against the EFH Debtors and the EFIH Debtors in accordance with the Plan.

8. Plan Sponsor Cash Amount.

The EFH Debtors and the EFIH Debtors shall use the Plan Sponsor Cash Amount to fund distributions to certain Holders of Claims against the EFH Debtors and the EFIH Debtors in accordance with the Plan.

9. Cash on Hand at EFH Shared Services Debtors.

Any Cash on hand at the EFH Shared Services Debtors as of the TCEH Effective Date shall be used to fund distributions to Holders of Allowed Claims against the EFH Shared Services Debtors in accordance with the terms of the Plan. Any Cash on hand at the EFH Shared Services Debtors as of the EFH Effective Date that remains on hand after payment in full of all Allowed Claims against the EFH Shared Services Debtors pursuant to the Plan shall be transferred to Reorganized TCEH.

D. Intercompany Account Settlement.

The Debtors and the Reorganized Debtors, as applicable, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor, subject to the consent of the Plan Sponsor and the TCEH Supporting First Lien Creditors, as applicable (such consent not to be unreasonably withheld), shall be entitled to transfer funds between and among themselves as they determine to be necessary or advisable to enable the Reorganized Debtors to satisfy their obligations under the Plan; provided, however, that (1) the TCEH Debtors shall not transfer funds to a Debtor that is not a TCEH Debtor, and (2) the EFH Debtors and EFIH Debtors shall not transfer funds to a Debtor that is not an EFH Debtor or an EFIH Debtor, respectively, except as otherwise provided elsewhere in the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Reorganized Debtors’ historical intercompany account settlement practices and shall not violate the terms of the Plan.

E. Competitive Tax Sharing Agreement.

On the TCEH Effective Date, the Competitive Tax Sharing Agreement shall automatically terminate as to the parties and all Claims and Causes of Action arising thereunder or in any way related thereto as to the parties shall be forever fully discharged, canceled, and released.

F. Oncor Tax Sharing Agreement.

On the EFH Effective Date, the Oncor Tax Sharing Agreement will be assumed by Reorganized EFH, as such agreement may be amended or assigned in a manner agreed by Oncor, Reorganized EFH, and the Plan Sponsor.

G. Corporate Existence.

Except as otherwise provided in the Plan, including as set forth in Article IV.B.11, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise (consistent with the Merger Agreement, as applicable), and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law). The Reorganized TCEH Debtors will continue to fund the Nuclear Decommissioning Obligations in the ordinary course of business after the TCEH Effective Date.

H. Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, Interests, or other encumbrances. Except as otherwise provided in the Plan, on and after the Effective Date, each of the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I. Cancelation of Existing Securities and Agreements.

Except as otherwise provided in the Plan (including Article III.B.19 and III.B.20), on and after the Effective Date, all notes, instruments, certificates, agreements, indentures, mortgages, security documents, and other documents evidencing Claims or Interests, including Other Secured Claims, TCEH First Lien Secured Claims, EFIH First Lien Note Claims, EFIH Second Lien Note Claims, EFCH 2037 Note Claims, TCEH Second Lien Note Claims, TCEH Unsecured Note Claims, PCRB Claims, EFIH Unsecured Note Claims, EFH Legacy Note Claims, EFH LBO Note Primary Claims, EFH LBO Note Guaranty Claims, EFH Unexchanged Note Claims, EFH Swap Claims, EFH Series N Note Claims, and DIP Claims, shall be deemed canceled, surrendered, and discharged without any need for further action or approval of the Bankruptcy Court or a Holder to take further action with respect to any note(s) or security and the obligations of the Debtors or Reorganized Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Indenture Trustees, the TCEH First Lien

Agent, and the DIP Agents shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of: (1) allowing Holders of Allowed Claims to receive distributions under the Plan; (2) allowing the Indenture Trustees, the TCEH First Lien Agent, and the DIP Agents to make the distributions in accordance with the Plan (if any), as applicable; (3) preserving any rights of the DIP Agents, the TCEH First Lien Agent, or the Indenture Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders under the relevant indenture, the TCEH Credit Agreement, the TCEH First Lien Intercreditor Agreement, or DIP Agreement, including any rights to priority of payment and/or to exercise charging liens; (4) allowing the Indenture Trustees, TCEH First Lien Agent, and DIP Agents to enforce any obligations owed to each of them under the Plan; and (5) allowing the Indenture Trustees, TCEH First Lien Agent, and DIP Agents to appear in the Chapter 11 Cases or any proceeding in which they are or may become a party; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable. For the avoidance of doubt, the TCEH First Lien Intercreditor Agreement, the TCEH Credit Agreement, and the TCEH First Lien Note Indenture remain in effect solely to the extent necessary to preserve the TCEH First Lien Creditor Allocation Disputes and the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute, and any (a) claims or Causes of Action by the TCEH First Lien Notes Trustee, TCEH First Lien Agent, or Holders of TCEH First Lien Claims against other Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising in connection with the TCEH First Lien Creditor Allocation Disputes, or (b) claims or Causes of Action by any Holder of Allowed Class C3 Claims against any other Holder of Allowed Class C3 Claims (other than the TCEH First Lien Agent, except in the TCEH First Lien Agent’s capacity as a nominal defendant to declaratory judgment claims in respect of which no monetary recovery is sought) in the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute (or any claims, Causes of Action or defenses of any other party to such dispute); provided, further, however, that except as expressly set forth in the Plan, after the Effective Date, the Debtors and the Reorganized Debtors shall not be obligated to pay any fees or expenses under either the TCEH First Lien Intercreditor Agreement, the TCEH First Lien Note Indenture, or the TCEH Credit Agreement arising in connection with the TCEH First Lien Creditor Allocation Disputes or the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute, and all related Claims shall be released and discharged consistent with Article VIII.A of the Plan.

J. Corporate Action.

On the Effective Date, as applicable, all actions contemplated under the Plan with respect to the applicable Debtor or Reorganized Debtor, as applicable, shall be deemed authorized and approved in all respects, including: (1) implementation of the Restructuring Transactions, including execution of the Transaction Agreements and consummation of the Merger; (2) selection of the directors and officers for the Reorganized Debtors; (3) on the TCEH Effective Date, as applicable, adoption of, entry into, and assumption and/or assignment of the New Employee Agreements/Arrangements and the Employment Agreements; (4) adoption of the Reorganized TCEH Debtor Management Incentive Plan; (5) incurrence of the New Reorganized TCEH Debt and distribution of such New Reorganized TCEH Debt or the net proceeds, if any; (6) issuance and distribution of the Reorganized TCEH Common Stock; (7) implementation of the Taxable Separation (including any issuance of stock or securities thereunder); (8) (i) the Spin-Off Preferred Stock Sale (if any); (ii) issuance and distribution of the common stock of the Preferred Stock Entity (if any); and (iii) issuance of the Reorganized TCEH Sub Preferred Stock (if any) (9) issuance and distribution of the Reorganized EFH Common Stock (including its exchange for NextEra Common Stock); (10) issuance and distribution of the NextEra Common Stock pursuant to the Merger; (11) issuance and distribution of the common stock of the Preferred Stock Entity; and (12) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for herein involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect as of the Effective Date, without any requirement of further action by the Bankruptcy Court, the Debtors, the Reorganized Debtors, or their respective security holders, directors, managers, or officers. On or before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, and instruments, and take such actions, contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Debtors or the Reorganized Debtors, as applicable, including the New Reorganized TCEH Debt Documents, the Reorganized TCEH Common Stock, the common stock of the Preferred

Stock Entity, the Reorganized TCEH Sub Preferred Stock, the Reorganized EFH Common Stock, the NextEra Common Stock, and the Merger Agreement, as applicable, and any and all other agreements, documents, securities, and instruments relating to the foregoing, and all such documents shall be deemed ratified. The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under non-bankruptcy law.

K. New Organizational Documents.

The New Organizational Documents for Reorganized TCEH or any of its subsidiaries shall be consistent with the Tax Matters Agreement and in form and substance reasonably acceptable to TCEH and the TCEH Supporting First Lien Creditors.

The New Organizational Documents for Merger Sub and Reorganized EFIH shall be as set forth in the Merger Agreement, or, if different, consistent with the Tax Matters Agreement and in form and substance reasonably acceptable to EFH Corp. and the Plan Sponsor.

On the Effective Date, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state of incorporation or formation in accordance with the applicable laws of the respective state of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state of incorporation and its respective New Organizational Documents.

L. Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of the applicable Debtors shall expire, and the initial boards of directors, including the New Boards, as applicable, and the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. With respect to the TCEH Debtors and EFH Shared Services Debtors, each such director and officer shall serve from and after the TCEH Effective Date pursuant to the terms of the New Organizational Documents, the New Employee Agreements/Arrangements, the Employment Agreements (assumed and assigned to Reorganized TCEH in accordance with the Plan and the Plan Supplement), and other constituent documents of the Reorganized TCEH Debtors and Reorganized EFH Shared Services Debtors.

M. Section 1146 Exemption.

Pursuant to, and to the fullest extent permitted by, section 1146 of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with, the Plan, including (1) the Restructuring Transactions; (2) the New Reorganized TCEH Debt; (3) the Reorganized TCEH Common Stock; (4) the Reorganized TCEH Preferred Stock (if any); (5) the common stock of the Preferred Stock Entity (if any); (6) the Reorganized TCEH Sub Preferred Stock (if any) (7) the Reorganized EFH Common Stock (including the exchange for NextEra Common Stock pursuant to and in accordance with the Merger Agreement); (8) the common stock of the Preferred Stock Entity; (9) the Reorganized TCEH Sub Preferred Stock; (10) the NextEra Common Stock issued in connection with the Plan Sponsor Investment; (11) the assignment or surrender of any lease or sublease; and (12) the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer, mortgage recording tax, or other similar tax, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

N. Director, Officer, Manager, and Employee Liability Insurance.

1. TCEH Debtors and EFH Shared Services Debtors Director, Officer, Manager, and Employee Liability Insurance.

On or before the Effective Date, the TCEH Debtors and EFH Shared Services Debtors, on behalf of the Reorganized TCEH Debtors and the Reorganized EFH Shared Services Debtors, respectively, will obtain sufficient liability insurance policy coverage for the six-year period following the Effective Date for the benefit of the TCEH Debtors’ and EFH Shared Services Debtors’ respective current and former directors, managers, officers, and employees on terms no less favorable to the directors, managers, officers, and employees than the TCEH Debtors’ and EFH Shared Services Debtors’ respective existing director, officer, manager, and employee coverage and with an available aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement; provided, however, that the costs of such policies shall be reasonably allocated among the TCEH Debtors and the EFH Shared Services Debtors in a manner reasonably acceptable to the TCEH Debtors and EFH Shared Services Debtors and the TCEH Supporting First Lien Creditors. After the Effective Date, none of the TCEH Debtors, Reorganized TCEH Debtors, EFH Shared Services Debtors, or Reorganized EFH Shared Services Debtors shall terminate or otherwise reduce the coverage under any director, officer, manager, and employee insurance policies (including the “tail policy”) in effect on the Effective Date, with respect to conduct occurring prior thereto, and all officers, directors, managers, and employees of the TCEH Debtors or EFH Shared Services Debtors, as applicable, who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

2. EFH Debtors and EFIH Debtors Director, Officer, Manager, and Employee Liability Insurance.

On or before the Effective Date, the EFH Debtors and EFIH Debtors, on behalf of the Reorganized EFH Debtors and Reorganized EFIH, shall obtain liability insurance policy coverage for the benefit of the EFH Debtors’ and EFIH Debtors’ respective current and former directors, managers, officers, and employees in accordance with the terms of the Merger Agreement, and shall thereafter maintain such insurance policy coverage to the extent provided by, and subject to the limitations of, the Merger Agreement.

O. Reorganized TCEH Debtor Management Incentive Plan.

The Reorganized TCEH Debtor Management Incentive Plan is hereby approved in its entirety and shall be implemented on the TCEH Effective Date by the applicable Reorganized Debtors without any further action by the Reorganized TCEH Board or the Bankruptcy Court.

P. Employee Obligations.

Except (i) as otherwise provided in the Plan or the Plan Supplement and (ii) with respect to the EFH Non-Qualified Benefit Plans, which shall be terminated on the TCEH Effective Date pursuant to the EFH Confirmation Order as obligations of the EFH Debtors (any Allowed Claims arising from the termination of such EFH Non-Qualified Benefits Plans shall be treated pursuant to Article III.B.8 of the Plan), the (x) Reorganized TCEH Debtors shall honor the Debtors’ written contracts, agreements, policies, programs and plans for, among other things, compensation, reimbursement, indemnity, change of control, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the directors, officers and employees of any of the Debtors who served in such capacity at any time (including the compensation programs approved by the Bankruptcy Court pursuant to the 2015 Compensation Order and the 2016 Compensation Order) and (y) except as may be expressly set forth in the Merger Agreement, none of the EFH Debtors, the Reorganized EFH Debtors, the EFIH Debtors, the Reorganized EFIH Debtors, Oncor, the Plan Sponsor, or any Affiliate of the Plan Sponsor shall have any liability for the matters set forth in the foregoing clause (x). Any of the above-listed contracts, agreements, policies, programs and plans that is an executory contract, pursuant to sections 365 and 1123 of the Bankruptcy Code, shall be deemed assumed as of the TCEH Effective Date and, to the extent that any EFIH Debtor or EFH Debtor is a party to such executory contract, assigned to the Reorganized TCEH Debtors.

Q. Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action belonging to their Estates, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the applicable Effective Date, other than: (i) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date; (ii) all Causes of Action that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent conveyance law; and (iii) the Causes of Action released by the Debtors pursuant to the Settlement Agreement.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled herein or in a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

R. Payment of Certain Fees.

1. Payment of Fees of Certain Creditors of the EFIH Debtors.

Without any further notice to or action, order, or approval of the Bankruptcy Court, the EFH Plan Administrator Board shall pay from the EFH/EFIH Distribution Account on the EFH Effective Date any reasonable and documented unpaid fees and expenses incurred on or before the EFH Effective Date by professionals payable under (a) the EFIH First Lien DIP Facility and (b) the Merger Agreement.

The EFH Plan Administrator Board shall pay from the EFH/EFIH Distribution Account the reasonable and documented fees and expenses allowed under the EFIH Unsecured Note Indentures, and the EFH Notes Indentures; provided, however, that such fees and expenses shall be subject to approval by the Fee Committee, with respect to the reasonableness of such documented fees and expenses in their reasonable discretion, and the Bankruptcy Court; provided further, however, that such fees and expenses shall be paid on the EFH Effective Date or as soon as reasonably practicable thereafter following Fee Committee and Bankruptcy Court approval thereof; provided, further, that, for the avoidance of doubt, such fees and expenses shall not be included in the amount of any Allowed Claims under the EFIH Unsecured Notes Indentures or the EFH Notes Indentures.

Without any further notice to or action, order, or approval of the Bankruptcy Court, the EFH Plan Administrator Board shall pay from the EFH/EFIH Distribution Account the reasonable and documented fees and expenses of the Auditor in conducting the Post-Closing Report and as otherwise provided in the Merger Agreement.

All amounts distributed and paid pursuant to this Article IV.R.1. shall not be subject to disgorgement, setoff, recoupment, reduction, or reallocation of any kind.

2. Payment of Fees of Certain Creditors of the TCEH Debtors.

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Reorganized TCEH Debtors shall pay on the TCEH Effective Date any reasonable and documented unpaid fees and expenses incurred on or before the TCEH Effective Date by professionals (a) payable under (1) the TCEH DIP Facility (which fees and expenses shall be paid by Reorganized TCEH), and (2) the Cash Collateral Order (which fees and expenses shall be paid by TCEH or Reorganized TCEH), including any applicable transaction, success, or similar fees for which the applicable Debtors have agreed to be obligated, and (b) retained by any individual member of the TCEH First Lien Ad Hoc Committee that is a TCEH Supporting First Lien Creditor. Reorganized TCEH shall indemnify (a) the TCEH First Lien Agent for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the TCEH Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan, and any disputes arising in connection therewith; and (b) any member or members of the TCEH First Lien Ad Hoc Committee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the TCEH Effective Date solely in connection with the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute.

All amounts distributed and paid pursuant to this Article IV.R.2 shall not be subject to disgorgement, setoff, recoupment, reduction, or reallocation of any kind.

S. Treatment of Certain Claims of the PBGC and Pension Plan.

Nothing in the Chapter 11 Cases, the Disclosure Statement, the Plan, the Confirmation Order, or any other document filed in the Chapter 11 Cases shall be construed to discharge, release, limit, or relieve any individual from any claim by the PBGC or the Pension Plans for breach of any fiduciary duty under ERISA, including prohibited transactions, with respect to the Pension Plans, subject to any and all applicable rights and defenses of such parties, which are expressly preserved. The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such fiduciary duty or related liability by any of the provisions of the Disclosure Statement, Plan, Confirmation Order, Bankruptcy Code, or other document filed in the Chapter 11 Cases. For the avoidance of doubt, the Reorganized Debtors shall not be released from any liability or obligation under ERISA, the Internal Revenue Code, and any other applicable law relating to or arising from the Pension Plans.

T. Spin-Off Tax Receivable Agreement.

If the Spin-Off is effectuated pursuant to the terms and conditions set forth in Article IV.B.2, at the election of the TCEH Supporting First Lien Creditors, on the TCEH Effective Date and before the Distribution, Reorganized TCEH shall enter into the Spin-Off Tax Receivable Agreement, under which Reorganized TCEH shall agree to make payments in respect of its (or its subsidiaries’) specified tax items to or for the benefit of the TCEH First Lien Creditors (or their assigns). In addition, and notwithstanding the foregoing, Reorganized TCEH may enter into one or more tax receivable agreements or other similar arrangements after the Distribution. Only Holders of Allowed TCEH First Lien Secured Claims that timely return a TRA Information Form shall be entitled to receive beneficial interests in the Spin-Off TRA Rights (if any). Holders of Allowed TCEH First Lien Secured Claims that fail to timely return a TRA Information Form shall not receive any beneficial interests in the Spin-Off TRA Rights (if any) or any entitlement to any other distribution or consideration on account of or in connection with the Spin-Off Tax Receivable Agreement.

U. Taxable Separation Tax Receivable Agreement.

If the Spin-Off is not effectuated pursuant to the terms and conditions set forth in Article IV.B.2, at the election of the TCEH Supporting First Lien Creditors, on the TCEH Effective Date before the Distribution, Reorganized TCEH shall enter into the Taxable Separation Tax Receivable Agreement, under which Reorganized TCEH shall agree to make payments in respect of Reorganized TCEH’s (or its subsidiaries’) specified tax items to or for the benefit of the TCEH First Lien Creditors (or their assigns). In addition, and notwithstanding the foregoing, Reorganized TCEH (or one or more of its subsidiaries) may enter into one or more tax receivable agreements or other similar arrangements after the TCEH Effective Date. Only Holders of Allowed TCEH First Lien Secured Claims that timely return a TRA Information Form shall be entitled to receive beneficial interests in the Taxable Separation TRA Rights (if any). Holders of Allowed TCEH First Lien Secured Claims that fail to timely return a TRA Information Form shall not receive any beneficial interests in the Taxable Separation TRA Rights (if any) or any entitlement to any other distribution or consideration on account of or in connection with the Taxable Separation Tax Receivable Agreement.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases.

1. Rejection of EFH Debtor and EFIH Debtor Executory Contracts and Unexpired Leases

On the EFH Effective Date, except as otherwise provided herein or in the Confirmation Order, all Executory Contracts or Unexpired Leases of the EFH Debtors or the EFIH Debtors, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, including the TCEH Confirmation Order or the EFH Confirmation Order, will be deemed to be Rejected Executory Contracts or Unexpired Leases, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that are: (1) identified on the EFH/EFIH Assumed Executory Contract and Unexpired Lease List; (2) the subject of a motion to assume Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (3) subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; provided that each of (1), (2) and (3) must be in form and substance acceptable to the Plan Sponsor. Entry of the EFH Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections and the assignments and/or assumptions of the Executory Contracts or Unexpired Leases listed on the EFH/EFIH Assumed Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases of the EFH Debtors or EFIH Debtors pending on the EFH Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A.1 or by any order of the Bankruptcy Court, which has not been assigned to a third party before the Confirmation Date, shall revest in and be fully enforceable by Reorganized EFH or Reorganize EFIH, as applicable, or their successors in accordance with its terms, except as such terms are modified by the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. The Plan Sponsor, Reorganized EFH, and Reorganized EFIH, as applicable, reserve the right to alter, amend, modify, or supplement the EFH/EFIH Assumed Executory Contract and Unexpired Lease List and the schedules of Executory Contracts and Unexpired Leases with respect to EFH, Reorganized EFH, EFIH, and Reorganized EFIH at any time through and including 45 days after the Effective Date, without incurrence of any penalty or changing the priority or security of any Claim as a result of such treatment change. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Tax Matters Agreement, the Transition Services Agreement, and the Separation Agreement, to the extent in the form attached to the Merger Agreement or as amended or modified in accordance with their respective terms and with the consent of the Plan Sponsor, shall be EFH/EFIH Assumed Executory Contracts or Unexpired Leases.

2. Assumption of TCEH Debtor Executory Contracts and Unexpired Leases.

On the TCEH Effective Date, except as otherwise provided herein, all TCEH Executory Contracts or Unexpired Leases of the TCEH Debtors, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, will be deemed to be TCEH Assumed Executory Contracts or Unexpired Leases, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed or rejected by the Debtors; (2) are identified on the TCEH Rejected Executory Contract and Unexpired Lease List; (3) are the subject of a motion to reject TCEH Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) are subject to a motion to reject a TCEH Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; provided that each of (2), (3) and (4) must be in form and substance reasonably acceptable to the TCEH Supporting First Lien Creditors. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assignments and/or assumptions and the rejection of the Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A.2 or by any order of the Bankruptcy Court, which has not been assigned to a third party before the Confirmation Date, shall revest in and be fully enforceable by the Reorganized TCEH Debtors in accordance with its terms, except as such terms are modified by the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything this Article V.A.2 to the contrary, the Employment Agreements, the New Employee Agreements/Arrangements, and the Executive Severance Policy shall be deemed to be entered into or assumed and/or assigned (as applicable) to Reorganized TCEH on the TCEH Effective Date, and Reorganized TCEH shall be responsible for any cure costs arising from or related to the assumption of such Employment Agreement or Executive Severance Policy; provided that, for the avoidance of doubt, in the event any party to an Employment Agreement and the Reorganized EFH Debtors or Reorganized EFIH Debtors mutually agree that such party’s Employment Agreement shall be assumed by Reorganized EFH or Reorganized EFIH and not assigned to Reorganized TCEH, the consent of the Plan Sponsor shall be required with respect to such assumption and the Reorganized EFH Debtors and Reorganized EFIH Debtors, as applicable, shall be responsible for any cure costs arising from or related to the assumption of such Employment Agreements. Additionally, notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Executive Severance Policy, or any Employment Agreement, the occurrence of the TCEH Effective Date shall be deemed to constitute a “change in control” under the Executive Severance Policy and each Employment Agreement. On the TCEH Effective Date, Reorganized TCEH shall execute a written agreement (in a form reasonably acceptable to the TCEH Supporting First Lien Creditors) with each employee who is party to an Employment Agreement acknowledging that the transactions consummated upon the occurrence of the TCEH Effective Date shall constitute a “change in control” under such employee’s Employment Agreement. The Debtors or the Reorganized Debtors, as applicable, with the reasonable consent of the Plan Sponsor and the TCEH Supporting First Lien Creditors, reserve the right to alter, amend, modify, or supplement the schedules of Executory Contracts and Unexpired Leases with respect to such Debtors and Reorganized Debtors at any time through and including 45 days after the Effective Date, without incurrence of any penalty or changing the priority or security of any Claim as a result of such treatment change. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Tax Matters Agreement, Transition Services Agreement, Separation Agreement, and Amended and Restated Split Participant Agreement, to the extent in the form attached to the Merger Agreement or as amended or modified in accordance with their respective terms and with the consent of the Plan Sponsor, shall be TCEH Assumed Executory Contracts or Unexpired Leases.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed within 30 days after the later of: (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection; and (2) the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims against the applicable Debtor and shall be treated in accordance with the Plan, unless a different security or priority is otherwise asserted in such Proof of Claim and Allowed in accordance with Article VII of the Plan.

C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under each Assumed Executory Contract or Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. At least 14 days before the applicable Confirmation Hearing, the Debtors will provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors at least seven (7) days before the applicable Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have consented to such assumption or proposed cure amount.

Assumption of any Executory Contract or Unexpired Lease shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the effective date of assumption. Any Proofs of Claim Filed with respect to an Assumed Executory Contract or Unexpired Lease shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D. Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed by the Executory Contract or Unexpired Lease counterparty or counterparties to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

E. Indemnification Obligations.

1. Indemnification Obligations of the TCEH Debtors and EFH Shared Services Debtors.

Notwithstanding anything in the Plan to the contrary, each Indemnification Obligation or any TCEH Debtor or EFH Shared Services Debtor shall be assumed by the applicable TCEH Debtor or EFH Shared Services Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise. Each such Indemnification Obligation shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

The TCEH Debtors, Reorganized TCEH, EFH Shared Services Debtors, and Reorganized EFH Shared Services Debtors shall assume the Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the TCEH Debtors and EFH Shared Services Debtors, as applicable, in their capacities as such; provided that the TCEH Debtors, Reorganized TCEH, EFH Shared Services Debtors, and Reorganized EFH Shared Services Debtors shall not assume, and shall not have any liability for or any obligations in respect of, any Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the EFH Debtors or EFIH Debtors, in their capacities as such, and the EFH Debtors, Reorganized EFH, EFIH Debtors, and Reorganized EFIH shall not assume, and shall not have any liability for or any obligations in respect of, any Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the TCEH Debtors or the EFH Shared Services Debtors, in their capacities as such.

Notwithstanding the foregoing, nothing shall impair the ability of the Reorganized TCEH Debtors and Reorganized EFH Shared Services Debtors, as applicable, to modify indemnification obligations (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for acts or omissions arising after the Effective Date.

2. Indemnification Obligations of the EFH Debtors and EFIH Debtors.

Notwithstanding anything in the Plan to the contrary, from and after the Effective Date, each Indemnification Obligation of any EFH Debtor or EFIH Debtor shall be treated in accordance with Section [6.8] of the Merger Agreement.

Notwithstanding the foregoing, nothing shall impair the ability of Reorganized EFH or Reorganized EFIH, as applicable, to modify indemnification obligations (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for acts or omissions arising after the Effective Date.

F. Insurance Policies.

Each of the Debtors’ Insurance Policies are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the TCEH Effective Date, the TCEH Debtors and EFH Shared Services Debtors, as applicable, shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, and such Insurance Policies shall not be impaired in any way by the Plan or the Confirmation Order, but rather will remain valid and enforceable in accordance with their terms.

Notwithstanding Article V.A.1 of the Plan, except to the extent that the Plan Sponsor elects, in its sole discretion, to list an Insurance Policy (or Insurance Policies) on the EFH/EFIH Rejected Executory Contract and Unexpired Lease List, on the EFH Effective Date, the EFH Debtors and EFIH Debtors, as applicable, shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims against the EFH Debtors or EFIH Debtors, as applicable, and such Insurance Policies shall not be impaired in any way by the Plan or the Confirmation Order, but rather will remain valid and enforceable against the Reorganized EFH Debtors or Reorganized EFIH Debtors, as applicable, in accordance with their terms.

G. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, or restatements, thereto or thereof, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H. Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List or the Assumed Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

I. Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur with respect to a Debtor, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases with respect to such Debtor pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

J. Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Assumed Executory Contracts or Unexpired Leases, will be performed by the applicable Debtor or the applicable Reorganized Debtor liable thereunder in the ordinary course of their business. Accordingly, any such contracts and leases (including any Assumed Executory Contracts or Unexpired Leases) that have not been rejected as of the date of the Confirmation Date shall survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Allowed Interest in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. For the avoidance of doubt, distributions to Holders of Allowed Class C3 Claims shall be made in accordance with Article III.B.29 of the Plan, notwithstanding the pendency of the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute.

With respect to Holders of Class C5 Claims that are Allowed as of the TCEH Effective Date, the amount of the Effective Date distribution will be calculated as if each Disputed Class C5 Claim were an Allowed Class C5 Claim equal to the lesser of (a) the asserted amount of such Claim and (b) the amount estimated by the Bankruptcy Court in accordance with Article VII.C of the Plan. On each Periodic Distribution Date, the Disbursing Agent shall make additional Pro Rata distributions to Holders of Allowed Class C5 Claims until such Claims have received the maximum recovery available to Holders of Class C5 Claims under the Plan.

Before the TCEH Effective Date, the TCEH Debtors shall create, in consultation with the TCEH Committee, a list of Disputed Class C5 Claims that shall be Allowed Class C5 Claims as of the TCEH Effective Date. Following the creation of such list, the TCEH Debtors shall, as soon as reasonably practicable thereafter submit, to the Bankruptcy Court an order, in form and substance reasonably acceptable to the TCEH Committee, allowing such Claims; provided, however, that entry of such order shall not in any way impede, delay, or otherwise interfere with the occurrence of the TCEH Effective Date.

Notwithstanding anything to the contrary in the Plan, including provisions providing for distributions to occur on the Effective Date or as soon as reasonably practicable after the Effective Date, no distributions shall be made to Holders of Claims against the EFH Debtors or the EFIH Debtors, except certain distributions to take place on the EFH Effective Date as set forth in Article IV.B.9 of the Plan, until: (a) all Claims against the EFH Debtors and the EFIH Debtors, excluding any Makewhole Claim that is either an EFIH First Lien Note Claim or an EFIH Second Lien Note Claim, have been resolved by Final Order pursuant to Article VII of the Plan, (b) all Professional Fee Claims have been paid from the EFH Professional Fee Escrow Account and the EFIH Professional Fee Escrow Account and any amounts remaining in such accounts have been refunded to the EFH/EFIH Distribution Account, in accordance with Article II.A.2(e), (c) the fees and expenses provided for in Article IV.R.1 and Article VI.C.1 of the Plan have been paid in full in Cash, and (d) the Post-Closing Audit has concluded according to the terms of the Merger Agreement and all payments to or from the EFH/EFIH Distribution Account based on the results of the Post-

Closing Audit have been made. Any Makewhole Claim that is either an EFIH First Lien Note Claim or an EFIH Second Lien Note Claim and which is first Allowed after the EFH Effective Date shall be paid in full, in Cash, by Reorganized EFIH in accordance with Article III.B.19 or III.B.20, as applicable, and such Cash shall not be subtracted from the EFH/EFIH Distribution Account.

B. Rights and Powers of EFH Plan Administrator Board.

The EFH Plan Administrator Board shall be authorized to direct the Disbursing Agent to make distributions from the EFH/EFIH Distribution Account to Holders of Allowed Claims and Allowed Interests against the EFH Debtors and the EFIH Debtors on the EFH Effective Date, or as soon as reasonably practicable thereafter, in accordance with the Plan and to exercise such other powers as may be vested in the EFH Plan Administrator Board by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the EFH Plan Administrator Board to be necessary and proper to implement the provisions of the Plan. The EFH Plan Administrator Board shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The EFH Plan Administrator Board or its professionals on behalf of the EFH Plan Administrator Board shall keep an accounting of distributions made from, and funds contributed to, the EFH/EFIH Distribution Account that sets forth whether such distributions or contributions, as applicable, were made for the benefit of the EFH Debtors or their creditors, on the one hand, or the EFIH Debtors on the other hand.

C. Disbursing Agent.

All distributions under the Plan shall be made to Holders of Allowed Claims and Allowed Interests by the Disbursing Agent (including at the direction of the EFH Plan Administrator Board, as applicable) on the applicable Effective Date, or as soon as reasonably practicable thereafter, in accordance with the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D. Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby, including making distributions from the EFH/EFIH Distribution Account at the direction of the EFH Plan Administrator Board; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

2. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent in performing its duties under the Plan on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors. Reorganized TCEH and the Reorganized EFH Shared Services Debtors shall only be obligated to pay the reasonable fees and expenses incurred by the Disbursing Agent for distributions related to Claims against the TCEH Debtors and the EFH Shared Services Debtors, and the Reorganized EFH Debtors and Reorganized EFIH Debtors shall only be obligated to pay the reasonable fees and expenses incurred by the Disbursing Agent for distributions related to Claims against the EFH Debtors and EFIH Debtors.

E. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. The record Holder for the TCEH Credit Agreement Claims solely for purposes of the Distribution Record Date shall be the TCEH First Lien Administrative Agent.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the Distribution Record Date shall not apply to publicly-traded Securities. The manner of such distributions shall be determined at the discretion of the Reorganized Debtors, and the address for each Holder of an Allowed Claim or Allowed Interest shall be deemed to be the address set forth in any Proof of Claim or Interest Filed by that Holder.

3. Delivery of Distributions on DIP Claims.

All distributions on account of DIP Claims shall be made to the applicable DIP Agent, who shall be deemed to be the Holder of such DIP Claims, as applicable, for purposes of distributions to be made hereunder. As soon as practicable following compliance with the requirements set forth in this Article VI, the applicable DIP Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of DIP Claims in accordance with the terms of the DIP Facilities, as applicable, subject to any modifications to such distributions in accordance with the terms of the Plan; provided, however, that the DIP Agents shall retain all rights as administrative agents under the DIP Facilities in connection with the delivery of distributions to DIP Lenders. The DIP Agents shall not have any liability to any person with respect to distributions made or directed to be made by the DIP Agents.

4. Delivery of Distributions on TCEH First Lien Claims.

To the extent that the TCEH First Lien Creditor Plan Distribution Allocation Order provides that any of the TCEH First Lien Creditor Distributions are Collateral (as that term is used in the TCEH First Lien Intercreditor Agreement) or proceeds of Collateral (as that term is used in the TCEH First Lien Intercreditor Agreement), then such distributions shall be made to the TCEH First Lien Collateral Agent for further distribution to the Secured Debt Representatives (as defined in the TCEH First Lien Intercreditor Agreement) pursuant to and in accordance with the Plan and the TCEH First Lien Creditor Plan Distribution Allocation Order, and the Secured Debt Representatives (as defined in the TCEH First Lien Intercreditor Agreement) shall in turn make such distributions to the Holders of Allowed Class C3 Claims pursuant to and in accordance with the Plan and the TCEH First Lien Creditor Plan Distribution Allocation Order. To the extent that the TCEH First Lien Creditor Plan Distribution Allocation Order provides that any of the TCEH First Lien Creditor Distributions are not Collateral (as that term is used in the TCEH First Lien Intercreditor Agreement) or proceeds of Collateral (as that term is used in the TCEH First Lien Intercreditor Agreement), then such distributions shall be made to the Secured Debt Representatives (as defined in the TCEH First Lien Intercreditor Agreement) for further distribution directly to the Holders of Allowed Class C3 Claims pursuant to and in accordance with the Plan. If the TCEH First Lien Creditor Plan Distribution Allocation Order has not been entered as of the TCEH Effective Date, a reserve will be established in the manner described in Article III.B.29. For the avoidance of doubt, distributions to Holders of Allowed Class C3 Claims shall be made in accordance with Article III.B.29 of the Plan, notwithstanding the pendency of the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute. THE TCEH FIRST LIEN AGENT AND THE TCEH FIRST LIEN NOTES TRUSTEE SHALL NOT HAVE ANY LIABILITY TO ANY PERSON WITH RESPECT TO DISTRIBUTIONS MADE OR DIRECTED TO BE MADE BY SUCH TCEH FIRST LIEN AGENT OR TCEH FIRST LIEN NOTES TRUSTEE PURSUANT TO AND IN ACCORDANCE WITH THE PLAN.

5. No Fractional Distributions.

No fractional shares of Reorganized TCEH Common Stock, Reorganized EFH Common Stock, or NextEra Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts, except as provided in the Merger Agreement. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of shares of Reorganized TCEH Common Stock or Reorganized EFH Common Stock, that is not a whole number, the actual distribution of shares of Reorganized TCEH Common Stock or Reorganized EFH Common Stock shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of Reorganized TCEH Common Stock or Reorganized EFH Common Stock to be distributed to Holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

6. Minimum Distribution.

No Cash payment of less than $50.00 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.

7. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the applicable Distribution Date. After such date, all unclaimed property or interests in property shall revert to the applicable Reorganized Debtor(s) automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the claim of any Holder to such property shall be fully discharged, released, and forever barred.

8. Delivery of Distributions on PCRB Claims.

All distributions on account of PCRB Claims are subject to the PCRB Trustee’s charging lien and priority of payment rights. Accordingly, before the distribution of any Cash to Holders of Allowed PCRB Claims pursuant to Article III.B.30 of the Plan, the Disbursing Agent will distribute (solely from the distribution of Cash to Holders of Allowed PCRB Claims as set forth in Article III.B.30 of the Plan) to the PCRB Trustee the amount of Cash that is necessary to pay in full (in accordance with the amount provided by the PCRB Trustee in a written notice to the Disbursing Agent) (a) the fees and expenses of the PCRB Trustee (including professional and other advisory fees and expenses) that are not otherwise paid under the Plan and (b) any reserve for fees and expenses as requested by the PCRB Trustee (including any reserve required in the event of an appeal relating to the PCRB Trustee’s fees and expenses otherwise payable under this Plan). The Disbursing Agent shall distribute Pro Rata the remainder of the Cash that is distributable on account of the PCRB Claims pursuant to Article III.B.30 of the Plan to the Holders of the PCRB Claims pursuant to the Plan. The Disbursing Agent also shall distribute Pro Rata to the Holders of the PCRB Claims any unused portion of any reserve required by the PCRB Trustee upon the PCRB’s release of such reserve to the Disbursing Agent.

F. Manner of Payment.

Unless as otherwise set forth herein, all distributions of Cash, the Reorganized TCEH Common Stock, and the Reorganized EFH Common Stock to the Holders of Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Reorganized Debtors, the Plan Sponsor, and Merger Sub. At the option of the Disbursing Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements. All Cash distributions to be made hereunder to the DIP Agents on account of the DIP Claims shall be made by wire transfer.

G. SEC Registration/Exemption.

Each of the Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, Reorganized EFH Common Stock, and NextEra Common Stock are or may be “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws.

Pursuant to section 1145 of the Bankruptcy Code, the issuance of (1) the Reorganized TCEH Common Stock and (2) the Reorganized EFH Common Stock are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration before the offering, issuance, distribution, or sale of such securities. Each of the Reorganized TCEH Common Stock and the Reorganized EFH Common Stock (a) is not a “restricted security” as defined in Rule 144(a)(3) under the Securities Act, and (b) is freely tradable and transferable by any initial recipient thereof that (i) at the time of transfer, is not an “affiliate” of the Reorganized TCEH, Reorganized EFH, Reorganized EFIH, the Plan Sponsor, or Merger Sub, as the case may be, as defined in Rule 144(a)(1) under the Securities Act and has not been such an “affiliate” within 90 days of such transfer, and (ii) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

The NextEra Common Stock issued in exchange for Reorganized EFH Common Stock may be issued without registration under the Securities Act in reliance upon the exemption set forth in section 1145(a)(1) of the Bankruptcy Code for the offer or sale under a chapter 11 plan of a security of a successor to the debtor if such securities are offered or sold in exchange for a claim against, or an interest in, such debtor. The EFH Debtors and EFIH Debtors, with the support of the Plan Sponsor, will seek to obtain a ruling from the Bankruptcy Court in the Confirmation Order that the section 1145(a)(1) exemption applies to the NextEra Common Stock. In the event the Plan Sponsor is unable to obtain a ruling from the Bankruptcy Court that the issuance of the NextEra Common Stock qualifies for the statutory exemption from securities law provided under section 1145 of the Bankruptcy Code, the Plan Sponsor will either rely on another exemption from the registration requirements of the Securities Act, use reasonable best efforts to seek a “no action” letter from the SEC seeking confirmation that the issuance of the NextEra Common Stock is exempt from the registration requirements of the Securities Act and from applicable state securities laws, or will be required to register the issuance of the NextEra Common Stock under the Securities Act.

The New Reorganized TCEH Debt and the Reorganized TCEH Sub Preferred Stock will be issued without registration under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act provided by section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder) and each will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of any of the Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, Reorganized EFH Common Stock, and NextEra Common Stock through the facilities of the DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, Reorganized EFH Common Stock, and NextEra Common Stock under applicable securities laws.

The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether any of the Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, Reorganized EFH Common Stock, and NextEra Common Stock, as applicable, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, Reorganized EFH Common Stock, and NextEra Common Stock are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

H. Compliance with Tax Requirements.

In connection with the Plan, the applicable Reorganized Debtor(s) shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit with respect to distributions pursuant to the Plan. Notwithstanding any provision herein to the contrary, the Reorganized Debtors and the Disbursing Agent, as applicable, shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, and establishing any other mechanisms they believe are reasonable and appropriate to comply with such requirements. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

I. No Postpetition or Default Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition funded indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

J. Setoffs and Recoupment.

The Debtors and Reorganized Debtors, as applicable, may, but shall not be required to, setoff against or recoup any payments or distributions to be made pursuant to the Plan in respect of any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim it may have against the Holder of such Claim.

K. No Double Payment of Claims.

To the extent that a Claim is Allowed against more than one Debtor’s Estate, there shall be only a single recovery on account of that Allowed Claim, but the Holder of an Allowed Claim against more than one Debtor may recover distributions from all co-obligor Debtors’ Estates until the Holder has received payment in full on the Allowed Claims. No Holder of an Allowed Claim shall be entitled to receive more than payment in full of its Allowed Claim, and each Claim shall be administered and treated in the manner provided by the Plan only until payment in full on that Allowed Claim.

L. Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor (other than the Disbursing Agent). Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Except as otherwise expressly provided in the Plan, nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein (a) constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such insurers, or (b) establish, determine, or otherwise imply any liability or obligation, including any coverage obligation, of any insurer.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A. Allowance of Claims.

Except as otherwise set forth in the Plan, after the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date. This Article VII of the Plan shall not apply to the DIP Claims, TCEH First Lien Claims, TCEH Second Lien Note Claims, or TCEH Unsecured Note Claims, which Claims shall be Allowed in full and shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

Except as specifically provided as Allowed Claims pursuant to Article III.B of the Plan or otherwise objected to by the Debtors in the Chapter 11 Cases, the Plan shall serve as the Debtors’ objection to all other EFIH First Lien Note Claims, EFIH Second Lien Note Claims, EFIH Unsecured Note Claims, EFH LBO Note Claims, and EFH Legacy Note Claims under the respective indentures. If the Bankruptcy Court sustains the Debtors’ objection to these Claims, the Confirmation Order shall disallow such Claims. The Holders of such Claims may respond to the Debtors’ objection to such Claims by filing an objection to the Plan.

B. Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the applicable Reorganized Debtor(s) shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

Except with respect to Claims and Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII, if one or more Entities have sought and obtained standing to prosecute a Cause of Action on behalf of one or more of the Debtors’ Estates and such Entities are prosecuting such Causes of Actions as of the Effective Date, then such Entities will have the sole authority, solely with respect to such Causes of Action, to File, withdraw, litigate to judgment, settle, compromise, or take any other actions in respect of such Causes of Action.

C. Estimation of Claims.

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, with the consent of the Plan Sponsor with respect to any Dispute Claim against any EFH Debtor or any EFIH Debtor, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.

If the TCEH Debtors determine, in their reasonable discretion and in consultation with the TCEH Committee, that (1) one or more Disputed Class C5 Claims are capable of estimation by the Bankruptcy Court, (2) estimation will materially improve TCEH Effective Date distributions to Holders of Allowed Class C5 Claims, and (3) estimation is otherwise in the best interests of the Estates, the TCEH Debtors shall file one or more motions to estimate such Disputed Class C5 Claims, which motion or motions shall be filed and noticed to be heard (on regular notice to all parties in interest) by the Bankruptcy Court before the TCEH Effective Date (or such other date as determined by the Bankruptcy Court).

D. Adjustment to Claims without Objection.

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E. Time to File Objections to Claims or Interests.

Any objections to Claims or Interests shall be Filed on or before the Claims Objection Deadline.

F. Disallowance of Claims.

Any Claims held by Entities from which the Bankruptcy Court has determined that property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that the Bankruptcy Court has determined is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and the full amount of such obligation to the Debtors has been paid or turned over in full. All Proofs of Claim Filed on account of an Indemnification Obligation shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Proofs of Claim Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Entities elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim Filed after the Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely Filed by a Final Order.

G. Amendments to Proofs of Claim.

On or after the Effective Date, a Proof of Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Proof of Claim or Interest Filed shall be deemed disallowed in full and expunged without any further action.

H. Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim as no longer contingent.

I. No Distributions Pending Allowance.

Except as otherwise set forth herein, if an objection to a Claim or portion thereof is Filed as set forth in Article VII.A and VII.B of the Plan, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

J. Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. Except as otherwise set forth in the Plan, as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under such order or judgment of the Bankruptcy Court.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

B. Release of Liens.

Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B.1 (subject to the consent of the Plan Sponsor), III.B.17 (subject to the consent of the Plan Sponsor), III.B.27, or III.B.37 of the Plan (and, with respect to any Allowed Other Secured Claims of the Texas Comptroller which the Debtors shall Reinstate on the Effective Date), all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors.

C. Releases by the Debtors.

In addition to any release provided in the Settlement Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, including Claims and Causes of Action identified, claimed, or released in the Standing Motions, the Litigation Letters, or the Disinterested Directors Settlement, as well as all other Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in--or out-of-court restructuring efforts, intercompany transactions (including dividends paid), transactions pursuant and/or related to the Master Separation Agreement dated December 12, 2001, the TCEH Credit Agreement, the TCEH First Lien Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), the TCEH First Lien Intercreditor Agreement, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Management Agreement, the 2009 amendment to the TCEH Credit Agreement, the 2011 Amend and Extend Transactions, the 2005 Oncor Transfer, the 2013 Revolver Extension, the Luminant Makewhole Settlement, the Tax and Interest Makewhole Agreements, the TCEH Intercompany Notes, the Shared Services, any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or Filing of the Terminated Restructuring Support Agreement, the Plan Support Agreement, the New EFH/EFIH Plan Support Agreement, the EFH/EFIH Committee Settlement, the EFIH First Lien Settlement, the Original Confirmed Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the EFH/EFIH Committee Settlement, the Terminated Restructuring Support Agreement, the Disclosure Statement, the Plan, the Transaction Agreements, the DIP Facilities, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. Notwithstanding anything to the contrary in the foregoing, and for the avoidance of doubt, the TCEH

Settlement Claim shall be treated, released, and discharged on the EFH Effective Date. Notwithstanding anything to the contrary in the foregoing, the claims and Causes of Action set forth in Section 6.12 of the Parent Disclosure Letter delivered in connection with the Merger Agreement shall not be released or discharged.

D. Releases by Holders of Claims and Interests.

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, including Claims and Causes of Action identified, claimed, or released in the Standing Motions, the Litigation Letters, or the Disinterested Directors Settlement, as well as all other Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions (including dividends paid), transactions pursuant and/or related to the Master Separation Agreement dated December 12, 2001, the TCEH Credit Agreement, the TCEH First Lien Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), the TCEH First Lien Intercreditor Agreement, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Management Agreement, the 2009 amendment to the TCEH Credit Agreement, the 2011 Amend and Extend Transactions, the 2005 Oncor Transfer, the 2013 Revolver Extension, the Luminant Makewhole Settlement, the Tax and Interest Makewhole Agreements, the TCEH Intercompany Notes, the Shared Services, any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or Filing of the Terminated Restructuring Support Agreement, the Plan Support Agreement, the New EFH/EFIH Plan Support Agreement, the EFH/EFIH Committee Settlement, the EFIH First Lien Settlement, the Original Confirmed Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the New EFH/EFIH Plan Support Agreement, the EFH/EFIH Committee Settlement, the Terminated Restructuring Support Agreement, the Disclosure Statement, the Plan, the Transaction Agreements, the DIP Facilities, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims or Causes of Action by the Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee against one or more Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising from or in connection with the TCEH First Lien Creditor Allocation Disputes, (ii) any post-Effective Date obligations of any party or Entity under the Plan, (iii) any Restructuring Transaction, (iv) any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (v) claims or Causes of Action asserted by any Holder of Allowed Class C3 Claims against one or more Holders of Allowed Class C3 Claims (other than the TCEH First Lien Agent, except in the TCEH First Lien Agent’s capacity as a nominal defendant to declaratory judgment claims in respect of which no monetary recovery is sought) solely with respect to the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute, [or (vi) the claims and Causes of Action set forth in Section 6.12 of the Parent Disclosure Letter delivered in connection with the Merger Agreement shall not be released or discharged. ] Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any claims or Causes of Action against the Plan Sponsor relating to the Debtors’ pursuit of regulatory approvals under the Original Confirmed Plan or claims or Causes of Action that may be brought by the Plan Sponsor against another party who brings a claim or Cause of Action against the Plan Sponsor in connection with the Debtors’ pursuit of regulatory approvals under the Original Confirmed Plan. Notwithstanding anything to the contrary in the foregoing, and for the avoidance of doubt, the TCEH Settlement Claim shall be treated, released, and discharged on the EFH Effective Date.

E. Exculpation.

Except as otherwise specifically provided in the Plan (including Article III.B.19, III.B.20, and III.B.22), no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Terminated Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Support Agreement, the New EFH/EFIH Plan Support Agreement, the EFH/EFIH Committee Settlement, the Original Confirmed Plan, the Transaction Agreements, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Original Confirmed Plan, the Plan Support Agreement, the New EFH/EFIH Plan Support Agreement, the EFH/EFIH Committee Settlement, the Transaction Agreements, or the DIP Facilities, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not exculpate any (i) claims or Causes of Action by the Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee against one or more Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising from or in connection with the TCEH First Lien Creditor Allocation Disputes, or (ii) claims or Causes of Action asserted by any Holder of Allowed Class C3 Claims against one or more Holders of Allowed Class C3 Claims (other than the TCEH First Lien Agent, except in the TCEH First Lien Agent’s capacity as a nominal defendant to declaratory judgment claims in respect of which no monetary recovery is sought) solely with respect to the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute.

F. Injunction.

In addition to any injunction provided in the Settlement Order, except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.C or Article VIII.D of the Plan, shall be discharged pursuant to Article VIII.A of the Plan, or are subject to exculpation pursuant to Article VIII.E of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan. For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin (a) the TCEH First Lien Creditor Allocation Disputes, or any claims or Causes of Action by the Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee against one or more Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising from or in connection with the TCEH First Lien Creditor Allocation Disputes, or (b) the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute, or claims or Causes of Action asserted in the Marathon Delaware Action (in accordance with and as that term is defined in the Stipulation and Consent Order Regarding Limited Objection of Marathon Asset Management, LP to Confirmation of Debtors’ Fifth Amended Plan of Reorganization, dated November 10, 2015 [Docket No. 6932]) by any Holder of Allowed Class C3 Claims against one or more Holders of Allowed Class C3 Claims (other than the TCEH First Lien Agent, except in the TCEH First Lien Agent’s capacity as a nominal defendant to declaratory judgment claims in respect of which no monetary recovery is sought) solely with respect to the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute. Notwithstanding anything to the contrary in the foregoing, the Plan shall not enjoin any party from pursuing the claims and Causes of Action set forth in Section 6.12 of the Parent Disclosure Letter delivered in connection with the Merger Agreement.

G. Liabilities to, and Rights of, Governmental Units.

Nothing in the Plan or the Confirmation Order shall release, discharge, or preclude the enforcement of: (i) any liability to a Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Effective Date, other than taxes determined under the prompt determination procedure in section 505 of the Bankruptcy Code, to the extent applicable; (iii) any liability to a Governmental Unit on the part of any Entity other than the Debtors or Reorganized Debtors; or (iv) any valid right of setoff or recoupment by any Governmental Unit.

H. Environmental Law Matters.

Nothing in the Plan or the Confirmation Order shall release, discharge, or preclude the enforcement of (or preclude, release, defeat, or limit the defense under non-bankruptcy law of): (i) any liability under Environmental Law to a Governmental Unit that is not a Claim; (ii) any Claim under Environmental Law of a Governmental Unit arising on or after the Effective Date; (iii) any liability under Environmental Law to a Governmental Unit on the part of any Entity to the extent of such Entity’s liability under non-bankruptcy law on account of its status as owner or operator of such property after the Effective Date; (iv) any liability to a Governmental Unit on the part of any Entity other than the Debtors or Reorganized Debtors; or (v) any valid right of setoff or recoupment by any Governmental Unit. All parties’ rights and defenses under Environmental Law with respect to (i) through (v) above are fully preserved. For the avoidance of doubt, the United States is not a Releasing Party under the Plan.

Nothing in the Plan or the Confirmation Order shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding paragraph. Nothing in the Plan or the Confirmation Order authorizes: (i) the transfer or assignment of any governmental license, permit, registration, authorization, or approval, or (ii) the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements under Environmental Law. The Bankruptcy Court retains jurisdiction, but not exclusive jurisdiction, to determine whether environmental liabilities asserted by any Governmental Unit are discharged or otherwise barred by the Confirmation Order or the Plan, or the Bankruptcy Code.

For the avoidance of doubt, all Claims under Environmental Law arising before the Effective Date, including penalty claims for days of violation prior to the Effective Date, shall be subject to Article VIII of the Plan and treated in accordance with the Plan in all respects and the Bankruptcy Court shall retain jurisdiction as provided in Article XI of the Plan in relation to the allowance or disallowance of any Claim under Environmental Law arising before the Effective Date.

Without limiting the Bankruptcy Court’s jurisdiction as set forth above, nothing in the Plan or the Confirmation Order shall divest or limit the jurisdiction of other tribunals over the Environmental Action, and upon the Effective Date of the Plan, the Environmental Action shall survive the Chapter 11 Cases and may be adjudicated in the court or tribunal in which such Environmental Action is currently pending; provided, further, however, any judgment for a Claim in the Environmental Action arising before the Effective Date shall be treated in accordance with the Plan in all respects; provided, further, however, that nothing in the Plan shall preclude, release, defeat, or limit any grounds for asserting or opposing an alleged defense or affirmative defense under non-bankruptcy law in the Environmental Action based on any change in ownership, and all such grounds for asserting or opposing such defenses and affirmative defenses under non-bankruptcy law are expressly preserved. With respect to the Environmental Action, this Article VIII.H does not alter any rights or defenses under non-bankruptcy law arising as a result of any changes of ownership provided in the Plan or the Confirmation Order. The Governmental Units reserve all rights as to whether there are any such rights or defenses.

I. Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J. Recoupment.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Proof of Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K. Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A. Conditions Precedent to Confirmation of a Plan as to the TCEH Debtors and EFH Shared Services Debtors.

It shall be a condition to Confirmation of the Plan with respect to the TCEH Debtors and the EFH Shared Services Debtors that the following shall have been satisfied or waived pursuant to the provisions of Article IX.E of the Plan:

1. the Bankruptcy Court shall have entered the TCEH Disclosure Statement Order and the TCEH Confirmation Order in a manner consistent in all material respects with the Plan and Settlement Order and in form and substance reasonably satisfactory to the TCEH Debtors, EFH Shared Services Debtors, and the TCEH Supporting First Lien Creditors (and, solely to the extent that the Spin-Off Conditions have been satisfied or would be satisfied by entry of the TCEH Confirmation Order, the Plan Sponsor); and

2. the Settlement Order shall remain in full force and effect; and

3. the TCEH Confirmation Order shall, among other things:

(a)	authorize the TCEH Debtors, the EFH Shared Services Debtors, the Reorganized TCEH Debtors, and the Reorganized EFH Shared Services Debtors to take all actions necessary to enter into, implement, and consummate the applicable contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)	decree that the provisions of the TCEH Confirmation Order and the provisions of the Plan applicable to the TCEH Debtors and the EFH Shared Services Debtors are nonseverable and mutually dependent;

(c)	authorize the TCEH Debtors to consummate either or both of the Spin-Off or the Taxable Separation, in each case subject to satisfaction of all applicable conditions to consummation;

(d)	authorize the TCEH Debtors, the EFH Shared Services Debtors, the Reorganized TCEH Debtors, and the Reorganized EFH Shared Services Debtors, as applicable/necessary, to: (i) implement the applicable Restructuring Transactions; (ii) issue and distribute the New Reorganized TCEH Debt, the Reorganized TCEH Common Stock, the common stock of the Preferred Stock Entity, the Reorganized TCEH Sub Preferred Stock, each pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan, including Cash, the New Reorganized TCEH Debt, the Reorganized TCEH Common Stock, the common stock of the Preferred Stock Entity, and the Reorganized TCEH Sub Preferred Stock; and (iv) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement; and

(e)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order in furtherance of, or in connection with, any transfers of property pursuant to the Plan as it relates to the TCEH Debtors and EFH Shared Services Debtors, including any deeds, mortgages, security interest filings, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan as it relates to the TCEH Debtors and EFH Shared Services Debtors shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax, and upon entry of the TCEH Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

B. Conditions Precedent to Confirmation of a Plan as to the EFH Debtors and EFIH Debtors.

It shall be a condition to Confirmation of the Plan with respect to the EFH Debtors and EFIH Debtors that the following shall have been satisfied or waived pursuant to the provisions of Article IX.E of the Plan:

1. the Bankruptcy Court shall have entered the EFH Disclosure Statement Order and the EFH Confirmation Order in a manner consistent in all material respects with the Plan, the Settlement Order, and the Merger Agreement, and in form and substance reasonably satisfactory to the EFH Debtors, the EFIH Debtors, and the Plan Sponsor;

2. the Settlement Order shall remain in full force and effect; and

3. the EFH Confirmation Order shall, among other things:

(a)	authorize the EFH Debtors, the Reorganized EFH Debtors, the EFIH Debtors, and the Reorganized EFIH Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan, including the Restructuring Transactions and the Transaction Agreements;

(b)	decree that the provisions of the EFH Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)	authorize the EFH Debtors, the Reorganized EFH Debtors, the EFIH Debtors, and the Reorganized EFIH Debtors, as applicable/necessary, to: (i) implement the Restructuring Transactions; (ii) issue and distribute the Reorganized EFH Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan, including Cash and the Reorganized EFH Common Stock; and (iv) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement;

(d)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order in furtherance of, or in connection with, any transfers of property pursuant to the Plan, including any deeds, mortgages, security interest filings, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax, and upon entry of the EFH Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment; and

(e)	provide that, from and after the EFH Effective Date, the Reorganized EFH Debtors and Reorganized EFIH Debtors shall have no liabilities other than those liabilities expressly set forth in the Plan.

C. Conditions Precedent to the TCEH Effective Date.

It shall be a condition to the TCEH Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.E of the Plan:

1. the TCEH Confirmation Order shall have been duly entered in form and substance reasonably acceptable to the TCEH Debtors, EFH Shared Services Debtors, and the TCEH Supporting First Lien Creditors;

2. the Settlement Order shall remain in full force and effect;

3. the final version of the Plan, the Plan Supplement, and all of the schedules, documents, and exhibits contained therein (including the New Employee Agreements/Arrangements and the Employment Agreements), in each case solely with respect to the TCEH Debtors and EFH Shared Services Debtors, shall have been Filed in a manner consistent in all material respects with the Plan, the Transaction Agreements (as applicable to the TCEH Debtors and EFH Shared Services Debtors), the Plan Support Agreement, and the Settlement Order, and shall be in form and substance reasonably acceptable to the TCEH Debtors, the EFH Shared Services Debtors, and the TCEH Supporting First Lien Creditors;

4. all Allowed Professional Fee Claims with respect to the TCEH Debtors and EFH Shared Services

Debtors approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the TCEH Effective Date have been placed in the TCEH Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;

5. the TCEH Debtors and the EFH Shared Services Debtors shall have obtained all authorizations, consents, regulatory approvals, including from the FERC, NRC, and FCC, as applicable, rulings, or documents that are necessary to the Restructuring Transactions pertaining to the TCEH Debtors and the EFH Shared Services Debtors, including the Spin-Off or the Taxable Separation, as applicable, and shall remain in full force and effect, and the RCT shall have approved the substitute bond with respect to the TCEH Debtors’ mining reclamation obligations;

6. all conditions to the completion of the transactions contemplated by the Tax Matters Agreement and the Taxable Separation Tax Receivable Agreement or the Spin-Off Tax Receivable Agreement, as applicable, shall have been satisfied or shall have been waived by the party entitled to waive them, and the transactions contemplated by the Transition Services Agreement, the Tax Matters Agreement, the Separation Agreement, the Amended and Restated Split Participant Agreement, and the Taxable Separation Tax Receivable Agreement or Spin-Off Tax Receivable Agreement, as applicable, and the Spin-Off or Taxable Separation, as applicable, shall be completed in form and substance reasonably acceptable to the Plan Sponsor, substantially simultaneously on the TCEH Effective Date;

7. any waiting period applicable to the Spin-Off or the Taxable Separation under the HSR Act or similar law or statute shall have been terminated or shall have expired; and

8. solely as a condition to the TCEH Effective Date if the Spin-Off is to be effectuated pursuant to the terms and conditions set forth in Article IV.B.2:

(a)	the Approval Order shall have been duly entered and remain in full force and effect and shall be a Final Order;

(b)	the Debtors shall have obtained the Fundamental Opinions (other than any aspects of the Fundamental Opinions that relate to the effect of the Merger, which opinions may be obtained following the TCEH Effective Date and shall be a condition to the EFH Effective Date, not the TCEH Effective Date), and such opinions have not been withdrawn, rescinded, or amended;

(c)	the facts presented and the representations made in the IRS Submissions are true, correct, and complete in all material respects as of the TCEH Effective Date;

(d)	except as otherwise provided in the Plan, the Private Letter Ruling, or the Plan Support Agreement, the Debtors shall not have taken any action to change the entity classification for U.S. tax purposes of any Debtor entity, by changing their legal form or otherwise, without the consent of the Plan Sponsor, TCEH, and the TCEH Supporting First Lien Creditors; provided, however, that the consent of TCEH and the TCEH Supporting First Lien Creditors shall not be required with respect to any such action with respect to any Debtor entity other than TCEH, the Reorganized EFH Shared Services Debtors, Reorganized TCEH, the Preferred Stock Entity, or any of their respective subsidiaries, if such action does not directly affect the Contribution, the Spin-Off Preferred Stock Sale, the Reorganized TCEH Conversion, or the Distribution and does not prevent or delay EFH Corp. from obtaining the Private Letter Ruling or adversely affect the Spin-Off Intended Tax Treatment;

(e)

(i) no Debtor shall have taken any action that results in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH Corp. as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code); and (ii) Texas

Holdings shall not have (A) taken any action that results in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH Corp. as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code and thereby resulting in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code); (B) knowingly permitted any person (other than Texas Holdings) to own directly, indirectly or constructively (by operation of Section 318 as modified by Section 382(l)(3)(A) of the Internal Revenue Code) 50% or more of the equity interests of EFH Corp. during the three-year period ending on the Effective Date; or (C) changed its taxable year to be other than the calendar year; and

(f)	if the Reorganized TCEH Spin-Off is consummated, the Private Letter Ruling remains in full force and effect and has not been revoked or withdrawn.

For the avoidance of doubt, consummation of the Spin-Off or Taxable Separation and the occurrence of the TCEH Effective Date shall be conditioned solely on the conditions precedent to the TCEH Effective Date enumerated in this Article IX.C, and the TCEH Effective Date may occur prior to the EFH Effective Date.

D. Conditions Precedent to the EFH Effective Date.

It shall be a condition to the EFH Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.E of the Plan:

1. the EFH Confirmation Order shall have been duly entered in form and substance acceptable to the EFH Debtors, EFIH Debtors, and the Plan Sponsor, and reasonably acceptable to the other EFH/EFIH Plan Supporters;

2. the Settlement Order shall remain in full force and effect;

3. the Plan Sponsor, Reorganized TCEH, and EFH Corp., as applicable, shall have obtained all tax opinions (including those with respect to the Fundamental Opinions) contemplated by the Merger Agreement;

4. the TCEH Effective Date shall have occurred, including the assumption and assignment of the Employment Agreements to Reorganized TCEH;

5. the final version of the Plan, the Plan Supplement, and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the Plan, the Transaction Agreements, the New EFH/EFIH Plan Support Agreement, the Plan Support Agreement, and the Settlement Order, and shall be in form and substance reasonably acceptable to the EFH Debtors, EFIH Debtors, and the EFH/EFIH Plan Supporters;

6. the EFH Professional Fee Escrow Account and EFIH Professional Fee Escrow Amount shall have been funded in accordance with Article II.A.2;

7. (i) no Debtor shall have taken any action that results in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH Corp. as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code); and (ii) Texas Holdings shall not have (A) taken any action that results in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH Corp. as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code and thereby resulting in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code); (B) knowingly permitted any person (other than Texas Holdings) to own directly, indirectly or constructively (by operation of Section 318 as modified by Section 382(l)(3)(A) of the Internal Revenue Code) 50% or more of the equity interests of EFH Corp. during the three-year period ending on the Effective Date; or (C) changed its taxable year to be other than the calendar year;

8. the EFH Debtors and EFIH Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions with respect to the EFH Debtors, including the Merger, and the transactions contemplated thereby, including from the FERC, PUC, and FCC, as applicable, consistent in all material respects with the terms and conditions set forth in the Merger Agreement;

9. all conditions to the completion of the transactions contemplated by the Merger Agreement shall have been satisfied or shall have been waived by the party entitled to waive them, and the transactions contemplated by the Transaction Agreements shall be completed;

10. every Claim against any EFH Debtor or EFIH Debtor that is a Makewhole Claim shall be a Disallowed Makewhole Claim;

11. except as otherwise expressly provided in the Plan, all Claims against the EFH Debtors and/or the EFIH Debtors seeking postpetition interest on any Claim at a rate in excess of the Federal Judgment Rate shall have been disallowed by order of the Bankruptcy Court, and such order shall have not been stayed or reversed or remanded on appeal;

12. the Restructuring Transactions (including, for the avoidance of doubt, all conditions to and transactions contemplated by the Merger Agreement), shall have been consummated in form and manner reasonably acceptable to the EFH Debtors, the EFIH Debtors, and the Plan Sponsor, and consistent in all material respects with the Plan and the Transaction Agreements; provided, however, that implementation or consummation of the Minority Interest Acquisition shall not be a condition to the EFH Effective Date;

13. immediately prior to consummation of the Merger, all assets of Reorganized EFH and each subsidiary of Reorganized EFH shall be free and clear of all liens, claims, encumbrances and other interests and Reorganized EFH and each subsidiary of Reorganized EFH shall have no liabilities except for (a) up to $10 million for postpetition claims and liabilities arising in the ordinary course of business [(and liens and encumbrances securing any such ordinary course liabilities)] of the EFH Debtors’ or EFIH Debtors’ postpetition business that shall be fully paid and discharged as and when due in the ordinary course of business pursuant to the Plan and (b) obligations owed to the Plan Sponsor (or any pre-Merger Affiliate of the Plan Sponsor) expressly contemplated by the Merger Agreement;

14. the requirements in the Merger Agreement with respect to the Supplemental Rulings (as such term is defined in the Merger Agreement), including with respect to IRS communications related to such Supplemental Rulings, shall have been satisfied;

15. if the Spin-Off is consummated, the Private Letter Ruling remains in full force and effect and has not been revoked or withdrawn; and

16. the consummation of the Merger shall not be in violation of the provisions of the Tax Matters Agreement.

E. Waiver of Conditions.

Except with respect to Article IX.C.4, the conditions to Confirmation with respect to the TCEH Debtors and the EFH Shared Services Debtors and the TCEH Effective Date set forth in this Article IX may be waived by the TCEH Debtors and the EFH Shared Services Debtors, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor, with the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld); provided, that in the event the condition to Consummation set forth in Article IX.C.8 is not satisfied, the TCEH Debtors may nevertheless consummate the Taxable Separation and the TCEH Effective Date may occur so long as the other conditions to Confirmation and Consummation have been satisfied or waived in accordance with this Article IX.E; provided further that in no event shall either of the conditions set forth in Article IX.C.6 or IX.C.8 be waived without the consent of the Plan Sponsor.

The conditions to Confirmation with respect to the EFH Debtors and the EFIH Debtors and the EFH Effective Date set forth in Articles IX.B.1 through IX.B.3, IX.D.1 through IX.D.5, IX.D.12, and IX.D.14 through IX.D.16 may be waived subject to the consent of each of (a) the EFH Debtors, (b) the EFIH Debtors, and (c) the Plan Sponsor, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor. The conditions to EFH Effective Date set forth in Articles IX.D.7, IX.D.8, IX.D.10, IX.D.11, and IX.D.13 may be waived by the Plan Sponsor in its sole and absolute discretion. The conditions to the EFH Effective Date set forth in Article IX.D.6 and IX.D.9 may not be waived pursuant to this Article IX.E, but may only be waived pursuant to waiver rights expressly provided therein, if any.

F. Effect of Failure of Conditions.

Unless extended by the Debtors, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor, if the Effective Date does not occur before one year following Confirmation, with respect to a particular Debtor, then, as to such particular Debtor: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity. Notwithstanding the foregoing, for the avoidance of doubt, (i) the Settlement embodied in the Settlement Agreement shall remain in full force and effect and the failure of Confirmation or Consummation to occur with respect to any or all Debtors shall not affect the Settlement or any provisions of the Settlement Agreement and (ii) if the Spin-Off is effectuated, the Approval Order shall remain in full force and effect and the failure of Confirmation or Consummation to occur with respect to any Debtor (other than a TCEH Debtor) shall not affect the Approval Order or the Tax Matters Agreement.

G. Certain IRS Matters.

The Plan provides that as a condition precedent to the TCEH Effective Date in the event of a Spin-Off, the Private Letter Ruling obtained by the Debtors is in full force and effect and shall not have been revoked or withdrawn and that the requirements in the Merger Agreement with respect to the Supplemental Rulings shall have been satisfied.

Nothing in the Plan (or subsequently amended Plan) or the Confirmation Order shall be deemed to waive the right of the IRS to object to confirmation of a subsequently amended Plan or alternative chapter 11 plan to the extent the U.S. would be entitled to object to confirmation under applicable law, including to the extent that the Debtors choose to go forward with a chapter 11 plan that is premised on a taxable separation of TCEH from EFH Corp. and not a tax-free reorganization within the meaning of Section 368(a)(1)(G) of the Internal Revenue Code. Specifically, the Debtors may not oppose the U.S.’s objection on the grounds of failure to file an earlier objection, equitable mootness, laches, estoppel, or a similar theory. The U.S. may move for a stay of the Effective Date in conjunction with its objection, and the Debtors’ right to object to any such motion are preserved.

Nothing in the Plan (or subsequently amended Plan) or Confirmation Order shall affect the rights of the IRS or United States to assess or collect a tax arising on or after the Confirmation Date against Reorganized EFH, any member of its consolidated group, and/or any successor entities as permitted under applicable law.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments.

Subject to the Plan Support Agreement, the New EFH/EFIH Plan Support Agreement, the Merger Agreement and the Plan Sponsor’s consent (as described below), each of the Debtors, including, in the case of any

Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor, reserves the right to modify the Plan, one or more times, before Confirmation, whether such modification is material or immaterial, and to seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, each of the Debtors, including, in the case of any Conflict Matter between any Debtors, each of the Debtors acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor, expressly reserves its respective rights to alter, amend, or modify the Plan, one or more times, after Confirmation and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, including with respect to such modifications. Any alteration, amendment, or modification to the Plan shall be in accordance with the Plan Support Agreement and the New EFH/EFIH Plan Support Agreement and in form and substance reasonably acceptable to (i) the Plan Sponsor (both with respect to (a) the Plan of the EFH Debtors and EFIH Debtors, it being understood that it shall be reasonable for the Plan Sponsor to deem unacceptable any alteration, amendment, or modification that (1) results in the imposition or reinstatement of any Claim against or Interest in the Reorganized EFH Debtors, the Reorganized EFIH Debtors, the Plan Sponsor, or any Affiliate of the Plan Sponsor or (2) alters any consent right in favor of the Reorganized EFH Debtors, the Reorganized EFIH Debtors, the Plan Sponsor, or any Affiliate of the Plan Sponsor, and (b) the Plan of the TCEH Debtors and EFH Shared Services Debtors, but only to the extent that such alteration, amendment, or modification affects the rights or liabilities of the Reorganized EFH Debtors, the Reorganized EFIH Debtors, the Plan Sponsor, or any Affiliate of the Plan Sponsor), (ii) the TCEH Supporting First Lien Creditors (with respect to the Plan of the TCEH Debtors and EFH Shared Services Debtors), and (iii) the DIP Agents (and solely with respect to the repayment of the DIP Facilities, acceptable to the DIP Agents). The Debtors may not amend the Plan in a manner inconsistent with the EFH/EFIH Committee Settlement without the prior consent of the EFH/EFIH Committee and the EFH Notes Trustee.

B. Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that each alteration, amendment, or modification to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019; provided, however, that each alteration, amendment, or modification shall be made in accordance with Article X.A of the Plan.

C. Revocation or Withdrawal of Plan.

1. Revocation or Withdrawal of the Plan with Respect to the TCEH Debtors and EFH Shared Services Debtors.

Subject to the Plan Support Agreement, the New EFH/EFIH Plan Support Agreement, and the Merger Agreement, each of the TCEH Debtors and EFH Shared Services Debtors, including, in the case of any Conflict Matter between any Debtors, each TCEH Debtor or EFH Shared Services Debtor acting at the direction of its respective Disinterested Director or Manager and without the consent of any other Debtor, reserves the right to revoke or withdraw the Plan as it applies to the TCEH Debtors and EFH Shared Services Debtorsbefore the Confirmation Date and to File subsequent plans for any reason, including to the extent the Debtors receive a higher or otherwise better offer than what is provided for in the Plan, or if pursuing Confirmation of the Plan would be inconsistent with any Debtor’s fiduciary duties; provided, however, that the Debtors shall not seek to revoke or withdraw the Plan with respect to the TCEH Debtors without the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld); provided further, however, that the Debtors may withdraw support of the Plan with respect to the TCEH Debtors without any party’s consent.

2. Revocation or Withdrawal of the Plan with Respect to the EFH Debtors and EFIH Debtors.

Each EFH Debtor and EFIH Debtor reserves the right to revoke or withdraw the Plan as it applies to the EFH Debtors and the EFIH Debtors only to the extent permitted by the terms of the New EFH/EFIH Plan Support Agreement and the Merger Agreement.

3. Consequence of Withdrawal of the Plan.

If any of the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (other than the Settlement embodied in the Settlement Agreement), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity. Notwithstanding the foregoing and for the avoidance of doubt, (i) the Settlement embodied in the Settlement Agreement shall remain in full force and effect and the failure of Confirmation or Consummation to occur with respect to any or all Debtors shall not affect the Settlement or any provisions of the Settlement Agreement and (ii) if the Spin-Off is effectuated, the Approval Order shall remain in full force and effect and the failure of Confirmation or Consummation to occur with respect to any Debtor (other than a TCEH Debtor) shall not affect the Approval Order or the Tax Matters Agreement.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code to the extent provided under applicable law, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. hear and determine matters related to the DIP Facilities and the DIP Orders;

3. decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

4. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the Assumed Executory Contracts and Unexpired Lease List, Rejected Executory Contracts and Unexpired Lease List, or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary to execute, implement, or consummate the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement, including injunctions or other actions as may be necessary to restrain interference by an Entity with Consummation or enforcement of the Plan;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions, including the Tax Matters Agreement;

10. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

11. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action relating to the distribution or the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.L.1 of the Plan;

14. enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. enter an order or decree concluding or closing the Chapter 11 Cases;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan, including the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code, including any request made under section 505 of the Bankruptcy Code for the expedited determination of any unpaid liability of a Debtor for any tax incurred during the administration of the Chapter 11 Cases, including any tax liability arising from or relating to the Restructuring Transactions, for tax periods ending after the Petition Date and through the closing of the Chapter 11 Cases;

19. except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

20. enforce all orders previously entered by the Bankruptcy Court; and

21. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect.

Subject to Article IX.C and Article IX.D of the Plan, as applicable, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the applicable Debtors, the Reorganized Debtors, and any and all applicable Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the

Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. Nothing in the Plan or the Confirmation Order affects the DIP Lenders’ rights or interests provided under the DIP Facilities, the DIP Agreements, or the DIP Orders, including with respect to (1) any waivers or releases contained therein or (2) the DIP Agents’ rights to exercise event of default remedies (including after the Confirmation Date and before the Effective Date), until the DIP Claims are satisfied in full.

B. Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or advisable to effectuate and further evidence the terms and conditions of the Plan, in accordance with the Merger Agreement and the New EFH/EFIH Plan Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors (or the Disbursing Agent on behalf of each of the applicable Reorganized Debtors) for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtors is converted, dismissed, or closed, whichever occurs first. All such fees due and payable prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Disbursing Agent or the applicable Reorganized Debtor shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee, until the earliest of the date on which the applicable Chapter 11 Case of the Reorganized Debtors is converted, dismissed, or closed.

D. Statutory Committee and Cessation of Fee and Expense Payment.

On the TCEH Effective Date, any statutory committee appointed in the Chapter 11 Cases with respect to the TCEH Debtors (including the TCEH Committee) and, on the EFH Effective Date, any statutory committee appointed in the Chapter 11 Cases with respect to the EFH Debtors or the EFIH Debtors (including the EFH/EFIH Committee) shall dissolve; provided, however, that, following the Effective Date, the EFH/EFIH Committee and the TCEH Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (i) Claims and/or applications, and any relief related thereto, for compensation by professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; and (ii) appeals of the Confirmation Order as to which the EFH/EFIH Committee or TCEH Committee, as applicable, is a party. Upon dissolution of the EFH/EFIH Committee and TCEH Committee, the members thereof and their respective officers, employees, counsel, advisors, and agents shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date, except for the limited purposes identified above.

E. Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or other Entity with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or any other Entity with respect to the Holders of Claims or Interests prior to the Effective Date.

F. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G. Consent Rights in Taxable Separation.

Notwithstanding anything to the contrary herein, in the event the Taxable Separation is pursued, no party (other than (i) the TCEH Debtors, including the TCEH Debtors acting at the direction of the applicable Disinterested Directors and Managers with respect to Conflict Matters, (ii) the TCEH Supporting First Lien Creditors, or (iii) the TCEH DIP Agent) shall have any consent, consultation, approval, or similar rights with respect to: (i) any document referenced in this Plan (including any Plan Supplement document) with respect to the Plan of the TCEH Debtors, that does not affect in any respect any EFH Debtor, any EFIH Debtor, Oncor, the Plan Sponsor, or any Affiliate of the Plan Sponsor and to which none of the EFH Debtor or EFIH Debtor or Oncor is a party; (ii) the satisfaction or waiver of any of the conditions to Confirmation or Consummation as to the TCEH Debtors; or (iii) any other issue or matter for which seeking or obtaining the consent of the applicable party would be reasonably likely to impede or delay consummation of the Taxable Separation and/or Consummation as to the TCEH Debtors.

H. Notices.

All notices, requests, and demands to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1. if to the Debtors, to:

Energy Future Holdings Corp.

1601 Bryan Street,

Dallas, Texas 75201

Attention: Stacey Doré, Andrew Wright, and Cecily Gooch

Email address: stacey.dore@energyfutureholdings.com,

andrew.wright@energyfutureholdings.com, and cecily.gooch@energyfutureholdings.com with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Edward O. Sassower, P.C.

E-mail addresses: edward.sassower@kirkland.com

—and—

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: James H.M. Sprayregen, P.C., Marc Kieselstein, P.C., Chad J. Husnick, and Steven N. Serajeddini

E-mail addresses: james.sprayregen@kirkland.com, marc.kieselstein@kirkland.com,

chad.husnick@kirkland.com, and steven.serajeddini@kirkland.com

—and—

Proskauer Rose LLP

Three First National Plaza

70 W. Madison Street, Suite 3800

Chicago, Illinois 60602

Facsimile: (312) 962-3551

Attention: Jeff J. Marwil, Mark. K. Thomas, and Peter J. Young

E-mail addresses: jmarwil@proskauer.com, mthomas@proskauer.com, and

pyoung@proskauer.com

—and—

Cravath Swaine and Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Facsimile: (212) 474-3700

Attention: Philip Gelston

E-mail address: pgelston@cravath.com

—and—

Jenner & Block LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 891-1699

Attention: Richard Levin

E-mail address: rlevin@jenner.com

—and—

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Facsimile: (213) 683-4022

Attention: Thomas B. Walper and Seth Goldman

E-mail addresses: thomas.walper@mto.com and seth.goldman@mto.com

2. if to the TCEH DIP Agent, to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005

Attention: Evan R. Fleck and Matthew Brod

E-mail addresses: efleck@milbank.com and mbrod@milbank.com

3. if to the EFIH First Lien DIP Agent, to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Fredric Sosnick and Ned S. Schodek

E-mail addresses: fsosnick@shearman.com and ned.schodek@shearman.com

4. if to the Plan Sponsor, to:

Chadbourne & Parke LLP

1301 Avenue of the Americas

New York, NY 10021

Attention: Howard Seife and Eric Daucher

E-mail addresses: hseife@chadbourne.com and edaucher@chadbourne.com

—and—

Landis Rath & Cobb LLP

919 Market Street, Suite 1800

Wilmington, Delaware 19801

Attention: Adam G. Landis and Matthew B. McGuire

E-mail addresses: landis@lrclaw.com and mcguire@lrclaw.com

5. if to the TCEH Supporting First Lien Creditors, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Alan W. Kornberg, Brian S. Hermann, and Jacob A. Adlerstein

E-mail addresses: akornberg@paulweiss.com, bhermann@paulweiss.com, and

jadlerstein@paulweiss.com

6. if to the TCEH Committee, to:

Morrison & Foerster LLP

250 West 55th Street

New York, New York 10019

Attention: Brett H. Miller, James M. Peck, Lorenzo Marinuzzi, and Todd M. Goren

E-mail addresses: brettmiller@mofo.com, jpeck@mofo.com, lmarinuzzi@mofo.com, and

tgoren@mofo.com

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

I. Term of Injunctions or Stays.

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J. Entire Agreement.

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

K. Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://www.efhcaseinfo.com or the Bankruptcy Court’s website at www.deb.uscourts.gov.

L. Nonseverability of Plan Provisions.

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that in no event shall the Plan Sponsor be required to consummate any of the transactions contemplated to be consummated at the Merger Closing unless the conditions to the Plan Sponsor’s consummation of such transactions shall have been satisfied or waived in accordance with the Merger Agreement. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent. Notwithstanding anything in this Plan to the contrary, the Plan may be confirmed and consummated as to the TCEH Debtors and the EFH Shared Services Debtors separate from, and independent of, any confirmation or consummation of this Plan as to any of the EFH Debtors or EFIH Debtors.

M. Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law (including the Securities Act), rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

N. Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed before the Confirmation Date.

O. Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, the Merger Agreement, or any agreement or order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, with respect to any conflict or inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall govern; provided further, however, that in no event shall the Plan Sponsor be required to consummate any of the transactions contemplated to be consummated at the Merger Closing unless the conditions to the Plan Sponsor’s consummation of such transactions shall have been satisfied or waived in accordance with the Merger Agreement.

[Remainder of page intentionally left blank.]

Dated:             , 2016

Respectfully submitted,

ENERGY FUTURE HOLDINGS CORP.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

4CHANGE ENERGY COMPANY

4CHANGE ENERGY HOLDINGS LLC

BIG BROWN 3 POWER COMPANY LLC

BIG BROWN LIGNITE COMPANY LLC

BIG BROWN POWER COMPANY LLC

BRIGHTEN ENERGY LLC

BRIGHTEN HOLDINGS LLC

COLLIN POWER COMPANY LLC

DALLAS POWER & LIGHT COMPANY, INC.

DECORDOVA II POWER COMPANY LLC

DECORDOVA POWER COMPANY LLC

EAGLE MOUNTAIN POWER COMPANY LLC

EBASCO SERVICES OF CANADA LIMITED

EEC HOLDINGS, INC.

EECI, INC.

EFH AUSTRALIA (NO. 2) HOLDINGS COMPANY

EFH CG HOLDINGS COMPANY LP

EFH CG MANAGEMENT COMPANY LLC

EFH CORPORATE SERVICES COMPANY

EFIH FINANCE (NO. 2) HOLDINGS COMPANY

EFIH FINANCE INC.

EFH FS HOLDINGS COMPANY

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

EFH RENEWABLES COMPANY LLC

GENERATION DEVELOPMENT COMPANY LLC

GENERATION MT COMPANY LLC

GENERATION SVC COMPANY

LAKE CREEK 3 POWER COMPANY LLC

LONE STAR ENERGY COMPANY, INC.

LONE STAR PIPELINE COMPANY, INC.

LSGT GAS COMPANY LLC

LSGT SACROC, INC.

LUMINANT BIG BROWN MINING COMPANY LLC

LUMINANT ENERGY COMPANY LLC

LUMINANT ENERGY TRADING CALIFORNIA COMPANY

LUMINANT ET SERVICES COMPANY

LUMINANT GENERATION COMPANY LLC

LUMINANT HOLDING COMPANY LLC

LUMINANT MINERAL DEVELOPMENT COMPANY LLC

LUMINANT MINING COMPANY LLC

LUMINANT RENEWABLES COMPANY LLC

MARTIN LAKE 4 POWER COMPANY LLC

MONTICELLO 4 POWER COMPANY LLC

MORGAN CREEK 7 POWER COMPANY LLC

NCA DEVELOPMENT COMPANY LLC

NCA RESOURCES DEVELOPMENT COMPANY LLC

OAK GROVE MANAGEMENT COMPANY LLC

OAK GROVE MINING COMPANY LLC

OAK GROVE POWER COMPANY LLC

SANDOW POWER COMPANY LLC

SOUTHWESTERN ELECTRIC SERVICE COMPANY, INC.

TCEH FINANCE, INC.

TEXAS ELECTRIC SERVICE COMPANY, INC.

TEXAS ENERGY INDUSTRIES COMPANY, INC.

TEXAS POWER & LIGHT COMPANY, INC.

TEXAS UTILITIES COMPANY, INC.

TEXAS UTILITIES ELECTRIC COMPANY, INC.

TRADINGHOUSE 3 & 4 POWER COMPANY LLC

TRADINGHOUSE POWER COMPANY LLC

TXU ELECTRIC COMPANY, INC.

TXU ENERGY RECEIVABLES COMPANY LLC

TXU ENERGY RETAIL COMPANY LLC

TXU ENERGY SOLUTIONS COMPANY LLC

TXU RECEIVABLES COMPANY

TXU RETAIL SERVICES COMPANY

TXU SEM COMPANY

VALLEY NG POWER COMPANY LLC

VALLEY POWER COMPANY LLC

By:	/s/
Name:	Anthony Horton
Title:	Senior Vice President and Treasurer of EFH Corp., EFIH, EFCH, and TCEH

Prepared by:

KIRKLAND & ELLIS LLP

Edward O. Sassower, P.C. (admitted pro hac vice)

Stephen E. Hessler (admitted pro hac vice)

Brian E. Schartz (admitted pro hac vice)

601 Lexington Avenue

New York, New York 10022

(212) 446-4800 (telephone)

—and—

James H.M. Sprayregen, P.C. (admitted pro hac vice)

Marc Kieselstein, P.C. (admitted pro hac vice)

Chad J. Husnick (admitted pro hac vice)

Steven N. Serajeddini (admitted pro hac vice)

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000 (telephone)

—and—

RICHARDS LAYTON & FINGER

Mark D. Collins (No. 2981)

Daniel J. DeFranceschi (No. 2732)

Jason M. Madron (No. 4431)

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700 (telephone)

Counsel to the Debtors and Debtors in Possession

—and—

PROSKAUER ROSE LLP

Jeff J. Marwil (admitted pro hac vice)

Mark K. Thomas (admitted pro hac vice)

Peter J. Young (admitted pro hac vice)

Three First National Plaza

70 W. Madison Street, Suite 3800

Chicago, Illinois 60602

(312) 962-3550 (telephone)

Co-Counsel to the Debtor Energy Future Holdings Corp.

—and—

CRAVATH, SWAINE AND MOORE LLP

Phillip Gelston (admitted pro hac vice)

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1978 (telephone)

JENNER & BLOCK LLP

Richard Levin (admitted pro hac vice)

919 Third Avenue

New York, New York 10022

(212) 891-1600 (telephone)

Co-Counsel to the Debtor Energy Future Intermediate Holding Company LLC

—and—

MUNGER, TOLLES & OLSON LLP

Thomas B. Walper (admitted pro hac vice)

Todd J. Rosen (admitted pro hac vice)

Seth Goldman (admitted pro hac vice)

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

(213) 683-9100 (telephone)

Co-Counsel to the TCEH Debtors

EXHIBIT A

TCEH’s Debtor Subsidiaries

4Change Energy Company

4Change Energy Holdings LLC

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

DeCordova II Power Company LLC

Eagle Mountain Power Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Trading California Company

Luminant ET Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Energy Receivables Company LLC

TXU Energy Retail Company LLC

TXU Energy Solutions Company LLC

TXU Retail Services Company

TXU SEM Company

Valley NG Power Company LLC

Valley Power Company LLC

Exhibit B

Offer

(See Attached)

Exhibit B

Exhibit C

IPO Conversion Plan

The following constitutes the “IPO Conversion Plan” that is expected to be implemented in connection with or following the Merger at the election of NextEra Energy, Inc. (“Parent”) and its implementation shall constitute an “IPO Conversion” as such term is defined in the Investor Rights Agreement. The IPO Conversion Plan may be amended, modified or supplemented from time to time by Parent subject to the prior written consent of the Company and EFIH (such consent not to be unreasonably withheld, conditioned or delayed). Capitalized terms used herein and not otherwise expressly defined shall have the meaning set forth in the Agreement and Plan of Merger.

1.	Parent will form a new entity (“IPO Corp”), which will initially be wholly-owned and controlled, either directly or indirectly through Affiliate(s), by Parent.

2.	IPO Corp will acquire a 100% controlling interest, and a minority economic interest, in the Merger Sub, thereby indirectly owning a minority economic interest in Oncor.

3.	Parent intends to cause IPO Corp to conduct an initial public offering (“IPO”) of a class of securities of IPO Corp (“IPO Securities”), which will represent a minority of the voting interests in IPO Corp and an indirect minority economic interest in Oncor. Assuming no exercise of the TTI Conversion (defined below), immediately after the IPO, Parent, either directly or indirectly through Affiliate(s), will own the remainder of the voting interests and none of the economic interests in IPO Corp.

4.	Pursuant to the Investor Rights Agreement, TTI will have the right to transfer all or a portion of its LLC Units (as such term is defined in the Investor Rights Agreement) in Oncor for securities of IPO Corp to reflect its proportionate economic and voting rights in Oncor (the “TTI Conversion”).

5.	Parent will have right to exchange interests in Merger Sub for securities of IPO Corp, including IPO Securities.

6.	Notwithstanding the IPO and/or the TTI Conversion, Parent will have control of IPO Corp and Merger Sub, either directly or indirectly through Affiliate(s).

Exhibit C

Exhibit D

Asbestos Escrow Agreement

(See Attached)

Exhibit D

Exhibit E

Key Regulatory Terms

The specific package of terms and undertakings to be included in the application for the PUCT Approval in connection with the transactions contemplated by the Agreement or the Plan of Reorganization have not yet been finalized, however, the PUCT Approval application will contain in any event the following proposed commitments.

Parent commits that:

1.	Existing EFH/EFIH Legacy Debt - it will extinguish all debt that resides above Oncor at EFIH and EFH, reducing it to zero, immediately following the Closing.

2.	New Debt Solely Dependent on Oncor - it and its subsidiaries, other than Oncor, will not incur, guarantee, or pledge assets in respect of any new debt that is solely or almost entirely dependent on the revenues of Oncor without first seeking PUCT approval. Parent and its Affiliates (other than Oncor) will provide advance notice to potential lenders of new debt issued pursuant to the PUCT approval received under this commitment of its corporate separateness from Oncor and will obtain an acknowledgement of the separateness and non-petition covenants in all such new debt instruments.

3.	Credit Rating - the current credit issuer/corporate ratings of Oncor will be maintained or improved at the time of Closing. If, at any time from the date of closing through December 31, 2020, Oncor’s issuer/corporate rating is not maintained as investment grade by Standard & Poor’s, Moody’s, or Fitch credit ratings agencies, Oncor shall not use the lower credit rating as a justification for a higher regulatory rate of return.

4.	Reliability - for a period of five (5) years, for purposes of Substantive Rule 25.52, system average interruption duration index (“SAIDI”) and system average interruption frequency index (“SAIFI”) standards should be calculated based on Oncor’s forced interruption performance for years 2011, 2013, and 2014. Oncor’s SAIDI standard should be 96.30667 and its SAIFI standard should be 0.94000.

5.	Interconnection Process - Oncor will continue to participate in discussions with PUCT staff and customers to address implementing improvements to its interconnection process.

6.	Headquarters/Management - Oncor will maintain headquarters and management in Dallas County, Texas.

7.	Capital Expenditures - Oncor will fund capital expenditures in the amounts set forth in Oncor’s current long range plan for five (5) years following the date of the closing. Notwithstanding the preceding sentence, Oncor may reduce capital spending due to conditions not under its control, including, without limitations, siting delays, cancellations of projects by third parties, or weaker than expected economic conditions as long as such conditions are reported to the PUCT in Oncor’s annual earnings monitoring report.

Exhibit E

8.	Non-ERCOT Assets – Oncor and Oncor Holdings will not own, operate or construct capital assets outside of ERCOT without prior approval from the PUCT.

9.	Advisory Board - it will establish an advisory board of Texas residents that will meet quarterly with the Chief Executive Officer of Oncor to discuss service and other operational issues.

10.	Oncor Board of Directors - Parent will maintain a separate Board of Directors at Oncor.

11.	Debt-to-Equity Ratio - Oncor’s debt will be limited so that its regulatory debt-to-equity ratio (as determined by the PUCT) is at or below the assumed debt-to-equity ratio established from time to time by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. The calculations of the debt-to-equity ratio for purposes of this commitment will not include goodwill resulting from the Merger.

12.	Rate Settlements - Oncor will comply with all terms and conditions imposed by Oncor’s previous rate settlements.

13.	Rate Case - Oncor will file a general base rate case by July 1, 2017, unless before that date a general base rate case has been initiated by staff of the PUCT or some other party.

14.	Workforce - for two years after closing, each current Oncor employee who is employed on the Closing Date, other than those identified in 17 below, will be provided (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such employee immediately prior to the Effective Time, (ii) aggregate incentive compensation opportunities that are substantially comparable in the aggregate to those provided to such employee immediately prior to the Effective Time, and (iii) employee benefits that are substantially comparable in the aggregate to those provided to such employee immediately prior to the Effective Time, and Oncor will not implement any material involuntary workforce reductions (with respect to either field or corporate personnel) of Oncor employees.

15.	Collective Bargaining Agreement - with respect to any Oncor employee whose terms and conditions of employment are covered by a collective bargaining agreement, the terms and conditions of such employment will continue to be governed by the terms of the applicable collective bargaining agreement, as may be modified from time to time.

16.	Employment Agreements - Oncor will honor any employment, severance, retention, termination, and change in control arrangements of Oncor in accordance with their terms.

17.

Change in Control - Each party hereto hereby acknowledges that, with respect to specified executives of Oncor, (i) a “change in control” or “change of control” within the meaning of each Assumed Plan in which such employee is a participant or to which such employee is a party will occur as a result of the consummation of the Purchase Transactions, and (ii) whether a termination of employment that occurs with respect to such employee constitutes a termination for “good reason” or “without cause” will be determined under the terms of such Assumed Plan. Notwithstanding the foregoing, Oncor shall request each of such executives to execute a valid and non-revocable waiver

Exhibit E

of his or her right to terminate his or her employment for an event specified under items (c) and (f) of the definitions of “Good Reason” specified in the Third Amended and Restated Oncor Executive Change in Control Policy or “Good Reason” specified in the Oncor Amended and Restated Key Employee Change in Control Policy, as applicable.

18.	Benefits - for Oncor employees who become participants in any employee benefit plan of Parent or its Affiliates in connection with the Merger, the prior service of those employees to an Oncor entity will generally be taken into account, for purposes of eligibility and vesting thereunder.

19.	Code of Conduct - Oncor will comply with applicable laws and rules concerning affiliate activities and will file a revised Code of Conduct that will acknowledge that, for purposes of Oncor’s Code of Conduct, Gexa, certain NextEra Energy Resources subsidiaries and any other Parent Affiliates will be considered Texas competitive affiliates to the extent they provide services or sell products in a competitive energy-related market in Texas.

20.	Transaction Costs - none of the fees and expenses of the Merger will be borne by Oncor’s customers. Oncor further commits that it will not seek to include costs of the Merger in its rates.

21.	Pledging of Assets - Oncor will not incur, guaranty, or pledge assets in respect of any incremental new debt related to the Merger at the closing or thereafter. Oncor’s assets shall not be pledged for any entity other than Oncor.

22.	Goodwill - any costs of goodwill of Parent or its Affiliates (including Oncor) will not be included in rate base, cost of capital, or operating expenses in future ratemaking Oncor related proceedings. Write-downs or write-offs of goodwill will not be included in the calculation of net income for dividend payment purposes.

23.	Inter-company Debt - Oncor will not enter into any inter-company debt transactions with Affiliates of Parent following consummation of the Merger and Oncor will not lend money to or borrow money from Parent or its Affiliates.

24.	Separate Books and Records - Oncor will maintain accurate, appropriate, and detailed books, financial records and accounts, including checking and other bank accounts, and custodial and other securities safekeeping accounts that are separate and distinct from those of Parent and its other Affiliates.

25.	Shared Credit Facilities - Oncor will not share any credit facility with Parent or its Affiliates.

26.	Organizational Documents - the organizational documents of Oncor and any modifications to those documents will not be inconsistent with any order approving the Merger.

Exhibit E

27.	Regulatory Modifications - until the Merger closes, Parent and Oncor agree to request approval from the PUCT of any modifications or additions to the approved commitments in this case by other regulatory bodies.

28.	Compliance Reports - for five (5) years post-closing, Oncor will file periodic reports with the PUCT regarding compliance with these commitments. Such reports will be filed at the same time as the annual earnings report under 16 Texas Administrative Code § 25.73 is filed for Oncor. All unexpired commitments will remain in effect after the end of the five-year reporting period and will expire according to their own terms.

29.	Dividends - Oncor shall not make any distributions, dividends, or other payments to Parent or its Affiliates without the prior approval of the PUCT at any time that two or more of Standard & Poor’s, Moody’s, or Fitch credit rating agencies determine that Oncor’s issuer/corporate credit rating is not investment grade.

30.	Separate Name - Oncor shall maintain a name and logo separate and distinct from the names of its competitive Texas affiliates.

31.	No Recovery of Gexa Bad Debt - So long as Oncor is affiliated with Gexa, Oncor will not seek to recover from its customers any costs incurred as a result of a bankruptcy of Gexa.

32.	Bankruptcy Expense - Oncor will not seek recovery in rates of any expenses related to EFH’s bankruptcy.

Exhibit E

Exhibit F

Split Participant Agreement

(See Attached)

Exhibit F

EXECUTION VERSION

AMENDED AND RESTATED SPLIT PARTICIPANT AGREEMENT

This Amended and Restated Split Participant Agreement (the “Agreement”), is dated [•], by and between Oncor Electric Delivery Company LLC, a Delaware limited liability company f/k/a TXU Electric Delivery Company, a Texas Corporation (“Oncor”) and TEX Operations Company LLC (“RTCEH”) (collectively, the “Parties”, and each, a “Party”).

WHEREAS, on April 29, 2014, Energy Future Holdings Corp., a Texas corporation (“EFH”) and certain entities in which it, directly or indirectly, holds an equity interest and certain of their respective subsidiaries (collectively, the “Debtors”), commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. in the United States Bankruptcy Court for the District of Delaware, which cases were jointly administered for procedural purposes only under Case No. 14-10979, Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, Oncor, Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company (“Oncor Holdings”) and their current and former direct and indirect subsidiaries have not been and are not Debtors in the Chapter 11 Cases;

WHEREAS, pursuant to the plan of reorganization confirmed as part of the Chapter 11 Cases (the “Plan”), EFH and RTCEH have been separated (the “Separation”);

WHEREAS, pursuant to the terms of the Plan, certain rights and obligations of EFH will be transferred to and assumed by RTCEH (the “Transfer”);

WHEREAS, the employment of certain current and future retirees of EFH, RTCEH and Oncor (or one of their direct or indirect subsidiaries) has included service that has been allocated to both (i) Oncor Electric Delivery Company LLC, a Delaware limited liability company, (or one of its predecessor regulated electric transmission and distribution utility businesses) and (ii) EFH or one of its direct or indirect subsidiaries that is not a regulated electric transmission and distribution utility (the “Split Participants”) with such allocations set forth under the letters from Aon Hewitt to EFH dated November 13, 2012, which are attached hereto as Exhibit I-A the “Aon Hewitt Welfare Letter” and Exhibit II-A the “Aon Calculation Method”;

WHEREAS, Oncor and EFH and certain of their predecessors have entered into certain agreements to provide for provision of benefits to the Split Participants; and WHEREAS, the Parties desire to enter into this Agreement, which shall amend, restate and otherwise replace certain agreements with respect to the provision of certain post-retirement welfare benefits to certain Split Participants, as specified Schedule I to this Agreement, with respect to the provision of pension benefits to certain Split Participants, as set forth in Schedule II to this Agreement, and with respect to the provision of life insurance benefits to certain Split Participants, as set forth in Schedule III.

NOW, THEREFORE, the Parties hereby agree as follows, it being understood and agreed that the following provisions shall govern with respect to Schedules I, II, and III to this Agreement and all exhibits thereto, unless otherwise provided therein:

1.	Undertakings. This Agreement consists of this Amended and Restated Split Participant Agreement, Schedule I, II, and III hereto and all exhibits to such Schedules. Each of RTCEH and Oncor agrees to perform its obligations set forth in Schedules I, II, and III to this Agreement and all exhibits thereto.

2.	Amendment and Termination. Except as may otherwise be provided in this Agreement, this Agreement may be amended, modified, or supplemented only by written instrument executed by each of the Parties.

3.	No Third Party Beneficiary Rights. Nothing in this Agreement shall create any third party beneficiary rights for any individual or entity, including without limitation, any Split Participant or his/her dependents, nor shall this Agreement be deemed to provide any Split Participant or dependent, or any other individual, with any right to continued coverage under any plan sponsored by Oncor or RTCEH.

4.	Indemnification. Except as may otherwise be provided in this Agreement, and other than with respect to any act or omission of an Indemnitee (as defined herein) that constitutes fraud, intentional or willful misconduct, gross negligence or a breach of fiduciary duty or the terms of this Agreement by such Indemnitee, each Party (“Indemnitor”) agrees to and will defend, protect, indemnify and hold the other Party (“Indemnitee”) harmless from and against all claims, losses, reasonable out-of-pocket expenses, reasonable attorneys’ fees, direct, actual damages, demands, judgments, causes of action, suits, and liabilities (“Claims”): (a) arising from any breach by the Indemnitor of its covenants or agreements set forth in this Agreement; or (b) related to a Party’s rights or obligations under this Agreement including, but not limited to, (i) such indemnifying Party’s operation and administration of the benefit plans, (ii) modification of the benefits by the Party making the decision to modify such benefits or (iii) reduction in the rate of any participant subsidy by the Party implementing such reduction.

5.	Notices. Any notices or other communications to be provided between the Parties hereunder shall be provided in writing (including email or facsimile) to the following addresses:

If to Oncor:

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attn: Ms. Kerri Veitch

Email: kerri.veitch@oncor.com

With copy to: General Counsel

If to RTCEH:

TEX Operations Company LLC

1601 Bryan Street

Dallas, Texas 75201

Attn: Cyndie Ewert

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Email: cyndie.ewert@energyfutureholdings.com

With copy to: General Counsel

6.	Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all understandings and agreements (whether oral or in writing), relating hereto, including the Original Agreement, the 2014 Agreement and the Funding Agreement (in each case as hereinafter defined in Schedule I or II to this Agreement).

7.	Binding Effect. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests and obligations hereunder of either Party may be directly or indirectly assigned or delegated by either Party (in each case, whether (i) by merger, consolidation or dissolution of a Party, (ii) by contract, operation of law or (iii) otherwise) without the express prior written consent of the other Party, and any purported assignment or delegation in violation of this Agreement shall be null and void. For purposes of this Section 7, the term “merger” refers to any merger in which a Party is a constituent entity, regardless of whether it is the surviving or merged entity. As a condition to, and prior to the consummation of, any direct or indirect transfer or other disposition of all or substantially all of its assets (whether in a single transaction or a series of related or unrelated transactions) the Party engaging in such transfer or other disposition shall, subject to the preceding provisions of this Section 7, require the transferee to assume all of such Party’s obligations hereunder.

8.	Severability. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof, and all of such remaining terms shall remain in full force and effect.

9.	Novation. Except for obligations that are due but not paid as of the date of this Agreement, RTCEH and Oncor hereby novate EFH’s obligations under the Original Agreement, the 2014 Agreement and the Funding Agreement.

10.	Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas.

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11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:

Name:

Title:

TEX OPERATIONS COMPANY LLC

By:

Name:

Title:

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SCHEDULE I

POST-RETIREMENT WELFARE BENEFITS

WHEREAS, that certain Agreement entered into by and between TXU Electric Delivery Company, a Texas corporation, and TXU Energy Company LLC, a Delaware limited liability company, dated March 10, 2005 (the “Original Agreement”) set forth certain provisions regarding the allocation to Oncor of a portion of the cost for post-retirement welfare benefits to be provided to Split Participants (which benefits are currently provided under the Oncor Retiree Welfare Plan but which benefits may be provided through a successor plan to the Oncor Retiree Welfare Plan in the future (such plan, together with any such successor plan (but not including the OSPP (as defined below)), collectively referred to as the “Oncor Plan”)) to certain current and future eligible Split Participants as listed on Exhibit A to the Administration Manual (as defined in Section 4 below) who are eligible for a retiree benefits subsidy as of the date hereof, as such Exhibit A may be amended from time to time in accordance with the provisions of the Administration Manual (the “Oncor Plan Split Participants”);

WHEREAS, that certain Split Participant Agreement entered into by and between Oncor and EFH, dated April 28, 2014 and effective July 1, 2014 (the “2014 Agreement”) modified the Original Agreement;

WHEREAS, pursuant to the Original Agreement, as modified by the 2014 Agreement, Oncor is obligated to fund that portion of the welfare benefit costs for the Oncor Plan Split Participants with respect to such Oncor Plan Split Participants’ service allocated to Oncor under the Aon Hewitt Welfare Letter, and EFH is obligated to fund the remaining welfare benefit costs of the Oncor Plan Split Participants, in each case, less the Oncor Plan Split Participants’ contributions;

WHEREAS, pursuant to the 2014 Agreement, beginning on January 1, 2015, Oncor began administering the Oncor Plan, and EFH agreed to pay Oncor for EFH’s portion of the costs associated with providing welfare benefits coverage for the Oncor Plan Split Participants (including certain administrative costs);

WHEREAS, as a result of the Separation and the Transfer, Oncor and RTCEH will not be under “common control” within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”), or part of a “control group” within the meaning of Section 3(40)(B)(ii) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, as a result of the lack of common control under ERISA, among other things, the Oncor Plan could be a multiple employer welfare arrangement as defined in Section 3(40) of ERISA (a “MEWA”) treated as self-insured for purposes of the Texas Insurance Code if both RTCEH and Oncor were to continue to fund the Oncor Plan as described in the 2014 Agreement beyond the Separation and Transfer;

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WHEREAS, the Parties desire to amend and restate within this Schedule I the 2014 Agreement to: (a) provide for the establishment of a separate post-retirement welfare benefit plan for the benefit of the Oncor Plan Split Participants that is a “fully-insured” plan; (b) permit the subsequent conversion of such fully-insured plan to a “self-funded” or “partially-funded” plan if a written and binding advisory opinion from the Employee Benefits Security Administration of the U.S. Department of Labor (“DOL”) is issued to the effect that the Oncor Split Participant Plan is not a MEWA as defined in 3(40) of ERISA (such “fully-insured” and/or “self-funded” or “partially-funded” plan is hereinafter referred to as the “Oncor Split Participant Plan” or “OSPP”); and (c) set forth the funding obligations of RTCEH and Oncor under the OSPP; and WHEREAS, it is the intention of the Parties that RTCEH’s and Oncor’s obligations with respect to the costs of post-retirement welfare benefits for the Oncor Plan Split Participants under the OSPP shall continue to be allocated in a manner consistent with the past practices of Oncor and EFH under the Oncor Plan prior to the Separation and the Transfer and in accordance with the Aon Hewitt Welfare Letter.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Transition Period. Oncor will continue to provide medical (including prescription drug coverage), vision, life insurance and dental benefits to the Oncor Plan Split Participants, to the extent eligible, under the Oncor Plan, on the same terms and conditions as heretofore provided under the Oncor Plan (including on a self-insured basis for purposes of medical, prescription drug, and dental coverage) through the last day of the calendar year following the year of the Separation and Transfer, or such earlier date as determined in Oncor’s discretion (the “Transition Period”), provided however, that Oncor shall have given advance written notice to RTCEH of such earlier date not less than ninety (90) days prior to such date. During the Transition Period, RTCEH shall pay its portion of (i) the aggregate benefit obligation costs, subject to the cap established by EFH in 2012 (as further described in the Administration Manual (as defined below) and the memorandum from Aon Hewitt to EFH, dated August 7, 2015 (the “Aon Memorandum”), attached hereto as Exhibit I-B), with respect to medical, prescription drug, vision, life insurance and dental benefits for each Oncor Plan Split Participant, and (ii) the Administrative Costs (as defined below), each of the foregoing as allocated pursuant to the Aon Hewitt Welfare Letter and historical practice between Oncor and EFH except, in each instance, as may be provided otherwise in the Administration Manual. During the Transition Period, RTCEH shall not amend or terminate the amount of its contribution (determined consistent with the Aon Hewitt Welfare Letter) that it provides for Oncor Plan Split Participant benefit obligation costs.

2.	Establishment of Separate Oncor Split Participant Plan.

a.	Effective no later than immediately following the end of the Transition Period, Oncor shall have established, with insurers selected by Oncor, a separate fully-insured post-retirement welfare benefit plan for the Oncor Plan Split Participants and shall have transferred the liabilities associated with such fully-insured plan from the Oncor Plan to the OSPP.

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b.	At any time, either Party may apply for a written and binding advisory opinion from the DOL to the effect that the OSPP or a similar alternative post-retirement welfare benefit arrangement is not, or would not be, a MEWA. In the event that such requested advisory opinion is obtained to the reasonable satisfaction of the Parties, the Parties may mutually agree to convert the funding status of the OSPP from a fully-insured arrangement to a “self-funded” or “partially-funded” arrangement.

3.	Coverage and Benefits under the Oncor Split Participant Plan.

a.	No later than immediately following the end of the Transition Period, to the extent an Oncor Plan Split Participant is or would otherwise become eligible for medical (including prescription drug coverage), vision, dental, and life insurance benefits under the Oncor Plan according to its terms in effect as of the end of the Transition Period, such Oncor Plan Split Participant shall be or will become eligible for such benefits under the OSPP. Subject to Section 9, Oncor shall use commercially reasonable efforts to offer benefits under the OSPP that are in the aggregate substantially equivalent to those benefits offered to former Oncor employees who are retirees under the Oncor Plan (“Substantial Coverage Equivalence”); provided, however that Oncor’s obligations pursuant to this sentence shall be deemed satisfied if it (i) determines, in its sole but good faith judgment, that no available insurance product provides Substantial Coverage Equivalence and (ii) offers an insurance product that, in its sole but good faith judgment, provides benefits that are as close as reasonably possible to Substantial Coverage Equivalence. The determination of Substantial Coverage Equivalence shall not take into account any incremental cost attributable to the OSPP’s status as a fully-insured plan when compared to the Oncor Plan’s status as a self-insured arrangement. Oncor shall be deemed to comply with this Section 3(a) if both: (i) Oncor determines, in its sole but good faith judgment, that the cost to the Oncor Plan Split Participants of benefits that provide Substantial Coverage Equivalence is unduly burdensome to the Oncor Plan Split Participants, and (ii) Oncor instead provides such benefit options based on and reflecting the Oncor Subsidy (as defined below) that, in Oncor’s sole but good faith judgment, are collectively in the best interests of the Oncor Plan Split Participants. Nothing in this Section 3 shall diminish Oncor’s obligations under Section 9.

b.

As further set forth in the Administration Manual, Oncor shall timely provide to RTCEH information on the benefits and coverages to be provided under the OSPP, including any changes in benefits, as compared to the benefits provided to former Oncor employees who are retirees under the Oncor Plan. Any active employees who will be eligible for benefits under the OSPP following retirement will not be eligible for such benefits under any welfare plans maintained by RTCEH after retirement so long as this Schedule I is in effect. Active employees who are future eligible Oncor Plan Split Participants shall continue to be credited with service for purposes of determining the premium subsidies provided to them by

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Oncor and RTCEH for post-retirement welfare benefits in accordance with the practice in effect for such crediting of service as of the date of this Agreement. Oncor shall for all purposes, including those relating to the Oncor Plan Split Participants, be the sponsor of the OSPP, and Oncor or its designee shall be the plan administrator for the OSPP. In no event shall Oncor be (i) limited in any way in offering benefits to participants under any of its other plans as it determines, in its sole but good faith judgment, or (ii) required to incur any expense related to benefits offered to Oncor Plan Split Participants that is greater than has been determined reasonable by the Public Utility Commission of Texas pursuant to Section 36.065 of the Texas Utilities Code (the Public Utility Regulatory Act (PURA)).

4.	Allocation of Costs under the Oncor Plan and the Oncor Split Participant Plan.

a.	The Aon Hewitt Welfare Letter describes the current and past practices of allocating the costs associated with providing post-retirement welfare benefit coverage for the Oncor Plan Split Participants between Oncor and EFH, including the practices prior to the Separation and the Transfer, and the Parties agree that such practices will be continued by RTCEH and Oncor following the Separation and the Transfer for so long as this Schedule I is in effect except as otherwise provided herein or in the Administration Manual. RTCEH and Oncor will each continue to pay its own portion of the costs (including Administrative Costs, as defined below) associated with providing welfare benefit coverage for the Oncor Plan Split Participants according to the allocations set forth in the Aon Hewitt Welfare Letter subject to both: (i) as to the RTCEH portion of the costs, the cap described in the Administration Manual and the Aon Memorandum; and (ii) the ability of RTCEH and Oncor to reduce the amount of their respective contributions in accordance with the provisions described in this Agreement.

b.	Following the Transition Period, RTCEH shall not amend or terminate the amount of the contribution it provides for Oncor Plan Split Participant premium subsidies unless it provides at least one hundred fifty (150) days’ notice to Oncor and such advanced notice to Oncor Plan Split Participants as required by any applicable law of such amendment or termination, and provided that such amendment or termination may only become effective as of the first day of a plan year. RTCEH shall be fully responsible for any additional administrative expenses that may be incurred by Oncor as a result of RTCEH’s amendment and termination of the premium subsidies it provides to the Oncor Plan Split Participants.

c.

For each plan year that the OSPP is a fully-insured arrangement, RTCEH will pay Oncor for RTCEH’s share of the costs associated with providing post- retirement welfare benefits to the Oncor Plan Split Participants (including the annual premium, Administrative Costs and the Overhead Fee, as defined below) calculated using the methodologies described in the Aon Hewitt Welfare Letter in accordance with the procedures set forth in this Section 4 and the administration manual attached hereto as Exhibit I-C containing details regarding the operations and administration of the Oncor Plan during the Transition Period and the OSPP following the Transition

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Period, developed and mutually agreed to by the Parties and as amended from time to time by written consent of the Parties to the extent specified therein (the “Administration Manual”). Oncor shall invoice RTCEH monthly for RTCEH’s monthly premium subsidy, and monthly share of the Administrative Costs and Overhead Fee. Each invoice shall have sufficient details as to the Administrative Costs as to allow RTCEH to identify and reconcile its share of the Administrative Costs. RTCEH will pay Oncor any undisputed amount of an invoice within thirty (30) days of receipt and disputed amounts shall be reconciled in accordance with the dispute resolution process set forth in the Administration Manual.

d.	As further set forth in the Administration Manual, Oncor will perform periodic true-up calculations of RTCEH’s aggregate premium subsidies paid to Oncor. Oncor will notify RTCEH in writing of the results of these true-up calculations promptly after the calculations are completed and will, upon request, provide RTCEH with the information relied upon to make its calculations. As further set forth in the Administration Manual, Oncor will also perform periodic true-up calculations of RTCEH’s share of the Administrative Costs paid to Oncor. Oncor shall keep and retain full and accurate records relating to the calculation of RTCEH’s aggregate premium subsidies, the Administrative Costs including RTCEH’s allocable share of such costs, vendor invoices, insurance carrier statements and any true-up calculations (the “SPA Records”). Oncor shall preserve such SPA Records for each calendar year for seven (7) calendar years following the end of such calendar year. During such period, RTCEH or its agents shall have the right, at RTCEH’s sole expense, to review such SPA Records during Oncor’s normal business hours, provided that such right may be exercised by RTCEH no more than once per calendar year. For any year that the OSPP is a self-insured arrangement or is a partially fully-insured and partially self-insured arrangement, the Parties agree that the terms of the Administration Manual shall govern the payment, subsidy and true-up calculations associated with the OSPP. Any disputed amounts shall be reconciled in accordance with the dispute resolution process set forth in the Administration Manual, provided, however, that RTCEH must notify Oncor of any disputed amounts by within two (2) years after receipt of a true-up calculation. After two (2) years from receipt of a true-up calculation, RTCEH may not dispute any item in such true-up calculation and Oncor will have no obligation to make any reimbursements pursuant to such true-up calculation.

e.

For purposes of this Schedule I, “Administrative Costs” shall mean with respect to the plan under which the Oncor Plan Split Participants are being provided with post-retirement welfare benefits, the total annual amount of administrative costs and expenses incurred by Oncor, relating to Oncor Plan Split Participants, in sponsoring, maintaining and administering the Oncor Plan or the OSPP (as applicable), including without limitation, proportionate costs associated with communications to Oncor Plan Split Participants, third party vendor/benefit provider administrative costs and costs of legal compliance (e.g., preparing Form 5500s, summaries of benefits and coverage, summary plan descriptions, summary annual reports and other applicable reporting and disclosure requirements), set-up and other costs associated with creating and adopting the OSPP, costs associated with developing an open

9

enrollment process for Oncor Plan Split Participants and calculating premium subsidies, and external actuarial, legal, consulting and accounting fees and costs of Oncor in sponsoring, maintaining and administering the Oncor Plan or the OSPP (as applicable).

f.	Commencing on January 1 following the date of this Agreement, in addition to the Administrative Costs described above, RTCEH will pay Oncor an annual administration fee as set forth in the Administration Manual to cover a portion of administrative overhead expenses Oncor incurs with respect to maintenance of the Oncor Plan or the OSPP (as applicable) (the “Overhead Fee”).

5.	Administration. Oncor shall in all respects be responsible for the customary administration of retiree welfare benefits for the Oncor Plan Split Participants. For the avoidance of doubt, such administration services shall include but may not be limited to: benefit distributions; vendor selection, oversight and management; benefits strategy and plan design; participant communications, including but not limited to those required by law; benefit accounting and claims processing; issue resolution; IRS Form W-2 processing for group term life insurance coverage; Retiree Club communications and inquiries; participant data and records management; selection and rollout of technology and support; and engagement of actuarial, accounting, consulting and legal services related to the Oncor Plan, OSPP, and any other arrangement by which Oncor provides the Oncor Subsidy. Oncor agrees that it will give RTCEH a reasonable opportunity to preview all participant communications created by or under Oncor’s direction that relate to material plan changes or amendments prior to the distribution of such communications to the Oncor Plan Split Participants. Notwithstanding anything in this Agreement to the contrary, RTCEH will be responsible for any initial communications to Oncor Plan Split Participants regarding any reduction in or termination of its payment of premium subsidies for post-retirement welfare benefits provided under the Oncor Plan or the OSPP (as applicable) on behalf of Oncor Plan Split Participants. RTCEH agrees that it will give Oncor a reasonable opportunity to preview any such communications prior to the distribution of such communications to the Oncor Plan Split Participants and will notify Oncor of the anticipated distribution date for such communications. Oncor agrees that it will send to RTCEH a copy of all communications provided to Oncor Plan Split Participants contemporaneous with the distribution of such communications to such Oncor Plan Split Participants.

6.

Oncor Plan and OSPP Amendment, Modification or Termination. Nothing in this Schedule I shall be deemed to constitute a provision of, or an amendment to the Oncor Plan, OSPP or any other benefit plan maintained by either Oncor or RTCEH. During the Transition Period, Oncor agrees it will not materially amend or modify (with an amendment or modification being deemed material only if such amendment or modification would require Oncor to send a summary of material modifications to participants under applicable law) or terminate the Oncor Plan or, if applicable, the OSPP with respect to the benefits available to the Oncor Plan Split Participants, other than as contemplated herein or as required by applicable law, without the written consent of RTCEH, which consent will not be unreasonably withheld. Subject to the requirements of Section 9 herein, in the event that either (i) RTCEH reduces the amount of the contribution

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that it provides for Oncor Plan Split Participant benefits under the OSPP by 50% or more as compared to the contributions of EFH as of immediately before the date of this Agreement (a “50% RTCEH Subsidy Reduction”) or (ii) RTCEH fails to make any payment due under this Schedule I (including the Administration Manual) within ninety (90) days of its due date, Oncor may, in its sole and absolute discretion, modify or terminate the OSPP.

7.	No Third Party Beneficiary Rights. Nothing in this Schedule I shall create any third party beneficiary rights for any individual, including without limitation, any Oncor Plan Split Participant or his/her dependents, nor shall this Schedule I be deemed to provide any Oncor Plan Split Participant or dependent, or any other individual, with any right to continued coverage under the OSPP or any other plan of Oncor or RTCEH. This Schedule I relates solely to the Oncor Plan Split Participants and does not affect Oncor’s welfare benefit obligations related to any participant who is not an Oncor Plan Split Participant.

8.	Schedule I Amendment, Modification, or Termination.

a.	This Schedule I may be amended or terminated by written agreement of the Parties.

b.	This Schedule I will automatically terminate in the event that Oncor terminates the Oncor Plan during the Transition Period or each of the Oncor Plan, the OSPP, and any alternative arrangement provided under Section 9 following the Transition Period.

c.	Without limiting the generality of the foregoing, in the event that RTCEH shall fail to pay the contribution that it provides for Oncor Plan Split Participant benefits within: (i) thirty (30) days of its due date, Oncor may, subject to any limitations set forth in the Administration Manual, invoice the Oncor Plan Split Participants for such amounts unpaid by RTCEH, and (ii) ninety (90) days of its due date, Oncor may terminate the OSPP and provide benefits to such Oncor Plan Split Participants from and after the date of the OSPP termination pursuant to Section 9 below.

9.	Oncor’s Post-Separation and Transfer Obligation. Notwithstanding any other provision in this Agreement to the contrary, Oncor shall after the Separation and Transfer offer an arrangement under which Oncor shall provide a subsidy (“Oncor Subsidy”) for post-retirement medical (including prescription drug coverage) and life insurance benefits for Oncor Plan Split Participants, as applicable, for as long as Oncor offers such benefits and provides a per-participant subsidy for such benefits to retirees under the Oncor Plan. If upon (i) a 50% RTCEH Subsidy Reduction or (ii) a failure of RTCEH to make any payment due under this Schedule I (including the Administration Manual) within ninety (90) days of its due date, Oncor terminates the OSPP pursuant to Section 6 or Section 8(c), for as long as Oncor offers such benefits and provides a per-participant subsidy for such benefits to retirees under the Oncor Plan, Oncor shall determine the benefits to be offered to Oncor Plan Split Participants in its sole and absolute discretion under this Section 9 (which shall in all events include the Oncor Subsidy and may include cash payments to the Oncor Plan Split Participants equal to the Oncor Subsidy in lieu of the provision of any post-retirement benefits), and Sections 3 and 6 shall have no further force or effect.

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10.	Cooperation. The Parties agree to cooperate with each other in any reasonable manner to carry out the terms of this Agreement. RTCEH acknowledges and agrees that in order to facilitate operation of the Oncor Plan and the OSPP, as the case may be, Oncor will need information from RTCEH with respect to each Oncor Plan Split Participant who retired or retires from RTCEH or its affiliates and their predecessors, and RTCEH agrees to provide such information to Oncor in the manner and at the times specified in the Administration Manual. Oncor acknowledges and agrees that Oncor shall provide to RTCEH information required to fulfill its obligations under this Agreement, including, without limitation, Oncor Plan Split Participant contact information, information regarding plan amendments, actuarial data, and accounting information, on an annual basis, or more frequently upon request as may be further specified in the Administration Manual. The Parties agree to work together in good faith, as necessary, to implement an appropriate approach that satisfies any new regulatory requirements applicable to the OSPP in the future.

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SCHEDULE II

RETIREMENT PLAN OBLIGATIONS

WHEREAS, the Parties acknowledge that, pursuant to the Plan, RTCEH has assumed the EFH Retirement Plan from EFH and as a result RTCEH sponsors, maintains and administers (or, if applicable, will sponsor, maintain and administer) the EFH Retirement Plan that covers certain Split Participants (“EFH Split Participants”);

WHEREAS, the Separation Agreement by and between TXU Corp., a Texas corporation and Oncor Holdings dated October 10, 2007 set forth certain provisions regarding the shared funding of pension benefits under the EFH Retirement Plan for the EFH Split Participants (such provisions are hereinafter collectively referred to as the “Funding Agreement”);

WHEREAS, RTCEH shall for all purposes be the sponsor of the EFH Retirement Plan and RTCEH or its designee shall be plan administrator for the EFH Retirement Plan;

WHEREAS, the Parties desire and agree to continue to share the costs of funding of the EFH Retirement Plan as described in this Schedule II; and NOW, THEREFORE, the Parties hereby agree as follows:

1.

Aon Calculation Method. The Parties acknowledge and agree to continue to utilize the methods of allocating liabilities, costs and expenses associated with the EFH Retirement Plan that are in effect on the date hereof, including (i) the method of allocating any amount that may be required to be contributed to any trust established for the purpose of funding benefits under the EFH Retirement Plan, and (ii) the method for allocating between the Parties pension liabilities, costs and expenses under the EFH Retirement Plan (which method is described in the direct 2008 rate case testimony filed with the Public Utilities Commission of Texas by Don Shipman, and more specifically described in the letter from Aon Hewitt to EFH dated November 13, 2012, addressing pension benefits, which is attached hereto as Exhibit II-A (together with any mutually-agreed upon updates to said allocations, the “Aon Calculation Method”)). The Parties agree that the Aon Calculation Method is fair, appropriate and non-arbitrary, and that, pursuant to such method, each Party will bear its fair share of such liabilities, costs and expenses. The term “Allocable Liabilities” shall mean, with respect to each Party, the projected benefit obligations allocated to such Party by the enrolled actuary for the EFH Retirement Plan in accordance with the Aon Calculation Method. The Parties further agree that Allocable Liabilities shall be calculated by taking into account, if applicable, (i) any plan termination liability; (ii) any premiums payable to the Pension Benefit Guaranty Corporation (the “PBGC”); (iii) the cost of obtaining annuities; and (iv) any other costs or expenses under the EFH Retirement Plan. The term “Allocable Assets” shall mean, with respect to each Party, the fair value of the plan assets allocated to such Party by the enrolled actuary for the EFH Retirement Plan in accordance with the Aon Calculation Method. For avoidance of doubt, the Parties acknowledge that the Aon Calculation Method utilizes Generally Accepted Accounting Principles (“GAAP”) to calculate Allocable Liabilities and Allocable Assets for an ongoing plan and a plan undergoing a “standard” plan termination as defined in ERISA § 4041(b), and that the Aon Calculation Method utilizes the actuarial assumptions outlined in 29

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C.F.R. § 4044 in the event of a “distress” or “involuntary” plan termination as defined in ERISA § 4041(c) or 4042. RTCEH shall not alter or otherwise change the Aon Calculation Method without the prior written agreement of Oncor other than as otherwise required by law. RTCEH as sponsor of the EFH Retirement Plan may amend the EFH Retirement Plan at any time, as required by federal laws, in order to ensure that the EFH Retirement Plan maintains its qualified plan status and is in compliance with the requirements of any applicable collective bargaining agreement, ERISA, the Code and other applicable laws. Except as set forth in the immediately preceding sentence, RTCEH further agrees it will not amend, modify or terminate the EFH Retirement Plan during the Transition Period without the consent of Oncor, which consent will not be unreasonably withheld and will not, without the consent of Oncor, which will not be unreasonably withheld, amend, modify or terminate the EFH Retirement Plan at any time thereafter if such amendment, modification or termination reflects a material increase in the accrued benefit provided to any Split Participant and that would result in a material increase in Oncor’s Allocable Liabilities with respect to the EFH Retirement Plan.

2.	Ongoing Reimbursement by Oncor to RTCEH in Respect of EFH Retirement Plan.

a.	Prior to the start of each plan year commencing after the year of the Separation and Transfer, the actuary for the EFH Retirement Plan will send a statement to Oncor and RTCEH identifying each Party’s share of the required minimum contributions (determined in accordance with Code Section 412 and ERISA Section 302) (each such contribution a “Minimum Contribution,” and collectively, the “Minimum Contributions”) with respect to the EFH Retirement Plan for such plan year and the due dates for the same, together with supporting documentation showing the calculation of such Minimum Contributions. Each Party’s share of each Minimum Contribution shall be calculated by multiplying the amount of such Minimum Contribution by the percentage determined by dividing (i) such Party’s “Allocable Share of Unfunded Benefit Liabilities” (as defined below) by (ii) the sum of (A) such Party’s Allocable Share of Unfunded Benefit Liabilities plus (B) the other Party’s Allocable Share of Unfunded Benefit Liabilities (each such Party’s portion of the Minimum Contribution as so determined is hereafter referred to as such Party’s “Allocable Share of Minimum Contribution”). In the event the sum of all of Oncor’s Allocable Share of Minimum Contributions for a plan year exceeds its Allocable Share of Unfunded Benefit Liabilities for such plan year, Oncor’s total Allocable Share of Minimum Contributions for such plan year shall be reduced to equal its Allocable Share of Unfunded Benefit Liabilities for such plan year, and RTCEH shall be responsible for the difference. In the event the Allocable Share of Unfunded Benefit Liabilities for both Oncor and RTCEH are both zero, but there is a scheduled minimum contribution for the year, all scheduled contributions will be allocated to RTCEH.

b.	If the actuary cannot provide an allocation prior to the first required contribution for a plan year, the Parties agree that the actuary may provide an allocation based on an estimate of the contribution and its allocation (with any differences between the estimated allocation and the final allocation reflected in subsequent contributions after the final allocation is completed).

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c.	For each plan year, the actuary for the EFH Retirement Plan will perform a true-up calculation of each Party’s Allocable Share of Unfunded Benefit Liabilities for such plan year and shall adjust each Party’s Allocable Share of Minimum Contribution accordingly for the next plan year.

d.	RTCEH shall tender each Minimum Contribution (including, for the avoidance of doubt, Oncor’s Allocable Share of Minimum Contribution and RTCEH’s Allocable Share of Minimum Contribution) to the EFH Retirement Plan trust no later than ten (10) days prior to its due date. Within ten (10) days of receipt by Oncor from RTCEH of written documentation evidencing RTCEH’s contribution to the trust established for the EFH Retirement Plan of the total Minimum Contribution due (including, for the avoidance of doubt, Oncor’s Allocable Share of Minimum Contribution and RTCEH’s Allocable Share of Minimum Contribution), Oncor agrees to pay to RTCEH its Allocable Share of Minimum Contribution. In the event RTCEH does not contribute all or a portion of a Minimum Contribution to the trust established for the EFH Retirement Plan by the due date of such Minimum Contribution, Oncor may tender the unpaid portion of its Allocable Share of Minimum Contribution on behalf of RTCEH directly to the trust established for the EFH Retirement Plan. Notwithstanding any provision of this Schedule II to the contrary, the payment by Oncor of its funding obligation under this Section 2 is conditioned on RTCEH making a corresponding contribution in respect of its Allocable Share of Minimum Contribution. Oncor’s payment to RTCEH pursuant to this Section 2 shall reimburse RTCEH for the amount RTCEH tendered to the EFH Retirement Plan with respect to Oncor’s Allocable Share of Minimum Contribution.

e.	For purposes of this Schedule II, the term “Allocable Share of Unfunded Benefit Liabilities” with respect to each Party shall mean the positive difference (if any) between (i) the applicable Party’s Allocable Liabilities minus (ii) the applicable Party’s Allocable Assets, as determined in accordance with Section 1 of this Schedule II on an ongoing basis. If a Party’s Allocable Assets exceeds such Party’s Allocable Liabilities, the Party’s Allocable Share of Unfunded Benefit Liabilities shall be zero. In calculating a Party’s “Allocable Share of Unfunded Benefit Liabilities,” Allocable Assets and Allocable Liabilities shall be determined as of the end of the year preceding the relevant contribution year.

f.	For the year in which the Separation and Transfer occurs, the Party’s agree to provide any required minimum funding contributions in accordance with a statement to be provided by the actuary following the effective date of this Agreement.

3.	Specific Event Reimbursement by Oncor to RTCEH in Respect of EFH Retirement Plan. In the event that in any given plan year the enrolled actuary of the EFH Retirement Plan determines that any of the benefit restrictions under Code Section 436 (“Benefit Restrictions”) may, in its reasonable discretion, apply to the EFH Retirement Plan, the enrolled actuary shall calculate the contribution amount owed by each Party to avoid the Benefit Restrictions based on each Party’s Allocable Share of Unfunded Benefit Liabilities and shall advise the Parties of the timing of the required contributions; provided, however, that if a Party’s Allocable Share of Unfunded Benefit Liabilities is zero, the other Party shall tender the entire contribution amount necessary to avoid the Benefit Restrictions.

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Oncor shall, upon written request from RTCEH, which request shall include supporting documentation showing the calculation of such contribution amount owed and evidence of RTCEH’s payment to the trust under the EFH Retirement Plan of such amount (the “Benefit Restriction Request”), timely tender to RTCEH its Allocable Share of Unfunded Benefit Liabilities up to the maximum amount required to avoid Benefit Restrictions. For the avoidance of doubt, Oncor shall not remit payment to RTCEH in accordance with this Section 3 until RTCEH has contributed such amount to the trust under the EFH Retirement Plan. Notwithstanding any provision of this Schedule II to the contrary, the payment by Oncor of its funding obligation under this Section 3 is conditioned on RTCEH making a corresponding contribution in respect of its Allocable Share of Unfunded Benefit Liabilities unless RTCEH’s Allocable Share of Unfunded Benefit Liabilities is zero at the time such contribution is necessary. RTCEH shall timely tender its Allocable Share of Unfunded Benefit Liabilities up to the maximum amount owed to avoid Benefit Restrictions as well as the amount of the Benefit Restriction Request to the EFH Retirement Plan trust. Oncor’s payment of the Benefit Restriction Request to RTCEH shall reimburse RTCEH for the amount RTCEH tendered to the EFH Retirement Plan with respect to the Benefit Restriction Request. In the event that RTCEH fails to timely tender the amount of the Benefit Restriction Request to the EFH Retirement Plan trust, Oncor will tender the amount of the Benefit Restriction Request on behalf of RTCEH directly to the EFH Retirement Plan trust.

4.	Plan Termination. In the event that RTCEH wishes to terminate the EFH Retirement Plan under a standard or distress termination, RTECH shall provide Oncor with notice of at least one hundred fifty (150) days prior to the proposed termination date. In the event RTCEH receives written notice of the PBGC’s intent to initiate an involuntary termination of the EFH Retirement Plan, RTCEH shall promptly provide Oncor with such written notice. In the case of a standard, distress, or involuntary plan termination, the EFH Retirement Plan enrolled actuary shall calculate the (i) plan termination liability and (ii) any other costs or expenses under the EFH Retirement Plan, in accordance with the assumptions for terminating such plan and each Party shall pay its respective share of the plan termination liability by the date indicated by the enrolled actuary, which shall in each case be prior to the date(s) mandated by ERISA. Notwithstanding any provision of this Schedule II to the contrary, in the event that Oncor has a funding obligation under this Section 4 as a result of a standard termination, the payment by Oncor of its funding obligations under this Section 4 is conditioned on RTCEH making a corresponding contribution in respect of its share of such termination liabilities. Upon satisfaction of Oncor’s payment of such liability and other costs and expenses, Oncor shall have no further obligation to RTCEH in respect of the EFH Retirement Plan other than as provided in this Agreement.

5.	Contributing Sponsor Status. Notwithstanding any other provision of this Agreement or Schedule II to the contrary, the Parties acknowledge and agree that Oncor’s obligation in respect of the funding of the EFH Retirement Plan is solely a contractual obligation to RTCEH under this Agreement and that Oncor shall be liable under this Schedule II only for its Allocable Share of Unfunded Benefit Liabilities and shall not be liable for RTCEH’s Allocable Share of Unfunded Benefit Liabilities under the EFH Retirement Plan. It is the intent of the Parties that Oncor is not and will not become a “contributing sponsor” of the EFH Retirement Plan as such term is defined in ERISA Section 4001(a)(13), and nothing contained in this Schedule II or otherwise in this Agreement shall be construed otherwise.

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6.	Plan Administrative Expenses. Except as otherwise provided in Exhibit II-B, the Parties agree that Permissible Expenses (as defined below) shall be charged against each party’s Allocable Assets in proportion to each party’s Allocable Assets compared to the total assets under the EFH Retirement Plan as of the date designated by the plan administrator. The term “Permissible Expenses” includes those expenses properly payable from the plan assets of the EFH Retirement Plan in accordance with ERISA. Expenses that are not properly payable from plan assets shall be allocated in accordance with historical practice.

7.	Dispute Resolution. Notwithstanding any provision of this Agreement to the contrary, Oncor may engage its own enrolled actuary to calculate its Allocable Liabilities, Allocable Assets, Allocable Share of Unfunded Benefit Liabilities, and any and all payments to be made by Oncor in accordance with this Schedule II. If the Parties’ enrolled actuaries do not agree on any such calculations, the Parties agree that they shall cause each enrolled actuary to prepare and deliver to the other a statement setting forth the enrolled actuary’s calculation and methodologies. The Parties agree to negotiate in good faith for 60 days following receipt of such statements in order to come to an agreement as to such calculations. If, at the end of such 60 day period, the enrolled actuaries and the Parties have not resolved such disputes, the two enrolled actuaries shall select a third enrolled actuary, and such third enrolled actuary shall determine which of the calculation and methodologies prepared by the two prior enrolled actuaries is correct. Such new enrolled actuary’s determination shall be set forth in a written statement delivered to the Parties and the determination shall be final, binding and non-appealable. All fees and expenses of such third enrolled actuary shall be borne 50% by Oncor and 50% by RTCEH.

8.	Reservation of Rights. Nothing in this Schedule II shall be deemed to constitute a provision of, or an amendment to the EFH Retirement Plan or any other benefit plan maintained by either Oncor or RTCEH, nor shall this Schedule II be deemed to limit, in any way, the authority of either Oncor or RTCEH to amend or terminate their respective benefit plans from time to time in accordance with the terms of such plans except as otherwise provided in Section 1 hereof.

9.	No Third Party Beneficiary Rights. Nothing in this Schedule II shall create any third party beneficiary rights for any individual, including without limitation, any EFH Split Participant or his/her beneficiary, nor shall this Schedule II be deemed to provide any EFH Split Participant or beneficiary, or any other individual, with any right to continued coverage under the EFH Retirement Plan or any other plan of Oncor or RTCEH. This Schedule II relates solely to the EFH Retirement Plan and does not affect RTCEH’s obligation to any participant or beneficiary who is not an EFH Split Participant.

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10.	Termination. This Schedule II will automatically terminate in the event that (a) the EFH Retirement Plan is terminated; or (b) benefits under the EFH Retirement Plan are no longer payable to EFH Split Participants.

11.	Representation on EFH Retirement Plan Investment Committee. During the term of the obligations under this Schedule II the investments of the trust for the EFH Retirement Plan shall be governed by a committee (the “Investment Committee”), and Oncor shall have the right to have three (3) voting members named by Oncor when the Investment Committee has seven (7) voting members.

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SCHEDULE III

LIFE INSURANCE

WHEREAS, certain retirees of Oncor, RTCEH and their predecessors and affiliates may be eligible for life insurance subsidies from both Oncor and RTCEH; and WHEREAS, the Parties have agreed to address the provision of life insurance benefits to such retirees in accordance with this Schedule III.

NOW, THEREFORE, the Parties hereby agree as follows:

1. On [•], RTCEH will pay Oncor $[negotiated amount based on actuarial calculation] for full payment of the life insurance premiums for Split Participants in proportion to their non-regulated service.

2. Oncor will assume all of EFH’s obligations and liabilities with respect to life insurance benefits being provided to the Split Participants listed in the attached Exhibit III-A.

3. Oncor will continue providing the same level of life insurance benefits currently provided.

4. If Oncor terminates the life insurance benefits being provided to the Split Participants listed on Exhibit III-A prior to the date that all amounts paid in Section 1 of this Schedule III have been used by Oncor to pay or fund premiums for such life insurance benefits, Oncor shall pay to RTCEH the net amount paid under Section 1 less the actual out-of-pocket amounts used to pay life insurance premiums for such participants through the date on which such benefits are terminated.

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EXHIBIT I-A

AON HEWITT WELFARE LETTER

20

EXHIBIT I-B

AON HEWITT MEMORANDUM

21

EXHIBIT I-C

ADMINISTRATION MANUAL

The Parties will work together to finalize the Administration Manual prior to the TCEH Effective Date (as defined in the Plan) in form and substance reasonably acceptable to the Parties.

22

EXHIBIT II-A

AON CALCULATION METHOD

EXHIBIT II-B EXPENSES

23

EXHIBIT III-A

LIFE INSURANCE SPLIT PARTICIPANT LIST

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Exhibit G

Tax Matters Agreement

(See Attached)

Exhibit G

FORM OF

TAX MATTERS AGREEMENT

BY AND AMONG

ENERGY FUTURE HOLDINGS CORP.,

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC,

EFIH FINANCE INC.,

[MERGER SUB]

AND

[REORGANIZED TCEH]

DATED AS OF [THE TCEH EFFECTIVE DATE]

i

ii

FORM OF

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of [the TCEH Effective Date] (the “TCEH Effective Date”), is entered into by and among Energy Future Holdings Corp., a Texas Corporation (“EFH”), Energy Future Intermediate Holding Company LLC, a Delaware Limited Liability Company (“EFIH”), EFIH Finance Inc., a Delaware corporation (“EFIH Finance”), and [Reorganized TCEH], a Delaware limited liability company that is either (a) an indirect wholly owned Subsidiary of EFH in the Spin-Off (as defined below) or (b) an entity newly formed by a designee of the TCEH Supporting First Lien Creditors in the Taxable Separation (as defined below) (“Reorganized TCEH”), and [Merger Sub] (“Merger Sub”), a [•] and a direct wholly-owned Subsidiary of NextEra Energy, Inc., a Florida corporation (“Parent”) (Merger Sub, together with EFH, EFIH, and EFIH Finance, the “EFH Parties”, and the EFH Parties, together with Reorganized TCEH, the “Parties”).1

RECITALS2

WHEREAS, on April 29, 2014 EFH and certain entities in which it holds an equity interest (collectively, the “Debtors”) commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, the Bankruptcy Court has approved the restructuring of the Debtors pursuant to the Second Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 8687] (as amended, the “Plan”);

WHEREAS, pursuant to the Plan, Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company and a wholly owned, indirect subsidiary of EFH, and its direct and indirect subsidiaries will be restructured pursuant to (a) certain transactions required to achieve and preserve the Spin-Off Intended Tax Treatment (as defined below), including the Contribution, the Reorganized TCEH Conversion, the Distribution, and the Spin-Off Preferred Stock Sale (each, as defined below, and collectively, the “Spin-Off”) or (b) certain transactions required to achieve and preserve the Taxable Separation Intended Tax Treatment (as defined below) (the “Taxable Separation”);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, TCEH (a) formed Reorganized TCEH as a new subsidiary of TCEH before the TCEH Effective Date and (b) formed [the Preferred Stock Entity], a Delaware limited liability company (the “Preferred Stock Entity”) as a new subsidiary of TCEH before the TCEH Effective Date;

[1]	Note to Draft: Changes made to appropriately implement the Merger subject to potential revision.
[2]	Note to Draft: Recitals and other descriptive provisions to be appropriately revised/conformed to reflect the Plan and other definitive documentation, including Merger Agreement.

1

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, on the TCEH Effective Date, except for liabilities assumed by Reorganized TCEH pursuant to the Plan, all other Claims against the TCEH Debtors will be canceled in connection with the Distribution (as defined below);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, pursuant to the Separation Agreement, (a) TCEH will transfer all of TCEH’s interests in its subsidiaries (excluding the stock of TCEH Finance, Inc. (“TCEH Finance”)) to Reorganized TCEH; and (b) the EFH Debtors will transfer (i) the equity interests in the Reorganized EFH Shared Services Debtors (or with the consent of TCEH and the TCEH Supporting First Lien Creditors, the assets and liabilities of the Reorganized EFH Shared Services Debtors related to the TCEH Debtors’ operations) and (ii) with the consent of TCEH and the TCEH Supporting First Lien Creditors, certain other assets, liabilities, and equity interests related to the TCEH Debtors’ operations (including the equity interests of non-Debtor EFH Properties Company or the lease for the Debtors’ corporate headquarters at “Energy Plaza” held by EFH Properties Company (but not including any cash on hand at EFH Properties Company, which shall be transferred to EFH)), in exchange for which TCEH shall receive (i) 100% of the Reorganized TCEH membership interests and (ii) the net Cash proceeds of the New Reorganized TCEH Debt (or at the TCEH Supporting First Lien Creditors’ election, all or a portion of such New Reorganized TCEH Debt) (together, the “Contribution”);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, immediately following the Contribution but before the Spin-Off Preferred Stock Sale (as defined below), the Preferred Stock Entity will convert from a Delaware limited liability company to a Delaware corporation (the “Preferred Stock Entity Conversion”);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, immediately following the Preferred Stock Entity Conversion but before the Reorganized TCEH Conversion (as defined below), and consistent with the procedures in Exhibit G of the Original Plan Support Agreement, as modified in certain respects with respect to determination and consent rights: (a) Reorganized TCEH will contribute the equity in the Contributed TCEH Debtors, or, potentially, certain assets or joint interests in certain assets, to the Preferred Stock Entity (such contribution to the Preferred Stock Entity of such equity and, potentially such assets, in an amount that is expected to result in the Basis Step-Up) in exchange for (i) the Preferred Stock Entity’s common stock and (ii) the Reorganized TCEH Sub Preferred Stock; (b) immediately thereafter, and pursuant to a prearranged and binding agreement, Reorganized TCEH will sell all of the Reorganized TCEH Sub Preferred Stock to one or more third party investors in exchange for Cash; provided, however, that Holders of TCEH First Lien Claims shall not be permitted to purchase the Reorganized TCEH Sub Preferred Stock; and (c) Reorganized TCEH will distribute such Cash to TCEH to fund recoveries under the Plan (together, the “Spin-Off Preferred Stock Sale”);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, immediately following the Spin-Off Preferred Stock Sale, Reorganized TCEH shall convert from a Delaware limited liability company into a Delaware corporation (the “Reorganized TCEH Conversion”);

WHEREAS, pursuant to the Plan, in the event the Spin-Off occurs, immediately following the Reorganized TCEH Conversion, TCEH will make a Pro Rata distribution of the Reorganized TCEH Common Stock and the net Cash proceeds, if any, of the New Reorganized TCEH Debt and the Spin-Off Preferred Stock Sale received in the Contribution to Holders of Allowed TCEH First Lien Claims (the “Distribution”);

2

WHEREAS, each of EFCH, TCEH, TCEH Finance, and certain other entities, including certain of EFH’s direct and indirect Subsidiaries will be dissolved and liquidated in accordance with and to the extent provided in the Plan (including, if applicable, the Taxable Separation Memorandum) and applicable law and EFH’s direct and indirect equity interests in certain of its other Subsidiaries (other than EFIH and Oncor) will either be (a) cancelled or abandoned or (b) reinstated, in either case pursuant to and in accordance with the Plan;

WHEREAS, pursuant to the Plan and the [Merger Agreement] (the “Merger Agreement”), EFH will merge with and into Merger Sub following the Distribution (and other interim transactions) (the “Merger”), with Merger Sub surviving as a wholly-owned subsidiary of Parent;

WHEREAS, it is intended that, if the Spin-Off occurs, for U.S. federal income tax purposes, (a) the Contribution, the Reorganized TCEH Conversion and the Distribution will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355, and 356 of the Code, (b) the contribution described in clause (a) of the definition of the Spin-Off Preferred Stock Sale will be treated as a taxable sale of the assets of the Preferred Stock Entity pursuant to Section 1001 of the Code resulting in the Basis Step-Up (together with clause (a), the “Spin-Off Intended Tax Treatment” and, together with the Taxable Separation Intended Tax Treatment (as defined below), the “Intended Tax Treatment”), and (c) the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and is not intended to cause the Spin-Off to fail to qualify for the Spin-Off Intended Tax Treatment;

WHEREAS, if the Taxable Separation occurs, such Taxable Separation shall occur pursuant to the Taxable Separation Memorandum, such Taxable Separation is intended to include the transactions required or advisable to cause the TCEH Debtors to directly or indirectly transfer all of their assets to Reorganized TCEH (or one or more of its subsidiaries) in a transaction that is intended to be treated as a taxable sale or exchange pursuant to Section 1001 of the Code and not (in whole or in part) as a tax-free transaction (under Section 368 of the Code or otherwise) (the “Taxable Separation Intended Tax Treatment”);

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing and defense of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment;

WHEREAS, Reorganized TCEH is entering into this Agreement, in part, because Holders of the TCEH First Lien Claims, including, significantly, the TCEH First Lien Ad Hoc Committee, will not agree to support the Plan without the protections provided for and represented by this Agreement; and

WHEREAS, this Agreement has been approved by the Bankruptcy Court and will be effective upon the Distribution. In the event of any conflict between this Agreement and the Plan, the Plan shall govern.

3

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 9.02.

“Additional Spin-Off Preferred Stock Sale Tax” means (i) an amount (but not less than zero) equal to fifty percent (50%) of U.S. federal alternative minimum tax liability (including any adjustments pursuant to a Final Determination), if any, that results from the limitation on the utilization of the net operating losses to offset gain recognized from the Spin-Off Preferred Stock Sale under Section 56(d)(1)(A) of the Code, plus (ii) an amount (but not less than zero) equal to the regular Income Tax liability (and any corollary state and local Tax liability) (excluding any alternative minimum Tax) of the EFH Group in its taxable year in which the Spin-Off Preferred Stock Sale is consummated and attributable to the Spin-Off Preferred Stock Sale, calculated by determining the excess of (a) the EFH Group tax liability (determined, for the avoidance of doubt, by taking into account the gain on the Spin-Off Preferred Stock Sale pursuant to a Final Determination) over (b) the EFH Group tax liability as Finally Determined, assuming the Spin-Off Preferred Stock Sale did not occur and the Spin-Off was consummated without the Spin-Off Preferred Stock Sale; provided, that for purposes of such calculation, it shall be assumed that (w) in the event of a Tax-Free Transaction Failure described in Section 2.05(a) or Section 2.05(b), such Tax-Free Transaction Failure shall be ignored, and therefore (1) the Contribution, the Reorganized TCEH Conversion and Distribution shall be treated as qualifying for clause (a) of the definition of the Spin-Off Intended Tax Treatment, and (2) the EFH Group shall be treated as recognizing no gain because of the application of Sections 355(d) or 355(e) of the Code to the Distribution, (x) the “consolidated year” (within the meaning of Section 1503(e)(2)(B) of the Code) ended on the Distribution Date, (y) the EFH Group recognized no income, gain, loss or deduction as a result of transactions occurring outside the ordinary course of business in the taxable year that contains the Distribution Date (other than (1) Specified Tax Items (if any) attributable to any Historical TCEH Entity and (2) items directly resulting from other transactions expressly contemplated by the Plan, solely to the extent the Plan relates to the Reorganized TCEH Entities and to EFH Properties Company and EFH Shared Services Debtors to the extent that assets thereof (rather than equity interests therein) are transferred), and (z) the Agreed Tax Attributes shall be as reported on the EFH Group’s Tax Return as originally filed, but adjusted to take into account, pursuant to any Final Determination, (1) any disallowances or increases of such Agreed Tax Attributes (or the component items of loss or deduction thereof) and (2) any utilization of such Agreed Tax Attributes arising out of items of income or gain allocable to any Historical TCEH Entity (other than any such utilization attributable to a Tax-Free Transaction Failure (other than as a result of a Reorganized TCEH Breach)); provided, further, that in the event of a Tax-Free Transaction Failure described in Section 2.05(a) or Section 2.05(b), the amount described in this clause (ii) shall not exceed such amount determined as if clause (w) above did not apply.

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“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; provided, that notwithstanding the foregoing, Affiliates of EFH shall be deemed to exclude the Reorganized TCEH Entities following the Distribution.

“Agreed Tax Attributes” means 100% of the aggregate amount of net losses, net operating losses, and net capital losses (but only to the extent such net capital losses are deductible under applicable tax law against gain recognized on the Spin-Off Preferred Stock Sale) (in each case, including carryovers), available to the EFH Group as of the Distribution Date (determined (a) as if the “consolidated year” (within the meaning of Section 1503(e)(2)(B) of the Code) of the EFH Group ended on the TCEH Effective Date and (b) without regard to any income, gain, loss or deduction generated as a result of the Spin-Off Preferred Stock Sale or transactions occurring outside the ordinary course of business on the Distribution Date after the Spin-Off Preferred Stock Sale (other than (x) Specified Tax Items (if any) attributable to any Historical TCEH Entity and (y) items directly resulting from the Spin-Off or the Taxable Separation (as applicable)), such amount to be reasonably determined by the TCEH Supporting First Lien Creditors in consultation with EFH.

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Basis Step-Up” means the increase in the U.S. federal income tax basis in the assets transferred or deemed transferred to the Preferred Stock Entity pursuant to the Spin-Off Preferred Stock Sale.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Recitals.

“Covered Transaction” means the Contribution, the Reorganized TCEH Conversion and Distribution, the Spin-Off Preferred Stock Sale, and any other transaction contemplated by the Plan or the Transaction Agreements.

“Debtors” has the meaning set forth in the Recitals.

“Deferred Intercompany and ELA Items” means intercompany items (as such term is defined in Treasury Regulations Section 1.1502-13(b)(2)) and excess loss account (as such term is defined in Treasury Regulations Section 1.1502-19(a)) that are accelerated into income as a result of the Distribution pursuant to Treasury Regulations Section 1.1502-13(d) or Section 1.1502-19 and any corollary state and local items and amounts.

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“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date the Distribution occurs.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties, and/or additions to Tax.

“EFH” has the meaning set forth in the Preamble, and, for the avoidance of doubt, all references to EFH shall include Merger Sub following the Merger.

“EFH Breach” means (a) a breach of one or more covenants in Article VI by any Reorganized EFH Entity or any of its Affiliates or (b) an EFH Notified Action.

“EFH Consolidated Corporation” has the meaning set forth in Section 2.04(a)(i).

“EFH Group” means the “affiliated group” (within the meaning of Section 1504(a)(1) of the Code), and any consolidated, combined, aggregate, or unitary group under state or local law, of which EFH is the common parent.

“EFH Notified Action” has the meaning set forth in Section 6.01(c).

“EFH Parties” has the meaning set forth in the Preamble.

“EFH Plan” means a bankruptcy plan of reorganization of any EFH Debtor or EFIH Debtor.

“EFH Shared Services Debtors” means, collectively: (a) EFH Corporate Services Company; (b) Dallas Power and Light Company, Inc.; (c) EFH CG Holdings Company LP; (d) EFH CG Management Company LLC; (e) Lone Star Energy Company, Inc.; (f) Lone Star Pipeline Company, Inc.; (g) Southwestern Electric Service Company, Inc.; (h) Texas Electric Service Company, Inc.; (i) Texas Energy Industries Company, Inc.; (j) Texas Power and Light Company, Inc.; (k) Texas Utilities Company, Inc.; (l) Texas Utilities Electric Company, Inc.; and (m) TXU Electric Company, Inc.

“EFH Taxes” means (a) any Taxes of the EFH Group (including, for the avoidance of doubt, Taxes arising from any adjustment to any interest expense, discharge of indebtedness income or gain under Section 1001 of the Code with respect to indebtedness of any of such entities) for periods (and portion of a Straddle Period) ending on or before the Distribution Date that are not specifically included within the definition of Reorganized TCEH Taxes, including, for the avoidance of doubt, without duplication, (i) any Taxes attributable to or arising from the ownership or operation of any business retained by any Reorganized EFH Entity, in each case, as determined pursuant to Section 2.03 and Section 2.04, (ii) if the Spin-Off occurs, Income Taxes imposed on a Reorganized TCEH

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Entity attributable to a Tax-Free Transaction Failure and allocated to the EFH Parties pursuant to Section 2.05(a) or Section 2.05(b), (iii) if the Spin-Off occurs, the alternative minimum tax allocated to the EFH Parties pursuant to Section 2.04(d)(iii), (iv) Transfer Taxes allocated to the EFH Parties pursuant to Section 2.04(d)(i), and (v) Taxes resulting from any action by any Reorganized EFH Entity outside of the ordinary course of business on the Distribution Date; (b) any Taxes imposed on any Reorganized EFH Entity for periods (or portion of a Straddle Period) beginning after the Distribution Date; and (c) any other Taxes allocated to the EFH Parties pursuant to Section 2.04.

“EFIH” has the meaning set forth in the Preamble.

“EFIH Finance” has the meaning set forth in the Preamble.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, (c) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered by the jurisdiction imposing the Tax or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations. “Finally Determined” has a correlative meaning.

“Historical EFH Entity” means the EFH Parties and any entity that was a Subsidiary of EFH prior to the Distribution (including for this purpose, any restructuring transactions done in preparation for the Distribution), other than any Historical TCEH Entity.

“Historical TCEH Entity” means TCEH and any entity that was a Subsidiary of TCEH prior to the Distribution (including for this purpose, any restructuring transactions done in preparation for the Distribution). For the avoidance of doubt, the EFH Shared Services Debtors and EFH Properties Company are not Historical TCEH Entities.

“Income Taxes” means any Taxes in whole or in part based upon, measured by, or calculated with respect to net income or profits, net worth or net receipts (including any alternative minimum Tax and the Texas Margin Tax). For the avoidance of doubt, Income Taxes do not include sales, use, real or personal property, or transfer or similar Taxes.

“Indemnified Party” means, with respect to a matter, a Person that is entitled to seek indemnification under this Agreement with respect to such matter.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated to provide indemnification under this Agreement with respect to such matter.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys acting in their official capacity.

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“IRS Submissions” means all submissions to the IRS in connection with requests for the Private Letter Ruling.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.01(c).

“Oncor Entities” means Oncor Electric Delivery Holdings Company LLC and its Subsidiaries (including Oncor Electric Delivery Company LLC).

“Opinion” means an opinion (including an Unqualified Tax Opinion) received by a Party with respect to certain Tax aspects of the Covered Transactions.

“Original Plan Support Agreement” means that certain amended and restated plan support agreement, dated as of September 11, 2015, by and among the Debtors and the other parties thereto.

“Parties” has the meaning set forth in the Preamble.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company, association, unincorporated organization or other entity, including a governmental authority.

“Plan” has the meaning set forth in the Recitals.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Preferred Stock” has the meaning set forth in the Recitals.

“Preferred Stock Entity” has the meaning set forth in the Recitals.

“Preferred Stock Entity Conversion” has the meaning set forth in the Recitals.

“Private Letter Ruling” means a private letter ruling issued by the IRS addressing the qualification of the Contribution, the Reorganized TCEH Conversion, and the Distribution as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Code and certain other matters, together with any amendments or supplements thereto (including any supplemental ruling obtained by a Party pursuant to Section 6.01(c)).

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Reorganized EFH Entity” means the EFH Parties and any entity that is a Subsidiary of EFH immediately after the Distribution (including, for the avoidance of doubt, EFCH, TCEH and TCEH Finance).

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“Reorganized EFH Shared Services Debtors” means the EFH Shared Services Debtors as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Distribution Date.

“Reorganized TCEH” has the meaning set forth in the Preamble and, for the avoidance of doubt, all references to Reorganized TCEH shall include Reorganized TCEH following the Contribution.

“Reorganized TCEH Breach” means (a) a breach of one or more covenants in Article VI by any Reorganized TCEH Entity or any of its Affiliates or (b) a Reorganized TCEH Notified Action.

“Reorganized TCEH Consolidated Corporation” has the meaning set forth in Section 2.04(a)(i).

“Reorganized TCEH Entity” means Reorganized TCEH or any entity that is a Subsidiary of Reorganized TCEH immediately after the Distribution (which shall include, for the avoidance of doubt, the Reorganized EFH Shared Services Debtors and EFH Properties Company, to the extent the equity interests in such entities are transferred pursuant to the Contribution).

“Reorganized TCEH Notified Action” has the meaning set forth in Section 6.01(c).

“Reorganized TCEH Taxes” means (a) if the Spin-Off occurs, any Income Taxes imposed on EFH and its Subsidiaries attributable to a Tax-Free Transaction Failure and allocated to Reorganized TCEH pursuant to Section 2.05(c) and Section 2.05(d), (b) for periods (and the portion of any Straddle Period) ending on or before the Distribution Date, as determined pursuant to Section 2.03 and Section 2.04, (i) any Taxes, including any Specified Tax Items, attributable to any Historical TCEH Entity and (ii) any Taxes attributable to or arising from the ownership or operation of any business or assets contributed to or held on the Distribution Date by any Historical TCEH Entity (in each case in this clause (b), (x) including, for the avoidance of doubt, any Taxes resulting from any adjustments to any interest expense, discharge of indebtedness income or gain under Section 1001 of the Code with respect to indebtedness of any of such entities (regardless whether such indebtedness is treated as indebtedness of any such entity for federal income tax purposes) and (y) such Taxes determined on a standalone basis and without regard to any contractual, successor, transferee liability or any liability under Treasury Regulations Section 1.1502-6 or similar provisions of state or local tax law), other than, if the Spin-Off occurs, (A) any Taxes resulting from a Tax-Free Transaction Failure, other than Taxes allocated to the Reorganized TCEH Entities pursuant to Section 2.05(c) and Section 2.05(d), (B) any Taxes resulting from the Spin-Off Preferred Stock Sale, other than Taxes allocated to the Reorganized TCEH Entities pursuant to Section 2.04(d)(iv) and (C) any Taxes allocated to the EFH Parties pursuant to Section 2.04(d)(v), (c) any Taxes imposed on any Reorganized TCEH Entity for periods (or portion of a Straddle Period) beginning after the Distribution Date, (d) any Transfer Taxes allocated to Reorganized TCEH pursuant to Section 2.04(d)(i), (e) the Additional Spin-Off Preferred Stock Sale Tax, and (f) any Taxes resulting from any action by any Reorganized TCEH Entity outside of the ordinary course of business on the Distribution Date, except as a result of any action that is expressly contemplated by the Plan or the Transaction Agreements.

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“Restriction Period” has the meaning set forth in Section 6.01(b).

“Section 108(i) Items” means items of income or gain or other Tax items resulting from the acceleration of all discharge of indebtedness income of the EFH Group that was previously deferred under Section 108(i) of the Code.

“Specified Tax Items” means Section 108(i) Items and Deferred Intercompany and ELA Items (if any) and corollary state and local items and amounts.

“Spin-Off” has the meaning set forth in the Recitals.

“Spin-Off Intended Tax Treatment” has the meaning set forth in the Recitals.

“Spin-Off Preferred Stock Sale” has the meaning set forth in the Recitals.

“Stepped-Up TCEH Asset” means, any asset of the TCEH Debtors whose U.S. federal income tax basis immediately after the transactions contemplated by the Plan is determined by reference to its fair market value on the Distribution Date in accordance with the Spin-Off Intended Tax Treatment or the Taxable Separation Intended Tax Treatment, as applicable.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not.

“Taxable Separation” has the meaning set forth in the Recitals.

“Taxable Separation Intended Tax Treatment” has the meaning set forth in the Recitals.

“Tax Attributes” means net operating losses, capital losses, alternative minimum tax credits, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period.

“Tax Benefit” means any decrease in Tax payments actually required to be made to a Taxing Authority (or any increase in any Refund otherwise receivable from any Taxing Authority) including any decrease in Tax payments (or increase in any Refund) that actually results from an increase in Tax Attributes (computed on a “with” or “without” basis).

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“Tax Cost” means any increase in Tax payments actually required to be made to a Taxing Authority (or any reduction in any Refund otherwise receivable from any Taxing Authority), including any increase in Tax payments (or reduction in any Refund) that actually results from a reduction in Tax Attributes (computed on a “with or without” basis).

“Tax-Free Transaction Failure” means, if the Spin-Off occurs, (a) the failure of the Contribution, the Reorganized TCEH Conversion and Distribution to qualify for clause (a) of the definition of the Spin-Off Intended Tax Treatment, and (b) the recognition of any gain by the EFH Group because of the application of Sections 355(d) or 355(e) of the Code to the Distribution.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases, decreases or otherwise impacts Taxes paid or payable.

“Tax Materials” means (a) the Private Letter Ruling, (b) any Opinion, (c) the IRS Submissions, (d) any representation letter from a Party or any Affiliate thereof supporting an Opinion, and (e) any other materials delivered or deliverable by a Party or any Affiliate thereof in connection with the rendering of an Opinion or the issuance by the IRS of the Private Letter Ruling.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax, and any amended Tax return or claim for Refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS and the Office of the Texas Comptroller of Public Accounts).

“TCEH” has the meaning set forth in the Recitals.

“TCEH Effective Date” has the meaning set forth in the Recitals.

“TCEH Finance” has the meaning set forth in the Recitals.

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“Texas Margin Tax” means any tax payable pursuant to Section 171.001 et seq. of the Texas Tax Code, as amended.

“Transfer Taxes” means any transfer, stamp, documentary, sale, use, registration, value-added or other similar Taxes imposed with respect to the Spin-Off, the Taxable Separation, or any other transaction contemplated by the Plan (including any restructuring of the EFH Parties or a direct or indirect acquisition of an interest in Oncor).

“Treasury Regulations” means the proposed, final, and temporary income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to the EFH Parties, Parent, and Reorganized TCEH, to the effect that a transaction or action will not (i) affect the Spin-Off Intended Tax Treatment and (ii) negate any of the other rulings provided in the Private Letter Ruling. Each of the EFH Parties and Reorganized TCEH acknowledges that Paul, Weiss, Rifkind, Wharton & Garrison LLP, Kirkland & Ellis LLP, Chadbourne & Parke LLP, and KPMG LLP are reasonably acceptable to such entity.

Section 1.02 Construction. When a reference is made in this Agreement to an Article, a Section, an Exhibit, the Preamble or the Recitals, such reference shall be to an Article, a Section, an Exhibit, the Preamble or the Recitals of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. Capitalized terms not defined herein have the meaning assigned to them in the Plan. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 1.03 References to Time. All references in this Agreement to times of the day shall be to New York City time.

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ARTICLE II

Preparation, Filing, and Payment of Taxes Shown Due on Tax Returns

Section 2.01 Tax Returns.

(a) Tax Returns Prepared by EFH. EFH shall prepare and file (or cause to be prepared and filed) each Tax Return required to be filed by a Reorganized EFH Entity (including, for the avoidance of doubt, the U.S. federal income Tax Return of the EFH Group and all state income and franchise Tax Returns including members of the EFH Group for all periods ending on or before the Distribution Date) and shall pay, or cause such Reorganized EFH Entity to pay, all Taxes shown to be due and payable on each such Tax Return; provided, that the Reorganized TCEH Entities shall jointly and severally reimburse EFH for any such Taxes that are Reorganized TCEH Taxes, and EFH shall prepare and provide to Reorganized TCEH for filing each Tax Return, if any, including EFH Taxes required to be filed by a Reorganized TCEH Entity after the Distribution Date; provided, however, that for any periods following the Distribution Date but prior to the emergence of EFH from chapter 11 proceedings, obligations with respect to the preparation and filing of Tax Returns shall be governed by the Transition Services Agreement.

(b) Reorganized TCEH Entity Tax Returns. Reorganized TCEH shall prepare (other than as specified in Section 2.01(a)) and file (or cause to be prepared and filed) each Tax Return required to be filed by a Reorganized TCEH Entity after the Distribution Date and shall pay, or cause be paid, all Taxes shown to be due and payable on such Tax Return; provided, that the EFH Parties shall jointly and severally reimburse Reorganized TCEH for any such Taxes that are EFH Taxes.

Section 2.02 Tax Return Procedures.

(a) Manner of Tax Return Preparation. Subject to Section 5.03, unless otherwise required by a Taxing Authority or by applicable law, the Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement, including the applicable Intended Tax Treatment, the Tax Materials, and (to the extent not in conflict with this Agreement, the applicable Intended Tax Treatment and the Tax Materials) commercial practice. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement.

(b) Right to Review Certain Returns Prepared by EFH. In the case of any Tax Return described in Section 2.01(a), (i) the portion (if any) of such Tax Return that relates to Reorganized TCEH Taxes or would reasonably be expected to adversely affect the Tax position of any Reorganized TCEH Entity shall (to the extent permitted by law) be prepared in a manner described in Section 2.02(a) and (ii) EFH shall provide a draft of such Tax Return to Reorganized TCEH for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, ten (10) days. EFH shall consider in good faith any reasonable comment received from Reorganized TCEH at least three (3) days prior to the Due Date for such Tax Return. In the event that neither the Intended Tax Treatment, the Tax Materials nor commercial practice are applicable to a particular item or matter,

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EFH shall determine the reporting of such item or matter in good faith in consultation with Reorganized TCEH. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 9.02. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by EFH and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, the EFH Parties shall be jointly and severally responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return EFH is required to file under Section 2.01(a), except to the extent that such late filing is primarily caused by the failure of any Reorganized TCEH Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(c) Right to Review Certain Returns Prepared by Reorganized TCEH. In the case of any Tax Return described in Section 2.01(b) that relates to EFH Taxes or that would reasonably be expected to adversely affect the Tax position of any Reorganized EFH Entity, (i) such Tax Return shall (to the extent permitted by law) be prepared in a manner described in Section 2.02(a) and (ii) Reorganized TCEH shall provide a draft of such Tax Return to EFH for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, or in the case of any such Tax Return filed on a monthly basis or property Tax Return, ten (10) days. Reorganized TCEH shall consider in good faith any reasonable comment received from EFH at least three (3) days prior to the Due Date for such Tax Return. In the event that neither the Intended Tax Treatment, the Tax Materials nor commercial practice are applicable to a particular item or matter, Reorganized TCEH shall determine the reporting of such item or matter in good faith in consultation with EFH. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 9.02. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by Reorganized TCEH and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, each Reorganized TCEH Entity shall be jointly and severally responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return Reorganized TCEH is required to file under Section 2.01(b) except to the extent that such late filing is primarily caused by the failure of any Reorganized EFH Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(d) Tax Reporting. Unless otherwise required by law, if the Spin-Off occurs, EFH and Reorganized TCEH, as applicable, shall file the appropriate information and statements, as required by Treasury Regulations Sections 1.355-5(a) and 1.368-3, with the IRS, and shall retain the appropriate information relating to the Contribution, the Reorganized TCEH Conversion and the Distribution as described in Treasury Regulations Sections 1.355-5(d) and 1.368-3(d).

(e) Amendments. Any amendment of any Tax Return described in Section 2.01 of any Reorganized TCEH Entity shall be subject to the same procedures required for the preparation of such type of Tax Return of such Reorganized TCEH Entity pursuant to this Section 2.02. Any amendment of any Tax Return described in Section 2.01 of any Reorganized EFH Entity shall be subject to the same procedures required for the preparation of such type of Tax Return of such Reorganized EFH Entity pursuant to this Section 2.02.

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Section 2.03 Straddle Period Tax Allocation. To the extent permitted by law, EFH and Reorganized TCEH shall elect, or cause an election to be made, to close the taxable year of each Reorganized TCEH Entity as of the close of the Distribution Date. In the case of any Straddle Period, the amount of any Income Taxes attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of such Reorganized TCEH Entity as of the close of the Distribution Date; provided, that in the case of Non-Income Taxes that are periodic Taxes (e.g., property Taxes) and exemptions, allowances, and deductions that are calculated on an annual basis (such as depreciation deductions), such Taxes, exemptions, allowances, and deductions shall be allocated between the portion of the Straddle Period ending at the end of the Distribution Date and the portion beginning after the Distribution Date based upon the ratio of (a) the number of days in the relevant portion of the Straddle Period to (b) the number of days in the entire Straddle Period; provided, however, that in allocating any such exemptions, allowances, or deductions (or increase in such amounts) between the two periods that comprise a Straddle Period, any such items that relate to an asset or property that was sold, acquired or improved during the Straddle Period shall be allocated on a daily basis solely among the days in the Straddle Period during which such asset was owned or such improvement existed; provided, further, that Taxes that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) to a portion of the Distribution Date following the Distribution, shall be allocable to the portion of the Straddle Period beginning after the Distribution Date.

Section 2.04 Allocation of Taxes.

(a) Income Taxes. Income Taxes (other than Income Taxes allocated pursuant to Section 2.04(b), Section 2.04(d), and Section 2.05) shall be allocated in an appropriate manner, consistent with commercial practice, and as follows:

(i) In the case of U.S. federal regular Income Taxes, in proportion to the separate taxable income (calculated in a manner consistent with Treasury Regulations Section 1.1552-1(a)(1) and determined without regard to any items the Income Taxes for which are allocated pursuant to Section 2.04(b), Section 2.04(d), and Section 2.05) attributable to (x) any Reorganized EFH Entity (treated as if all of the assets and liabilities of such entities were combined into a single corporation) (such single corporation, the “EFH Consolidated Corporation”), including any business or assets retained by such entities following the Distribution Date, on the one hand, and (y) any Reorganized TCEH Entity (treated as if all of the assets and liabilities of such entities were combined into a single corporation) (such single corporation, the “Reorganized TCEH Consolidated Corporation”), including any business or assets contributed to or otherwise held by such entities following the Distribution Date, on the other hand.

(ii) In the case of Texas Margin Tax, the methodology specified in Section 2.04(a)(i) shall be applied, and Texas Margin Tax shall be allocated, based on the separate taxable margins of the EFH Consolidated Corporation, on the one hand, and the Reorganized TCEH Consolidated Corporation, on the other hand.

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(b) Alternative Minimum Taxes. Alternative minimum Taxes (other than alternative minimum Taxes allocated pursuant to Section 2.04(d) and Section 2.05) shall be allocated in proportion to the respective separate amounts of alternative minimum tax of the EFH Consolidated Corporation, on the one hand, and the Reorganized TCEH Consolidated Corporation, on the other hand.

(c) Non-Income Taxes. Except as provided in Section 2.04(d)(i), Non-Income Taxes shall be allocated between the EFH Parties, on the one hand, and Reorganized TCEH, on the other hand, based on the applicable items attributable to or arising from any business retained by any Reorganized EFH Entity, on the one hand, and any business contributed to (or otherwise held on the Effective Date by) any Reorganized TCEH Entity, on the other hand, that contribute to such Taxes (e.g., sales Taxes and value added Taxes shall be allocated to the EFH Parties to the extent arising from taxable sales made by any business retained by any Reorganized EFH Entity). In the event that any Non-Income Tax is not attributable to (and does not arise from) any items relating to any business (e.g., capital Taxes imposed based on the authorized stock), such Non-Income Taxes shall be allocated between the EFH Parties, on the one hand, and Reorganized TCEH, on the other hand, in proportion to the net taxable income of any business retained by any Reorganized EFH Entity, on the one hand, and any business contributed to (or otherwise held on the Effective Date by) any Reorganized TCEH Entity, on the other hand.

(d) Other Taxes.

(i) Transfer Taxes, if any, related to or arising as a result of the Spin-Off or the Taxable Separation shall be allocated one hundred percent (100%) to the TCEH Parties. Transfer Taxes, if any, arising as a result of restructuring of the EFH Parties or a direct or indirect acquisition of an interest in Oncor shall be allocated one hundred percent (100%) to the EFH Parties. Other Transfer Taxes, if any, will be allocated to the EFH Parties if they constitute items attributable to the EFH Consolidated Corporation and to Reorganized TCEH if they constitute items attributable to the Reorganized TCEH Consolidated Corporation.

(ii) If the Spin-Off occurs, Income Taxes attributable to a Tax-Free Transaction Failure shall be allocated as set forth in Section 2.05.

(iii) If the Spin-Off occurs, an amount (but not less than zero) equal to fifty percent (50%) of U.S. federal alternative minimum tax liability (including any adjustments pursuant to a Final Determination), if any, that results from the limitation on the utilization of the net operating losses to offset gain recognized from the Spin-Off Preferred Stock Sale under Section 56(d)(1)(A) of the Code shall be allocated to the EFH Parties.

(iv) If the Spin-Off occurs, the Additional Spin-Off Preferred Stock Sale Tax shall be allocated to Reorganized TCEH.

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(v) If the Spin-Off occurs and there has been no Tax-Free Transaction Failure, any discharge of indebtedness income or gain under Section 1001 of the Code arising from any discharge of indebtedness shall be allocated to the EFH Parties.

(e) Allocation of Tax Attributes. Tax Attributes, if any, remaining after the Distribution (other than net operating losses) shall be allocated in accordance with the Private Letter Ruling or, if not addressed in the Private Letter Ruling, between the Reorganized EFH Entities, on the one hand, and the Reorganized TCEH Entities, on the other hand, in accordance with the Code and Treasury Regulations, including Treasury Regulations Section 1.1502-76 (and any applicable state, local and foreign Laws) and, with respect to earnings and profits, as initially requested in the IRS Submissions. The allocation of such Tax Attributes shall be determined by treating the Reorganized TCEH Entities as one consolidated group and the Reorganized EFH Entities as a separate and distinct consolidated group. Any disputes shall be resolved by the Accounting Firm in accordance with Section 9.02. The EFH Parties and Reorganized TCEH hereby agree to compute all Taxes consistently with the determination of the allocation of Tax Attributes pursuant to this Section 2.04(e) unless otherwise required by a Final Determination. For the avoidance of doubt, in the event the Taxable Separation occurs, no Tax Attributes (other than tax basis) shall be allocated to the Reorganized TCEH Entities unless otherwise required by a Final Determination.

Section 2.05 Allocation of Separation-Related Taxes. If the Spin-Off occurs:

(a) No-Fault. Income Taxes attributable to a Tax-Free Transaction Failure, to the extent not allocated pursuant to Sections 2.05(b), (c) or (d), shall be allocated to the EFH Parties.

(b) EFH Breach. Income Taxes principally attributable to a Tax-Free Transaction Failure as a result of an EFH Breach shall be allocated to the EFH Parties.

(c) Reorganized TCEH Breach. Incomes Taxes principally attributable to a Tax-Free Transaction Failure as a result of Reorganized TCEH Breach shall be allocated to the Reorganized TCEH Entities.

(d) Certain Actions by TCEH Creditors and Holders of Reorganized TCEH Stock and Securities. Income Taxes principally attributable to a Tax-Free Transaction Failure resulting from any action taken by the TCEH Creditors or by holders of stock or securities in Reorganized TCEH with respect to their interests that (i) causes the Distribution not to satisfy the continuity of interest requirement set forth in Treasury Regulations Section 1.368-1(e) or 1.355-2(c)(1), (ii) results in the imposition of any Income Taxes under Section 355(d) or Section 355(e) of the Code with respect to the Distribution, or (iii) results in the Distribution failing to satisfy the device test set forth in Treasury Regulations Section 1.355-2(d), shall be allocated to Reorganized TCEH.

Section 2.06 Audits/Redeterminations. Any redetermined Taxes or Tax Attributes resulting from an audit shall be allocated between the EFH Parties, on the one hand, and Reorganized TCEH, on the other hand, in the same manner as they would have been allocated had the redetermined amounts been known at the time the original Tax liability was computed.

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Section 2.07 Expenses. Except as provided in Section 9.02 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.08 Timing of Payments. Any reimbursement of Taxes under Section 2.01 shall be made upon the later of (a) two (2) business days before the Due Date of such payment of such Taxes and (b) ten (10) business days after the party required to make such reimbursement has received notice from the party entitled to such reimbursement. For the avoidance of doubt, a party may provide notice of reimbursement of Taxes prior to the time such Taxes were paid, and such notice may represent a reasonable estimate (provided, that the amount of reimbursement shall be based on the actual Tax liability and not on such reasonable estimate).

ARTICLE III

Indemnification

Section 3.01 Indemnification by the Reorganized EFH Entities. The Reorganized EFH Entities, on a joint and several basis, shall pay (or cause to be paid), and shall indemnify and hold each Reorganized TCEH Entity harmless from and against, without duplication, all EFH Taxes and all losses or damages arising out of, resulting from or relating to any breach by any Reorganized EFH Entity of any EFH representation, warranty, covenant or agreement in this Agreement (including, in the case of a Tax-Free Transaction Failure pursuant to Section 2.05(b), any reduced depreciation, amortization or similar deduction or any reduced loss or increased gain, in each case resulting from a reduction in the income tax basis of any asset of any Reorganized TCEH Entity resulting from such Tax-Free Transaction Failure pursuant to Section 2.05(b), such loss or damage determined (a) without regard to any tax receivable agreement or similar arrangement with respect to any Reorganized TCEH Entity and (b) taking into account any Final Determinations relating to the income tax basis of any asset immediately after the Spin-Off); provided, that for the avoidance of doubt, for so long as the Oncor Entities have not executed a joinder to this Agreement pursuant to Section 9.19, the Oncor Entities shall have no obligation under this Section 3.01.

Section 3.02 Indemnification by the Reorganized TCEH Entities. The Reorganized TCEH Entities, on a joint and several basis, shall pay (or cause to be paid), and shall indemnify and hold each Reorganized EFH Entity harmless from and against, without duplication, all Reorganized TCEH Taxes and all losses or damages arising out of, resulting from or relating to any breach by any Reorganized TCEH Entity of any Reorganized TCEH representation, warranty, covenant or agreement in this Agreement.

Section 3.03 Characterization of and Adjustments to Payments.

(a) In the absence of a Final Determination to the contrary, for all Tax purposes, EFH and Reorganized TCEH shall treat or cause to be treated any payment required by this Agreement (other than any payment treated for Tax purposes as interest) as either a contribution by EFH to Reorganized TCEH or a distribution by Reorganized TCEH to EFH, as the case may be, occurring immediately prior to the Distribution.

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(b) Any indemnity payment pursuant to this Agreement shall be (A) increased to include (i) all reasonable accounting, legal, and other professional fees and court costs and damages incurred by the Indemnified Party in connection with such indemnity payment and (ii) any Tax Cost to such Indemnified Party or its Affiliates resulting from the receipt of (or entitlement to) such indemnity payment and (B) decreased to account for any Tax Benefit that the Indemnified Party or its Affiliates actually realizes by way of a Refund or a decrease in Taxes reported on a filed Tax Return (in or with respect to a taxable year that ends on or before December 31, 2021) in connection with the incurrence or the payment by the Indemnified Party of such fees or costs or indemnifiable amounts determined using a “with and without” methodology (treating any deductions attributable to such fees or costs or indemnifiable amounts as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryovers). In the event that any Tax Cost or Tax Benefit is not actually realized at the time of the indemnity payment by the Indemnifying Party to the Indemnified Party, the payment related to such Tax Cost or Tax Benefit shall be paid at the time the Tax Cost or Tax Benefit is actually realized.

Section 3.04 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment. If an indemnification obligation is attributable to a Tax which the Indemnified Party pays, but for which no Final Determination has been made (such as a payment in response to an asserted adjustment in audit, which adjustment remains subject to further challenge), then the Indemnifying Party shall pay such amounts to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment, provided, that, in the event that such amounts are returned or refunded to Indemnified Party, the Indemnified Party shall pay such amounts to the Indemnifying Party within (10) days of receipt thereof plus interest at a rate equal to the rate provided in Section 9.04.

Section 3.05 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, but in all events subject to Article VIII, the EFH Parties and the Reorganized TCEH Entities hereby agree that the sole and exclusive monetary remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in Section 6.01 shall be the indemnification rights set forth in this Article III.

Section 3.06 No Duplicative Payment. Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under any other Transaction Agreement, and this Agreement shall be construed accordingly.

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ARTICLE IV

Refunds, Timing Differences, and Tax Attributes

Section 4.01 Refunds.

(a) Except as provided in Section 4.02, EFH shall be entitled to all Refunds of Taxes for which a Reorganized EFH Entity or its Affiliates is responsible pursuant to Article III, and Reorganized TCEH shall be entitled to all Refunds of Taxes for which Reorganized TCEH or its Affiliates is responsible pursuant to Article III. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (less any Tax or other reasonable out-of-pocket costs incurred by the first Party in receiving such Refund within ten (10) days after the receipt of the Refund.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section 4.02 Timing Differences. If pursuant to a Final Determination any Tax Attribute (including those allocated pursuant to Section 2.04(e)) is made allowable to a Reorganized TCEH Entity as a result of an adjustment to any Taxes for which an EFH Party is responsible hereunder (other than Taxes attributable to a Tax-Free Transaction Failure described in Section 2.05(a) or Section 2.05(b)) and such Tax Attribute would not have arisen or been allowable but for such adjustment, or if pursuant to a Final Determination any Tax Attribute is made allowable to a Reorganized EFH Entity as a result of an adjustment to any Taxes for which Reorganized TCEH is responsible hereunder (other than Taxes attributable to a Tax-Free Transaction Failure described in Section 2.05(c) or 2.05(d)) and such Tax Attribute would not have arisen or been allowable but for such adjustment, the Reorganized TCEH Entities (on a joint and several basis) or the Reorganized EFH Entities (on a joint and several basis), as the case may be, shall make a payment to either EFH or Reorganized TCEH, as appropriate, within thirty (30) days after such Party (or its Affiliates) actually realizes a Tax benefit by way of a Refund or a decrease in Taxes reported on a filed Tax Return (in or with respect to a taxable year that ends on or before December 31, 2021) that is attributable to such Tax Attribute, determined using a “with and without” methodology (treating any deductions or amortization attributable to such Tax Attributes as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryovers); provided, that no payment shall be made under this Section unless Reorganized TCEH or EFH, as the case may be, has previously paid the Tax adjustment or indemnified the other Party for such Tax adjustment. In the event of any overlap between Section 3.03 and this Section 4.02, this Section 4.02 shall apply and Section 3.03 shall not apply.

ARTICLE V

Tax Proceedings

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to an indemnity payment pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party in writing of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent (and only to the extent) that the Indemnifying Party is actually materially prejudiced by such failure.

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Section 5.02 Tax Proceeding Procedures.

(a) EFH. EFH shall be entitled to contest, compromise, and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return it is responsible for preparing pursuant to Article II; provided, that to the extent that such Tax Proceeding relates to Reorganized TCEH Taxes or would reasonably be expected to materially adversely affect the Tax position of any Reorganized TCEH Entity for any Post-Distribution Period, EFH shall (i) keep Reorganized TCEH informed in a timely manner of the material actions proposed to be taken by EFH with respect to such Tax Proceeding, (ii) permit Reorganized TCEH at its own expense to participate in the aspects of such Tax Proceeding that relate to Reorganized TCEH Taxes, and (iii) not settle any aspect of such Tax Proceeding that relates to Reorganized TCEH Taxes without the prior written consent of Reorganized TCEH, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Reorganized TCEH shall have the right to jointly control any Tax Proceeding that relates primarily to Taxes for which Reorganized TCEH has an indemnification obligation pursuant to Section 3.02.

(b) Reorganized TCEH. Except as otherwise provided in Section 5.02(a), Reorganized TCEH shall be entitled to contest, compromise, and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return it is responsible for preparing pursuant to Article II; provided, that to the extent that such Tax Proceeding relates to EFH Taxes or would reasonably be expected to materially adversely affect the Tax position of any Reorganized EFH Entity, Reorganized TCEH shall (i) keep EFH informed in a timely manner of the material actions proposed to be taken by Reorganized TCEH with respect to such Tax Proceeding, (ii) permit EFH at its own expense to participate in the aspects of such Tax Proceeding that relate to EFH Taxes, and (iii) not settle any aspect of such Tax Proceeding that relates to EFH Taxes without the prior written consent of EFH, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the EFH Parties shall have the right to jointly control any Tax Proceeding that relates primarily to Taxes for which EFH Parties have an indemnification obligation pursuant to Section 3.01.

Section 5.03 Consistency. The Parties shall (and shall cause each of their respective Subsidiaries to) take the position on all Tax Returns and in all Tax Proceedings (including in supplemental ruling request submissions to the IRS), unless otherwise required by a Final Determination, that (a) the transactions contemplated by the Plan qualify for the Spin-Off Intended Tax Treatment (in the case of the Spin-Off) or the Taxable Separation Intended Tax Treatment (in the case of the Taxable Separation), and (b) the fair market value of each Stepped-Up TCEH Asset on the Distribution Date is equal to the value of such asset that has been reasonably agreed to by the TCEH Supporting First Lien Creditors and the Debtors.

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ARTICLE VI

Spin-Off Intended Tax Treatment

Section 6.01 Restrictions Relating to the Distribution.

(a) General. If the Spin-Off occurs, following the Distribution, (i) EFH will not (and will cause each other Reorganized EFH Entity and its Affiliates not to) take any action (or refrain from taking any action) which is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials and (ii) Reorganized TCEH will not (and will cause each other Reorganized TCEH Entity and its Affiliates not to) take any action (or refrain from taking any action) which is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials. If the Taxable Separation occurs, following the Taxable Separation, (y) EFH will not (and will cause each other Reorganized EFH Entity and its Affiliates not to) take any action (or refrain from taking any action) which is inconsistent with the facts presented and the representations made prior to the Distribution Date with respect to any Tax Materials submitted specifically with respect to obtaining a ruling [or opinion] with respect to the treatment of the cancellation of the TCEH debt, and solely to the extent such action or representation specifically relates to, and is relevant to, any ruling obtained with respect to the treatment of the cancellation of the TCEH debt and (z) Reorganized TCEH will not (and will cause each other Reorganized TCEH Entity and its Affiliates not to) take any action (or refrain from taking any action) which is inconsistent with such facts presented and the representations made prior to the Distribution Date with respect to any Tax Materials submitted specifically with respect to obtaining a ruling [or opinion] with respect to the treatment of the cancellation of the TCEH debt, and solely to the extent such action or representation specifically relates to, and is relevant to, any ruling obtained with respect to the treatment of the cancellation of the TCEH debt.

(b) Restrictions. Without derogating from the generality of Section 6.01(a), following the Distribution and prior to the first day following the second anniversary of the Distribution Date (the “Restriction Period”), each EFH Party and Reorganized TCEH shall, and except with respect to clause (iii) and (v) of this Section 6.01(b), shall cause each of its respective Subsidiaries set forth on Exhibit A to:

(i) continue the active conduct of each trade or business (for purposes of Section 355(b) of the Code and the Treasury Regulations thereunder) (A) that it was engaged in immediately prior to the Distribution (taking into account Section 355(b)(3) of the Code), (B) that was being relied upon for purposes of satisfying the requirements of Section 355(b) of the Code and the Treasury Regulations thereunder and (C) the substantial assets of which are identified on Exhibit B;

(ii) continue to hold and operate certain assets identified on Exhibit B and held at the time of the Distribution;

(iii) not dissolve or liquidate or take any action that is a liquidation for U.S. federal income tax purposes;

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(iv) not merge or consolidate with any other Person with such other Person surviving the merger or consolidation in a transaction that does not qualify as a reorganization under Section 368(a) of the Code;

(v) not redeem or otherwise repurchase (directly or indirectly through an Affiliate) any of its equity other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48); and

(vi) not directly or indirectly acquire any of the Preferred Stock.

(c) Certain Exceptions. Notwithstanding the restrictions imposed by Section 6.01(b), during the Restriction Period, the EFH Parties and Reorganized TCEH may proceed with any of the actions or transactions described therein, if:

(i) such action or transaction is described in (or is otherwise consistent with) the facts in the Private Letter Ruling;

(ii) a supplemental private letter ruling is received from the IRS in form and substance reasonably satisfactory to EFH and Reorganized TCEH to the effect that such action or transaction will not affect the Spin-Off Intended Tax Treatment of any applicable transaction;

(iii) EFH or Reorganized TCEH, as the case may be, obtains an Unqualified Tax Opinion with respect to such action or transaction that is reasonably acceptable to the other Party at least thirty (30) days prior to effecting such action or transaction;

(iv) such action is the issuing of stock or options to employees under a compensation plan adopted after the Distribution; or

(v) such action by the EFH Parties and/or their Affiliates is approved in writing by Reorganized TCEH and such action by Reorganized TCEH and/or its Affiliates is approved in writing by EFH.

If the EFH Parties, on the one hand, or Reorganized TCEH, on the other, takes or desires to take one of the actions described in Section 6.01(b) (if taken by the EFH Parties, an “EFH Notified Action,” if taken by Reorganized TCEH, a “Reorganized TCEH Notified Action” and, generically, a “Notified Action”), the Party taking the action shall notify the other Party and the EFH Parties and Reorganized TCEH shall cooperate in obtaining a supplemental private letter ruling from the IRS or Unqualified Tax Opinions for the purpose of permitting the EFH Parties or Reorganized TCEH to take the Notified Action.

(d) EFH Party Covenants. Each EFH Party shall not and shall cause each of its Subsidiaries not to:

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(i) propose or support an EFH Plan or any other transaction (A) pursuant to which EFH or EFIH, directly or indirectly, transfers their indirect economic interest in Oncor, the consummation of which would breach this Agreement or (B) which would reasonably be expected to create a material risk of (x) a Tax-Free Transaction Failure or (y) a breach by the EFH Parties of any term or condition of this Agreement; and

(ii) take any action without the consent of Reorganized TCEH outside the ordinary course of business that, in the reasonable determination of Reorganized TCEH, would give rise to $250 million or more of net taxable income recognized by the EFH Group (when combined with any other net taxable income of the EFH Group, but excluding, for the avoidance of doubt, (x) the net taxable income arising in connection with the transactions constituting the Spin-Off and (y) any Agreed Tax Attributes) in the same taxable year as the TCEH Effective Date; provided, however, that in the event an EFH Party seeks to take any action outside the ordinary course of business that, in the reasonable determination of Reorganized TCEH, would give rise to $250 million or more of net taxable income recognized by the EFH Group (when combined with any other net taxable income of the EFH Group, but excluding, for the avoidance of doubt, (x) the net taxable income arising in connection with the Spin-Off Preferred Stock Sale and (y) any Agreed Tax Attributes) in the same taxable year as the TCEH Effective Date, Reorganized TCEH shall consent to such transaction if it concludes in its sole discretion that such transaction will not give rise to a material risk of nonpayment of an amount owed (whether due to such transaction or otherwise) under this Agreement or to an applicable taxing authority.

(e) Additional Covenants.

(i) If the Plan is consummated without receiving the Private Letter Ruling (or any Fundamental Ruling), then EFH shall continue to pursue the Private Letter Ruling (or a supplemental Private Letter Ruling, if applicable) until a determination is made by EFH and Reorganized TCEH (each making their determination under a reasonable exercise of discretion) that the Private Letter Ruling or supplemental Private Letter Ruling cannot be obtained. Parent and Reorganized TCEH shall have the right to participate in any submissions related to the Private Letter Ruling, including by (i) commenting on written submissions, (ii) having participation in in-person conferences, (iii) having participation in scheduled, substantive telephone conferences with the IRS, and (iv) being updated promptly regarding any unscheduled communications with the IRS or any other communications with respect to which Parent or Reorganized TCEH does not participate; provided, however, that Parent and Reorganized TCEH shall work in good faith with counsel for EFH to determine the appropriate level of participation by any other persons in any particular meeting or conference.

(ii) If the Plan is consummated after the receipt of the Private Letter Ruling, supplemental submissions with respect to the Private Letter Ruling shall be made to reflect any material developments with respect to the EFH Plan to the extent such developments may implicate the Spin-Off Intended Tax Treatment. Parent and Reorganized TCEH shall have the right to participate in such supplemental submissions, including by (A) commenting on written submissions, (B) having participation in in-person conferences, (C)

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having participation in scheduled, substantive telephone conferences with the IRS, and (D) being updated promptly regarding any unscheduled communications with the IRS or any other communications with respect to which Parent or Reorganized TCEH does not participate; provided, however, that Parent and Reorganized TCEH shall work in good faith with counsel for the EFH Parties to determine the appropriate level of participation by any other persons in any particular meeting or conference.

ARTICLE VII

Cooperation

Section 7.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing or via e-mail from another Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, Tax ruling requests, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include at each Party’s own cost:

(i) the provision, in hard copy and electronic forms, of any Tax Returns (or proforma returns) of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns (or proforma returns), including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) reasonably requested by another Party in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries; and

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party.

Section 7.02 Retention of Records. The EFH Parties and Reorganized TCEH shall retain or cause to be retained all Tax Returns, schedules, and work papers, and all material records or other documents relating thereto in their possession, including all such electronic records, and shall maintain all hardware necessary to retrieve such electronic records, in all cases until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions

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thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 7.03 Failure to Perform. If a Party materially fails to comply with any of its obligations set forth in Sections 7.01 or 7.02 upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the non-performing Party shall be liable in full for such additional Taxes notwithstanding anything to the contrary in this Agreement.

ARTICLE VIII

Provisions of EFH Plan; Enforcement

Section 8.01 Provisions of EFH Plan.

(a) Each Party agrees not to attempt to seek or to argue that an EFH Plan, or any other restructuring transaction (including a sale pursuant to Section 363 of the Bankruptcy Code) for any of the EFH Parties, can or should be confirmed or approved by the Bankruptcy Court if (x) the consummation of such an EFH Plan, or any other restructuring transaction (including a sale pursuant to Section 363 of the Bankruptcy Code) for any of the EFH Parties would reasonably be expected to create a material risk of (A) a Tax-Free Transaction Failure or (B) causing a breach by the EFH Parties of any term or condition of this Agreement or (y) it provides that any claim (A) arising from a breach by any of the EFH Parties of any term or condition of this Agreement or (B) for indemnification under Section 3.01 is released or deemed discharged under an EFH Plan.

(b) Each Party shall object to and oppose any proposed EFH Plan, or any other restructuring transaction (including a sale pursuant to Section 363 of the Bankruptcy Code) for any of the EFH Parties that (x) would reasonably be expected to create a material risk of (A) a Tax-Free Transaction Failure or (B) causing a breach by the Parties of any term or condition of this Agreement or (y) provides that any claim (A) arising from a breach by any of the EFH Parties of any term or condition of this Agreement or (B) for indemnification under Section 3.01, is released or deemed discharged under an EFH Plan.

Section 8.02 Enforcement.

(a) Until the substantial consummation of an EFH Plan that is consistent with the terms and conditions of this Agreement:

(i) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the EFH Parties in accordance with their specific terms and that monetary damages, even if available, would not

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be an adequate remedy therefor. It is accordingly agreed that with respect to each EFH Party, this Agreement shall be enforceable as against such EFH Party by specific performance or other injunctive relief, without proof of actual damages (and each EFH Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy available against such EFH Party at law or equity. Each EFH Party knowingly, voluntarily and unconditionally (i) waives its rights to revoke, terminate, avoid, disaffirm or reject this Agreement, or any portion thereof, pursuant to the Bankruptcy Code or other applicable law, including Section 365 of the Bankruptcy Code and (ii) agrees that it shall not support, directly or indirectly, and shall oppose, any request by any other party-in-interest to compel, require or otherwise request that this Agreement or any portion thereof be revoked, avoided, disaffirmed, terminated or rejected for any reason.

(ii) Without limiting in any manner the right to obtain specific performance or other injunctive relief pursuant to Section 8.02(a)(i), if a Party elects to seek monetary damages, any claim against an EFH Party under this Agreement shall be non-dischargeable under any EFH Plan and entitled to superpriority administrative claim status, junior only to (i) the EFIH First Lien DIP Facility or a future EFIH Second Lien DIP Facility (if any) to the extent the proceeds thereof are used solely to repay the EFIH Second Lien Note Claims (as defined in the Plan) and for fees and expenses related to such repayment, (ii) the Carve-Out (as defined in the EFIH First Lien DIP Order), and (iii) any of the following fees owed by EFH (subject to the same caps applicable to the Carve-Out): (A) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under Section 1930(a) of title 28 of the United States Code plus interest at the statutory rate; (B) reasonable fees and expenses incurred by a trustee under Section 726(b) of the Bankruptcy Code; and (C) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses incurred by persons or firms retained by (1) the EFH Debtors, pursuant to Section 327, 328, or 363 of the Bankruptcy Code, and (2) the EFH/EFIH Committee.

ARTICLE IX

Miscellaneous

Section 9.01 Governing law. This Agreement and all issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement (and all Schedules and Exhibits) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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Section 9.02 Dispute Resolution. In the event of any dispute among the Parties as to any matter covered by Sections 2.02 or 2.04, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by the EFH Parties and Reorganized TCEH and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties. For the avoidance of doubt, any dispute among the Parties as to any matter not covered by Sections 2.02 or 2.04 shall be governed by the provisions set forth in Section 9.15.

Section 9.03 Tax Sharing Agreements. All Tax sharing, indemnification, and similar agreements, written or unwritten, as between a Reorganized EFH Entity, on the one hand, and a Reorganized TCEH Entity, on the other (other than this Agreement and any other agreement for which Taxes is not the principal subject matter), shall be or shall have been terminated (and, to the extent provided under the Plan, settled) no later than the TCEH Effective Date and, after the TCEH Effective Date, no Reorganized EFH Entity or Reorganized TCEH Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement, except as provided in the Plan.

Section 9.04 Interest on Late Payments. With respect to any payment among the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 9.05 Survival of Covenants. Except as otherwise contemplated by this Agreement, the covenants and agreements contained herein to be performed following the Distribution shall survive the Distribution in accordance with their respective terms.

Section 9.06 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal, and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal, and enforceable and that achieves the original intent of the Parties.

Section 9.07 Entire Agreement. This Agreement, the Exhibits, the other Transaction Agreements, the Plan and the other documents referred to herein shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter. Except as otherwise expressly provided herein, in the case of any conflict between the terms of this Agreement and the terms of any other agreement, the terms of this Agreement shall control.

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Section 9.08 Assignment. This Agreement shall not be assigned or delegated by a Party (in each case, whether (x) by merger, consolidation or dissolution of a Party, (y) by contract, operation of law or (z) otherwise) without the prior written consent of the other Parties, and any purported assignment or delegation in violation of this Agreement shall be null and void. Notwithstanding the foregoing, the Parties hereby acknowledge that the surviving entity of any merger involving any Party shall be entitled and subject to all of the rights, benefits and obligations of the Company pursuant to this Agreement. For purposes of this Section 9.08, the term “merger” refers to any merger in which a Party is a constituent entity, regardless of whether it is the surviving or merged entity. As a condition to, and prior to the consummation of, any direct or indirect transfer or other disposition of all or substantially all of its assets (whether in a single transaction or a series of related or unrelated transactions) the Party engaging in such transfer or other disposition shall require the transferee to assume all of such Party’s obligations hereunder.

Section 9.09 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in Article III relating to certain indemnitees, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 9.10 Performance. Each EFH Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth herein to be performed by an Affiliate of such EFH Party, and each Reorganized TCEH Entity shall cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth herein to be performed by an Affiliate of Reorganized TCEH.

Section 9.11 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.12 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

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Section 9.14 Confidentiality. Each Party shall hold and cause its directors, officers, employees, advisors, and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other Party furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such Party or (b) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no Party shall release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.13. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information. Except as required by law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, and any other information that is obtained by a Party or any of its Affiliates pursuant to this Agreement, shall be kept confidential by such Party and its Affiliates and representatives, shall not be disclosed to any other Person, and shall be used only for the purposes provided herein. If a Party or any of its Affiliates is required by law to disclose any such information, such Party shall give written notice to the other Party prior to making such disclosure.

Section 9.15 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 9.16 Jurisdiction; Service of Process. Any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by a Party or its successors or assigns, in each case, shall be brought and determined exclusively in the Bankruptcy Court (or, if the Bankruptcy Court declines to accept jurisdiction over a particular matter, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware). Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement (a) any claim that is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.15, (b) any claim that it or its property is exempt or immune from

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jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.15 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.16, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. NOTWITHSTANDING THIS SECTION 9.15, ANY DISPUTE REGARDING SECTIONS 2.02 OR 2.04 SHALL BE RESOLVED IN ACCORDANCE WITH SECTION 9.02; PROVIDED, THAT THE TERMS OF SECTION 9.02 MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 9.15.

Section 9.17 Notices. All notices, requests, claims, demands, and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (d) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands, and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

If to any EFH Party:

Energy Future Holdings Corp., et al. Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Attention:    General Counsel

E-mail:        stacey.dore@energyfutureholdings.com

awright@energyfutureholdings.com

with a copy (which shall not constitute notice) to, until the EFH Effective Date:

Kirkland & Ellis LLP

600 Travis St., Suite 3300

Houston, Texas 77002

Attention:    Andrew Calder

E-mail:        andrew.calder@kirkland.com

and

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Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:    James Sprayregen

Marc Kieselstein

Chad Husnick

Steven Serajeddini

E-mail:        jsprayregen@kirkland.com

mkieselstein@kirkland.com

chusnick@kirkland.com

steven.serajedinni@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    Edward Sassower

Stephen Hessler

Brian Schartz

E-mail:        edward.sassower@kirkland.com

stephen.hessler@kirkland.com

bschartz@kirkland.com

If to Reorganized TCEH, after the Distribution:

[Reorganized TCEH] [Energy Plaza

1601 Bryan Street

Dallas, Texas 75201]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:    Alan W. Kornberg

Brian S. Hermann

Jacob A. Adlerstein

E-mail:        akornberg@paulweiss.com

bhermann@paulweiss.com

jadlerstein@paulweiss.com

If to Merger Sub:

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NextEra Energy, Inc.

700 Universe Blvd.

Juno Beach, FL 33408

Attention: Mark Hickson

Email: mark.hickson@nexteraenergy.com

with a copy (which shall not constitute notice) to:

NextEra Energy, Inc.

700 Universe Blvd.

Juno Beach, FL 33408

Attention: Charles E. Sieving

Email: charles.sieving@nexteraenergy.com

and

Chadbourne & Parke LLP

1301 Avenue of the Americas

New York, New York 10019

Attention:    Howard Siefe

David LeMay

William Greason

E-mail:        hseif@chadbourne.com

dlemay@chadbourne.com

wgreason@chadbourne.com

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to any EFH Party will be deemed notice to all the Reorganized EFH Entities, and any notice to Reorganized TCEH will be deemed notice to all the Reorganized TCEH Entities.

Section 9.18 Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 9.19 Effectiveness.

(a) Subject to Section 9.18(b), this Agreement shall become effective upon the Distribution or the consummation of the Taxable Separation, as appropriate.

(b) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be null, void, and of no force or effect, without any action required by any Party, (i)

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in the event of a Taxable Separation, unless EFH has received a private letter ruling (or a legally binding agreement with the IRS, including a closing agreement) that income realized upon the cancellation of the TCEH First Lien Claims will be excluded from EFH’s gross income pursuant to Section 108(a)(1)(A); and (ii) in the event of a Spin-Off, unless EFH has received a private letter ruling (or a legally binding agreement with the IRS, including a closing agreement), that (A) subject to the penultimate sentence of this Section 9.18(b), income realized upon the cancellation of the TCEH First Lien Claims will be excluded from EFH’s gross income pursuant to Section 108(a)(1)(A); or that (B) (x) assuming the Distribution satisfies the requirements of Section 368(a)(1)(G) and Section 355, EFH will recognize no income or gain from the cancellation of the TCEH First Lien Claims; and (y) no amount of the TCEH debt will be treated as having been (1) assumed by [Reorganized TCEH] pursuant to Section 357(c) and Section 357(d) or (2) treated as an amount realized in connection with the Preferred Stock Sale. In the event that this Agreement becomes null, void and of no force or effect pursuant to the foregoing sentence, the holders of TCEH First Lien Claims reserve all rights to seek Bankruptcy Court approval of a Taxable Separation or a Spin-Off that includes the Preferred Stock Sale, and EFH and EFIH reserve all rights to object to such transactions. In the event the IRS informs the Parties that a ruling or rulings required by this Section 9.18(b) are not provided on the basis that such ruling does not present a significant issue, the requirement to obtain such rulings can be satisfied by the provision of a “will” opinion to EFH, in form and substance satisfactory to the EFH Parties and Reorganized TCEH, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to the EFH Parties and Reorganized TCEH, addressing the matter covered by such rulings. For the purposes of such opinion, each of the EFH Parties and Reorganized TCEH acknowledges that Paul, Weiss, Rifkind, Wharton & Garrison LLP, Kirkland & Ellis LLP and KPMG LLP are reasonably acceptable to such entity.

(c) This Agreement shall not become effective with respect to Merger Sub or Parent until the Merger is consummated.

Section 9.20 Further Assurances. The EFH Parties shall cause each other Person that is or becomes a Subsidiary of EFH (other than any such Person or Subsidiary that is “ring fenced,” including the Oncor Entities) to execute a joinder to this Agreement (a) to become an EFH Party (effective as of the date such Person becomes a Subsidiary of EFH or ceases to be “ring fenced”) and (b) to be bound by the obligations of the EFH Parties under this Agreement on a joint and several basis. Reorganized TCEH shall cause each Reorganized TCEH Entity on the date of this Agreement (y) to execute a joinder to this Agreement to become a Reorganized TCEH Entity (effective as of the date of this Agreement) and (z) to be bound by the obligations of the Reorganized TCEH Entities under this Agreement on a joint and several basis.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ENERGY FUTURE HOLDINGS CORP.

By:

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:

EFIH FINANCE INC.

By:

[REORGANIZED TCEH]

By:

[MERGER SUB]

By:

1

Exhibit A

With respect to Reorganized TCEH, each Subsidiary of Reorganized TCEH at the time of the Distribution.

With respect to the EFH Parties, each Subsidiary of the EFH Parties and (without duplication) Oncor and each of its Subsidiaries.

Exhibit A

Exhibit B

The Applicable Percentage (by value, determined as of the Distribution Date) of the Applicable Assets; provided, that for purposes of determining whether the Applicable Percentage is met, any Applicable Asset (i) whose function in furtherance of the trade or business in which it was used at the time of the Distribution is materially reduced as a result of casualty, theft, labor strike or other similar action, breakdown, wear-and-tear, obsolescence, material change in applicable legal or regulatory rules, or other similar event or occurrence, (ii) that is taken out of production, shut down or sold and whose possible shutdown was disclosed in any IRS Submission and addressed in the Private Letter Ruling, (iii) that is operated for at least six months after the Distribution and subsequently disposed of pursuant to a decision of a majority of the board of directors of the relevant entity made after the expiration of such six-month period following the Distribution or (iv) that is taken out of production or shut down pursuant to a decision of a majority of the board of directors of the relevant entity, provided such Applicable Asset is maintained in a state of readiness in which it can resume production, in each case after the Distribution, shall be ignored (i.e., excluded from the numerator and the denominator of the calculation).

As used in this Exhibit, the following terms shall have the following meanings:

“Applicable Assets” means (i) with respect to Reorganized TCEH, the assets held by any Reorganized TCEH Entity (other than any asset (or portion thereof) directly or indirectly held by the Preferred Stock Entity) and (ii) with respect to the EFH Parties, the assets held by any Reorganized EFH Entity.

“Applicable Percentage” means (i) with respect to Reorganized TCEH, 95% and (ii) with respect to the EFH Parties, 67%.

Exhibit B

Exhibit H

Transition Services Agreement

(See Attached)

Exhibit H

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (as hereinafter amended, restated or modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into, as of this [●] day of [●], 2016 (the “Effective Date”), by and between Energy Future Holdings Corp., a Texas corporation (and any entity successor thereto, including, upon consummation of the Merger (as defined below), the Surviving Company, (the “Company”)), and TEX Operations Company LLC, a Delaware limited liability company (“OpCo”). Each of the Company and OpCo is referred to herein as a “Party” and are collectively referred to herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, on April 29, 2014 (the “Petition Date”), the Company and certain of its Subsidiaries (collectively, the “Debtors”), and Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company and subsidiary of the Company, commenced voluntary cases under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes only under Case No. 14-10979, and any proceedings relating thereto (collectively, the “Chapter 11 Cases”);

WHEREAS, on July 29, 2016, the Company, Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), NextEra Energy, Inc., a Florida corporation (“Parent”), and EFH Merger Co., LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”) entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company and the successor to the Company;

WHEREAS, prior to the Effective Date, the Bankruptcy Court entered an order approving and confirming the restructuring of the TCEH Debtors pursuant to the Third Amended Joint Plan of Reorganization (the “Plan of Reorganization”), which contemplated, among other things, the consummation of the Merger and the other transactions described in the Merger Agreement;

WHEREAS, pursuant to the Plan of Reorganization: (a) TCEH formed TEX Energy LLC, a Delaware limited liability company (“SpinCo”); (b) TCEH transferred all of TCEH’s interests in its Subsidiaries (excluding the stock of TCEH Finance, Inc., a Delaware corporation) to SpinCo in exchange for (i) 100% of the newly-issued equity interests of SpinCo and (ii) the cash proceeds of new SpinCo debt (such transfer, the “TCEH Contribution”), as well as the assumption by SpinCo of certain liabilities; (c) immediately following the TCEH Contribution, SpinCo transferred certain of its assets to New Holdco in exchange for 100% of New Holdco’s equity; (d) immediately following the transfer described in clause (c), SpinCo completed the Preferred Stock Sale; and (e) immediately following the TCEH Contribution and the Preferred Stock Sale, SpinCo converted into a Delaware corporation pursuant to applicable Law;

WHEREAS, pursuant to the Plan of Reorganization, the Company contributed the equity interests of (i) EFH Corporate Services Company, a Texas corporation (“EFH Corporate Services”), (ii) EFH Properties Company (but not including any cash or cash equivalents on hand at EFH Properties Company), and (iii) the respective Subsidiaries of EFH Corporate Services and EFH Properties Company to OpCo, as well as certain other assets, liabilities and equity interests related to the TCEH Debtors’ operations, all as provided in the Plan of Reorganization (the “EFH Contribution”);

WHEREAS, pursuant to the Plan of Reorganization and as a result of the EFH Contribution, the employees of EFH Corporate Services became employees of OpCo or one or more of its Subsidiaries prior to the Effective Time;

WHEREAS, on the TCEH Effective Date (as defined in the Plan of Reorganization), the Company and OpCo entered into a transition services agreement (the “Interim TSA”) for OpCo to provide certain transition services to the Company during the interim period between the TCEH Effective Date and the Effective Date;

WHEREAS, upon entry into this Agreement, the Interim TSA will terminate and be of no further force and effect and the parties thereto will be released from any liability thereunder as of the Effective Date;

WHEREAS, pursuant to the Plan of Reorganization, and concurrent with the execution of this Agreement (i) the Company and EFIH will be reorganized, and (ii) the Closing Date Transactions contemplated by the Merger Agreement, including the Merger, will be consummated by the reorganized Company, reorganized EFIH, Parent and Merger Sub;

WHEREAS, the Company and its Subsidiaries (which for purposes of this Agreement shall include the Oncor Entities) wish to receive the Transition Services (as defined below) from OpCo and/or its Subsidiaries during the Term (as defined below);

WHEREAS, OpCo is willing to provide, and to cause its Subsidiaries to provide, the Transition Services to the Company and its Subsidiaries upon the terms and subject to the conditions set forth herein; and

WHEREAS, this Agreement is being executed and delivered in accordance with Section 6.16 of the Merger Agreement and the applicable provisions of the Plan of Reorganization.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1 - SERVICES

1.1 Transition Services.

(a) During the Term, OpCo hereby agrees to provide, or cause to be provided (whether through one or more of its Subsidiaries or as permitted pursuant to Section 1.2), to the Company and its Subsidiaries upon the terms and subject to the conditions set forth in this Agreement (i) the services described on Annex A attached hereto (the “Service Schedule”), (ii) as reasonably requested by the Company, any other service historically provided to the Company and/or its Subsidiaries during the period from April 29, 2014 through the date hereof by EFH Corporate Services, OpCo and/or their respective Subsidiaries, or (iii) if applicable, other services that may be agreed upon by the Parties in writing after the date hereof (“Additional Services” and, together with the services in clauses (i) and (ii), the “Transition Services”). In the event that the Parties identify and agree upon Additional Services to be provided under this Agreement, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Service Schedule, or additions or supplements to the relevant Service Schedule, in order to describe such Additional Services and other specific terms and conditions applicable thereto.

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(b) Notwithstanding the foregoing, during the Term, the Parties agree, subject to Article 6 hereof, that the Transition Services include, to the extent applicable, the transitioning of information of the Company and its Subsidiaries to the Company and its Subsidiaries that such Company and/or Subsidiary reasonably require to operate their businesses (including historical books and records and electronic and other data related to the business of the Company and its Subsidiaries).

(c) In no event shall OpCo or its Affiliates be required to (i) lend any funds to the Company or its Affiliates or (ii) make any payments or disbursements on behalf of the Company, except to the extent the Company has previously delivered to OpCo sufficient funds to make any such payment or disbursement.

(d) Subject to Section 1.1(f), unless otherwise expressly required under the terms of any relevant Service Schedule hereto, the Tax Matters Agreement, the Separation Agreement, the Split Participant Agreement, or as otherwise agreed to by the Parties in writing, in providing the Transition Services, OpCo or its Affiliates shall not be obligated to: (i) expend funds and other resources beyond levels that would be customary and reasonable for any other nationally recognized service provider to perform services that are similar to the relevant Transition Services; (ii) maintain the employment of any specific employee or subcontractor; (iii) purchase, lease or license any additional (measured as of the date hereof) equipment or materials (expressly excluding any renewal or extension of any leases or licenses required for OpCo to perform the relevant Transition Services during the Term; provided, that such extension or renewal shall be subject to Section 3.1 in all respects); or (iv) pay any of the Company’s costs related to its or any of its Affiliates’ receipt of the Transition Services.

(e) The Parties acknowledge the transitional nature of the Transition Services. In this regard, the Company acknowledges and agrees that it has the responsibility for the daily and strategic management of the Company and its Subsidiaries and that the intent of this Agreement and the extent of the Transition Services to be provided hereunder are for OpCo solely to provide, during the Term, the back-office and administrative services necessary to support the on-going daily operations of the Company and its Subsidiaries in a reasonably prudent manner. Given the transitional nature of the Transition Services, the Company acknowledges and agrees that OpCo may make changes from time-to-time in the personnel performing the Transition Services, subject to Section 1.1(f).

(f) Nothing in Section 1.1(d) or Section 1.1(e) shall alter the obligations of OpCo to provide the Transition Services during the Term in accordance with the other provisions of this Agreement, including with regard to type, skill, care, quantity, scope, timeliness and diligence as provided in Section 1.4(a).

1.2 Personnel; Third-Party Providers.

(a) OpCo hereby agrees, except as otherwise provided in this Section 1.2, it will not delegate its responsibilities under this Agreement to any unaffiliated third Person (a “Third-Party Provider”) without the Company’s express prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed; it being understood that it would be reasonable for the Company not to consent to any delegation that would adversely change in any material respect the obligations of the Company under this Agreement (including any delegation that would obligate the Company to provide any incremental credit support or that would materially increase the cost of the services subject to such delegation)). Notwithstanding the foregoing, the Parties acknowledge and agree that the Transition Services that have historically been provided and supported by Third-Party Providers may be provided and supported without the consent of the Company; provided that such Third-Party Provider provision and support does not alter the obligations of OpCo to provide the Transition Services during the Term in accordance with this Agreement, including with regard to type, skill, care, quantity, scope, timeliness and

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diligence as provided in Section 1.4(a); provided, further, that, without the prior written consent of the Company (which consent may be withheld, conditioned or delayed in the Company’s sole discretion), in no event shall OpCo enter into any arrangement or contract with a Third-Party Provider (1) in the name of the Company (or any of its affiliates) on its behalf or (2) that would reasonably be expected to result in the Company (or any of its affiliates) being required to make, directly or indirectly, any payments to such Third-Party Provider (or to Opco for services provided by any Third-Party Provider) following completion of the Transition Services (except, for the avoidance of doubt, any payments to OpCo for Transition Services performed in accordance with this Agreement prior to the completion of the Transition Services which may not have been paid but are otherwise due and payable in accordance with this Agreement).

(b) In the event OpCo or a Third-Party Provider requires incremental credit support in connection with the provision of Transition Services, OpCo may request that the Company provide reasonable credit support to OpCo or such Third Party Provider with respect thereto. In the event that the Company elects not to provide such requested credit support (which it may do in its sole discretion), the Company agrees that the fees to be charged hereunder shall include any reasonable and documented incremental cost and expense that OpCo or such Third Party Provider incurs in connection with providing OpCo or such Third-Party Provider the required credit support for the applicable Transition Services.

(c) OpCo shall perform its obligations under this Agreement as an independent contractor. No employees or representatives of OpCo or a Third-Party Provider shall be deemed to be employees or representatives of the Company. In performing the Transition Services, such employees and representatives of OpCo or a Third-Party Provider shall be under the direction, control and supervision of OpCo or the Third-Party Provider, as applicable, and, subject to compliance with the requirements set forth in the Service Schedule. OpCo or the Third-Party Provider, as applicable, shall be solely responsible for exercising all authority with respect to, and shall bear all liabilities arising from, the employment (including termination of employment), assignment and compensation of such employees or representatives (including the payment of all salary and benefits and all premiums and remittances with respect to employees used to provide any Transition Services hereunder).

(d) If a Third-Party Provider provides Transition Services in accordance with this Agreement, such Third-Party Provider shall be a subcontractor engaged by OpCo. OpCo shall cause each such Third Party Provider to be subject to service standards and confidentiality provisions at least equivalent to those set forth herein. OpCo shall remain responsible for the performance by it of all of its obligations hereunder with respect to the Transition Services provided by such Third-Party Provider.

1.3 Third Party Consents.

(a) The Parties acknowledge and agree that it may be necessary to obtain from third parties certain consents, waivers, permits, licenses or sublicenses (“Consents”) in order for (i) OpCo to use third-party applications, Intellectual Property, systems, networks and similar services and functions in the provision of Transition Services and/or (ii) the Company to receive Transition Services.

(b) The Parties will cooperate and use their respective commercially reasonable efforts to obtain the Consents; provided, however, that the failure to obtain any such Consent shall not relieve OpCo of its obligation to provide the relevant Transition Service unless (A) the provision of such Transition Service is prohibited by applicable Law or (B) such Consent cannot be obtained in a timely manner after using commercially reasonable efforts. In either case of clauses (A) or (B) in the preceding sentence, OpCo shall promptly notify the Company thereof and the Parties will use their commercially reasonable efforts to implement an alternative means of continuing the provision of the applicable Transition Service for which the Consent is required, in accordance with the service standards described in Section 1.4. Each Party shall use commercially reasonable efforts to mitigate the effects (including the cost) of such alternative means.

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1.4 Level of Service and Limitations.

(a) During the Term, OpCo shall perform, or cause to be performed, the Transition Services (i) in a professional and workmanlike manner at a quality substantially equivalent (including with regard to type, skill, care, quantity, scope, timeliness and diligence) as provided by EFH Corporate Services and/or any of its Subsidiaries in the ordinary course of business during the twelve (12) month period prior to the Petition Date (or, to the extent new services commenced following the Petition Date, during the twelve (12) month period prior to the Effective Date) and (ii) in compliance with all applicable Laws, in all material respects.

(b) During the Term, the Company shall (i) use commercially reasonable efforts to terminate its need to receive the Transition Services as soon as commercially practicable after the Effective Date and (ii) allow representatives of OpCo reasonable access to its employees, facilities, assets, advisors, systems and information as reasonably requested by OpCo for purposes of rendering the Transition Services under this Agreement; provided, that no such access shall unreasonably interfere with the ongoing operations of the Company and its Subsidiaries; and provided, further, that the Company may exclude any OpCo personnel at its sole discretion from access to any of its employees, facilities, assets, advisors, systems and/or information due to a material violation by OpCo personnel of the Company’s reasonable health, safety, data security, conduct or other policies.

(c) In connection with its provision of the Transition Services under this Agreement, OpCo shall be permitted to rely on any written information or data provided by the Company, its Subsidiaries or its Representatives, to OpCo, except to the extent that OpCo has actual knowledge that such information or data is inaccurate.

(d) Notwithstanding anything to the contrary contained herein, OpCo shall not be obligated to (and shall not be obligated to cause any Third Party Provider to) provide any Transition Services if the provision of such Transition Services would (i) violate any Law or (ii) with respect to legal, accounting or similar professional services, violate or be in contravention of any rules, regulations or standards of practice promulgated by any organization or authority governing such professional service; provided, however, in each case, that the Parties shall work diligently together in good faith to obtain or cause to be obtained such Transition Services (including, if applicable, professional services) from another provider on a commercially reasonable basis.

(e) During the Term, each Party agrees to use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Transition Services and to effect an orderly transition of the Transition Services. This Agreement is a purely commercial transaction between the Parties and nothing stated in this Agreement shall operate to create any partnership, or special or fiduciary duty between the Parties.

1.5 Project Managers. OpCo and the Company shall each appoint one or more individuals to act as project managers (each, a “Project Manager”) to (i) serve as the primary contact for any issues arising out of the performance of this Agreement or any portion of the Transition Services and (ii) be primarily responsible for administering the orderly provision or receipt, as applicable, of the Transition Services (or applicable portion thereof) on its behalf. The initial Project Managers, as well as their respective addresses for notices and other communications, are set forth in the Service Schedule. Each Party agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to its Project Manager for problem resolution. Either Party may replace its Project Manager at any time by providing notice in accordance with Section 7.5, such replacement to be effective as of the date of the other Party’s receipt of such notice.

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1.6 No Service Warranty. Except to the extent provided in Section 1.2(d) and Section 1.4(a), OpCo makes no warranties or representations relating to the Transition Services or the results of the Transition Services hereunder and hereby disclaims all representations or warranties, whether express, implied or statutory, with respect to its performance under this Agreement, including without limitation any warranty of adequacy, merchantability or fitness for a particular purpose.

1.7 No Conflicts. OpCo hereby represents and warrants to the Company that, except as set forth on Annex B attached hereto, to the knowledge of OpCo (after reasonable inquiry) (i) the execution and delivery of this Agreement by OpCo and (ii) the performance by OpCo of its obligations under this Agreement do not violate, in any material respect, applicable Law .

ARTICLE 2 - TERM AND TERMINATION

2.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) the date that is twelve (12) months from the Effective Date for tax services referred to in Annex A or six (6) months from the Effective Date for other Transition Services and (ii) the termination of all Transition Services pursuant to Section 2.2 or Section 2.3 (the “Term”). At the end of the Term all rights and obligations under this Agreement shall cease, except (a) the rights and obligations that are expressly stated to survive termination pursuant to Section 2.4 and (b) rights and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination.

2.2 Discontinuation of Services. During the Term, the Company may terminate any particular Transition Service (whether provided directly or indirectly by OpCo and/or any of its Affiliates or by any Third-Party Provider) and eliminate it from the scope of the Transition Services provided under this Agreement upon at least thirty (30) days’ (or such other amount of time as mutually agreed in writing between the Parties) prior written notice to OpCo, and following such termination the Company shall only be liable to OpCo for the Fees (as defined below) owed to OpCo in connection with, and attributable to, the provision of such discontinued Transition Services to the extent attributable to the period on and before such discontinuation. During the Term, the Parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the Company, or any such Person at the request of the Company, of all of the duties and obligations previously performed by OpCo (whether provided directly or indirectly by Opco and/or any of its Affiliates or by any Third-Party Provider) under this Agreement that the Company desires to continue following the Term.

2.3 Early Termination.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement or any particular Transition Service may be terminated prior to the expiration of the Term as follows:

(i)	with respect to any particular Transition Service, by the Company pursuant to Section 2.2;

(ii)	by mutual written consent of the Company and OpCo; or

(iii)

by the Company, on the one hand, or OpCo, on the other hand, if the other Party is in material breach of any of its covenants or obligations set forth in this Agreement and fails to cure such breach as promptly as

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reasonably practicable but in any event within twenty (20) Business Days (or ten (10) Business Days with respect to any failure to make a required payment under this Agreement that is not subject to a good faith dispute pursuant to Section 3.3) after receipt of written notice thereof from the other Party (which notice must specify, in reasonable detail, the nature of such breach).

2.4 Survival. The termination of this Agreement with respect to any particular Transition Service pursuant to Section 2.2 or Section 2.3 shall not affect the provisions of this Agreement and the Service Schedule with respect to a Transition Service not terminated. Neither the termination of this Agreement with respect to any particular Transition Service pursuant to Section 2.2 or Section 2.3 nor the expiration of the Term shall affect (i) the liability of a Party for a breach of this Agreement prior to the termination or expiration hereof, (ii) the Parties’ obligations set forth in this Section 2.4, Article 5, Article 6 and Article 7, which shall survive any termination or expiration of this Agreement and (iii) any rights or obligations arising out of or in connection with this Agreement that have vested, matured or accrued prior to such termination or expiration, including, the right of OpCo to receive any and all amounts owed to OpCo hereunder to the extent attributable to the period on and before such termination or expiration.

ARTICLE 3 - COMPENSATION

3.1 Fees. In consideration for the provision of the Transition Services, the Company shall pay to OpCo all reasonable and documented fees, costs, and expenses (including employee-related, overhead, general and administrative expenses) incurred by OpCo related directly to the Transition Services provided during the Term, plus a twenty-five percent (25%) additional mark-up on all such fees, costs and expenses, excluding from the mark-up all fees, costs and expenses invoiced, directly or indirectly, by any Third-Party Provider (which for the avoidance of doubt will be payable by the Company solely at the amount invoiced by the Third-Party Provider) (collectively, the “Fees”). Annex C attached hereto sets forth a good faith “ballpark” estimate of all Fees that OpCo expects the Company will incur under this Agreement during the Term for the Transition Services that OpCo expects will be required to support the on-going daily operations of the Company and its subsidiaries in a reasonably prudent manner (it being understood that such the amounts set forth on Annex C are an estimate and the actual Fees to be incurred may differ from such estimate and OpCo shall, except as otherwise provided under this Agreement, have no liability solely as a result of such difference).

3.2 Invoices. Within ten (10) Business Days after the end of each calendar month, OpCo (on behalf of itself and each of its Subsidiaries providing Transition Services) shall submit an invoice (each, an “Invoice”) to the Company setting forth (i) a reasonably detailed description of the Transition Services provided by OpCo and its Subsidiaries during such calendar month and (ii) reasonable documentation and supporting detail of the Fees owing for such Transition Services (including any third-party invoices related thereto).

3.3 Time of Payment; Disputes; Interest; No Deductions.

(a) The Company shall pay, or cause to be paid, all undisputed amounts due under this Agreement within thirty (30) days after receipt of the applicable Invoice. Such payment shall be made in immediately available funds by bank wire transfer to an account designated by OpCo.

(b) The Company shall promptly (and in no event later than thirty (30) days following receipt of any Invoice) notify OpCo of any good faith objection of the Company with regard to such Invoice and the failure to so object shall be definitive evidence of the acceptance of such Invoice. If requested by the Company, OpCo shall promptly furnish reasonable documentation to substantiate the

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amounts invoiced, including listing the date(s), time(s) and amount(s) of the Transition Services in question. Following any good faith invoice objection, the Company and OpCo shall cooperate in good faith and use commercially reasonable efforts to resolve any remaining dispute expeditiously, without prejudice to either Party’s rights under Section 7.3 or Section 7.8. The Company shall pay all disputed amounts in accordance with the resolution of such disputed amount within five (5) Business Days after such resolution.

(c) If the Company has not paid any undisputed amounts within thirty (30) days after receipt of the applicable Invoice with respect thereto, such undisputed amounts shall accrue interest at the lesser of (i) the maximum rate allowed by applicable Law, and (ii) the prime rate published in The Wall Street Journal plus 4% per annum, and the Company shall pay OpCo such accrued interest. Notwithstanding the foregoing, the failure of the Company to pay any material undisputed amounts within thirty (30) days after receipt of the applicable Invoice with respect thereto shall also constitute a material breach of this Agreement.

3.4 Taxes.

(a) All Fees shall be exclusive of any goods and services taxes, value added taxes or similar taxes on the performance or delivery of Transition Services (collectively “Sales Taxes”).

(b) To the extent that OpCo is obligated to collect and remit any Sales Tax in respect of the Transition Services herein provided, the Company shall pay the amount of such Sales Taxes to OpCo in addition to the Fees otherwise payable hereunder. Any amount required to be paid under this Section 3.4(b) and not paid by the due date for payment shall be subject to the late charges specified in Section 3.3(c).

(c) Subject to Section 3.4(b), OpCo shall be responsible for and shall pay all taxes, assessments or other charges against it in connection with the Transition Services, including taxes on OpCo’s income or profits thereon and all taxes imposed on or assessed or levied against or on account of salaries or other compensation or other benefits or amounts paid or provided to OpCo’s employees or subcontractors. OpCo accepts full and exclusive liability for and shall indemnify, defend and hold the Company harmless from and against any and all claims arising out of income or payroll taxes or withholding taxes assessed or levied in respect of the provision of Transition Services hereunder by any Governmental Entity.

(d) OpCo shall not be reimbursed for any (i) real or personal property taxes on property it owns or leases, (ii) franchise, margin, privilege or similar taxes on its business, (iii) payroll or employment taxes of its employees (including income tax, social security taxes, unemployment compensation, workers’ compensation tax, other employment taxes or withholdings), (iv) taxes based on its income or gross receipts or (v) withholding taxes. Should there be any withholding tax required for payment made hereunder, the Company shall have the right to withhold such amount from money due to OpCo under this Agreement for payment of taxes, assessment or other charges. Such payment by the Company shall relieve the Company of further obligation with respect to any amount withheld and OpCo shall assist the Company by submitting the necessary documents to support the application for the Company to recover such amount later, if applicable.

(e) Within thirty (30) days after receiving notification of the commencement of any Sales Tax, VAT or other similar tax audit by a tax authority which involves the provision of any Transition Services or access to any facilities provided hereunder, the Party receiving such notice shall notify the other Party of such audit. Thereafter, the Party receiving such notice shall control all proceedings taken in connection with such Sales Tax or VAT or other similar tax audit and shall take

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reasonable steps to keep the other Party informed of the progress of any such audit; provided, however, that where the other Party is liable to pay an amount in respect of such Sales Tax, VAT or other similar tax pursuant to this Section 3.4, the controlling Party shall not settle or otherwise compromise such audit without the other Party’s consent. The other Party shall have the right (but not the duty) to participate in any proceeding to contest Sales Tax, VAT or other similar liability, and shall have the right to retain tax advisers or counsel at its own expense.

(f) Subject to applicable Law, the Parties shall use commercially reasonable efforts to cooperate with each other in connection with obtaining any available reduction of, or exemption from, any taxes due in respect of the provision of Transition Services to the extent possible.

ARTICLE 4 - FORCE MAJEURE

4.1 Force Majeure.

(a) If any Party is rendered unable, wholly or in part, by Force Majeure (as defined below) to carry out its obligations under this Agreement, other than obligations to make monetary payments, that Party shall give the non-affected Party prompt written notice of the cause and extent of the Force Majeure, the date of commencement thereof and the means proposed to be adopted to remedy or abate such Force Majeure, following which the affected Party shall be excused from performance of its obligations under this Agreement solely to the extent, and for the period, that such performance is prevented by such Force Majeure. The affected Party shall use commercially reasonable diligence to remove or remediate the Force Majeure as quickly as possible and shall use commercially reasonable efforts to develop a mutually satisfactory solution to such Force Majeure with the non-affected Party. If any Transition Service is interrupted or suspended due to an event of Force Majeure, (i) the Company shall be entitled to an equitable reduction of Fees payable for the affected Transition Services and (ii) the Company shall have the right to immediately terminate the affected Transition Service and/or any Transition Service linked to the affected Transition Service.

(b) The term “Force Majeure” shall mean any act of God, industry wide strikes directly impacting the Transition Services, act of the public enemy, war, blockade, terrorism, public riot, lightning, fire, storm, flood, explosion, governmental action, or other circumstance that is beyond the reasonable control of the affected Party and which did not arise from the fraud, bad faith, intentional or willful misconduct or gross negligence of the affected Party.

ARTICLE 5 - INDEMNIFICATION AND DISCLAIMER

5.1 The Company’s Indemnity. SUBJECT TO SECTION 5.4, THE COMPANY HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND OPCO AND OPCO’S SUBSIDIARIES AND ITS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE “OPCO GROUP”) FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RESULTING FROM ANY THIRD-PARTY ACTION IN RESPECT OF (I) THE PERFORMANCE OF THE TRANSITION SERVICES IN ACCORDANCE WITH THIS AGREEMENT OR (II) FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF THE COMPANY, THE COMPANY’S AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, AGENTS OR REPRESENTATIVES (COLLECTIVELY, THE “COMPANY GROUP”) IN CONNECTION WITH THE TRANSITION SERVICES, EXCEPT TO THE EXTENT CAUSED BY, OR ARISING OUT OF THE FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF, OR MATERIAL BREACH OF THIS AGREEMENT BY, ANY MEMBER OF THE OPCO GROUP OR ANY THIRD PARTY PROVIDER.

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5.2 OpCo’s Indemnity. SUBJECT TO SECTION 5.3 AND SECTION 5.4, OPCO HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND THE COMPANY GROUP FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RESULTING FROM ANY THIRD-PARTY ACTION IN RESPECT OF THE FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE OPCO GROUP IN PROVIDING THE TRANSITION SERVICES, EXCEPT TO THE EXTENT CAUSED BY OR ARISING OUT OF THE FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF, OR MATERIAL BREACH OF THIS AGREEMENT BY, ANY MEMBER OF THE COMPANY GROUP OR ANY THIRD PARTY PROVIDER. SUBJECT TO SECTION 5.4, OPCO HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND THE COMPANY GROUP FROM AND AGAINST ANY AND ALL LOSSES TO THE EXTENT ARISING OUT OF OR RESULTING FROM ANY ACTION OR CLAIM AGAINST THE COMPANY GROUP BY ANY THIRD-PARTY PROVIDER, RELATED TO (X) THE PROVISION OF THE TRANSITION SERVICES HEREUNDER OR (Y) ANY DISPUTE BY AND BETWEEN OPCO OR ANY OF ITS AFFILIATES AND SUCH THIRD PARTY PROVIDER OR ANY OF ITS AFFILIATES (WHETHER OR NOT SUCH DISPUTE RELATES TO THE PROVISION OF THE TRANSITION SERVICES HEREUNDER BUT SPECIFICALLY EXCLUDING ANY SUCH LOSSES CAUSED BY OR ARISING OUT OF THE FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF, OR MATERIAL BREACH OF THIS AGREEMENT BY, ANY MEMBER OF THE COMPANY GROUP). FOR THE AVOIDANCE OF DOUBT, THE INDEMNITY IN THE PRECEDING SENTENCE SHALL NOT EFFECT THE OBLIGATION OF THE COMPANY TO PAY FEES IN ACCORDANCE WITH ARTICLE III.

5.3 Limited Liability of the OpCo Group. NO MEMBER OF THE OPCO GROUP SHALL HAVE ANY LIABILITY TO ANY MEMBER OF THE COMPANY GROUP, IN CONTRACT, TORT OR OTHERWISE, FOR OR IN CONNECTION WITH (A) ANY TRANSITION SERVICES PROVIDED OR TO BE PROVIDED OR ANY ACCESS TO ANY FACILITIES PROVIDED OR TO BE PROVIDED BY OPCO PURSUANT TO THIS AGREEMENT OR (B) ANY ACTIONS OR INACTIONS OF ANY COMPANY GROUP MEMBER IN CONNECTION WITH ANY SUCH SERVICES OR ACCESS TO ANY SUCH FACILITIES REFERRED TO IN THE IMMEDIATELY PRECEDING CLAUSE (A), IN EACH CASE, EXCEPT TO THE EXTENT THAT ANY MEMBER OF THE COMPANY GROUP SUFFERS A LOSS THAT RESULTS FROM SUCH OPCO GROUP MEMBER’S MATERIAL BREACH OF THIS AGREEMENT, FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT IN CONNECTION WITH ANY SUCH SERVICES OR ACCESS TO ANY SUCH FACILITIES.

5.4 Enforceability. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IF SECTION 5.1, SECTION 5.2 OR ANY OTHER PROVISION HEREIN MODIFYING SECTION 5.1 OR SECTION 5.2 CONTAINS AN INDEMNITY OBLIGATION THAT IS UNENFORCEABLE UNDER APPLICABLE LAW, THEN THIS ARTICLE 5 WILL BE MODIFIED, READ, CONSTRUED AND ENFORCED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND ANY OBLIGATION THAT IS ENFORCEABLE WILL REMAIN IN FULL FORCE AND EFFECT AND BE BINDING ON THE PARTIES.

5.5 Determination of Losses; Limitation of Losses.

(a) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR, AND “LOSSES” SHALL BE DEEMED NOT TO INCLUDE, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF PRODUCTION, DIMINUTION IN VALUE OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING

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UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSITION SERVICES, EXCEPT, IN EACH CASE, TO THE EXTENT SUCH DAMAGES ARE PAYABLE TO A THIRD PARTY.

(b) FOR PURPOSES OF THIS AGREEMENT, THE TERM “LOSSES” MEANS ACTIONS, CHARGES, DAMAGES, FINES, PENALTIES, DEFICIENCIES, JUDGMENTS, INJUNCTIONS, ORDERS, LOSSES, LIABILITIES, AMOUNTS PAID IN SETTLEMENT, OBLIGATIONS, LIENS, COSTS AND REASONABLE EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES, INTEREST, COURT COSTS AND OTHER COSTS OF SUIT, LITIGATION OR OTHER PROCEEDINGS OF ANY KIND OR OF ANY CLAIM, DEFAULT OR ASSESSMENT).

(c) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES AGREE AND ACKNOWLEDGE THAT IN NO EVENT SHALL THE AGGREGATE LIABILITY OF THE OPCO GROUP FOR ANY CLAIMS MADE IN RESPECT OF THIS AGREEMENT EXCEED FOR ANY REASON, IN THE AGGREGATE, AN AMOUNT EQUAL TO ONE HUNDRED PERCENT (100%) OF THE AGGREGATE AMOUNT OF FEES ACTUALLY PAID UNDER THIS AGREEMENT (THE “CAP”), EXCEPT THAT THE CAP SHALL NOT APPLY TO (1) ANY INDEMNIFICATION OBLIGATION OF OPCO UNDER SECTION 5.2 OR (2) ANY LOSS INCURRED BY ANY MEMBER OF THE COMPANY GROUP CAUSED BY OR ARISING OUT OF THE FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF, ANY MEMBER OF THE OPCO GROUP OR ANY THIRD PARTY PROVIDER.

(d) NEITHER PARTY SHALL CONSENT TO THE ENTRY OF ANY JUDGMENT OR ENTER INTO ANY SETTLEMENT OF ANY CLAIM TO THE EXTENT INDEMNIFIABLE UNDER THIS AGREEMENT WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED.

5.6 Acknowledgement of the Parties; Conspicuousness. Each Party agrees that it shall not contest the validity or enforceability of any provision of this Agreement on the basis that the Party had no notice or knowledge of such provisions or that such provisions are not “conspicuous.” The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “ALL CAPS” satisfy the “express negligence rule” (to the extent applicable) and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

ARTICLE 6 - CONFIDENTIALITY

6.1 Confidential Information.

(a) For purposes of this Agreement, “Business Information” means all confidential or proprietary business, financial or technical data, documents, plans, intellectual property and other information, in whatever form, relating to the operations, businesses or assets of a Party or its Affiliates (the “Discloser”) that is disclosed to, or received by, the other Party (the “Recipient”) in connection with the services or arrangements contemplated by this Agreement. Each Recipient shall, and shall cause its Affiliates, directors, officers, employees, and contractors and its and their Representatives to, hold the Business Information of the Discloser in confidence and not to use or disclose such Business Information, except as reasonably required for the purposes of this Agreement or otherwise expressly permitted hereunder. Each Party (as the Recipient) shall use no less than the same degree of care that it uses to protect its own confidential information of similar sensitivity to protect the Business Information of the other Party, but in no event less than a commercially reasonable degree of care. The restrictions of this Article 6 shall not apply to Business Information that:

(i)	is or becomes generally available to the public other than as a result of a violation of this Section 6.1 by the Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives;

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(ii)	is developed by the Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives without the use of or reference to any of the Discloser’s Business Information;

(iii)	is rightfully obtained by the Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives from a third-party source which such Person reasonably believes was not subject to any legal, contractual or fiduciary duty to the Discloser; or

(iv)	is identified in writing by the Discloser as no longer proprietary or confidential.

(b) Nothing herein shall prevent a Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives from disclosing Business Information (i) as required by applicable Law or upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any regulation of, any regulatory agency or authority (including any self-regulatory agency, stock exchange or quotation system), (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder in connection with the conduct or defense of any civil, criminal or administrative actions, suits, complaints, enforcement actions, penalty assessments, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (formal or informal, public or non-public) (each, an “Action”), (iv) to its Affiliates, directors, officers, employees, or contractors or its or their Representatives as necessary to perform the Transition Services pursuant to the terms of this Agreement, provided that such Persons are informed of the confidential nature of the Business Information, and the Recipient shall be liable to the Discloser for the use or disclosure thereof by such Person in violation of the terms hereof; provided, further, that if Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives is requested or required pursuant to clause (i) or (ii) to disclose any Business Information of the Discloser, such Recipient shall notify the Discloser promptly in writing, to the extent permitted by applicable Law, of such requirement so that the Discloser may seek a protective order or other appropriate remedy or waive compliance with this Article 6, and the Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives (as applicable) shall disclose only that portion of such Business Information which it believes in its reasonable judgment is legally required to be disclosed and shall use its commercially reasonable efforts to obtain assurances that confidential treatment shall be accorded such Business Information.

6.2 Length of Confidentiality Obligation. Each Party agrees to maintain and protect the confidentiality of the Business Information of the other Party as set forth in this Article 6 during the Term and for two (2) years after the expiration of the Term.

ARTICLE 7 - MISCELLANEOUS

7.1 Waiver of Compliance. Any failure of OpCo, on the one hand, or the Company, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Agreement may be expressly waived in writing by the non-failing Party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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7.2 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.2.

7.3 Governing Law and Venue. THIS AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY RELIEF OR REMEDIES SOUGHT BY THE PARTIES, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the Parties (i) submits to the exclusive jurisdiction of the Bankruptcy Court (or, if the Bankruptcy Court declines to accept jurisdiction over a particular matter, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement (whether on the basis of a claim sounding in contract, tort or otherwise) in any other court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive (subject to any appeals therefrom) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware or federal court in accordance with the provisions of this Section 7.3. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 7.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

7.4 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

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7.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to the Company:

NextEra Energy, Inc.
700 Universe Blvd.
Juno Beach, FL 33408
Attention: Mark Hickson
Email: mark.hickson@nexteraenergy.com

with copies (which shall not constitute notice) to:

NextEra Energy, Inc.
700 Universe Blvd.
Juno Beach, FL 33408

Attention:	Charles E. Sieving
Email:	Charles.sieving@nexteraenergy.com

and

Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, New York 10019

Attention:	Howard Seife
David LeMay
William Greason
Email:	hseife@chadbourne.com
dlemay@chadbourne.com
wgreason@chadbourne.com

If to OpCo:

TEX Operations Company LLC
1601 Bryan Street
Dallas, Texas 75201
Attention:	General Counsel
Email:	stacey.dore@energyfutureholdings.com
awright@energyfutureholdings.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
600 Travis St., Suite 3300
Houston, TX 77002
Attention:	Andrew T. Calder, P.C.
Kevin L. Morris
John D. Pitts
Email:	andrew.calder@kirkland.com
kevin.morris@kirkland.com
john.pitts@kirkland.com

and

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Gibson, Dunn & Crutcher LLP 2100 McKinney Avenue Dallas, TX 75201-6912 Attention: Robert Little Email: RLittle@gibsondunn.com or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon receipt if sent by email and received by 5:00 pm (Eastern Time), on a Business Day (otherwise the next Business Day) (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

7.6 Modification or Amendment. Subject to the provisions of applicable Law, the Parties may only modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective Parties.

7.7 No Third Party Beneficiaries. Except for the indemnification of members of the Company Group (other than the Company) or members of the Opco Group (other than Opco) set forth in Article V, the Parties hereby agree that their respective covenants and agreements set forth herein are solely for the benefit of the other Parties and their permitted successors and assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their permitted successors and assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

7.8 Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations set forth in this Section 7.8, each of the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction, injunctions or any form of equitable relief to prevent or remedy breaches of this Agreement. Each Party hereby waives any requirement for the security or posting of any bond in connection with any such equitable remedy.

7.9 No Transfer. The Parties acknowledge and agree that nothing in this Agreement is intended to transfer any right, title, or interest in and to any tangible, intangible, real or personal property (including any and all intellectual property rights). Notwithstanding any materials, deliverables, or other products that may be created or developed by OpCo or its Affiliates from the date hereof through the expiration or termination of the Term with respect to Transition Services, OpCo does not hereby convey, nor does the Company or any of its Affiliates hereby obtain, any right, title, or interest in or to any of OpCo’s or any of its Affiliates’ equipment, materials, deliverables, products, or any other rights or property used to provide the Transition Services. All data, files, property or other materials and information that are supplied by the Company or any of its Affiliates in connection with this Agreement shall remain the Company’s or such Affiliate’s property, respectively, and OpCo shall not have any rights or interests with respect thereto.

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7.10 Intellectual Property Rights.

(a) Except as otherwise expressly provided in this Section 7.10, each of OpCo and the Company and their respective Affiliates shall retain all right, title and interest in and to their respective intellectual property and any and all improvements, modifications and derivative works thereof. No license or right, express or implied, is granted under this Agreement by OpCo, the Company or their respective Affiliates in or to their respective intellectual property, except that, solely to the extent required for the provision or receipt of the Transition Services in accordance with this Agreement, each of OpCo and the Company, for itself and on behalf of their respective Affiliates, hereby grants to the other (and their respective Affiliates) a non-exclusive, revocable, non-transferable license during the Term to such intellectual property that is provided by the granting party to the other party (“Licensee”) in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Transition Services as permitted by this Agreement. Upon the expiration of such time, or the earlier termination of such Transition Service in accordance with this Agreement, the license to the relevant intellectual property will terminate; provided, however, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. The foregoing license is subject to any licenses granted by others with respect to intellectual property not owned by OpCo, the Company or their respective Affiliates.

(b) Subject to the limited license granted in Section 7.10(a), in the event that any intellectual property is created by OpCo (or a Third-Party Provider, if applicable) in the performance of the Transition Services or provision of access to the facilities, all right, title and interest throughout the world in and to all such intellectual property shall vest solely in OpCo (or such Third-Party Provider, if applicable) unconditionally and immediately upon such intellectual property having been developed, written or produced.

(c) Except as otherwise expressly provided in this Agreement, none of OpCo (or its Affiliates) and the Company (or its Affiliates) shall have any rights or licenses with respect to any intellectual property (including software), hardware or facility of the other Party. All rights and licenses not expressly granted in this Agreement or in any other agreement contemplated by the transactions set forth in the Merger Agreement are expressly reserved by the relevant Party. Each of OpCo and the Company shall from time to time execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 7.10.

7.11 No Assumption; Other Agreements. Nothing herein shall be deemed to (a) constitute the assumption by OpCo or any of its Affiliates, or the agreement to assume, any duties, obligations or liabilities of the Company or its Affiliates whatsoever; or (b) alter, amend or otherwise modify any obligation of the Parties or their Affiliates under the Separation Agreement, the Tax Matters Agreement, the Split Participant Agreement or in any other agreement contemplated by the transactions set forth in the Merger Agreement.

7.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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7.13 Interpretation; Construction.

(a) Headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section, annex or schedule, such reference shall be to a section of or annex or schedule to this Agreement unless otherwise indicated. Such annexes and schedules are an integral part of this Agreement and shall be treated as if fully set forth herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

7.14 Assignment; Delegation. This Agreement shall not be assigned or delegated by a Party (in each case, whether (x) by merger, consolidation or dissolution of a Party, (y) by contract, operation of law or (z) otherwise) without the prior written consent of the other Parties, and any purported assignment or delegation in violation of this Agreement shall be null and void. Notwithstanding the foregoing, the Company and OpCo hereby acknowledge that, following the Merger, Merger Sub, as the surviving company in the Merger, shall be entitled and subject to all of the rights, benefits and obligations of the Company pursuant to this Agreement. For purposes of this Section 7.14, the term “merger” refers to any merger in which a Party is a constituent entity, regardless of whether it is the surviving or merged entity. As a condition to, and prior to the consummation of, any direct or indirect transfer or other disposition of all or substantially all of its assets (whether in a single transaction or a series of related or unrelated transactions) the Party engaging in such transfer or other disposition shall require the transferee to assume all of such Party’s obligations hereunder.

7.15 Entire Agreement. This Agreement (which includes the Service Schedule), together with the Merger Agreement, the Separation Agreement, the Tax Matters Agreement, the Split Participant Agreement and the other agreements contemplated by the Merger Agreement, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the Parties, with respect to the subject matter hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date and year first set forth above.

TEX OPERATIONS COMPANY LLC

By:
Name:
Title:

ENERGY FUTURE HOLDINGS CORP.

By:
Name:
Title:

Signature Page to the Transition Services Agreement

Annex A

Service Schedule

Service Category	Description

Business Services Administration	Service Category shall include the administration, maintenance, reporting, analysis, and other activities relating to benefits, payroll, taxes, and other general business functions.

Corporate Controller	Service Category shall include the administration, maintenance, reporting, analysis, and other activities relating to the tasks of a corporate controller, including external auditing, outsourced accounting services, and other accounting-related functions.

Corporate Secretary	Service Category shall include the administration, maintenance, reporting, analysis, and other activities relating to historical corporate records, and other general administrative functions.

Tax (covering all types of income and non-income taxes; e.g., federal, state, property, sales/use)

Service Category shall include the administration, maintenance, reporting, analysis, consulting, and other activities relating to tax returns, external audits, tax payments, and other tax-related accounting functions. Includes, but is not limited to:

•       Filing any extensions

•       Preparation and filing of the final federal short period income tax return for the EFH group

•       Preparation and filing of all state income and franchise tax returns for the EFH group, whether relating to pre-close or post-close periods

•       Preparation and filing of property tax returns for the EFH group

•       Preparation and filing of sales/use tax returns for the EFH group

•       Assistance, as requested, with tax examinations, including appeals of any property tax valuations or assessments

Tax-related systems integration and assistance with transitioning responsibility for the EFH group Tax function to Parent.

Human Resources	Service Category shall include the administration, maintenance, reporting, analysis, and other activities relating to benefits, records, compliance, and other HR-related functions.

Information Technology	Service Category shall include the administration, maintenance, reporting, analysis, and other activities relating to Company information technology systems, including general oversight, facilities, application and infrastructure services, and other functions, including the migrating of data and information as described in Section 1.1(b).

Internal Audit and SOX Compliance	Service Category shall include the administration, maintenance, reporting, analysis, and other activities relating to internal audits and SOX compliance, including administration of a key control system, management of officer certifications, and other internal compliance functions.

Annex A - 1

Service Category	Description

Treasury	Service Category shall include the administration, maintenance, reporting, analysis, and other activities relating to treasury operations, liquidity management, risk management relating to insurance, trust and pension funds and other treasury-related functions.

Legal Services	Service Category shall include support for the administration, maintenance, reporting, analysis, and other activities relating to litigation management, compliance with respect to all applicable Laws, general corporate transactions, employee benefits, labor Laws, reporting (periodic and current Exchange Act reports) and other compliance with applicable securities Laws and other applicable Laws and regulations, and other legal functions, in each case only as such relates to non-privileged assistance or historical information.

Annex A - 2

Project Managers

For the Company

Service Category	Name	Telephone	Email

Business Services Administration	Kirk Crews Jessica Wang	561-694-3228 561-304-6124	kirk.crews@nee.com jessica.wang@nee.com

Corporate Controller	Kirk Crews	561-694-3228	kirk.crews@nee.com

Corporate Secretary	Scott Seeley	561-691-7038	scott.seeley@nee.com

Tax	David Tahan	561-691-7279	david.tahan@nee.com

Human Resources	Jessica Wang	561-304-6124	jessica.wang@nee.com

Information Technology	Lakshman Charanjiva	561-694-4639	lakshman.charanjiva@nee.com

Internal Audit and SOX Compliance	Kate Stengle	561-304-5311	kate.stengle@nee.com

Treasury	Joe Balzano	561-691-7353	joseph.balzano@nee.com

Legal Services	Aruna Chandra	561-304-5359	aruna.chandra@nee.com

For OpCo

[Project Managers for OpCo and their respective contact details will be provided by OpCo as soon as practicable and prior to the Closing Date, and will include at least one OpCo officer to oversee the Transition Services.]

Annex A - 3

Annex B

No Conflicts

None.

Annex B-1

Annex C

Fees

Approximately $7.5 million for six months.

Annex C-1

Exhibit I

Private Letter Ruling and Tax Opinions1

The following are “Supplemental Rulings”:

(a)	The unsecured EFH Creditors and the unsecured EFIH Creditors, to the extent such creditors receive Common Stock in the EFH Issuances, will be treated as “owners of the enterprise” with respect to EFH for purposes of Treasury Regulations Section 1.355-2(c)(1).

(b)	Persons receiving Reorganized EFH Common Stock pursuant to the EFH Issuances will not be aggregated for purposes of applying Section 355(d) to the Reorganized TCEH Spin-Off.

(c)	In addition to the specific Supplemental Rulings listed above, a ruling in form and substance reasonably satisfactory to the Company and Parent that the Merger does not cause Section 355(d) to apply to the Reorganized TCEH Spin-Off. A ruling that provides that Parent will not be aggregated with persons receiving Reorganized EFH Common Stock pursuant to the EFH Issuances shall be a reasonably satisfactory ruling for these purposes

The following are “Fundamental Opinions”:

(a)	The following opinions of nationally recognized tax counsel or a Big Four accounting firm (who shall be permitted to rely upon reasonable representations, including a representation that the Debtors and Reorganized TCEH have no plan or intention at the time of the Merger to take, and have not taken, any action that is inconsistent with the Spin-Off Intended Tax Treatment), at a “should” level:

(i)	Taking into account the Merger, the Contribution, Reorganized TCEH Conversion, and Distribution should meet the requirements of Sections 368(a)(1)(G), 355, and 356 of the Internal Revenue Code.

(ii)	EFH should not recognize gain for U.S. federal income tax purposes as a result of the Contribution or the Reorganized TCEH Conversion other than gain recognized pursuant to the transfer of assets to the Preferred Stock Entity and the Preferred Stock Sale.

(iii)	EFH should recognize no gain or loss for U.S. federal income tax purposes upon the Distribution.

[1]	Terms used but not defined in this Exhibit I shall have the meanings ascribed to them in the Initial IRS Submissions.

Exhibit I

(b)	The following opinion of nationally recognized tax counsel or a Big Four accounting firm (who shall be permitted to rely upon reasonable representations, including a representation that the Debtors and Reorganized TCEH have no plan or intention at the time of the Merger to take, and have not taken, any action that is inconsistent with the Spin-Off Intended Tax Treatment), at a “will” level that Section 355(g) will not apply to the Reorganized TCEH Spin-Off.

Exhibit I

Exhibit J

Separation Agreement

(See Attached)

Exhibit J

FORM OF

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (as hereinafter amended, restated or modified from time to time in accordance with the terms hereof, this “Agreement”), is made and entered into as of [●], 2016, by and between Energy Future Holdings Corp., a Texas corporation (the “Company”), TEX Energy LLC, a Delaware limited liability company (“SpinCo”), and TEX Operations Company LLC, a Delaware limited liability company (“OpCo,” and together with the Company and SpinCo, the “Parties” and each individually, a “Party”). Section 1.1 contains the defined terms set forth herein; and capitalized terms used but not defined herein are set forth in the Plan of Reorganization (as defined below).

RECITALS

WHEREAS, on April 29, 2014, the Company and certain of its Subsidiaries (collectively, the “Debtors”), including Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company, commenced voluntary cases under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes only under Case No. 14-10979 (collectively, together with any proceedings relating thereto, the “Chapter 11 Cases”);

WHEREAS, the Debtors continue to operate their respective businesses as debtors-in-possession under Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, on July 29, 2016, the Company, Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), NextEra Energy, Inc., a Florida corporation (“Parent”), and EFH Merger Co., LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), which provides for, among other things, the merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company and the successor to the Company;

WHEREAS, the Third Amended Joint Plan of Reorganization filed by the Debtors with the Bankruptcy Court on July 29, 2016 (as amended as of the date hereof, the “Plan of Reorganization”) provides that the confirmation and effective date of the Plan of Reorganization with respect to the TCEH Debtors may occur separate from, and independent of, the confirmation and effective date of the Plan of Reorganization with respect to the EFH Debtors.

WHEREAS, on [●], 2016, the Bankruptcy Court entered an [amended] order approving and confirming, among other things, the restructuring of the TCEH Debtors pursuant to the Plan of Reorganization;

WHEREAS, the Plan of Reorganization provides for the Parties to enter into this Agreement as part of the means for implementing the Restructuring Transactions under Article IV.B.2 of the Plan of Reorganization;

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Schedules hereto), the following terms shall have the respective meanings specified therefor below.

“Acquired TCEH Assets” means the Assets set forth in Schedule 1. For the avoidance of doubt, the Acquired TCEH Assets specifically exclude any third-party professional advisor engagement letters.

“Action” means civil, criminal or administrative actions, suits, complaints, enforcement actions, penalty assessments, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (formal or informal, public or non-public).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly controlling, controlled by or is under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Approvals and Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Entity.

“Assets” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Assignment and Assumption Agreement” means (i) any Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A, executed to transfer the Acquired TCEH Assets as provided in Section 2.1(b)(i), and (ii) any Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B, executed to transfer the Contributed Plans as provided in Section 2.1(b)(ii), in each case, individually or collectively as the context requires.

“Assumed Liabilities” means, subject to Section 5.11, all Liabilities set forth on Schedule 4 and all Liabilities of the Company, EFCH and TCEH, under, resulting from, or arising out of, as applicable, the Acquired TCEH Assets, in each case arising out of facts, circumstances, events or conditions in existence before, on or after the TCEH Effective Date.

“Assumed Plan” has the meaning ascribed to such term in the Merger Agreement.

“Benefit Plans” means all material benefit and compensation plans, programs, policies or arrangements (as amended through the date hereof) covering current or former employees, officers, managers, members and directors of the Company and its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and employment, deferred compensation, change in control, non-competition, retention, termination, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or arrangements sponsored, contributed to, or entered into by the Company or its Subsidiaries.

“Company Group” means the Company, each Subsidiary or Affiliate of the Company, and each other Person that is controlled, directly or indirectly, by the Company, in each case, immediately after the Distribution Effective Time; provided, however, that no Representative of any of the foregoing who is a natural person shall be deemed a member of the Company Group.

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“Company Disclosure Letter” means the Company Disclosure Letter to the Merger Agreement.

“Contributed Plans” means each Benefit Plan that will be transferred by the Company or its Subsidiaries as an active plan to SpinCo or one of its Subsidiaries as set forth in Section 5.1(h)(i)(B) of the Company Disclosure Letter.

“Contribution Effective Time” means the time on the TCEH Effective Date, immediately following the cancellation of Claims against the TCEH Debtors when the transfers and other transactions referred to in Section 2.1 have been completed, determined without taking into account any Acquired TCEH Assets or Assumed Liabilities that may be retained in accordance with Section 2.2(b) or Section 2.2(c).

“Distribution Effective Time” means the effective time of the Distribution.

“EFH Non-Qualified Benefit Plans” means the following benefit plans sponsored by the Company and/or its Affiliates: (1) Retirement Income Restoration Plan of Enserch Corporation and Participating Subsidiaries; (2) ENSERCH Supplemental Payment Plan for Retired Employees; (3) EFH Salary Deferral Program, as amended; and (4) EFH Second Supplemental Retirement Plan, effective as of October 10, 2007, as amended.

“EFH/TCEH Guarantees” means the guarantees, indemnification obligations, surety bonds or other credit support agreements, arrangements or understandings or other commitments of the Company or any of its Subsidiaries in connection with or in support of TCEH, any TCEH Company or the TCEH Assets, including those set forth on Schedule 2.

“Excluded Liabilities” means, other than the Assumed Liabilities (which for the avoidance of doubt are being assumed by SpinCo or a member of the SpinCo Group pursuant to Section 2.1) and the TCEH Company Liabilities (which for the avoidance of doubt are and shall remain Liabilities of the TCEH Companies), (i) the DiscOp OPEB Liabilities (as defined in the Merger Agreement) and (ii) all Liabilities of each of the Persons listed on Schedule 6 that are not discharged, released, finally settled or otherwise disposed of under the Plan of Reorganization, in each case, arising out of facts, circumstances, conditions or events in existence before, on or after the TCEH Effective Date.

“Governmental Entity” means any federal, state or local, domestic or foreign governmental or regulatory authority, agency, commission, body, arbitrator, court, regional reliability entity (including the TRE), ERCOT, or any other legislative, executive or judicial governmental entity.

“Group” means the Company Group or the SpinCo Group, as the context requires.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of set off) from any third Person (which, for greater clarity, shall not include any controlled Affiliate of the Company Group or SpinCo Group) in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable retrospective premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

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“Law” means any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, legally binding standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement or License of any Governmental Entity.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable (now or in the future), including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all reasonable out-of-pocket costs and expenses relating thereto. For the avoidance of doubt, Liabilities shall specifically exclude (i) all Taxes, which are solely the subject of the Tax Matters Agreement and (ii) all matters subject to and governed by the Split Participant Agreement or the Transition Services Agreement.

“Oncor Agreements” means collectively, (i) the Oncor Holdings Second Amended and Restated Limited Liability Company Agreement dated as of November 5, 2008, (ii) the Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of November 5, 2008, as amended, and (iii) the Investor Rights Agreement, dated as of November 5, 2008.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, trust agreement, or other organizational documents of such Person, including (i) any shareholder, voting trust or similar contract and (ii) any that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality or governance of such Person.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents and orders issued or granted by a Governmental Entity.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Related to the TCEH Business” means assets of the Company or any of its Subsidiaries that are owned, leased, licensed, held or used primarily for or in connection with the business of the TCEH Companies.

“Representatives” means, with respect to any Person, its members, partners, directors, officers, managers, employees, advisors, agents or other representatives.

“Specified Approvals” means those Approvals and Notifications set forth in Schedule 3.

“SpinCo Group” means SpinCo, each Subsidiary of SpinCo and each other Person that is controlled directly or indirectly by SpinCo, in each case, immediately after the Distribution, including the TCEH Companies; provided, however, that no Representative of any of the foregoing who is a natural person shall be deemed a member of the SpinCo Group.

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“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries (provided that, notwithstanding the foregoing, the Subsidiaries of the Company shall be deemed to include Oncor).

“Tax” or “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not.

“Tax Benefit” means any decrease in Tax payments actually required to be made to a Governmental Entity (or any increase in any Refund otherwise receivable from any Governmental Entity) including any decrease in Tax payments (or increase in any Refund) that actually results from an increase in net operating losses, deductions or other Tax attributes (computed on a “with” or “without” basis).

“Tax Cost” means any increase in Tax payments actually required to be made to a Governmental Entity (or any decrease in any Refund otherwise receivable from any Governmental Entity) including any increase in Tax payments (or decrease in any Refund) that actually results from a decrease in net operating losses, deductions or other Tax attributes (computed on a “with” or “without” basis).

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with a Governmental Entity in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax, and any amended Tax return or claim for Refund.

“TCEH Assets” has the meaning ascribed to such term in the Plan of Reorganization.

“TCEH Companies” means each of the Persons listed in Schedule 5, individually or collectively as the context requires.

“TCEH Company Liabilities” means, subject to Section 5.11, (i) all Liabilities of the TCEH Companies, including all Liabilities under the Organizational Documents of the TCEH Companies to provide indemnification to any Person acting as a manager, member, partner, agent, attorney-in-fact, or other Representative of any TCEH Company, in each case arising out of facts, circumstances, events or conditions in existence before, on or after the TCEH Effective Date, and (ii) all Liabilities of the Company arising out of or resulting from owning, holding or voting, directly or indirectly, any equity securities of, or having “control” (as defined in the Merger Agreement) of, any of the TCEH Companies, other than any such Liabilities arising out of or resulting from Taxes (which shall be governed solely by the Tax Matters Agreement) or any Assumed Plan.

“TCEH Effective Date” has the meaning ascribed to such term in the Plan of Reorganization.

“Transaction Agreements” has the meaning ascribed to such term in the Plan of Reorganization.

“Transition Services Agreement” has the meaning ascribed to such term in the Merger Agreement.

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Section 1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Agreement	Preamble
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Beneficiaries	Section 7.4(g)
Chapter 11 Cases	Recitals
Company	Preamble
Company Change in Control	Section 7.4(b)
Company Indemnified Parties	Section 5.2
Company Policy Liabilities	Section 7.19(a)
Contribution	Recitals
Debtors	Recitals
Distribution	Recitals
EFH D&O Policies	Section 7.4(a)
EFIH	Recitals
E-Side Letters of Credit	Section 7.19(c)
Indemnified Party	Section 5.6
Indemnifying Party	Section 5.6
Indemnity Payment	Section 5.6
Merger	Recitals
Merger Agreement	Recitals
Parent	Recitals
Party	Preamble
Pre-Spin Group	Section 7.4(a)
PUCT	Section 7.3
PUCT Filing	Section 7.3
Run-Off Coverage	Section 7.4(b)
Spin-Off	Recitals
SpinCo	Preamble
SpinCo Conversion	Recitals
SpinCo Policy Liabilities	Section 7.19(a)
Split Letters of Credit	Section 7.19(a)
TCEH	Recitals
Third Party Claims	Section 5.7(a)
Wrongful Acts	Section 7.4(a)

Section 1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) the descriptive headings of the Articles, Sections, Exhibits and Schedules of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

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(d) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Schedules attached to this Agreement, and not to any provision of this Agreement;

(f) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are to calendar days;

(h) references to “the date hereof” means as of the date of this Agreement; and

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect as of the applicable date.

ARTICLE II

THE CONTRIBUTION TRANSACTIONS

Section 2.1 Contribution.

(a) On the TCEH Effective Date, (i) the Company shall, and shall cause its Subsidiaries which are, or hold, TCEH Assets to, transfer, convey and deliver to SpinCo or a member of the SpinCo Group designated by SpinCo, and SpinCo or such member of the SpinCo Group, as applicable, shall accept from the Company and such Subsidiaries, the TCEH Assets, and (ii) SpinCo or such member of the SpinCo Group designated by SpinCo, as applicable, shall accept, assume and agree faithfully to perform, discharge and fulfill all the Assumed Liabilities.

(b) In furtherance of the transactions described in Section 2.1(a), on the TCEH Effective Date:

(i) the Company and SpinCo shall, and the Company and SpinCo shall cause their applicable Subsidiaries to, execute assignment and assumption agreements substantially in the form attached hereto as Exhibit A, and such additional bills of sale, quitclaim deeds, stock or equity powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment and other documents as are reasonably necessary to evidence the transfer, conveyance and assignment of the TCEH Assets to SpinCo or the applicable member of the SpinCo Group designated by SpinCo and the valid and effective assumption of the Assumed Liabilities by SpinCo or the applicable member of the SpinCo Group designated by SpinCo; and

(ii) the Contributed Plans will be transferred and assigned by the Company and the applicable Debtors and assumed by OpCo pursuant to the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B.

Each of the assignments, transfers, assumptions and other transactions described in this Section 2.1(b) shall be deemed effective simultaneously on the TCEH Effective Date at the Contribution Effective Time, except with respect to any transfer or assignment of any Acquired TCEH Assets or assumption of any Assumed Liabilities required to be delayed pursuant to Section 2.2(b).

(c) SpinCo hereby waives compliance by each and every member of the Company Group, and the Company hereby waives compliance by each and every member of the SpinCo Group, with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Acquired TCEH Assets to SpinCo.

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Section 2.2 Approvals and Notifications.

(a) The Parties will use their commercially reasonable efforts to obtain all material Approvals and Notifications, if any, necessary to consummate the transactions contemplated by this Agreement, as soon as reasonably practicable, including the Specified Approvals, if any.

(b) If the transfer or assignment of any Acquired TCEH Assets or assumption of any Assumed Liabilities would violate, in any material respect, any applicable Law or require any Approvals and Notifications or release which have not been obtained or made, notwithstanding the receipt of the Specified Approvals, then those Acquired TCEH Assets or Assumed Liabilities will be identified in reasonable detail in a written notice given by any Party that would violate such Law by the transfer or receipt of the Acquired TCEH Assets or the assignment or assumption of the Assumed Liability or require such Approvals and Notifications or release, and unless the Parties mutually shall otherwise determine, the transfer or assignment of such Acquired TCEH Assets or the assumption of such Assumed Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all such Approvals and Notifications or releases have been obtained or made.

(c) If any transfer or assignment of any Acquired TCEH Asset or any assumption of any Assumed Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on the TCEH Effective Date, as a result of the provisions of Section 2.2(b) or otherwise, then the Parties shall use commercially reasonable efforts to effect such transfer, assignment or assumption as promptly following the TCEH Effective Date as shall be reasonably practicable. The member of the Company Group retaining such Acquired TCEH Asset or such Assumed Liability, as the case may be, shall thereafter hold such Acquired TCEH Asset or Assumed Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto) until such Acquired TCEH Asset or Assumed Liability is transferred and conveyed to, and assumed by, or until such time as the Company, in good faith, concludes that it is unable, using commercially reasonable efforts, to obtain or cause to be obtained, any consent, approval or release required to transfer such Acquired TCEH Asset or Assumed Liability to, a member of the SpinCo Group, and SpinCo shall, or shall cause the applicable member of the SpinCo Group to, pay or reimburse the Party retaining such Acquired TCEH Asset or Assumed Liability for all amounts reasonably paid or incurred in connection with the retention of such Acquired TCEH Asset or Assumed Liability. The Parties agree that, as between the Parties, as of the TCEH Effective Date, the applicable member of the SpinCo Group shall be deemed to have acquired complete and sole beneficial ownership over all of the Acquired TCEH Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Assumed Liabilities, and all duties, obligations and responsibilities incident thereto, which such member is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(d) With respect to any Acquired TCEH Assets or Assumed Liabilities described in Section 2.2(c), each of the Company and SpinCo shall, and shall cause the members of its respective Group to, (i) treat for all income Tax purposes and for all purposes of the Tax Matters Agreement, (A) any Acquired TCEH Asset retained by the Company Group as having been transferred to and owned by the member of the SpinCo Group entitled to such Acquired TCEH Asset not later than the TCEH Effective Date and (B) any Assumed Liability retained by the Company Group as a liability having been assumed and owned by the member of the SpinCo Group intended to be subject to such Assumed Liabilities not later than the TCEH Effective Date

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and (ii) neither report nor take any income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a dispute with a Governmental Entity relating to income Taxes).

(e) If and when any violation of Law or other impediment with respect to such retained Acquired TCEH Asset or Assumed Liabilities has been resolved, the transfer or assignment of the applicable Acquired TCEH Asset or the assumption of the applicable Assumed Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and the applicable Assignment and Assumption Agreement.

(f) Any member of the Company Group retaining an Acquired TCEH Asset or Assumed Liability due to the deferral of the transfer or assignment of such Acquired TCEH Asset or the deferral of the assumption of such Assumed Liability, as the case may be, shall not, in connection with such retention, be obligated, unless the Parties have executed documentation providing for such asset or liability to be retained by such member of the Company Group pursuant to Section 2.2(b), to expend any money whatsoever unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Acquired TCEH Asset or Assumed Liability.

Section 2.3 Responsibility for Assumed Liabilities Retained by the Company. If the Company or SpinCo is unable to obtain, or to cause to be obtained, any consent, approval, amendment or release required to transfer an Assumed Liability to a member or members of the SpinCo Group, then the applicable member of the Company Group shall continue to retain such Assumed Liability and, the applicable member of the SpinCo Group shall, as agent or subcontractor for such member of the Company Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Company Group that constitute or are caused by such Assumed Liabilities, as the case may be, thereunder from and after the Contribution Effective Time. From and after the Contribution Effective Time, OpCo shall indemnify each Company Indemnified Party, and hold each of them harmless, against any Liabilities arising from any such retained Assumed Liability; provided that OpCo shall have no obligation to indemnify any Company Indemnified Party that has engaged in any fraud, willful misconduct or knowing and intentional violation of Law, in each case in connection therewith. The Company shall cause each member of the Company Group without further consideration, to pay and remit, or cause to be paid or remitted, to the applicable member of the SpinCo Group, promptly all money, rights and other consideration received by it or any member of the Company Group in respect of such performance under any agreement, lease, license or other obligations or Liabilities under any Assumed Liability retained by any member of the Company Group; provided that the Company shall be entitled to offset any amounts owed by the SpinCo Group to any member of the Company Group hereunder. If and when any such consent, substitution, approval, amendment or release shall be obtained, or the obligations under any agreement, lease, license or other obligations or Liabilities under any Assumed Liability retained by any member of the Company Group shall otherwise become assignable or able to be novated, the applicable member of the Company Group shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Company Group to the applicable member of the SpinCo Group without payment of further consideration, and the applicable member of the SpinCo Group shall, without the payment of any further consideration, assume such obligations or other Liabilities in accordance with the terms of this Agreement and the applicable Assignment and Assumption Agreement.

ARTICLE III

ACCESS TO INFORMATION

Section 3.1 Agreement for Exchange of Information. After the TCEH Effective Date and until the seventh (7th) anniversary of the TCEH Effective Date, each of the Company and SpinCo agrees to provide, or to cause any Person that after giving effect to the Contribution is controlled by the

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Company or SpinCo, as applicable, to provide, to the other Party, as soon as reasonably practicable after written request therefor, any Information regarding the Company Group or the SpinCo Group, as applicable, which is in the possession or under the control of such Party and which the requesting Party reasonably requests; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, such Party shall not be required to provide any such Information; provided, further, that such Party shall use commercially reasonable efforts to cooperate with reasonable requests that would enable such otherwise not-required disclosures to the other Party to occur without commercial detriment and without contravening any such Law or jeopardizing privilege, provided, further, that, as applicable, the Party making such assertion that Information be withheld, shall, to the extent permitted by applicable Law, provide notice to the receiving party that Information is being withheld pursuant to this proviso and the Parties shall use their respective commercially reasonable efforts to find a mutually agreeable solution to any such commercial, legal and/or privilege concerns, including, if applicable, by providing any privileged Information pursuant to a joint defense agreement to be mutually agreed and executed between the applicable Parties. None of the Company Group shall transfer any Information regarding the SpinCo Group to any of its Affiliates not controlled, directly or indirectly, by the Company. Notwithstanding the foregoing, requests for and provision of Information relating to Taxes shall be governed by Section 7.01 of the Tax Matters Agreement.

Section 3.2 Ownership of Information. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 3.1.

Section 3.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable third-party out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information to the extent that such costs are incurred in connection with such other Party’s provision of Information in response to the requesting Party; provided, however, nothing in this Section 3.3 shall limit any of the reimbursement or indemnification obligations of any member of the SpinCo Group under Section 2.2(c) or Section 2.3.

Section 3.4 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article III and other provisions of this Agreement after the TCEH Effective Date, the Parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of the Company in effect on the TCEH Effective Date or such other policies or practices as may be reasonably adopted by the appropriate Party after the TCEH Effective Date that are substantially consistent with the policies of the Company and its subsidiaries as in effect on the TCEH Effective Date; provided, that, in any event, the Parties agree to retain such Information in their respective possession or control until the seventh (7th) anniversary of the TCEH Effective Date in accordance with Section 3.1.

(b) Until the seventh (7th) anniversary of the TCEH Effective Date, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies or ordinary course practices described in Section 3.4(a), be archived or otherwise filed in a centralized filing system by such Party or its applicable Subsidiaries, until the later of the seventh (7th) anniversary of the TCEH Effective Date and the period required by applicable Law.

(c) In the event of any Party’s or any of its Subsidiaries’ inadvertent failure to comply with this Section 3.4, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other Party by a Governmental Entity (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of

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spoliation) as a result of such other Party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 5.2 and Section 5.3, shall not be liable to such other Party for any other Liabilities arising out of its or any of its Subsidiaries’ inadvertent failure to comply with this Section 3.4; provided, however, no member of the Company Group shall have any Liability to any member of the SpinCo Group under this Section 3.4(c) in connection with any Acquired TCEH Assets or Assumed Liabilities that are retained by a member of the Company Group pursuant to Section 2.2 or Section 2.3.

(d) Notwithstanding the foregoing, record retention relating to Taxes shall be governed by Section 7.02 of the Tax Matters Agreement.

Section 3.5 Confidentiality. Each Party recognizes and acknowledges that it has received, or is in possession of, certain non-public, confidential, or proprietary Information (including trade secrets) of the other Party or its respective Group (the “Confidential Information”). Each Party agrees that it will not, that it will cause its Affiliates not to, and that it will use commercially reasonable efforts to cause each of its and their respective Representatives not to, for a period of five (5) years after the TCEH Effective Date, directly or indirectly, use Confidential Information of the other Party or its respective Group for its competitive, commercial or proprietary advantage, or disclose, divulge or publish, whether in written or unwritten form or through any medium, such Confidential Information publicly or to any Person or group of Persons for any reason or purpose whatsoever, except: (i) to authorized Representatives of such Party as reasonably necessary in the course of performing such Party’s obligations, or enforcing such Party’s rights, under this Agreement or the other Transaction Agreements and (ii) to the extent required to be disclosed by order of a Governmental Entity, or by subpoena, summons or legal process, or by Law, provided that, to the extent permitted by Law, the disclosing Party shall provide prompt notice of such disclosure to the applicable other Party, so that such Party whose Confidential Information is required to be disclosed may seek to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such Confidential Information, and the disclosing Party shall reasonably cooperate with the other Party in connection with such other Party’s efforts to obtain confidential treatment or similar reliable assurances that the relevant Confidential Information will remain confidential. For purposes of this Section 3.5, such Confidential Information shall not include any Confidential Information that (a) was or becomes generally available to the public other than as a result of a disclosure by such Person (or its Affiliates or Representatives) in violation of this Agreement, (b) becomes available to such Person or any of such Person’s Affiliates or Representatives after the date hereof from a source other than the other Party hereto or its respective Group or such Group’s Representatives, provided that such source is not known by such Person to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the other Party with respect to the Information or (c) was independently developed by such Person (or its Affiliates) after the date hereof without reference to, incorporation of, or other use of any Confidential Information. The limitations in this Section 3.5 are in addition to, and not in lieu of, any other restrictions by which a Party may be bound (whether by contract or otherwise).

Section 3.6 Other Agreements Providing for Exchange of Information.

(a) Any Party that receives, pursuant to a request for Information in accordance with this Article III, Information that is not relevant to its request shall promptly either destroy such Information or return it to the providing Party, at the option of the providing Party, and if the receiving Party elects to destroy such Information, then the receiving party shall promptly deliver written confirmation (including by email) of the destruction of such Information to the providing Party.

(b) When any Information provided by one Group to the other is no longer needed for the purposes contemplated by this Agreement or any other Transaction Agreement or is no longer required to be retained by applicable Law, the receiving Party will promptly, after request of the providing Party, at the receiving Party’s option (and expense), either return to the providing

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Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or destroy such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that if the receiving Party elects to destroy such Information, then the receiving Party shall promptly deliver written confirmation (including by email) of the destruction of such Information to the providing Party; and provided, further, that the receiving Party shall not be deemed to have retained or failed to return or destroy any Confidential Information stored in digital format that is deleted from local hard drives so long as no attempt is made to recover such Confidential Information from servers or back-up sources, provided that any such retained Confidential Information shall remain subject to the terms hereof in all respects.

(c) Nothing in this Section 3.6 shall require any Receiving Party to destroy or return any Information that the Receiving Party would routinely retain pursuant to its record retention policies aimed at legal, corporate governance or regulatory compliance or that the Receiving Party is required to retain under any applicable Law or regulation or the terms of the Tax Matters Agreement or any other Transaction Agreement; provided that any such retained Confidential Information shall remain subject to the terms hereof in all respects for so long as such Confidential Information is so retained.

Section 3.7 Production of Witnesses; Records; Cooperation.

(a) After the TCEH Effective Date, except in the case of an adversarial Action by one Party against another Party, each Party shall use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder; provided, that no such access shall unreasonably interfere with the ongoing operations of such Party and its Subsidiaries; provided, further, that no Party shall be required to make available to the requesting Party any such persons or materials if doing so could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege held by such Party provided, further, that, as applicable, the Party making such assertion shall, to the extent permitted by applicable Law, provide notice to the receiving party that any Information is being withheld pursuant to this proviso and the Parties shall use their respective commercially reasonable efforts to find a mutually agreeable solution to any such commercial, legal and/or privilege concerns, including, if applicable, by providing any privileged Information pursuant to a joint defense agreement to be mutually agreed and executed between the applicable Parties. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) For the avoidance of doubt, the provisions of this Section 3.7 are in furtherance of the provisions of Section 3.1 and shall not be deemed to in any way limit or otherwise modify the Parties’ rights and obligations under Section 3.1.

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ARTICLE IV

MUTUAL REPRESENTATIONS AND WARRANTIES

Each Party, severally and not jointly, represents and warrants to, and agrees with, the other Party as set forth below.

Section 4.1 Organization and Authority. Such Party is an entity, duly organized, validly existing and in good standing under the state of its formation. Each Party has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is, in all material respects, qualified to do business and in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

Section 4.2 Due Authorization. The execution, delivery and performance of this Agreement by such Party have been duly and validly authorized by all necessary action of such Party. This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Law relating to creditors’ rights and general principles of equity.

Section 4.3 No Conflicts; Consents and Approvals. The execution and delivery of this Agreement by such Party, the performance by such Party of its obligations hereunder, the consummation of the transactions contemplated hereby and the taking of any action contemplated to be taken by such Party hereunder do not:

(a) result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Party; or

(b) except with respect to the Specified Approvals, (i) result in a violation or breach of any Law applicable to such Party; (ii) require the consent of any Governmental Entity under any applicable Law (other than the Bankruptcy Court); or (iii) cause a default, or require the consent of any Person, under any material contract or Permit, in each case other than any such violation, breach, default or consent which, if not made or obtained, would not reasonably be expected to impair in any material respect such Party’s ability to carry out the transactions contemplated hereunder or have a material adverse effect on the financial condition or business of such Party.

Section 4.4 No Other Representations or Warranties. (a) No party to this Agreement or any other agreement or document contemplated by this Agreement is making any representation as to, warranty of or covenant, express or implied, with respect to: (i) any of the TCEH Assets, the Assumed Liabilities or the Excluded Liabilities, including any warranty of merchantability or fitness for a particular purpose, (ii) the value or freedom from encumbrances of, or any other matter concerning, any TCEH Assets, Assumed Liabilities or Excluded Liabilities or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other TCEH Asset, Assumed Liability or Excluded Liability or (iii) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any TCEH Asset upon the execution, delivery and filing hereof or thereof.

(a) ALL TCEH ASSETS TO BE TRANSFERRED AS SET FORTH HEREIN OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT SHALL BE TRANSFERRED “AS IS, WHERE IS” (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE TRANSFEREE SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, AND CLEAR OF ANY SECURITY INTEREST OR ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

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ARTICLE V

RELEASES AND INDEMNIFICATION

Section 5.1 Termination of Guarantees. The Parties acknowledge and agree that the obligations of the Company Group under or with respect to the EFH/TCEH Guarantees shall be terminated and extinguished as of the Contribution Effective Time pursuant to the Plan of Reorganization.

Section 5.2 General Indemnification by OpCo. Subject to the provisions and limitations of this Article V, from and after the Contribution Effective Time, OpCo shall indemnify, defend and hold harmless each Person that after the Contribution Effective Time is a member of the Company Group (including all Affiliates of the Company) and each of their respective Representatives and, as applicable, each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”), from and against:

(a) any Assumed Liability, including the failure of any member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liability in accordance with its terms, whether prior to, at or after the Contribution Effective Time;

(b) any TCEH Company Liability, including the failure of any member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any TCEH Company Liability in accordance with its terms, whether prior to, at or after the Contribution Effective Time; and

(c) any Liability arising from any breach by any member of the SpinCo Group of any covenant or other agreement (other than any representation or warranty) set forth in this Agreement or in any Assignment and Assumption Agreement, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth herein or therein.

Section 5.3 General Indemnification by the Company. Subject to the provisions and limitations of this Article V, from and after the Contribution Effective Time, the Company shall indemnify, defend and hold harmless each Person that after the Contribution Effective Time is a member of the SpinCo Group (including all Affiliates of SpinCo) and each of their respective Representatives and, as applicable, each of the heirs, executors, successors and assigns of any of the foregoing, from and against:

(a) any Excluded Liability, including the failure of any member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liability in accordance with their respective terms, whether prior to, at or after the Contribution Effective Time; and

(b) any Liability arising from any breach by any member of the Company Group of any covenant or other agreement (other than any representation or warranty) set forth in this Agreement or in any Assignment and Assumption Agreement, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth herein or therein.

Section 5.4 Tax Indemnification. Notwithstanding anything in Article V to the contrary, indemnification for Taxes and for other matters subject to the Tax Matters Agreement is governed solely by the terms, provisions and procedures of the Tax Matters Agreement and not by this Article V.

Section 5.5 Contribution. If the indemnification provided for in this Article V shall, for any reason, be unavailable or insufficient to hold harmless any Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party,

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contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 5.2 and Section 5.3, as the case may be. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put any Indemnified Party in the same position as if it were indemnified under Section 5.2 or Section 5.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 5.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. Any Liability subject to indemnification or contribution pursuant to this Article V will be (a) net of Insurance Proceeds that are actually received by the Indemnified Party, (b) decreased by any actual recoveries from third parties pursuant to indemnification or otherwise with respect thereto, (c) decreased by any Tax Benefit actually recovered, and (d) increased by any Tax Cost actually incurred as a result of the receipt of (or entitlement to) such indemnity payment, as applicable. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article V (an “Indemnified Party”) will be reduced by any such Insurance Proceeds and/or recoveries actually received from third parties and/or Tax Benefits actually recovered, and increased by Tax Costs actually incurred, in each case, by or on behalf of the Indemnified Party in respect of the related Liability, as applicable. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other recovery from a third party (including any Tax Benefit actually recovered), then the Indemnified Party will pay to the Indemnifying Party an amount equal to the lesser of (x) the amount of such Insurance Proceeds or the amount actually received from the third party (including any Tax Benefit actually recovered) and (y) the Indemnity Payment previously received. If an Indemnified Party receives an Indemnity Payment from an Indemnifying Party in respect of any Liability and subsequently incurs Tax Costs associated by that Indemnity Payment, then the Indemnifying Party will pay to the Indemnified Party an amount equal to those Tax Costs promptly after receipt of a reasonably detailed statement of those Tax Costs given by the Indemnified Party to the Indemnifying Party within a reasonable period of time (not to exceed six months) after the Tax Cost is actually incurred. In the case of Tax Benefits, “actually recovered” means an Indemnified Party actually realizes a Refund or a decrease in Taxes reported on a filed Tax Return (in or with respect to a taxable year that ends on or before December 31, 2021) in connection with the incurrence or the payment by the Indemnified Party of such fees or costs or indemnifiable amounts determined using a “with and without” methodology (treating any deductions attributable to such fees or costs or indemnifiable amounts as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryovers). In the case of Tax Costs, “actually incurred” means an Indemnified Party actually realizes a Tax Cost reported on a filed Tax Return (in or with respect to a taxable year that ends on or before December 31, 2021) in connection with the receipt of (or entitlement to) an Indemnity Payment determined using a “with and without” methodology (treating any receipt of (or entitlement to) such Indemnity Payment as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryovers). For the avoidance of doubt, for purposes of determining the amount “actually recovered” (for purposes of Tax Benefits) or “actually incurred” (for purposes of Tax Costs), a netting approach shall be taken for determining any increase or decrease, as the case may be, of taxable income or loss, net operating losses, deductions or other Tax attributes.

Section 5.7 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party receives written notice that a Person (including any Governmental Entity) that is not a member of the Company Group or the SpinCo Group, or any Affiliate thereof, has asserted any claim or commenced any Action (any such claim or Action, a

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“Third Party Claim”) that may give rise to an Indemnifying Party’s obligation to indemnify pursuant to Section 5.2 or Section 5.3, as the case may be, then the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than fifteen (15) Business Days, or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.7(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.7(a).

(b) Subject to this Section 5.7(b) and Section 5.7(c), an Indemnifying Party may elect to control the defense of (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim if the Indemnifying Party irrevocably and unconditionally acknowledges its obligation to indemnify the Indemnified Party in respect of such Third Party Claim in accordance with and subject to the terms hereof. Within thirty (30) Business Days after the receipt of notice from an Indemnified Party in accordance with Section 5.7(a), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim. After receiving notice of an Indemnifying Party’s election to assume the defense of a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense in accordance with Section 5.7(f). If an Indemnifying Party has elected to assume the defense of a Third Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim.

(c) Notwithstanding Section 5.7(b), if, in the reasonable opinion of counsel to the Indemnified Party, such Indemnified Party and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (and only one) such counsel for all Indemnified Parties.

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within thirty (30) Business Days after the receipt of notice from an Indemnified Party as provided in Section 5.7(b), then the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party; provided, that the Indemnified Party shall not be permitted to settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party is conducting the defense against any such Third Party Claim, then the Indemnified Party and its counsel shall keep the Indemnifying Party informed of all developments relating to such Third Party Claim and provide copies of all relevant correspondence and documents relating thereto.

(e) Notwithstanding any other provision of this Agreement, without the prior written consent of any Indemnified Party, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement or compromise of any pending or threatened Third Party Claim for which the Indemnified Party is seeking or may seek indemnity pursuant to this Section 5.7 unless such judgment or settlement is solely for monetary damages (which shall be fully paid

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by the Indemnifying Party), does not impose any expense or obligation on the Indemnified Party (other than obligations for which the Indemnified Party is indemnified hereunder and which are fully paid by the Indemnifying Party), does not involve any finding or determination of wrongdoing or violation of Law by the Indemnified Party and provides for a full, unconditional and irrevocable release of that Indemnified Party and its Affiliates and Representatives from all liability in connection with the Third Party Claim.

(f) Each of the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to make available to the other, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the reasonable ability to make available, to the extent that any such persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with the defense, settlement or compromise, or the prosecution, evaluation or pursuit of any Third Party Claim, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be of such Third Party Claim; provided, that no such cooperation shall unreasonably interfere with the ongoing operations of such Party and its Subsidiaries; provided, further, that no Party shall be required to make available to the requesting Party any such Persons or materials if doing so would reasonably be expected to be materially commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege held by such Party; provided, further, that, as applicable, the Party asserting such detriment, violation or privilege shall, to the extent permitted by applicable Law, provide notice to the receiving party that any Information is being withheld pursuant to the foregoing proviso and the Parties shall use their respective commercially reasonable efforts to find a mutually agreeable solution to any such commercial, legal and/or privilege concerns, including, if applicable, by providing any privileged Information pursuant to a joint defense agreement to be mutually agreed and executed between the applicable Parties. The Indemnifying Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

Section 5.8 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds and/or recoveries from third parties that actually reduce the amount of such Liabilities and/or Tax Benefits actually recovered or Tax Costs actually incurred; provided, that no Indemnifying Party shall be entitled to condition, delay or withhold any payment pending claim for, or receipt of, any Insurance Proceeds and/or recoveries from third parties or actual recovery of any Tax Benefits or actual incurrence of Tax Costs. The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party and (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) Any claim for indemnification under this Agreement which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond

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within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party, shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 5.9 Exclusive Remedy; Limitations of Liability; Mitigation. After the Contribution Effective Time, except for the rights under Section 7.13, the indemnification and contribution provisions of this Article V shall be the sole and exclusive remedy for the matters set forth herein and in any Assignment and Assumption Agreement and the transactions contemplated hereby and thereby and no party shall pursue or seek to pursue any other remedy. Neither SpinCo or its Affiliates, on the one hand, nor the Company or its Affiliates, on the other hand, shall be liable to the other for any Liabilities arising under or relating to this Agreement, any Assignment and Assumption Agreement or the transactions contemplated hereby or thereby that are (i) not direct, actual damages or (ii) special, indirect, consequential, punitive, exemplary, remote, speculative or similar damages or lost profits (except to the extent such lost profits constitute direct, actual damages) of the other arising in connection with the transactions contemplated hereby (other than such damages described in this clause (ii) payable to a third party in respect of a Third Party Claim). Any Indemnified Party that becomes aware of a Liability for which it seeks indemnification or contribution under this Article V shall to the extent required by law mitigate such Liability, and the Indemnifying Party shall not be liable for any such Liability to the extent that it is attributable to the failure of the Indemnified Party to use such commercially reasonable efforts to mitigate to the extent required by law. For the avoidance of doubt, no provision of this Agreement provides indemnification for a breach, misrepresentation or violation under the Merger Agreement.

Section 5.10 Survival of Indemnities. The rights and obligations of each of the Company and SpinCo and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities. Each Party hereby agrees that prior to the consummation of any sale or transfer of all or substantially all of the Assets of such Party, it will require the acquirer of such Assets to assume the obligations of such Party under this Agreement as a condition thereto.

Section 5.11 No Assumption of Discharged Liabilities; Obligations under Transaction Agreements. For the avoidance of doubt, nothing herein shall require or be construed to effectuate the assumption, for any period of time, of any Liability or Tax discharged, released or otherwise satisfied (or to be discharged, released or otherwise satisfied on the EFH Effective Date) pursuant to the Plan of Reorganization. Additionally, for the avoidance of doubt, nothing herein shall require or be construed to effectuate the assumption, for any period of time or at all, of any obligations of any Person, or otherwise affect in any way the rights or obligations of any of the Parties or their respective Groups, under the Plan of Reorganization, the Tax Matters Agreement, the Transition Services Agreement, the Split Participant Agreement, the Merger Agreement or any other Transaction Agreement.

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ARTICLE VI

[RESERVED]

ARTICLE VII

MISCELLANEOUS AND GENERAL; COVENANTS

Section 7.1 Survival. The representations and warranties of the Parties set forth in this Agreement (other than Section 4.4) shall not survive the Distribution Effective Time, and shall cease to have any force or effect immediately upon the Distribution Effective Time. The covenants and other agreements contained in this Agreement, and liability for the breach of any obligations thereunder, shall survive the Distribution Effective Time and shall remain in full force and effect in accordance with their terms.

Section 7.2 Termination, Wind-Down and Distribution of EFH Non-Qualified Benefit Plans and EFH Split Dollar Life Insurance Plan. In connection with the termination, wind-down and distribution of the remaining liabilities and obligations of the EFH Non-Qualified Benefit Plans and the EFH Split Dollar Life Insurance Plan as contemplated by the Plan of Reorganization, the Parties acknowledge and agree that (a) the Company shall (or cause the applicable third party service provider to) provide SpinCo with, and accept all reasonable comments of SpinCo to (i) drafts of all notices and other written correspondence with participants in such EFH Non-Qualified Benefit Plans and the EFH Split Dollar Life Insurance Plan as soon as reasonably practicable, but, in each case, no later than five (5) Business Days prior to the date of such distribution to such participants and (ii) any estimated calculations of payouts and distributions to such participants promptly upon receipt of such calculations from the third party administrator of such EFH Non-Qualified Benefit Plans or the EFH Split Dollar Life Insurance Plan, as applicable, but in each case, no later than fifteen (15) Business Days prior to the making of any such payments or distributions with respect thereto and (b) SpinCo shall review, comment upon and approve as soon after receipt as is administratively practicable (i) all such notices and other written correspondence with participants in such EFH Non-Qualified Benefit Plans and the EFH Split Dollar Life Insurance Plan and (ii) any such estimated calculations of payouts and distributions to such participants, in each case from such third parties as are assisting with such terminations, wind-downs and distributions.

Section 7.3 Regulatory Matters. In connection with obtaining any required approval by the Public Utility Commission of Texas (the “PUCT”) with respect to the transactions contemplated by the Merger Agreement or any other transaction constituting a direct or indirect change of control of Oncor Electric Delivery Company LLC that requires the approval of the PUCT (in each case, the “PUCT Filing”), the Company shall use its reasonable best efforts to cause, including by exercising its rights to consent and vote (if any) under the Oncor Agreements as an indirect equity owner of Oncor, Oncor Electric Delivery Company LLC to request from the PUCT, as part of the PUCT Filing, an order stating that none of TCEH, SpinCo, or any subsidiaries or Affiliates of SpinCo will, from and after the TCEH Effective Date, be subject to any obligation set forth in the Final Order on Rehearing issued in PUCT Docket No. 34077 on April 24, 2008. The Company’s obligations under this Section 7.3 including using its reasonable best efforts, shall not include any obligation to (A) pay any amounts to the Oncor Entities (as defined in the Merger Agreement) or any other Person or incur any liabilities or other obligation, (B) execute or enter into or perform any new agreement (other than an agreement contemplated hereby or in the Plan of Reorganization or that confirms or makes effective its obligations hereunder), or (C) breach any Law or commence any Action against any Person, including any of the Oncor Entities or their respective officers and managers.

Section 7.4 D&O Insurance.

(a) During the period beginning on the date hereof and ending on the EFH Effective Date, the Company agrees to and to cause its Subsidiaries to maintain, as in effect immediately prior to the TCEH Effective Date (i) the Company’s and its Subsidiaries’ directors’, managers’

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and officers’ insurance policies, and (ii) the Company’s fiduciary liability insurance policies ((i) and (ii), collectively, the “EFH D&O Policies”), in each case, with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s and its Subsidiaries’ policies as of immediately prior to the TCEH Effective Date with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a current or former director, officer or other Representative of TCEH, the TCEH Companies, the Company Group or the SpinCo Group or any of their respective Subsidiaries (collectively, the “Pre-Spin Group”) by reason of him or her serving in such capacity (“Wrongful Acts”) that existed or occurred on or prior to the TCEH Effective Date (including in connection with this Agreement and the transactions or actions contemplated by this Agreement).

(b) The Company agrees that, on or before the EFH Effective Date or any other event constituting a change in control as described in Section IX(C)(2) of the EFH D&O Policies (a “Company Change in Control”), it will obtain and fully pay the premium for a run-off of the EFH D&O Policies for the benefit of each member of the Pre-Spin Group and their respective current and former directors, officers and other Representatives, in each case for a claims reporting or discovery period of at least six (6) years from and after the EFH Effective Date (or the effective date of such other Company Change in Control, as applicable) with respect to any claim arising from actual or alleged Wrongful Acts on or prior to the EFH Effective Date (it being understood that, with respect to any claim arising from actual or alleged Wrongful Acts of such Persons in their capacity as a current or former director or officer or other Representative of any TCEH Company or the SpinCo Group, such period shall be limited to the period on or prior to the TCEH Effective Date), from insurance carriers with the same or better credit rating as the insurance carrier(s) for the EFH D&O Policies with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided for members of the Pre-Spin Group and their respective current and former directors, officers and other Representatives under the EFH D&O Policies with respect to any actual or alleged Wrongful Act that existed or occurred on or prior to the EFH Effective Date (the “Run-Off Coverage”).

(c) If the Company, after its good faith efforts, is unable to obtain such Run-Off Coverage as of the EFH Effective Date, then the Company shall use its reasonable best efforts to purchase insurance comparable to the EFH D&O Policies for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the EFH D&O Policies; provided, however, that in no event shall the Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums paid by the Company for such insurance as of immediately prior to the TCEH Effective Date; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If the Effective Time under the Merger Agreement occurs and the Company complies with its obligation under Section 6.8(b) of the Merger Agreement (as such obligations are set forth in the Merger Agreement as of the date hereof and without giving effect to any subsequent amendment thereof) and obtains the “D&O Insurance” (as defined in the Merger Agreement), then the Company shall be deemed to have satisfied its obligations under Section 7.4(b) and (c) hereof; provided, however that this Section 7.4(d) shall have no effect and be null and void if the Merger Agreement is terminated or the Effective Time under the Merger Agreement otherwise never occurs.

(e) Additionally, the Company agrees not to seek or, subject to Section 7.4(c), agree to any changes or amendments to the EFH D&O Policies or the Run-Off Coverage that have or would reasonably be expected to have the effect of reducing or limiting coverage available to any member of the Pre-Spin Group or any of their respective current and former directors, officers and other Representatives.

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(f) Within ten (10) Business Days of the written request of SpinCo, the Company shall provide SpinCo copies of all EFH D&O Policies or Run-Off Coverage policies.

(g) The Parties agree that the provisions of this Section 7.4 are for the benefit of each member of the Pre-Spin Group and their respective current and former directors, officers and other Representatives (collectively, the “Beneficiaries”). The provisions of this Section 7.4 shall be enforceable by each of the Beneficiaries as if such Person were a party to this Agreement.

Section 7.5 Amendment. No provision of this Agreement shall be terminated, amended, modified or supplemented by any Party, unless such termination, amendment, supplement or modification is in writing and signed by each of the Parties.

Section 7.6 Waiver of Default.

(a) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party.

(b) Waiver by any Party of any default by the other Party of any provision of this Agreement or any Assignment and Assumption Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or any Party or prejudice the rights of the other Party or Parties thereafter to enforce each and every such provision. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.7 Third Party Beneficiaries. Except (i) for the indemnification rights under this Agreement of any Indemnified Party in their respective capacities as such, (ii) the Beneficiaries pursuant to Section 7.4 and (iii) as specifically provided in any Assignment and Assumption Agreement, the provisions of this Agreement and each Assignment and Assumption Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder and there are no third party beneficiaries of this Agreement or any Assignment and Assumption Agreement; and neither this Agreement nor any Assignment and Assumption Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Assignment and Assumption Agreement.

Section 7.8 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

Section 7.9 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR ACTION ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN

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ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto (i) submits to the exclusive jurisdiction of the Bankruptcy Court; provided that if the Bankruptcy Court declines to accept jurisdiction over a particular Action, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the Parties agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware or federal court in accordance with the provisions of this Section 7.9(a). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 7.11. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Transaction Expenses. Except as expressly set forth herein, each Party shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby.

Section 7.11 Notices. Any notice, request, instruction or other document to be given hereunder or under any Assignment and Assumption Agreement by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

22

If to the Company:

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, Texas 75201

Attention: President

with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:	James Sprayregen Marc Kieselstein Chad Husnick

Email:	jsprayregen@kirkland.com mkieselstein@kirkland.com chusnick@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Edward Sassower

Email: edward.sassower@kirkland.com

If to SpinCo or OpCo:

TEX Energy LLC

1601 Bryan Street

Dallas, Texas 75201

Attention: General Counsel

Email: stacey.dore@energyfutureholdings.com;

awright@energyfutureholdings.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

600 Travis St., Suite 3300

Houston, TX 77002

Attention:	Andrew T. Calder, P.C. Kevin L. Morris John Pitts

Email:	andrew.calder@kirkland.com; kmorris@kirkland.com; john.pitts@kirkland.com

and

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, TX 75201-6912

Attention: Robert Little

Email: RLittle@gibsondunn.com

23

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon receipt if sent by email and received by 5:00 pm (Eastern Time), on a Business Day (otherwise the next Business Day) (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 7.12 Entire Agreement. Subject to Section 7.17, this Agreement (including any schedules and exhibits hereto, including as finally executed agreements) constitutes the entire agreement of the Parties with respect to the subject matter hereof, and cancels, merges and supersedes all other prior or contemporaneous oral or written agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE SPINCO GROUP OR THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. The Parties further represent that, in entering into this Agreement (a) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (b) they are relying upon their own knowledge and the advice of counsel; (c) they knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Agreement; and (d) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

Section 7.13 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. Any requirements for the securing or posting of any bond with such remedy are also hereby waived by each of the Parties.

Section 7.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

24

Section 7.15 Interpretation; Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 7.16 Assignment; Delegation. This Agreement shall not be assigned or delegated by a Party (in each case, whether (x) by merger, consolidation or dissolution of a Party, (y) by contract, operation of law or (z) otherwise) without the prior written consent of the other Parties, and any purported assignment or delegation in violation of this Agreement shall be null and void. Notwithstanding the foregoing, (i) SpinCo and OpCo hereby acknowledge that, following the Merger, Merger Sub, as the surviving company in the Merger, shall be entitled and subject to all of the rights, benefits and obligations of the Company pursuant to this Agreement; and (ii) SpinCo shall have the right to delegate its right to acquire any of the TCEH Assets or assume any of the Assumed Liabilities to one or more of its Subsidiaries (including OpCo) without the prior written consent of the Company. For purposes of this Section 7.16, the term “merger” refers to any merger in which a Party is a constituent entity, regardless of whether it is the surviving or merged entity. As a condition to, and prior to the consummation of, any direct or indirect transfer or other disposition of all or substantially all of its assets (whether in a single transaction or a series of related or unrelated transactions) the Party engaging in such transfer or other disposition shall require the transferee to assume all of such Party’s obligations hereunder.

Section 7.17 Controlling Documents. To the extent that the provisions of the Plan of Reorganization, the Merger Agreement, the Tax Matters Agreement, the Amended and Restated Split Participant Agreement or the Transition Services Agreement conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern.

Section 7.18 [EFH Properties Company Cash; EPA Settlement. Prior to the Contribution Effective Time, the Company shall cause the distribution or transfer of all cash held by EFH Properties Company to a member of the Company Group; provided that, EFH Properties Company may retain cash in an amount required to pay the Environmental Protection Agency under the terms of the EPA Settlement (as defined in paragraph 5 of Section 5.1(g)(i) of the Company Disclosure Letter).]1

Section 7.19 Split Policies; Covered Letters of Credit.

(a) Annex A attached hereto sets forth certain workers compensation insurance policies (the “Split Policies”) that insure workers compensation Liabilities arising out of or resulting from (1) the Company and its Subsidiaries (together, the “Company Policy Liabilities”) and (2) the TCEH Companies (the “SpinCo Policy Liabilities”).

(b) Each of the Company and SpinCo acknowledge and agree that (i) the Company Policy Liabilities and all costs, fees and expenses under the Letters of Credit identified on Annex A attached hereto (the “Split Letters of Credit”) (including any draws on the Split Letters of Credit in respect of the Company Policy Liabilities and the costs of maintaining such Split Letters of Credit allocable to the Company Policy Liabilities) arising out of or resulting from the Company Policy Liabilities are Excluded Liabilities for all purposes hereunder, and (ii) the SpinCo Policy Liabilities and all costs, fees and expenses arising out of or resulting from the SpinCo Policy Liabilities under the Split Letters of Credit (including any draws on the Split Letters of Credit in respect of the SpinCo Policy Liabilities and the costs of maintaining such Split Letters of Credit allocable to the SpinCo Policy Liabilities) are TCEH Company Liabilities for all purposes hereunder.

[1]	References to the EPA Settlement will only be included in the final agreement if such payment has not been made by the date of the agreement.

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(c) The Company shall and shall cause its Subsidiaries to use its reasonable best efforts to, as promptly as practicable, provide for the termination, release and return of the Letters of Credit set forth on Annex B attached hereto (including any renewals or replacements thereof) (the “E-Side Letters of Credit”) to SpinCo or its designee by providing adequate security to the applicable beneficiary of each E-Side Letter of Credit in the form of cash collateral, back-to-back letters of credit, a parent company guaranty or similar security as necessary to obtain the return and cancellation of each E-Side Letter of Credit at or prior to the earlier of (A) the Effective Time (as defined in the Merger Agreement), and (B) the EFH Effective Date.

Section 7.20 Generation Development Company LLC Boiler. The Parties hereby agree to negotiate in good faith a mutually agreeably resolution for the treatment of the boiler and related parts owned by Generation Development Company LLC stored at the Monticello power plant site of the TCEH Companies, as soon as reasonably practicable, but in any event no later than the EFH Effective Date.

[Signature page follows.]

26

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ENERGY FUTURE HOLDINGS CORP.

By:
Name:
Title:

TEX ENERGY LLC

By:
Name:
Title:

TEX OPERATIONS COMPANY LLC

By:
Name:
Title:

Schedule 1

Acquired TCEH Assets

The assets of the Company, Energy Future Competitive Holdings Company LLC (“EFCH”) and TCEH, whether tangible or intangible, real, personal or mixed, listed below.

1.	The Contributed Plans set forth on Section 5.1(h)(i)(B) of the Company Disclosure Letter to the Merger Agreement;

2.	All agreements, licenses and contracts Related to the TCEH Business, whether written or oral (“Contracts”), including but not limited to the following:

a.	The following employment agreements:

i.	James A. Burke Amended and Restated Employment Agreement, dated as of March 27, 2015;

ii.	Stacey H. Doré Amended and Restated Employment Agreement, dated as of March 27, 2015;

iii.	Paul Keglevic Amended and Restated Employment Agreement, dated as of March 27, 2015;

iv.	Carrie L. Kirby Amended and Restated Employment Agreement, dated as of March 27, 2015;

v.	Mark Allen McFarland Amended and Restated Employment Agreement, dated as of March 27, 2015;

vi.	John Young Amended and Restated Employment Agreement, dated as of March 30, 2015;

vii.	Donald L. Evans Amended and Restated Employment Agreement, dated as of April 23, 2014;

b.	The following Contracts relating to the administration of the Contributed Plans:

i.	Professional Services Agreement – PersonalEdge Program, between the Company and Baylor Health Care System;

ii.	Investment Management Agreement, dated 03/13/2014, and Amendment to Investment Management Agreement, dated 12/02/2014, between the Company and Integrity Asset Management, LLC;

iii.	Prudential Trust Company Collective Trust Adoption Agreement, dated 08/27/2009, between the Company and Standish Mellon Asset Management Company.

c.	The following Confidentiality and Non-Disclosure Agreements:

i.	Confidentiality Agreement, dated as of January 29, 2015, by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Company;

ii.	Confidentiality Agreement, dated as of April 5, 2016, by and among Barclays Bank PLC, the Company, EFCH, TCEH and EFIH;

iii.	Confidentiality Agreement, dated as of April 1, 2016, by and among Citigroup Global Markets Inc., the Company, EFCH, TCEH and EFIH;

iv.	Confidentiality Agreement, dated as of May 11, 2016, by and among ING Capital LLC, the Company, EFCH, TCEH and EFIH;

v.	Confidentiality Agreement, dated as of May 12, 2016, by and among Natixis North America LLC, the Company, EFCH, TCEH and EFIH;

vi.	Confidentiality Agreement, dated as of May 11, 2016, by and among UBS Securities LLC, the Company, EFCH, TCEH and EFIH;

vii.	Confidentiality Agreement, dated as of April 28, 2016, by and among CSG Investments, Inc., the Company, EFCH, TCEH and EFIH;

viii.	Confidentiality Agreement, dated as of April 6, 2016, by and among Morgan Stanley & Co. LLC, the Company, EFCH, TCEH and EFIH;

ix.	Confidentiality Agreement, dated as of February 29, 2016, by and among RBC Capital Markets, LLC, the Company, EFCH, TCEH and EFIH;

x.	Confidentiality Agreement, by and between TCEH and Cargill, Incorporated;

xi.	Confidentiality Agreement, by and between TCEH and Citigroup Energy Inc.;

xii.	Confidentiality Agreement, by and between TCEH and Energy Ventures Analysis, Inc.;

xiii.	Non-Disclosure Agreement, by and between TCEH and Franklin Advisors, Inc.;

xiv.	Confidentiality Agreement, by and between TCEH and Futuregen Industrial Alliance, Inc.;

xv.	Confidentiality Agreement, by and between TCEH and Jordan, Jones & Goulding, Inc.; and

xvi.	Confidentiality Agreement, by and between TCEH and Seth Schwartz.

d.	The following licenses and service agreements:

i.	Software License and Support Agreement, dated 04/30/2001, by and between TCEH and Genesys Telecommunications Laboratories, Inc., including all amendments and Statements of Work;

ii.	Services Agreement, dated November 21, 2006, by and between TCEH and SAP America, Inc.;

iii.	Software License and Support Agreement, dated June 30, 2006, by and between TCEH and SAP Public Services, Inc.;

e.	The following leases:

i.	CAT Leases 001-0017139, 001-0627126, 001-0627129, by and between TCEH and Caterpillar Financial Services Corp., including all related amendments and schedules;

ii.	Rail Equipment Lease Agreement, between EFCH, and Owner Trustee, dated November 1, 1996, and Assignment and Assumption Agreement, between EFCH and TCEH;

iii.	Railcar Master Net Lease Agreement, by and between TCEH and GATX Corporation, including Supplements 1, 2 & 3 and amendments thereto;

iv.	Master Railcar Lease Agreements, by and between TCEH and SMBC Rail Services LLC;

v.	Rail Equipment Lease Agreement, dated November 1, 1996 (and each of the Other Operative Documents (as defined therein), by and between TCEH and U.S. Bank Global Trust Services;

vi.	Rail Equipment Lease Agreement, dated November 1, 1996, (and each of the Other Operative Documents (as defined therein), by and between TCEH and Wells Fargo Bank Northwest, N.A.;

vii.	Equipment Lease Agreements, dated September 30, 2005, as amended by Amendment dated October 27, 2015, and Other Operative Documents (as defined therein), by and between TXU Railcar Trust 2005-A and each of (i) Zully Gonzalez dba Optimal Energy Consultants, (ii) DVB Bank SE, as Loan Participant, (iii) Farm Bureau Life Insurance Co of Michigan, as Loan Participant, (iv) Great Western Insurance Company, as Loan Participant, (v) John Hancock Life Insurance Co, as Loan Participant, (vi) John Hancock Life Insurance Company (U.S.A.) (f/k/a John Hancock Variable Life Insurance ), as Loan Participant, (v) Key Equipment Finance, Inc, (vi) Manulife Insurance Company, as Loan Participant, (vii) American Republic Insurance Company, as Loan Participant, (viii) Blue Cross And Blue Shield of Florida Inc., as Loan Participant, (ix) Catholic United Financial (fka: The Catholic Aid Association, as Loan Participant, (x) Mtl Insurance Company, as Loan Participant, (xi) The Lafayette Insurance Company, as Loan Participant, (xii) US Bank National Association, as Indenture Trustee, (xiii) Western United Life Assurance Company, as Loan Participant, and (xiv) Wilmington Trust Company, as Owner Trustee;

viii.	Capital Lease, assumed in accordance with the terms of that certain Amended and Restated Lease, dated as of December 30, 2015, between TCEH and TXU Railcar Leasing.

f.	Any contracts or arrangements with members of Sustainable Energy Advisory Board (SEAB) and Nuclear Oversight Advisory Board (NOAB).

g.	Any contracts of EFH, EFCH or TCEH identified for assumption and assignment to a TCEH Company in the Plan Supplement.

3.	All cars, trucks, buses, trailers, ATVs and other vehicles, including but not limited to those listed on Schedule 1-A;

4.

All intellectual property and industrial property recognized under applicable Law Related to the TCEH Business, including trademarks (including the trademark for “Luminant Energy”), service marks, Internet domain names (including the web domain “www.energyfutureholdings.com” and email addresses “@energyfutureholdings.com”), logos, trade dress, trade names and all goodwill associated therewith and symbolized thereby, inventions, discoveries, patents, trade secrets, copyrights and copyrightable works, software, databases, data (including customer, employee, technical, research and development and manufacturing data) and related items and (if applicable) any registrations, issuances and applications for registration or issuance of any of the foregoing;

5.	All computers, computer systems, software, computer code, networks, firmware, middleware, hardware, servers, workstations, hubs, routers, email archives, databases and all other information technology equipment and assets Related to the TCEH Business;

6.	All equipment, tools, furniture, furnishings, fixtures and other personal property located at Energy Plaza;

7.	All books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) Related to the TCEH Business;

8.	All causes of action, lawsuits, judgments, claims and demands of any nature against any third party available to or being pursued by the Company, EFCH or TCEH to the extent Related to the TCEH Business; and

9.	To the extent permitted by Law, all licenses, permits, certificates and other authorizations and approvals Related to the TCEH Business.

For the avoidance of doubt, the Acquired TCEH Assets shall not include any cash of the Company or any Person that remains a Subsidiary of the Company after giving effect to the Contribution or [, subject to Section 7.18,] of EFH Properties Company.

Schedule 1-A

Vehicles

[See attached.]

Schedule 2

EFH/TCEH Guarantees

Guarantor	Benefiting Company	Creditor/Counterparty	Issue Date
Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	ADM Investor Services, Inc.	11/27/2013

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Arch Coal Sales Company, Inc.

Texas Competitive Electric Holdings Company LLC	La Frontera Holdings LLC	BP Energy Company	3/31/2016

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	BP Energy Company	1/16/2003

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Brazos Electric Power Cooperative, Inc.	10/24/2003

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Brazos Wind, L.P.	6/26/2003

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Calpine Energy Services, L.P.	4/5/2007

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Cargill, Incorporated	10/4/2013

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Chesapeake Energy Marketing, Inc.	4/7/2010

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Citigroup Energy Inc.	12/22/2006

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Direct Energy, LP and Energy America, LLC	4/26/2002

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	EDF Trading North American, LLC	12/22/2014

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Electric Reliability Council of Texas, Inc. (ERCOT)	4/10/2008

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	ETC Marketing, Ltd. and/or Energy Transfer Fuel, LP and/or Houston Pipe Line Company LP and/or ETC Katy Pipeline, Ltd and/or Oasis Pipeline, LP and/or Texas	12/20/2006

Guarantor	Benefiting Company	Creditor/Counterparty	Issue Date
Energy Transfer Company, Ltd. (individually and collectively)

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Exelon Generation Company, LLC (f/k/a Constellation Energy Commodities Group, Inc.)	7/6/1999

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	GDF SUEZ Energy Marketing NA, Inc.	6/24/2014

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Goldman, Sachs & Co.	9/23/2011

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	J. Aron & Company	8/13/2014

Texas Competitive Electric Holdings Company LLC	Luminant Holding Company LLC	La Frontera Ventures, LLC	11/25/2015

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Macquarie Futures USA LLC (formerly Macquarie Futures USA Inc.)	11/17/2009

Texas Competitive Electric Holdings Company LLC	La Frontera Holdings LLC	Merrill Lynch Commodities, Inc.	3/31/2016

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Merrill Lynch Commodities, Inc.	12/30/2014

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Mercuria Energy America, Inc.	3/25/2016

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Morgan Stanley Capital Group Inc.	8/14/2014

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Munich Re Trading LLC	2/28/2014

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	New York Mercantile Exchange	3/18/1996

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	NextEra Energy Power Marketing, LLC (f/k/a Florida Power & Light Company & NextEra Energy Power Marketing,	3/22/2010

Guarantor	Benefiting Company	Creditor/Counterparty	Issue Date
LLC )(f/k/a Florida Power & Light Company, FPL Energy Power Marketing, Inc.)

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Noble Americas Gas & Power Corp.	11/11/2011

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	NRG Power Marketing LLC (f/k/a NRG Power Marketing Inc.)	8/31/2006

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Peabody COALSALES, LLC and/or Peabody COALTRADE, LLC	3/25/2016

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Sweetwater Wind 1 LLC	6/24/2014

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Tenaska Marketing Ventures, Tenaska Gas Storage, LLC	4/3/1997

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Tenaska Power Services Co.	3/7/2001

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Valero Texas Power Marketing, Inc.	6/2/2010

Texas Competitive Electric Holdings Company LLC	Luminant Energy Company LLC	Worsham Steed Gas Storage, L.P.	3/22/2010

Texas Competitive Electric Holdings Company LLC	TXU Energy Retail Company LLC	Baylor Scott & White Health	4/17/2009

Texas Competitive Electric Holdings Company LLC	TXU Energy Retail Company LLC	Lexington Acquiport Colinas L.P.	11/26/2007

Texas Competitive Electric Holdings Company LLC	Luminant ET Services Company	Public Utility Commission of Texas	3/12/2007

Schedule 3

Specified Approvals

None.

Schedule 4

Assumed Liabilities

1.	Liabilities of the Company resulting from Stephen Dyson v. Michael Leeland Lee; Energy Future Holdings Corp; Lisa McElroy; and Allstate Fire and Casualty Insurance Company, Cause No. DC-16-04256 in the District Court of Dallas County, Texas, 68th Judicial District.

Schedule 5

TCEH Companies

4CHANGE ENERGY COMPANY

4CHANGE ENERGY HOLDINGS LLC

BIG BROWN 3 POWER COMPANY LLC

BIG BROWN LIGNITE COMPANY LLC

BIG BROWN POWER COMPANY LLC

BRIGHTEN ENERGY LLC

BRIGHTEN HOLDINGS LLC

COLLIN POWER COMPANY LLC

DALLAS POWER & LIGHT COMPANY, INC.

DECORDOVA II POWER COMPANY LLC

DECORDOVA POWER COMPANY LLC

EAGLE MOUNTAIN POWER COMPANY LLC

EFH CG HOLDINGS COMPANY LP

EFH CORPORATE SERVICES COMPANY

EFH CG MANAGEMENT COMPANY LP

FORNEY PIPELINE, LLC

LA FRONTERA HOLDINGS, LLC

GENERATION MT COMPANY LLC

GENERATION SVC COMPANY

LAKE CREEK 3 POWER COMPANY LLC

LONE STAR ENERGY COMPANY, INC.

LONE STAR PIPELINE COMPANY, INC.

LUMINANT BIG BROWN MINING COMPANY LLC

LUMINANT ENERGY COMPANY LLC

LUMINANT ENERGY TRADING CALIFORNIA COMPANY

LUMINANT ET SERVICES COMPANY

LUMINANT GENERATION COMPANY LLC

LUMINANT HOLDING COMPANY LLC

LUMINANT MINERAL DEVELOPMENT COMPANY LLC

LUMINANT MINING COMPANY LLC

LUMINANT RENEWABLES COMPANY LLC

MARTIN LAKE 4 POWER COMPANY LLC

MONTICELLO 4 POWER COMPANY LLC

MORGAN CREEK 7 POWER COMPANY LLC

NCA RESOURCES DEVELOPMENT COMPANY LLC

OAK GROVE MANAGEMENT COMPANY LLC

OAK GROVE MINING COMPANY LLC

OAK GROVE POWER COMPANY LLC

SANDOW POWER COMPANY LLC

SOUTHWESTERN ELECTRIC SERVICE COMPANY, INC.

TEX ASSET COMPANY LLC

TEX CP COMPANY LLC

TEX ENERGY LLC

TEX FINANCE CORP.

TEX INTERMEDIATE COMPANY LLC

TEX OPERATIONS COMPANY LLC

TEX PREFERRED LLC

TEXAS ELECTRIC SERVICE COMPANY, INC.

TEXAS ENERGY INDUSTRIES COMPANY, INC.

TEXAS POWER & LIGHT COMPANY, INC.

TEXAS UTILITIES COMPANY, INC.

TEXAS UTILITIES ELECTRIC COMPANY, INC.

TRADINGHOUSE 3 & 4 POWER COMPANY LLC

TRADINGHOUSE POWER COMPANY LLC

TXU ELECTRIC COMPANY, INC.

TXU ENERGY RECEIVABLES COMPANY LLC

TXU ENERGY RETAIL COMPANY LLC

TXU ENERGY SOLUTIONS COMPANY LLC

TXU RETAIL SERVICES COMPANY

TXU SEM COMPANY

VALLEY NG POWER COMPANY LLC

VALLEY POWER COMPANY LLC

Schedule 6

Energy Future Holdings Corp.

Ebasco Services of Canada Limited

EEC Holdings, Inc.

EECI, Inc.

EFH Australia (No. 2) Holdings Company

EFH Finance (No. 2) Holdings Company

EFH FS Holdings Company

EFH Renewables Company LLC

EFH Vermont Insurance Company

EFIH Finance Inc.

Energy Future Intermediate Holding Company LLC

Generation Development Company LLC

LSGT Gas Company LLC

LSGT SACROC, Inc.

NCA Development Company LLC

Oncor Electric Delivery Holdings Company LLC

Oncor License Holdings Company LLC

Oncor Communications Holdings Company

Oncor Electric Delivery Company LLC

Oncor Management Investment LLC

Oncor Electric Delivery Transition Bond Company LLC

Oncor Electric Delivery Administration Corp.

TXU Receivables Company

Annex A

Split Policies and Split Letters of Credit

Split Policies

Insurer	Policy Numbers[2]	Policy Type	% Company Policy Liabilities[3]	% SpinCo Policy Liabilities
Reliance National Indemnity Company; Reliance Insurance Company; Planet Insurance Company	NWA-1498458-00; NWA-1498458-01; NWA-1498458-02; NWA-1498458-03; NWA-1498458-04; NWA-1498458-05; NWA-1498458-06; NWA-1498458-07; NWA-0105545-04; NXC-0105548-04; NWA-0105545-03; NXC-105548-03; NWA-0105545-02; NWA-0119509-00; NXC-0105548-02; NWA-0105545-01; NXC-0105548-01; NWA-0105545-00; NXC-0105548-00; NWA-0102137-00; NWA-0102138-01; NGB-0142913-01; NGB-0142913-02; NGB-1498908-00; NGB-1498908-01; NGB-1498908-02; NGB-1498908-03; NGB-1498908-04; NGB-1498908-05	Workers’ Compensation and General Liability	78%	22%
Liberty Mutual Insurance	WA1-69D-004224-022; WA1-69D-004224-023; WA1-69D-004224-024; WA1-691-004224-012; WC-691-004224-013; WA7-69D-004224-025; WA7-69D-004224-026; WA7-69D-004224-027; WA7-69D-004224-028; WA7-69D-004224-029; WA7-69D-004224-038; WA7-69D-004224-039; WA7-69D-004224-020; WA7-69D-004224-021; WA7-69D-004224-022	Workers’ Compensation and General Liability	22%	78%

[2]	Policy Numbers to be confirmed.
[3]	% Company Policy Liabilities and % SpinCo Policy Liabilities are based on open/outstanding loss reserves as of 6/30/2016.

Lumbermen’s Mutual	NWA-0164584-00; NWA-1498458-09; 5BA-130-175-00; 5BA 130 176-00	Workers’ Compensation and General Liability	18%	82%
Old Republic	MWZY-55443; MWZY-55629; MWZY-56071; MWZY-56766; MWZY-57145; MWZY-57388	General Liability	92%	8%

Split Letters of Credit

Beneficiary	Letter of Credit Number	Amount	Expiration
Reliance National Indemnity Company; Reliance Insurance Company; Planet Insurance Company	63663022	$12,014,128.00	4/30/2017
Liberty Mutual Insurance	63663534	$4,400,000.00	5/5/2017
Lumbermen’s Mutual	63663753	$2,742,851.44	11/7/2016
Old Republic	63663167	$3,000,000.00	5/5/2017

Annex B

E-Side Letters of Credit

Beneficiary	Letter of Credit Number.	Amount	Expiration
Director of Rhode Island	63663219	$250,000.00	5/5/2017
State of Vermont	63664034	$250,000.00	11/7/2016
Reliance National Indemnity Company; Reliance Insurance Company; Planet Insurance Company	63663693	$1,453,902.00	11/7/2016

Exhibit A

Assignment and Assumption Agreements

(TCEH Assets)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is effective as of [●], 2016, by and among Energy Future Holdings Corp., a Texas corporation (the “Company”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (“TCEH”), and TEX Energy LLC, a Delaware limited liability company (“SpinCo”).

WHEREAS, TCEH is an indirect wholly owned subsidiary of the Company and SpinCo is a direct wholly owned subsidiary of TCEH;

WHEREAS, the Company owns (i) the Acquired TCEH Assets (as defined in the Separation Agreement referred to below) (the “EFH Contributed Assets”) and (ii) directly or indirectly, all of the outstanding equity interests of the entities listed on Schedule B hereto (the “EFH Contributed Subsidiaries”);

WHEREAS, TCEH owns (i) the assets identified on Schedule A hereto (the “TCEH Contributed Assets,” and together with the EFH Contributed Assets, the “Contributed Assets”) and (ii) directly or indirectly, all of the outstanding equity interests of the entities listed on Schedule B hereto (the “TCEH Contributed Subsidiaries”); and

WHEREAS, as contemplated by that certain Separation Agreement, dated as of the date hereof, by and between the Company, SpinCo, and TEX Operations Company LLC, a Delaware limited liability company and indirect wholly owned subsidiary of TCEH (as amended, the “Separation Agreement”), the Company desires to contribute, convey, transfer and assign the EFH Contributed Assets and the EFH Contributed Subsidiaries, and TCEH desires to contribute, convey, transfer and assign the TCEH Contributed Assets and the TCEH Contributed Subsidiaries, to SpinCo.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. Capitalized terms used herein and not defined herein have the meanings assigned to them in the Separation Agreement.

2. EFH Contribution. The Company hereby contributes, conveys, transfers and assigns the EFH Contributed Assets and the EFH Contributed Subsidiaries to SpinCo, and SpinCo hereby accepts such contribution, conveyance, transfer and assignment (the “EFH Contribution”). SpinCo hereby assumes and agrees to pay, discharge, perform or otherwise satisfy as and when due all liabilities and obligations of any kind and nature, in each case, arising out of facts, circumstances, events or conditions in existence before, on or after the date hereof of, under, related to, resulting from, or arising out of or in connection with, as applicable, the EFH Contributed Subsidiaries, the EFH Contributed Assets and all Assumed Liabilities (as defined in the Separation Agreement) (the “EFH Assumed Liabilities”).

3. TCEH Contribution. TCEH hereby contributes, conveys, transfers and assigns the TCEH Contributed Assets and TCEH Contributed Subsidiaries to SpinCo, and SpinCo hereby accepts such contribution, conveyance, transfer and assignment (the “TCEH Contribution,” and together with the EFH Contribution, the “Contributions”). SpinCo hereby assumes and agrees to pay, discharge, perform or otherwise satisfy all liabilities and obligations of any kind and nature arising out of or otherwise relating to the TCEH Contributed Assets and any other liabilities identified on Schedule C hereto (the “TCEH Assumed Liabilities,” and together with the EFH Assumed Liabilities, the “Assumed Liabilities”).

4. Further Assurances. In furtherance of the transactions described herein, the parties hereto shall, and shall cause their applicable subsidiaries to, execute such additional bills of sale, quitclaim deeds, stock or equity powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment and other documents reasonably necessary to evidence the transfer, conveyance and assignment of the Contributed Assets to SpinCo and the valid and effective assumption of the Assumed Liabilities by SpinCo, including any which are not transferred on the date hereof as a result of Section 2.2(b) of the Separation Agreement or for any other reason.

5. Tax Treatment. For federal income tax purposes, at the time of the Contributions, each of TCEH and SpinCo is an entity that is disregarded as separate from the Company, and accordingly, the Contributions will have no federal income tax effect. For Texas sales and use tax purposes, the Contributions will be treated as (i) a transfer of intangible assets not subject to Texas sales and use tax, and/or (ii) a transfer of assets constituting a separate division, branch, or identifiable segment of a business that is exempt from Texas sales and use tax as an occasional sale.

6. Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

7. Captions. The captions of the paragraphs herein are inserted for convenience of reference only and shall not be used in construing the terms and provisions hereof.

8. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

9. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR ACTION ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto (i) submits to the exclusive jurisdiction of the Bankruptcy Court; provided that if the Bankruptcy Court declines to accept jurisdiction over a particular Action, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware, in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware or federal court in accordance with the provisions of this Section. Each of the parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in the Separation Agreement. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10. Limitations of Liability. The Liabilities of any party hereto arising out of or relating to this Agreement shall be limited pursuant to and as provided in the Separation Agreement.

11. No Third Party Beneficiaries. Except for the indemnification rights under the Separation Agreement of any Indemnified Party in their respective capacities as such, the provisions of this Agreement and the Separation Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder and there are no third party beneficiaries of this Agreement or the Separation Agreement; and neither this Agreement nor the Separation Agreement shall provide any third party with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement or the Separation Agreement.

12. Assignment. Neither party shall assign its rights or obligations under this Agreement (by operation of law or otherwise) unless, such party concurrently assigns its rights and obligations under the Separation Agreement to the same assignee of its rights and obligations hereunder.

Signature page follows.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

Energy Future Holdings Corp.

By:
Name:	[ ]
Title:	[ ]

Texas Competitive Electric Holdings Company LLC

By:
Name:	[ ]
Title:	[ ]

TEX Energy LLC

By:
Name:	[ ]
Title:	[ ]

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT AMONG

THE COMPANY, TCEH AND SPINCO

Schedule A

TCEH Contributed Assets

[Schedule A to set forth any assets listed on Schedule 1 that are owned by the applicable company executing the Assignment Agreement]

Schedule B

TCEH Contributed Subsidiaries

The following Delaware limited liability companies:

TEX Intermediate Company LLC

TEX Operations Company LLC

TEX Asset Company LLC

TEX Preferred LLC

Oak Grove Management Company LLC

Brighten Energy LLC

Forney Pipeline, LLC

La Frontera Holdings, LLC

The following Texas limited liability companies:

Luminant Energy Company LLC

Luminant ET Services Company LLC

Luminant Energy Trading California Company

Luminant Generation Company LLC

Sandow Power Company LLC

Luminant Mining Company LLC

Big Brown Power Company LLC

4Change Energy Company LLC

TXU Energy Retail Company LLC

TEX CP Company LLC

The following Delaware corporations:

TEX Finance Corp.

TXU Retail Services Company

The following Texas corporations:

Generation SVC Company

EFH Contributed Subsidiaries

The following Texas corporations:

EFH Properties Company

EFH Corporate Services Company

Schedule C

TCEH Assumed Liabilities

[Schedule C to set forth any Liabilities listed on Schedule 4 that are obligations of the applicable company executing the Assignment Agreement]

Exhibit B

Assignment and Assumption Agreement

(Contributed Plans)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) is entered into effective as of [●], 2016 (the “Effective Date”) by and between Energy Future Holdings Corp., a Texas corporation (“EFH”), and TEX Operations Company LLC, a Delaware limited liability company (“OpCo”), and with respect to the assignment of certain Agreements hereunder, EFH Corporate Services Company (“Corporate Services”), Luminant Holding Company LLC (“Luminant”), TXU Energy Retail Company, LLC (“Retail”), Texas Energy Future Holdings Limited Partnership (“Holdings”), and Texas Competitive Electric Holdings Company LLC (“TCEH”). Corporate Services, Luminant, Retail, Holdings and TCEH are referred to herein as the “Agreement Parties”).

RECITALS

WHEREAS, EFH currently sponsors and maintains the employee benefit plans, programs and policies listed on Exhibit A attached hereto and made a part hereof (the “Contributed Plans”), and EFH and the Agreement Parties are parties to the employment agreements listed on Exhibit A, as well as certain agreements relating to the operation and administration of the Contributed Plans (collectively, the “Agreements”);

WHEREAS, on April 29, 2014, EFH and certain entities in which it, directly or indirectly, held an equity interest and certain of their respective subsidiaries (collectively, the “Debtors”) commenced voluntary cases under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes only under Case No. 14-10979 (collectively, with any proceedings relating thereto, the “Chapter 11 Cases”);

WHEREAS, on July 29, 2016, EFH, Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), NextEra Energy, Inc., a Florida corporation (“Parent”), and EFH Merger Co., LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), which provides for, among other things, the merger of EFH with and into Merger Sub with Merger Sub being the surviving company and the successor to EFH;

WHEREAS, the Third Amended Joint Plan of Reorganization filed by the Debtors with the Bankruptcy Court on July 29, 2016 (as amended, the “Plan of Reorganization”) provides that the confirmation and effective date of the Plan of Reorganization with respect to the TCEH Debtors (as defined in the Plan of Reorganization) (“TCEH Effective Date”) may occur separate from, and independent of, the confirmation and effective date of the Plan of Reorganization with respect to the EFH Debtors (as defined in the Plan of Reorganization);

WHEREAS, effective as of [●], 2016, the Bankruptcy Court entered an [amended] order (the “Confirmation Order”) approving and confirming, among other things, the restructuring of the TCEH Debtors pursuant to the Plan of Reorganization, subject to certain contingencies set forth in the Confirmation Order, all of which contingencies have, as of [●], 2016, been satisfied or waived;

WHEREAS, in connection with the implementation of the Plan of Reorganization, all employees of EFH, and its affiliates (other than Oncor Electric Delivery Company, LLC and its direct and indirect subsidiaries), have been or will be transferred to OpCo prior to the TCEH Effective Date;

WHEREAS, as provided for, and required under, the Plan of Reorganization and the Merger Agreement, EFH desires to transfer and assign to OpCo the sponsorship (including the assumption of all assets and liabilities thereto) of each of the Contributed Plans and the Agreement Parties desire to transfer and assign its rights and obligations under each Agreement to which it is a party, and OpCo desires to accept and assume all such transfers; and

WHEREAS, the parties desire to enter into this Agreement to evidence and effectuate such transfer and assignment, and acceptance and assumption of the Contributed Plans and the Agreements.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Assignment and Assumption of Plans. Effective as of the TCEH Effective Date, the sponsorship and all obligations relating to the maintenance and administration of each of the Contributed Plans are hereby transferred and assigned from EFH to OpCo, and OpCo hereby accepts such transfer and assignment. By virtue of such assignment and assumption, OpCo hereby possesses all rights, authority, and responsibility as plan sponsor, employer and a participating employer and fiduciary under each of the Contributed Plans. Effective as of the TCEH Effective Date, OpCo hereby assumes full responsibility for the liabilities, qualification, administration and compliance with all applicable legal requirements relating to each of the Contributed Plans, including without limitation the provision of all benefits due or required to be paid under the Contributed Plans (including benefits accrued or which become payable prior to the Effective Date).

2. Assignment and Assumption of Agreements. Effective as of the TCEH Effective Date, the rights and obligations of the Agreement Party under each of the applicable Agreements are hereby transferred and assigned from the applicable Agreement Parties to OpCo, and OpCo hereby accepts such transfer and assignment. By virtue of such assignment and assumption, OpCo hereby possesses all rights and obligations of the applicable Agreement Parties under each of the Agreements. Effective as of the TCEH Effective Date, OpCo hereby assumes full responsibility for the performance of all obligations of the Agreement Party under each of the applicable Agreements. EFH, the Agreement Party and OpCo shall reasonably cooperate with each other to cause each of the Contributed Plans and Agreements to be amended, as necessary, to reflect the assignment, transfer and assumption evidenced hereby. To the extent that the transfer, acceptance and assignment of any of the Agreements require the consent of an individual employee, affiliate or third party, as applicable, the parties shall reasonably cooperate to obtain such consent.

3. Plan Administrator. From and after the TCEH Effective Date, the named fiduciary and plan administrator, as applicable, of each of the Contributed Plans shall be the applicable administrative committee, or other designee, of OpCo, which shall replace the applicable named fiduciary and plan administrator of EFH in such capacity, and shall have all responsibility and authority necessary or appropriate to administer the Contributed Plans in accordance with their terms. All policies and decisions adopted by the applicable EFH plan administrator prior to the TCEH Effective Date shall, unless and until changed by the applicable OpCo plan administrator, continue in effect. Without limiting the generality of the foregoing, all funding and investment policies, loan, withdrawal and distribution procedures, procedures for processing domestic relations orders and qualified medical child support orders, procedures for processing claims, and any other policies or procedures relating to the administration of any of the Contributed Plans, previously adopted by the applicable EFH plan administrator, shall remain in full force and effect unless and until changed by the applicable OpCo plan administrator.

4. Fidelity Bond; Liability Insurance. EFH and OpCo shall timely notify the issuer of any fidelity bond or liability insurance policy relating to any Contributed Plan or Agreement of the transfer, assignment and assumption provided for herein, and the parties shall fully cooperate and take all action necessary to effectuate the transfer, assignment and assumption with respect to such fidelity bonds and insurance policies so as to ensure coverage of OpCo, the applicable OpCo plan administrators and all entities and individuals involved in the administration of the Contributed Plans and Agreements from and after the TCEH Effective Date.

5. Effect on Employment. It is the intent of the parties, that the transfer of employment of employees from EFH, and certain of its affiliates (other than Oncor Electric Delivery Holdings Company, LLC and its subsidiaries), to OpCo shall be treated as a transfer of employment and not as a termination of employment for purposes of any of the Contributed Plans. In this connection, each employee shall be treated as if his/her employment has not been terminated as a result of the transfer from EFH, or an affiliate of EFH, to OpCo, and his/her service, for all purposes under each Contributed Plan and Agreement, shall be treated as continuous without any break in service related to such transfer. Notwithstanding the foregoing, consistent with the Plan of Reorganization, the Closing of the transactions contemplated in the Plan of Reorganization shall be deemed to constitute a change in control of EFH for purposes of the applicable Contributed Plans.

6. Employee Communications. OpCo shall be responsible for preparing and distributing summaries of material modifications and other communication materials to notify employees of the assignment, transfer and assumption evidenced hereby. EFH shall cooperate with OpCo in the preparation of such materials as may be reasonably requested by OpCo.

7. Reports to Governmental Agencies; Audits. From and after the TCEH Effective Date, OpCo shall be responsible for preparing, filing and/or distributing all required governmental reports relating to the Contributed Plans including without limitation, Annual Returns/Reports (Form 5500 Series), Summary Annual Reports, Annual Funding Notices, and all filings required under the Affordable Care Act. EFH shall, or shall cause its affiliates to, cooperate with OpCo, and provide OpCo with all information available to EFH or its affiliates, as OpCo may reasonably request, in connection with the preparation of such reports. Additionally, in the event of a governmental audit, investigation or inquiry relating to any of the Contributed Plans, EFH and OpCo shall fully cooperate with each other, and EFH shall, or shall cause its affiliates to, provide OpCo with all information or documentation in EFH’s, or its affiliates’ possession or control as may be reasonably requested by OpCo in connection with any such audit, investigation or inquiry.

8. Transfer of Records. To the maximum extent allowed under applicable law, EFH shall, or shall cause its affiliates to, transfer to OpCo all records pertaining to the Contributed Plans and Agreements in EFH’s, or its affiliates, possession or control as soon as reasonably practical following the Effective Date.

9. No Plan Amendment. Except as expressly provided for herein, nothing in this Agreement shall be construed or deemed to constitute an amendment to any Contributed Plan, and nothing in this Agreement shall limit, in any way, the right and authority of OpCo to amend each of the Contributed Plans, in whole or in part, from time to time.

10. No Third Party Beneficiary. Nothing in this Agreement shall create any rights in any person or entity other than the parties hereto, including without limitation any participant, beneficiary, dependent or other covered person under any Contributed Plan.

11. Further Acts. The parties agree to take any and all further action and to execute any and all further documents as either of them may reasonably determine to be necessary or appropriate to effectuate the transfer, assignment and assumption of the Contributed Plans and the Agreements, and all other matters contemplated in this Agreement.

12. Applicable Law. TO THE EXTENT NOT OTHERWISE GOVERNED BY FEDERAL LAWS SUCH AS ERISA AND THE CODE (AS SUCH TERMS ARE DEFINED IN THE MERGER AGREEMENT) THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.

13. Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither party shall assign its rights or obligations under this Agreement (by operation of law or otherwise) unless, such party concurrently assigns its rights and obligations under the Separation Agreement to the same assignee of its rights and obligations hereunder.

14. Invalidity of Provisions. In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

15. Entire Agreement. This Agreement, together with that certain Separation Agreement, by and among EFH, OpCo and TEX Energy LLC, a Delaware limited liability company, dated as of the date hereof (the “Separation Agreement”), constitutes the whole and entire agreement between the parties hereto and supersedes any prior agreement, undertaking, declaration, commitment or representation, verbal or oral, with respect to the subject matter hereof.

16. Limitations of Liability. The liabilities of the parties hereto arising out of or relating to this Agreement shall be limited pursuant to and as provided in the Separation Agreement.

17. Defined Terms. Capitalized terms not defined herein shall be given the meaning ascribed to them in the Merger Agreement, Plan of Reorganization or Separation Agreement. In the event of a conflict between any such definitions, the definition in the Merger Agreement shall be controlling.

18. Captions. The captions of the sections and paragraphs of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

TEX OPERATIONS COMPANY LLC

By:

Title:

ENERGY FUTURE HOLDINGS CORP.

By:

Title:

AGREEMENT PARTIES:

EFH CORPORATE SERVICES COMPANY

By:

Title:

LUMINANT HOLDING COMPANY LLC

By:

Title:

TXU ENERGY RETAIL COMPANY, LLC

By:

Title:

TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP

By:

Title:

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:

Title:

EXHIBIT A

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT

BETWEEN

ENERGY FUTURE HOLDINGS CORP., TEX OPERATIONS COMPANY LLC, AND CERTAIN OTHER AGREEMENT PARTIES NAMED THEREIN

Contributed Plans:

1.	EFH Retirement Plan, as amended and restated effective as of January 1, 2015 (and related trust agreement with The Bank of New York Mellon)

2.	EFH Thrift Plan, as amended and restated effective as of January 1, 2015 (and related trust agreement with Fidelity Management Trust Company)

3.	EFH Executive Annual Incentive Plan, effective as of October 30, 2014

4.	EFH Broad-Based Annual Incentive Plan, effective as of October 30, 2014

5.	Energy Future Holdings Corp. Executive Change in Control Policy, as amended

6.	EFH Corp. Change in Control Policy for Non-Leadership Team LTIP Participants (to the extent not terminated prior to the TCEH Effective Date)

7.	EFH Severance Plan, as amended

8.	Energy Future Holdings Corp. 2005 Executive Severance Plan, as amended

9.	EFH Corp., Executive Financial Advisement Benefit

10.	EFH Executive Physical Program, dated January 1, 2013

11.	EFH Health and Welfare Benefit Program, consisting of the:

(i)	EFH Health Care and Life Insurance Plan

(ii)	EFH Welfare Benefit Plan; provided, however, for the avoidance of doubt, the DiscOp OPEB Liabilities to be transferred to the New DiscOp OPEB Plan (as defined in the Merger Agreement) pursuant to Section 6.6(a) of the Merger Agreement shall not be included as part of the EFH Health and Welfare Benefit Program and, therefore, not a Contributed Plan from and after the assumption of such New DiscOp OPEB Plan to Parent or Company.

12.	Amended and Restated Energy Future Holdings Corp. 2013 Performance Bonus Plan, as amended

13.	Amended and Restated Energy Future Holdings Corp. 2013 Bonus Plan, as amended

14.	EFH Appliance Purchase Plan, revised May 26, 2013

15.	EFH Educational Expense Reimbursement Plan, revised May 26, 2013

16.	EFH Energy Conservation Program for Employee Homes, revised May 26, 2013

17.	EFH Paid Time Off Policy, revised May 26, 2013

18.	EFH Short-Term Disability Payment Policy, revised September 11, 2013

19.	EFH Holidays Policy, revised May 26, 2013

20.	Any individual retention agreements (non-owner/operator)

21.	EFH Spot Bonus Award Program

22.	EFH Project Completion Bonus Program

23.	EFH Employee Referral Program, revised April 1, 2013 (as set forth in the EFH Relocation Policy Tier V)

24.	EFH US Domestic Relocation Policy, effective July 2013

25.	DART Transit Program

26.	EFH Service and Safety Award Program, revised May 26, 2013

27.	Survivor’s Benefit Policy

Agreements:

1.	James A. Burke Amended and Restated Employment Agreement, dated as of March 27, 2015

2.	Stacey H. Doré Amended and Restated Employment Agreement, dated as of March 27, 2015

3.	Paul Keglevic Amended and Restated Employment Agreement, dated as of March 27, 2015

4.	Carrie L. Kirby Amended and Restated Employment Agreement, dated as of March 27, 2015

5.	Mark Allen McFarland Amended and Restated Employment Agreement, dated as of March 27, 2015

6.	John Young Amended and Restated Employment Agreement, dated as of March 30, 2015

7.	Donald L. Evans Amended and Restated Employment Agreement, dated as of April 23, 2014

Exhibit K

Oncor Letter Agreement

(See Attached)

Exhibit K

Schedule 1.7(d)

Emergence Fees

Emergence Fee

Success fees payable to Evercore, Goldin Associates and Guggenheim

Sale fee payable to Evercore

Payment to TCEH with respect to the Settlement Agreement

Payment to Texas Holdings under Settlement Order 2.7(b)

Other unpaid fees and expenses incurred on or before the Effective Date by professionals

Allowed Claims for Fidelity and EFH 1st and 2nd Lien Notes Trustees under Plan of Reorganization to be paid at Effective Date

Amounts accrued as of the TCEH Effective Date for

(a) EFH Broad Based Annual Incentive Plan, effective as of October 30, 2014

(b) EFH Executive Annual Incentive Plan, effective as of October 30, 2014

(c) Any EFH Individual Retention Arrangements (non-owner/operator)

(d) EFH Spot Bonus Award Program

(e) Amended and Restated Energy Future Holdings Corp. 2013 Performance Bonus Plan, as amended

(f) Amended and Restated Energy Future Holdings Corp. 2013 Bonus Plan, as amended

(g) SPC Annual Supplemental Awards for 2016 as set forth in exhibits to the Amended and Restated Employment Agreements

Payment to Oncor Electric less payment from Oncor Holdings in settlement of IRS adjustments from 2003-2009 audit cycle

Refund to Oncor Electric for overpayment of 2015 estimated federal income tax payments to EFH less any amounts then due from Oncor with respect to 2016 and/or 2017 quarterly estimated payments for federal income taxes

Payment of federal income taxes and interest thereon pertaining to 2003-2013 IRS audit cycles less refunds of federal income taxes pertaining to 2014 and 2015 AMT credit

Liabilities incurred in the ordinary course of business after the Petition Date (trade accounts payable, accrued employer FICA taxes, sales taxes payable, and amounts accrued for IT maintenance, audit fees and outsourced and other services

Premiums for director, officer, manager and employee liability insurance for the six-year period following the Effective Date, net of amounts allocated to TCEH

Payment of federal Alternative Minimum Tax resulting from gain generated from the busted 351 transaction/preferred stock sale less reimbursement from TCEH of one-half of the amount due in accordance with the Tax Matters Agreement

2

Schedule 1.7(e)

Emergence Payments

Emergence Payment

Accrued and unpaid amount of Shared Services Bill provided to TCEH prior to the Effective date

Payment from TCEH for the fair value of Mesquite Data Center leasehold improvements and adjacent land plus balance of amounts receivable from the employee appliance purchase loan program at the Effective Date

Balance of amounts paid to professionals for retainers applied against unpaid fees and expenses included in Schedule 1.7(d).

Cash balances at JP Morgan Chase collateralizing Company credit cards